   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 22, 1998
                                                      REGISTRATION NO. 333-

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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------

                          TRANS WORLD AIRLINES, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

        DELAWARE                     4512                    43-1145889
     (STATE OR OTHER           (PRIMARY STANDARD          (I.R.S. EMPLOYER
     JURISDICTION OFINDUSTRIAL CLASSIFICATION CODE NUMBER)
                                                         IDENTIFICATION NO.)
    INCORPORATION OR
      ORGANIZATION)

                     ONE CITY CENTRE, 515 N. SIXTH STREET
                           ST. LOUIS, MISSOURI 63101
                                (314) 589-3000

  (ADDRESS AND TELEPHONE NUMBER OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               GERALD L. GITNER
                     CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                          TRANS WORLD AIRLINES, INC.
                     ONE CITY CENTRE, 515 N. SIXTH STREET
                           ST. LOUIS, MISSOURI 63101
                                (314) 589-3000
           (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)

                               ----------------

                                  COPIES TO:
                            JOSEPH P. HADLEY, ESQ.
                             DAVIS POLK & WARDWELL
                             450 LEXINGTON AVENUE
                           NEW YORK, NEW YORK 10017
                                (212) 450-4000

                               ----------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

                               ----------------

  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [_]

  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                               ----------------

                        CALCULATION OF REGISTRATION FEE
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
                                                        PROPOSED
                                          PROPOSED      MAXIMUM
 TITLE OF EACH CLASS OF      AMOUNT       MAXIMUM      AGGREGATE    AMOUNT OF
    SECURITIES TO BE         TO BE     OFFERING PRICE   OFFERING   REGISTRATION
       REGISTERED          REGISTERED   PER UNIT(1)     PRICE(1)      FEE(2)
-------------------------------------------------------------------------------
11 1/2% Senior Secured
 Notes due 2004.......... $140,000,000      100%      $140,000,000   $41,300
-------------------------------------------------------------------------------

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(1) Plus accrued interest, if any, from the date of issuance.
(2) Calculated pursuant to Rule 457(f).

                               ----------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILLED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO THE REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS +
+OF ANY SUCH STATE.                                                            +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                   SUBJECT TO COMPLETION, DATED       , 1998

PROSPECTUS

                           TRANS WORLD AIRLINES, INC.

                               OFFER TO EXCHANGE
                     11 1/2% SENIOR SECURED NOTES DUE 2004
                        WHICH HAVE BEEN REGISTERED UNDER
              THE SECURITIES ACT OF 1933, AS AMENDED, FOR ANY AND
             ALL OUTSTANDING 11 1/2% SENIOR SECURED NOTES DUE 2004

                                  -----------

  THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON       ,
1998, UNLESS EXTENDED.

  Trans World Airlines, Inc., a Delaware corporation (the "Company" or "TWA"), hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying letter of transmittal (the "Letter of Transmittal" and, together with this Prospectus, the "Exchange Offer"), to exchange its 11 1/2% Senior Secured Notes due 2004 (the "Exchange Notes"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a Registration Statement of which this Prospectus is a part (including all amendments, including post-effective amendments, and exhibits thereto, the "Registration Statement"), for an equal principal amount at maturity of its outstanding 11 1/2% Senior Secured Notes due 2004 (the '"Old Notes," and together with the Exchange Notes, the "Notes"), of which $140 million aggregate principal amount at maturity is outstanding as of the date hereof.

  The Company will accept for exchange any and all Old Notes that are validly tendered and not withdrawn on or prior to 5:00 P.M., New York City time, on the
date the Exchange Offer expires (the "Expiration Date"), which will be        ,
1998 (30 days following the commencement of the Exchange Offer), unless the Exchange Offer is extended. Tenders of Old Notes may be withdrawn at any time prior to 5:00 P.M., New York City time, on the Expiration Date. The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered for exchange Old Notes may be tendered only in integral multiples at maturity of $1,000. See "The Exchange Offer."

  The Exchange Notes will bear interest at the rate of 11 1/2% per annum, payable semi-annually on June 15 and December 15 of each year, commencing on June 15, 1998. The Exchange Notes will mature on December 15, 2004. The Exchange Notes will be redeemable, in whole or in part, at the option of TWA, at any time on or after December 15, 2001 at the redemption prices set forth herein, plus accrued and unpaid interest and Special Interest, if any, to the redemption date. In addition, prior to December 15, 2000, TWA may, at its option, use the Net Cash Proceeds from one or more Public Equity Offerings to redeem up to $49.0 million aggregate principal amount of the Notes at a price equal to 111 1/2% of the principal amount thereof, plus accrued and unpaid interest and Special Interest, if any, to the redemption date; provided, that at least $91.0 million aggregate principal amount of the Notes is outstanding immediately following each such redemption. Upon entering into certain merger or acquisition agreements, TWA shall have the right, without the consent of holders of the Exchange Notes, to redeem the Exchange Notes in whole, but not in part, at a redemption price equal to 100% of the outstanding principal amount of the Exchange Notes plus Applicable Premium and accrued and unpaid interest and Special Interest, if any. Upon a Change in Control, each holder of Exchange Notes shall have the right to require TWA to purchase all, or any part of, such holder's Exchange Notes at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest and Special Interest, if any, to the purchase date. Upon the incurrence of Acquired Indebtedness, each holder of Exchange Notes shall have the right to require TWA to purchase all, or any part of, such holder's Exchange Notes at a purchase price equal to 100% of the principal amount thereof, plus Applicable Premium and accrued and unpaid interest and Special Interest, if any, to the purchase date. In addition, upon the occurrence of an Asset Disposition, the Company will, under certain circumstances, make an Offer to Purchase the Exchange Notes at 100% of their principal amount plus accrued and unpaid interest and Special Interest, if any. See "Description of Notes."

  The Exchange Notes will represent senior secured obligations of the Company and will rank pari passu in right of payment with all other senior obligations of the Company. As of December 31, 1997, the Company had approximately $1,061.3 million of total outstanding indebtedness (including $140 million for the Old Notes), all of which will rank pari passu in right of payment of principal and interest with the Exchange Notes. None of the Company's outstanding indebtedness is senior to the Notes. The Exchange Notes will be secured by a lien on (i) certain aircraft spare parts, (ii) TWA's beneficial interest in 30 Federal Aviation Administration-designated take-off and landing slots at Washington National Airport and (iii) the Pledged Collateral.

  THIS PROSPECTUS AND THE LETTER OF TRANSMITTAL ARE FIRST BEING MAILED TO
HOLDERS OF OLD NOTES ON OR ABOUT       , 1998.

  The Exchange Notes will be obligations of the Company evidencing the same indebtedness as the Old Notes. The Exchange Notes will be issued under and entitled to the benefits of the same Indenture (as defined) pursuant to which the Old Notes were issued such that the Exchange Notes and Old Notes will be treated as a single class of debt securities under the Indenture. The form and terms of the Exchange Notes are generally the same as the form and terms of the Old Notes, except that (i) the exchange will be registered under the Securities Act and, therefore, the Exchange Notes will not bear legends restricting the transfer thereof, and (ii) holders of the Exchange Notes will not be entitled to any of the registration rights of holders of Old Notes under the Registration Rights Agreement (as defined), which rights will terminate upon the consummation of the Exchange Offer. See "Description of the Notes."
                                                     continued on following page

THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE PAGE 17, "RISK
   FACTORS," FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY
                PROSPECTIVE PARTICIPANTS IN THE EXCHANGE OFFER.

                                  -----------

 THESE SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES COMMISSION,  NOR  HAS  THE
   SECURITIES AND  EXCHANGE COMMISSION  OR  ANY STATE  SECURITIES COMMISSION
    PASSED  UPON  THE   ACCURACY  OR  ADEQUACY  OF   THIS  PROSPECTUS.  ANY
     REPRESENTATION   TO    THE   CONTRARY   IS    A   CRIMINAL   OFFENSE.

  Based on interpretations by the staff of the Securities and Exchange Commission (the "Commission"), as set forth in no-action letters issued to Exxon Capital Holdings Corporation (available May 13, 1988), Morgan Stanley & Co. Incorporated (available June 5, 1991), Mary Kay Cosmetics, Inc. (available June 5, 1991) and Warnaco, Inc. (available October 11, 1991), the Company believes that a holder who exchanges Old Notes for Exchange Notes pursuant to the Exchange Offer may offer for resale, resell and otherwise transfer such Exchange Notes without compliance with the registration and prospectus delivery requirements of the Securities Act, provided, that (i) such Exchange Notes are acquired in the ordinary course of such holder's business, (ii) such holder is not engaged in, and does not intend to engage in, a distribution of such Exchange Notes and has no arrangement with any person to participate in the distribution of such Exchange Notes, and (iii) such holder is not an affiliate of the Company (as defined under Rule 405 of the Securities Act). However, the staff of the Commission has not considered the Exchange Offer in the context of a no-action letter and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer as in such other circumstances. A holder who exchanges Old Notes for Exchange Notes pursuant to the Exchange Offer with the intention to participate in a distribution of the Exchange Notes may not rely on the staff's position enunciated in the Exxon Capital Letter, the Morgan Stanley Letter or similar letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

  Each broker-dealer that receives Exchange Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution." The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution." EXCEPT AS DESCRIBED IN THIS PARAGRAPH, THIS PROSPECTUS MAY NOT BE USED FOR ANY OFFER, SALE OR OTHER TRANSFER OF EXCHANGE NOTES.

  Prior to this Exchange Offer, there has been no public market for the Old Notes or Exchange Notes. The Old Notes have traded in the National Association of Securities Dealers, Inc. Private Offerings, Resales and Trading through Automated Linkages ("PORTAL") market. If a public market were to develop, the Exchange Notes could trade at prices that may be higher or lower than their principal amount at maturity. The Company intends to apply for listing of the Exchange Notes on the American Stock Exchange. However, there can be no assurance that an active public market for the Exchange Notes will develop. See "Risk Factors--Risk Factors Relating to the Notes and the Exchange Offer-- Absence of Public Trading Market."

  THE COMPANY WILL NOT RECEIVE ANY PROCEEDS FROM THIS EXCHANGE OFFER. THE COMPANY HAS AGREED TO PAY THE EXPENSES OF THE EXCHANGE OFFER. NO UNDERWRITER IS BEING USED IN CONNECTION WITH THIS EXCHANGE OFFER.

  No person has been authorized to give any information or to make any representations not contained in this Prospectus in connection with the offer of securities made by this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or by any underwriter, dealer or agent. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than those to which it relates. Neither the delivery of this Prospectus nor any sale of, or offer to sell, the securities offered hereby shall, under any circumstances, create an implication that there has been no change in the affairs of the Company since the date hereof or that the information herein is correct as of any time subsequent to its date.

                               ----------------

  The Company believes that a substantial improvement in its operating results is necessary for TWA to maintain adequate liquidity to meet its obligations through 1998. The Company's auditors included in their report dated March 24, 1997 on TWA's consolidated financial statement for the year ended December 31, 1996, an explanatory paragraph to the effect that substantial doubt exists regarding the Company's ability to continue as a going concern due to the Company's recurring losses from operations and limited sources of additional liquidity. See Consolidated Financial Statements.

                             AVAILABLE INFORMATION

  TWA is currently subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. Reports, proxy statements and other information filed by the Company with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices located at Room 1400, 75 Park Place, New York, New York 10007 and Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661-2511. Copies of such materials may be obtained from the Public Reference Section of the Commission at Room 1024, 450 Fifth Street, NW, Washington, D.C. 20549 at prescribed rates, and such reports, proxy statements and other information regarding the Company can also be inspected at the offices of the American Stock Exchange, 86 Trinity Place, New York, New York 1006-1881, on which the Company's Common Stock, $.01 par value per share (the "Common Stock") is listed. The Commission maintains a Web site that contains reports, proxy and information statements and other materials that are filed through the Commission's Electronic Data Gathering, Analysis and Retrieval System. This Web site can be accessed at http://www.sec.gov.

  This Prospectus contains summaries, believed to be accurate in all material respects, of certain terms of certain agreements, however, in each such case, reference is made to the actual agreements (copies of which will be made available upon request to the Company) for complete information with respect thereto, and all such summaries are qualified in their entirety by this reference.

  This Prospectus forms a part of the Registration Statement which the Company has filed under the Securities Act with respect to the securities offered hereby. This Prospectus does not contain all the information otherwise set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to the Registration Statement and the exhibits filed as part thereof. The Registration Statement may be inspected at the public reference facilities maintained by the Commission at the addresses set forth in the preceding paragraph. Statements contained herein concerning any document filed as an exhibit are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The Company hereby incorporates by reference in this Prospectus the following documents filed with the Commission pursuant to the requirements of the Exchange Act (File No. 001-07815): (i) the Company's Annual Report on Form 10-K for the year ended December 31, 1996, as amended on June 30, 1997 pursuant to Form 10-K/A; (ii) the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997; (iii) the description of the Common Stock contained in the Company's Form 8-A dated August 1, 1995 filed under the Exchange Act, including any amendment or reports filed for the purpose of updating such description; and (iv) the Company's Proxy Statement and Notice of Meeting relating to the Annual Meeting of Stockholders held on May 29, 1997.

  All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the securities offered hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the respective dates of filing such document. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE WITHOUT CHARGE UPON THE WRITTEN OR ORAL REQUEST OF EACH PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROSPECTUS IS DELIVERED. REQUESTS SHOULD BE MADE TO THE CORPORATE SECRETARY OF TRANS WORLD AIRLINES, INC., ONE CITY CENTRE, 515 N. SIXTH STREET, ST. LOUIS, MISSOURI 63101, TELEPHONE (314) 589-3285. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE AT LEAST FIVE BUSINESS DAYS BEFORE THE EXPIRATION DATE OF THE EXCHANGE OFFER.

                          FORWARD-LOOKING STATEMENTS

  CERTAIN STATEMENTS CONTAINED IN THIS PROSPECTUS UNDER "PROSPECTUS SUMMARY", "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" AND "BUSINESS", IN ADDITION TO CERTAIN STATEMENTS CONTAINED ELSEWHERE IN THIS PROSPECTUS, ARE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND ARE THUS PROSPECTIVE. SUCH FORWARD-LOOKING STATEMENTS ARE SUBJECT TO RISKS, UNCERTAINTIES AND OTHER FACTORS WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM FUTURE RESULTS EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS. THE MOST SIGNIFICANT OF SUCH RISKS, UNCERTAINTIES AND OTHER FACTORS ARE DISCUSSED UNDER THE HEADING "RISK FACTORS" IN THIS PROSPECTUS AND HOLDERS OF THE OLD NOTES AND PROSPECTIVE INVESTORS IN THE EXCHANGE NOTES ARE URGED TO CAREFULLY CONSIDER SUCH FACTORS.

                               PROSPECTUS SUMMARY

  This summary does not purport to be complete and is qualified by reference to the detailed information and financial statements appearing elsewhere in this Prospectus or incorporated by reference herein. Terms not defined in this summary are defined elsewhere herein.

THE COMPANY

  TWA is the eighth largest U.S. air carrier (based on revenue passenger miles ("RPMs") for the first nine months of 1997), whose primary business is transporting passengers, cargo and mail. During the first nine months of 1997, the Company carried more than 17.6 million passengers and flew approximately
19.2 billion RPMs. As of September 30, 1997, TWA provided regularly scheduled jet service to 86 cities in the United States, Mexico, Europe, the Middle East, Canada and the Caribbean. As of September 30, 1997, the Company operated a fleet of 186 jet aircraft.

  TWA's North American operations have a primarily domestic hub in St. Louis at Lambert International Airport ("St. Louis") and a domestic-international hub at New York's John F. Kennedy International Airport ("JFK"). TWA is the predominant carrier at St. Louis, with approximately 365 scheduled daily departures as of September 30, 1997 and approximately a 72% share of airline passenger enplanements in St. Louis for the first nine months of 1997. Given its location in the center of the country, St. Louis is well-suited to function as an omni-directional hub for both north-south and east-west transcontinental traffic. Therefore, TWA believes it can offer more frequencies and connecting opportunities to many travelers in its key Midwestern markets than competing airlines.

  TWA's international operations are concentrated at JFK, from which TWA currently serves 28 domestic and international cities with approximately 42 daily departures. JFK is both the Company's and the industry's largest international gateway from North America. As of September 30, 1997, the Company offers non-stop flights from JFK to 8 cities in Europe and the Middle East as well as 17 destinations in the U.S. and the Caribbean. As described below, during 1997, the Company has taken steps to refocus and improve the operating and financial performance of its JFK operations.

RECENT FINANCIAL AND OPERATING RESULTS

  For the third quarter of 1997, TWA reported operating income of $63.8 million and pre-tax income of $47.2 million. These results compare to operating income of $26.0 million and pre-tax income of $10.0 million in the third quarter of 1996. In addition, the Company's yield (passenger revenue per RPM) for the third quarter of 1997 increased 3.2% to 11.24c versus comparable prior year period and passenger revenue per available seat mile ("RASM") increased 5.8% to 8.08c versus comparable prior year period. The Company's unit costs remained essentially unchanged at 8.29c, despite a 13.7% decrease in capacity for the quarter versus the third quarter of 1996, as measured by total available seat miles ("ASMs").

  TWA also has significantly enhanced its operational reliability and schedule integrity since the first quarter of 1997. According to statistics reported to the U.S. Department of Transportation (the "DOT"), TWA ranked first among the 10 largest U.S. scheduled commercial airlines in domestic on-time performance in both the second and third quarters of 1997. This compares to tenth (last) and eighth place finishes, respectively, for the same periods of 1996. TWA has also recorded a significant improvement in its percentage of scheduled flights completed. In the second and third quarters of 1997, TWA completed an average of approximately 99% of scheduled flights, which management believes is among the highest in the industry. In contrast, TWA completed 97.4% of scheduled flights in the second and third quarters of 1996 and 96.2% for 1996 overall.

RECENT STRATEGIC INITIATIVES

  Management believes that certain strategic initiatives undertaken by the Company beginning in late 1996 have contributed to the improved financial and operating results described above. TWA's management began to implement such strategic initiatives in response to a significant deterioration in the Company's operating performance and financial condition during the second half of 1996. This deterioration was primarily caused by (i) an overly aggressive expansion of TWA's capacity and planned flight schedule, particularly during the 1996 summer season, which forced the Company to rely disproportionately on lower-yield feed traffic and bulk ticket sales to fill the increased capacity of its system; (ii) the delayed delivery of four older 747s intended to increase capacity for incremental international operations during the summer of 1996; and (iii) unexpected maintenance delays due to the capacity increase, higher levels of scheduled narrow-body heavy maintenance and increased contract maintenance performed for third parties. These factors caused excessive levels of flight cancellations, poor on-time performance, increased pilot training costs and higher maintenance expenditures and adversely affected the Company's yields and unit costs. In addition, the crash of TWA Flight 800 on July 17, 1996 distracted management's attention from core operating issues and led to lost bookings and revenues. The Company also experienced a 27.6% increase in fuel costs in 1996 versus 1995, primarily due to a 22.3% increase in the average fuel price paid per gallon during the year.

  The primary focus of the Company's new strategic initiatives is to reestablish TWA's operational reliability and schedule integrity and overall product quality in order to attract higher-yield passengers and improve its financial results. As the initial steps in implementing this strategy, the Company temporarily reduced its flight schedule during the first quarter of 1997 to more closely match aircraft available for active service and worked to reduce the number of aircraft in maintenance backlog by increasing overtime and utilizing maintenance capacity made available by the termination of an unprofitable aircraft maintenance contract with the U.S. government.

  Other new strategic initiatives being pursued by TWA are:

  Accelerated Fleet Renewal. In the first quarter of 1997, as part of its efforts to improve near-term operational performance, TWA announced plans to accelerate the retirement of the 14 747s and 11 L-1011s remaining in its fleet at December 31, 1996. As a result, TWA's last L-1011 was retired in September 1997 and its last 747 is scheduled to leave active service in February 1998. Under its fleet renewal plan, the Company has been replacing these older, less reliable and less efficient wide-body aircraft with new or later-model used 757, 767 and MD-80 aircraft. Management believes that these smaller aircraft are more appropriately sized to the routes served, and, by reducing the Company's reliance on lower-yield feed traffic to fill capacity, have resulted in higher load factors and improved yields. Further, these newer, twin-engine, two-pilot aircraft are expected to provide efficiencies in fuel, flight crew and maintenance expenses, while reducing long-term pilot training costs by enabling TWA to have fewer aircraft types in the fleet. TWA also expects to retire eight 727s during 1998. As a result of this fleet restructuring, it is estimated that the Company's mix of narrow-body and wide-body aircraft shifted to approximately 91%/9% as of December 31, 1997 versus approximately 80%/20% as of year-end 1996, and that TWA's average number of seats per aircraft declined to 141 from 161 over the same period. Management estimates that as of December 31, 1997, the average age of its fleet had decreased to slightly under 17 years from 19 years at year-end 1996.

  The Company believes that this rationalization of fleet size, together with the decrease in international operations described below, will help deseasonalize TWA's business, with the difference between TWA's seasonal average daily peak and trough capacities anticipated to be approximately 4.1% in 1998, versus 26.2% in 1996 and 20.2% in 1997. As a result, the Company expects the seasonal variability of its financial performance will be reduced; however, there can be no assurance that such deseasonalization will occur.

  Restructuring of JFK Operations. As part of its efforts to position the Company for sustained profitability, TWA restructured its operations at JFK during 1997 by eliminating certain unprofitable international destinations

(such as Frankfurt and Athens), as well as certain low-yield domestic feed service into JFK. The Company also consolidated for the near term most of its JFK operations from two terminals into a single terminal in order to reduce operating costs, increase facility utilization and improve passenger service. In addition to enhancing yields and load factors, the substitution of 757s and 767s for 747s and L-1011s on international routes also has increased operating efficiencies at JFK, since these smaller aircraft are better suited to the physical limitations of TWA's terminals. As a result of these changes, TWA's international scheduled capacity (as measured by ASMs) decreased 31.2% in the first nine months of 1997 versus the same period in 1996 and represented 20.0% of total scheduled capacity for the first nine months of 1997 versus 26.1% for the same period in 1996.

  Productivity Enhancements. The Company has sought to improve its financial performance through productivity enhancements. During 1997, TWA has realized cost efficiencies in maintenance, reflecting the elimination of TWA's maintenance backlog during the first quarter of 1997, as well as the reduced maintenance requirements for the newer aircraft added to TWA's fleet. In addition, as described above, the Company's fleet renewal plan is expected to provide efficiencies in fuel, flight crew and training expenses, while the JFK restructuring has eliminated certain unprofitable routes and reduced certain operating costs. TWA's average number of employees per aircraft has decreased from 131 as of December 31, 1996 to 121 as of September 30, 1997, and to 119 as of December 31, 1997, which is generally consistent with industry standards.

  Marketing Initiatives. The Company has also begun to introduce a series of marketing initiatives designed, in combination with its enhanced operational reliability and schedule integrity, to attract a greater percentage of higher-yield business passengers. These initiatives include branded service products such as an improved international business class, Trans World One SM ("Trans World One"), expanded first class cabins in the domestic narrow-body fleet (launched with an enhanced service package as Trans World First in January
1998), and a branded short-haul business market service in the first quarter of 1998. The Company has also enhanced its frequent flier program by introducing a Platinum level for its highest mileage customers and, for certain travelers, a system for recognizing dollar amounts paid as well as miles flown, and by joining the American Express Membership Miles program, which allows members to earn additional frequent flier miles on TWA. The Company is also in the early phases of a series of facilities upgrades, including a newly opened Ambassadors Club in St. Louis, a renovated club at LaGuardia, a completely refurbished club in its JFK terminal and improved new check-in counters and backwalls. The Company's advertising features the improved on-time and operational performance, new aircraft, and the programs outlined above.

  Employee Initiatives. Through the SCORE Program (or Safe, Clean, On-time and Reliable), TWA has sought to institutionalize throughout all levels of its organization the importance of running an airline with operational reliability. This program provides certain operating and procedural guidelines for enhancing performance and improving overall product quality. In addition, in 1996 the Company introduced Flight Plan 97, which pays eligible employees a $65 bonus for each month that TWA finishes in the top five in all three performance categories tracked by the DOT (on-time performance, customer complaints and baggage handling) and a total of $100 if TWA also ranks first in at least one of such categories. Based on the Company's performance in September 1997, eligible employees earned their first bonus under this program, a $100 payment for ranking first in on-time performance, fourth in customer complaints and fifth in baggage handling.

CHANGES TO MANAGEMENT TEAM

  On February 12, 1997, the Company's Board of Directors (the "Board of Directors" or the "Board") named Gerald L. Gitner, a member of the Board since 1993, as Chairman and Chief Executive Officer of the Company. Mr. Gitner, who had been named acting Chief Executive Officer in December 1996, replaced Jeffrey H. Erickson, who on October 24, 1996 announced his intention to leave as the Company's President and Chief Executive Officer. On December 3, 1997, the Board named William F. Compton, a TWA pilot and a director of the Company since November 1993, as President and Chief Operating Officer of the Company. Mr. Compton had been appointed Executive Vice President, Operations on March 13, 1997, subject to Board approval which was given on March 27, 1997. He had been acting in such position since December 14, 1996. On May 29, 1997 the Board elected Donald M. Casey as Executive Vice President, Marketing. On October 29, 1997 James F. Martin was elected as Senior Vice President, Human Resources. On December 31, 1997, Roden A. Brandt resigned as Senior Vice President, Planning, but will remain as a consultant to the Company. See "Risk Factors--Risk Factors Related to the Company--Changes to Management Team."

LABOR MATTERS

  On March 6, 1997, the International Association of Machinists and Aerospace Workers (the "IAM") was certified to replace the Independent Federation of Flight Attendants ("IFFA") as the bargaining representative for the Company's flight attendants. Negotiations on a new collective bargaining agreement with the IAM with regard to the flight attendants commenced in July 1997 and are currently ongoing. Negotiations regarding the Company's ground employees represented by the IAM commenced in February 1997 and are also currently ongoing. At the request of the IAM, a mediator was appointed on August 6, 1997 in connection with the negotiation on the collective bargaining agreement covering the ground employees. Negotiations on a new collective bargaining agreement with the Air Line Pilots Association ("ALPA") commenced in June 1997 and are currently ongoing. See "Certain Provisions of the Certificate of Incorporation, the By-laws and Delaware Law--Board of Directors" and "Risk Factors--Risk Factors Related to the Company--'94 Labor Agreements."

1997 PREFERRED STOCK OFFERING

  On December 2, 1997, the Company consummated a Rule 144A/Regulation S private placement offering of 1,725,000 shares of 9 1/4% Cumulative Convertible Exchangeable Preferred Stock (the "1997 Preferred Stock") which raised net proceeds of approximately $83.2 million. The 1997 Preferred Stock has a liquidation preference of $50.00 per share, plus accrued and unpaid dividends. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

  Concurrently with this Exchange Offer, the Company plans to file a shelf registration statement to register resales of the 1997 Preferred Stock. The Company will use its reasonable best efforts to cause such shelf registration statement to become effective within 150 days from the date of original issuance of the 1997 Preferred Stock and to keep such shelf registration statement effective until the earlier of (i) the sale of all securities covered by such shelf registration statement, and (ii) the expiration of two years after the date of original issuance of the 1997 Preferred Stock or, if the period applicable under Rule 144(k) under the Securities Act, or any successor provision for such securities is shortened, such shorter period.

RECEIVABLES SECURITIZATION OFFERING

  On December 30, 1997, the Company consummated a Rule 144A/Regulation S private placement offering (the "Receivables Securitization Offering") of $100 million aggregate principal amount of 9.80% Airline Receivable Asset Backed Notes due 2001 (the "Receivables Securitization Notes"). Proceeds from the offering were used to repay the Company's remaining debt to Karabu Corp. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

                                ----------------

  TWA is a Delaware corporation organized in 1978 and is the successor to the business of its predecessor corporation, Transcontinental & Western Air, Inc., originally formed in 1934. The Company's principal executive offices are located at One City Centre, 515 N. Sixth Street, St. Louis, Missouri 63101 and its telephone number is (314) 589-3000.

                             THE OLD NOTE OFFERING

Old Notes.................  On December 9, 1997, the Company issued and sold
                            $140,000,000 aggregate principal amount of its Old Notes to Lazard Freres & Co. LLC and PaineWebber Incorporated, as initial purchasers (the "Initial Purchasers"). The Initial Purchasers subsequently offered and resold the Old Notes to Qualified Institutional Buyers (as defined in Rule 144A under the Securities Act) pursuant to Rule 144A under the Securities Act, to a limited number of institutional investors that are Accredited Investors (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act) and in offshore transactions complying with Rule 903 or Rule 904 of Regulation S under the Securities Act (the "Old Note Offering").

                                 EXCHANGE OFFER

Exchange Notes............  Up to $140,000,000 aggregate principal amount of 11
                            1/2% Senior Secured Notes due 2004 (the "Exchange Notes") of the Company. The terms of the Exchange Notes and the Old Notes are identical in all respects, except that the offer of the Exchange Notes will have been registered under the Securities Act and therefore, the Exchange Notes will not be subject to certain transfer restrictions and registration rights and related provisions for an increase in the interest rate payable on the Old Notes under certain circumstances if the Company defaults with respect to its registration requirements under the Registration Rights Agreement applicable to the Old Notes.

Exchange Offer............  The Company is offering, upon the terms and subject to the conditions of the Exchange Offer, to exchange $1,000 principal amount of Exchange Notes for each $1,000 principal amount of Old Notes. See "The Exchange Offer" for a description of the procedures for tendering Old Notes. In connection with the Old Note Offering, the Company entered into the Registration Rights Agreement (the "Registration Rights Agreement") dated as of December 9, 1997 among the Company and the Initial Purchasers, which grants holders of the Old Notes certain exchange and registration rights. The Exchange Offer is intended to satisfy obligations of the Company under the Registration Rights Agreement. The date of acceptance for exchange of the Exchange Notes will be the first business day following the Expiration Date.

Tenders, Expiration Date;
 Withdrawal...............
                            The Exchange Offer will expire at 5:00 p.m., New
                            York City time, on      , 1998, or such later date
                            and time to which it is extended. The tender of Old Notes pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date. Any Old Notes not accepted for exchange for any reasons will be returned without expense to the tendering Holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer.

Accounting Treatment......  No gain or loss for accounting purposes will be recognized by the Company upon the consummation of the Exchange Offer. See "The Exchange Offer-- Accounting Treatment."

Federal Income Tax          The exchange pursuant to the Exchange Offer will
Consequences..............  not result in any income, gain or loss to the
                            Holders of the Notes or the Company for federal income tax purposes. See "Exchange Offer--United
                            States Federal Income Tax Consequences of the
                            Exchange Offer."

Use of Proceeds...........  There will be no proceeds to the Company from the issuance of the Exchange Notes pursuant to the Exchange Offer.

Exchange Agent............  The First Security Bank, National Association is
                            serving as exchange agent (the "Exchange Agent") in connection with the Exchange Offer.

      CONSEQUENCES OF EXCHANGING OLD NOTES PURSUANT TO THE EXCHANGE OFFER

  The Company has not requested, and does not intend to request, an interpretation by the staff of the Commission with respect to whether the Exchange Notes issued pursuant to the Exchange Offer in exchange for the Old Notes may be offered for sale, resold or otherwise transferred by any holder without compliance with the registration and prospectus delivery provisions of the Securities Act. Based on interpretations by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that Exchange Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any holder of such Exchange Notes, other than broker-dealers which must sell in accordance with the provisions set forth below and other than any holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holder's business and such holder has no arrangement or understanding with any person to participate in the distribution of such Exchange Notes. Any holder who tenders in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes or who is an affiliate of the Company may not rely on such interpretations by the staff of the Commission and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction. Each broker-dealer (whether or not it is also an "affiliate"of the Company) that receives Exchange Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution."

  By executing the Letter of Transmittal, each holder of Old Notes will represent to the Company that, among other things, (i) the Exchange Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such Exchange Notes, whether or not such person is such holder, (ii) neither the holder of Old Notes, nor any such other person has an arrangement or understanding with any person to participate in the distribution of such Exchange Notes, (iii) if the holder is not a broker-dealer, or is a broker-dealer but will not receive Exchange Notes for its own account in exchange for Old Notes, neither the holder nor any such other person is engaged in or intends to participate in the distribution of such Exchange Notes and (iv) neither the holder nor any such other person is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act or, if such Holder is an "affiliate," that such Holder will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable. If the tendering Holder is a broker-dealer (whether or not it is also an "affiliate") that will receive Exchange Notes for its own account in exchange for Old Notes that were acquired as a result of market-making activities or other trading activities, it will be required to acknowledge that it will deliver a prospectus in connection with any resale of such Exchange

Notes. See "Plan of Distribution". To comply with the securities laws of certain jurisdictions, it may be necessary to qualify for sale or register the Exchange Notes prior to offering or selling such Exchange Notes. The Company does not currently intend to take any action to register or qualify the Exchange Notes for resale in any such jurisdictions.

  Following the consummation of the Exchange Offer, holders of Old Notes not tendered will not have any further registration rights and the Old Notes will continue to be subject to certain restrictions on transfer. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Failure to comply with such requirements in such instance may result in such Holder incurring liability under the Securities Act for which such Holder is not indemnified by the Company. See "Exchange Offer--Consequences of Failure to Exchange."

                        SUMMARY DESCRIPTION OF THE NOTES

  The terms of the Exchange Notes and the Old Notes are identical in all respects, except that the offer of the Exchange Notes is registered under the Securities Act and, therefore, the Exchange Notes will not be subject to certain transfer restrictions, registration rights and related provisions requiring an increase in the interest rate on the Old Notes under certain circumstances if the Company defaults with respect to its registration requirements under the Registration Rights Agreement applicable to the Old Notes.

Exchange Notes Offered....  Up to $140,000,000 aggregate principal amount of
                            Exchange Notes of the Company.

Maturity Date.............  December 15, 2004

Interest Payment Dates....  June 15 and December 15, beginning June 15, 1998.
                            The Exchange Notes will bear interest from December 9, 1997. Holders of Old Notes whose Old Notes are accepted for exchange will be deemed to have waived the right to receive any payment in respect of interest on such Old Notes accrued from December 9, 1997 to the date of the issuance of the Exchange Notes. Consequently, holders who exchange their Old Notes for Exchange Notes will receive the same interest payment on June 15, 1998 (the first interest payment date with respect to the Old Notes and the Exchange Notes) that they would have received had they not accepted the Exchange Offer.

Mandatory Repurchases.....  The Company will be required to make an Offer to
                            Purchase the Notes in the case of (i) the incurrence of certain Acquired Indebtedness (as defined) or (ii) certain Asset Dispositions (as defined). See "Description of Notes--Repurchase of Notes in Connection with Incurrence of Acquired Indebtedness" and "--Limitation on Sales of Assets and Subsidiary Stock."

Optional Redemption.......  The Notes will be redeemable prior to December 15,
                            2001 only in the event that on or before December 15, 2000 the Company uses the Net Cash Proceeds (as defined) of one or more Public Equity Offerings (as defined) to redeem up to $49.0 million aggregate principal amount of the Notes. On or after December 15, 2001, the Notes will be redeemable on at least 30 days' prior notice to the Company, in whole or in part, at any time, at the redemption price set forth herein, in each case together with accrued and unpaid interest and Special Interest (as defined), if any, to the date fixed for redemption. See "Description of Notes-- Redemptions." The Notes will also be redeemable in whole, but not in part, in the event the Company enters into any merger or acquisition agreement which is prohibited by the terms of the indenture governing the Notes (the "Indenture"). See "Description of Notes--Certain Covenants--Merger and Consolidation."

Change in Control.........  Upon a Change in Control, each holder of Notes shall have the right for a limited period to require the Company to repurchase all or any part of such holder's Notes at a price, in cash, equal to 101% of the principal amount thereof, plus accrued and unpaid interest and Special Interest, if any, to the date fixed for repurchase.

Ranking...................  The Notes will represent senior secured obligations of the Company and will rank pari passu in right of payment with all other senior secured obligations of the Company. As of December 31, 1997, the Company had approximately $1,061.3 million of total outstanding indebtedness (including $140 million for the Old Notes), all of which will rank pari passu in right of payment of principal and interest with the Exchange Notes. None of the Company's outstanding indebtedness is senior to the Notes.

Collateral Security.......  The Notes will be secured by a lien on (i) a pool of aircraft spare parts as constituted at August 31, 1997 with an appraised fair market value of approximately $234 million as of December 3, 1997,
                            (ii) TWA's beneficial interest in 30 Federal
                            Aviation Administration ("FAA") designated take-off and landing slots at Washington National Airport, a high-density, capacity-controlled airport, with an appraised fair market value of approximately $36 million as of November 17, 1997 and (iii) Pledged Collateral (as defined). These appraised values are based on certain assumptions and limitations and are only an estimate of value. See "Description of Notes--Collateral Security."

Certain Covenants.........  The Indenture and certain related security documents contains provisions relating to the preservation of and release of Collateral Security (as defined), including a prohibition against the Company allowing certain additional liens against such Collateral Security. The Indenture contains certain covenants, which, among other things, limit
                            (i) the incurrence of additional indebtedness by the Company and its Restricted Subsidiaries (as defined) and the issuance of preferred stock by the Company's Restricted Subsidiaries, (ii) the payment of dividends on capital stock of the Company and the purchase, redemption or retirement of capital stock or subordinated indebtedness, (iii) certain investments, (iv) certain transactions with affiliates, (v) the incurrence of liens and sale and leaseback transactions, (vi) sale of assets, including the capital stock of subsidiaries, (vii) certain consolidations and mergers and certain guarantees by Restricted Subsidiaries and (viii) distributions from Restricted Subsidiaries. These limitations are subject to a number of important qualifications. See "Description of Notes--Certain Covenants."

Exchange Offer;             In the event that applicable law or interpretations
Registration Rights.......  of the staff of the Commission do not permit the
                            Company to effect this Exchange Offer or if certain holders of the Old Notes notify the Company that they are not permitted to participate in, or would not receive freely transferable Exchange Notes pursuant to, the Exchange Offer, or upon the request of an Initial Purchaser (as defined herein) under certain circumstances, the Company will use its best efforts to cause to become effective a registration statement (the "Shelf Registration
                            Statement") with respect to the resale of the Old
                            Notes and to keep the Shelf Registration Statement effective for a period of two years from the date of original issuance of the Old Notes or such shorter period that will terminate when Old Notes covered by the Shelf Registration Statement have been sold pursuant thereto or can be sold pursuant to Rule 144(k). The interest rate on the Old Notes is subject to increase under certain circumstances if the Company defaults with respect to its registration obligations under the Registration
                            Rights Agreement. See "Exchange Offer."

Lack of Prior Market for
 the Exchange Notes.......
                            The Exchange Notes are being offered to holders of the Old Notes. The Old Notes were resold by the Initial Purchasers to Qualified Institutional Buyers (as defined in Rule 144A of the Securities
                            Act), to a limited number of institutional accredited investors within the meaning of Rule 501(a)(1), (2), (3) or (7) of the Securities Act and in offshare transactions, complying with Rule 903 or Rule 904 of Regulation S under the Securities Act and are eligible for trading in the PORTAL Market. The Exchange Notes will be new securities for which there is currently no established trading market, and none may develop. Although the Initial Purchasers are making a market in the Old Notes and have indicated to the Company that they currently intend to make a market in the Exchange Notes, as permitted by applicable laws and regulations, they are under no obligation to do so; and such market-making could be discontinued at any time without notice, at the sole discretion of the Initial Purchasers. In addition, such market making activities may be limited during the Exchange Offer and the pendency of a Shelf Registration Statement. Accordingly, no assurance can be given that an active trading market for the Exchange Notes will develop or, if such a market develops, as to the liquidity of such market. The Company intends to apply for listing of the Exchange Notes on the American Stock Exchange. If the Exchange Notes, are traded after their initial issuance, they may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities, the performance of the Company and certain other factors.

                                  RISK FACTORS

  See "Risk Factors" for a discussion of certain factors which should be considered in connection with the Exchange Offer or an investment in the Exchange Notes.

               SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA

  The summary consolidated financial and operating data presented below relates to the three year period ended December 31, 1996, the nine month periods ended September 30, 1996 and 1997 and the three month periods ended September 30, 1996 and 1997. This data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations." The Company's 1996 consolidated financial statements (including the notes thereto, the "1996 Consolidated Financial Statements") and the Company's condensed consolidated financial statements for the nine months ended September 30, 1996 and 1997 and the three months ended September 30, 1996 and 1997 (including the notes thereto, the "1997 Interim Consolidated Financial Statements"), together referred to herein as the "Consolidated Financial Statements." The consolidated financial data for the periods in the three year period ended December 31, 1996 were derived from the audited consolidated financial statements of the Company. For a discussion of factors affecting the comparability of this data, see "Selected Consolidated Financial Data." See "Risk Factors--Risk Factors Related to the Company--Liquidity; Substantial Indebtedness; Capital Expenditure Requirements" for a description of the auditor's report issued in connection with the 1996 Consolidated Financial Statements.

                         PREDECESSOR COMPANY                   REORGANIZED COMPANY
                         -------------------   --------------------------------------------------------
                                      EIGHT      FOUR                                   THREE MONTHS
                           YEAR      MONTHS     MONTHS     YEAR    NINE MONTHS ENDED        ENDED
                           ENDED      ENDED     ENDED     ENDED      SEPTEMBER 30,      SEPTEMBER 30,
                         DECEMBER    AUGUST    DECEMBER  DECEMBER  ------------------  ----------------
                         31, 1994   31, 1995   31, 1995  31, 1996    1996      1997      1996     1997
                         ---------  ---------  --------  --------  --------  --------  --------  ------
                                     (IN MILLIONS, EXCEPT PER SHARE DATA AND RATIOS)
STATEMENT OF OPERATIONS
 DATA:
 Operating revenues..... $ 3,407.7  $ 2,218.4  $1,098.5  $3,554.4  $2,751.1  $2,515.1  $1,002.9  $908.4
 Operating income
  (loss)(1).............    (279.5)      14.6      10.4    (198.5)     33.9     (29.8)     26.0    63.8
 Income (loss) before
  income taxes and
  extraordinary
  items(2)..............    (432.9)    (338.3)    (32.3)   (274.6)    (18.3)    (68.3)     10.0    47.2
 Income (loss) before
  extraordinary
  items(2)..............    (433.8)    (338.2)    (33.6)   (275.0)    (18.8)     68.8      (6.9)   13.3
 Extraordinary items(3).      (2.0)     140.9       3.5      (9.8)     (7.4)    (10.9)     (7.4)   (7.0)
 Net income (loss)......    (435.8)    (197.3)    (30.1)   (284.8)    (26.2)    (79.7)    (14.3)    6.3
 Earnings (loss) per
  share.................       --         --      (1.05)    (7.27)    (1.36)    (1.75)    (0.40)   0.04
 Weighted average shares
  outstanding...........       --         --       33.3      44.2      43.2      52.0      45.1    56.1
 Ratio of earnings to
  fixed charges(4)......       --         --        --        --        --        --        --     1.21
OTHER DATA:
 Operating lease
  rentals...............     261.4      182.5      96.4     303.0     222.1     268.8      77.3    94.4
 Interest expense.......     195.4      123.2      45.9     126.8      95.5      85.5      30.9    27.4
 Capital expenditures...      44.9       16.6      43.0     121.5     109.9      58.2      34.9    24.8

                                                             SEPTEMBER 30, 1997
                                                             ------------------
                                                               (IN MILLIONS)
BALANCE SHEET DATA:
 Total assets...............................................      $2,676.6
 Current maturities of long-term debt and capital leases....         104.6
 Long-term debt and long-term obligations under capital
  leases....................................................         783.4
 Shareholders' equity(7)....................................         219.8

                                                                         THREE MONTHS
                                                    NINE MONTHS ENDED       ENDED
                         YEAR ENDED DECEMBER 31,      SEPTEMBER 30,     SEPTEMBER 30,
                         -------------------------  ------------------  ---------------
                          1994     1995     1996      1996      1997     1996     1997
                         -------  -------  -------  --------  --------  -------  ------
AIRLINE ONLY OPERATING
 DATA(8):
 Revenue passenger miles
  (millions)............  24,906   24,902   27,111    20,906    19,169    8,028   7,113
 Available seat miles
  (millions)............  39,191   37,905   40,594    30,708    27,590   11,450   9,894
 Passenger load factor..    63.5%    65.7%    66.8%     68.1%     69.5%    70.1%   71.9%
 Passenger yield
  (cents)...............   11.31c   11.39c   11.35c    11.44c    11.54c   10.89c  11.24c
 Passenger revenue per
  available seat mile
  (cents)...............    7.19c    7.48c    7.58c     7.79c     8.01c    7.64c   8.08c
 Operating cost per
  available seat mile
  (cents)...............    8.45c    8.12c    8.76c     8.58c     8.99c    8.27c   8.29c

--------
(1) Includes special charges of $138.8 million in 1994, $1.7 million in the eight months ended August 31, 1995 and $85.9 million in 1996. For a discussion of these and other non-recurring items, see Note 16 to the 1996 Consolidated Financial Statements.
(2) The eight months ended August 31, 1995 include charges of $242.2 million related to reorganization items.
(3) The extraordinary item in 1994 represents the charge for a prepayment premium related to the sale and leaseback of four McDonnell Douglas MD-80 aircraft. The extraordinary item in the eight months ended August 31, 1995 represents the gain on the discharge of indebtedness pursuant to the consummation of the '95 Reorganization, while the extraordinary item in the four months ended December 31, 1995 was the result of the settlement of a debt of a subsidiary. The extraordinary items in 1996 and 1997 result from the early extinguishment of certain debt.
(4) For purposes of determining the ratio of earnings to fixed charges, "earnings" consist of earnings before income taxes, extraordinary items and fixed charges (excluding capitalized interest) and "fixed charges" consist of interest (including capitalized interest) on all debt and that portion of rental expense that management believes to be representative of interest. Earnings were not sufficient to cover fixed charges as follows (in millions): for the year ended December 31, 1994, $430; for the eight months ended August 31, 1995, $338.3; for the four months ended December 31, 1995, $32.3; for the year ended December 31, 1996, $280.0; for the nine months ended September 30, 1996 and 1997, $21.8 and $72.5, respectively; and for the three months ended September 30, 1996, $8.5.
(5) No dividends were paid on the Company's outstanding common stock, $0.01 par value per share (the "Common Stock") during the periods presented above.
(6) For a definition of the items presented, see "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                 RISK FACTORS

  In addition to the other information appearing in this Prospectus, the following risk factors should be considered carefully in evaluating the Company and its business before participating in the Exchange Offer or investing in the Exchange Notes.

RISK FACTORS RELATED TO THE COMPANY

 Liquidity; Substantial Indebtedness; Capital Expenditure Requirements

  The Company believes that continued improvement in its operating results is necessary for TWA to maintain adequate liquidity. The Company's auditors included in their report dated March 24, 1997 on TWA's Consolidated Financial Statements for the year ended December 31, 1996 an explanatory paragraph to the effect that substantial doubt exists regarding the Company's ability to continue as a going concern due to the Company's recurring losses from operations and limited sources of additional liquidity. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity and Capital Resources" and the Consolidated Financial Statements.

  The Company is highly leveraged and has and will continue to have significant debt service obligations. As of September 30, 1997, the Company's ratio of long-term debt and capital leases (including current maturities) to shareholders' equity was 4.0 to 1. After giving effect to the Old Note Offering, the 1997 Preferred Stock Offering and the Receivables Securitization Offering and the application of the net proceeds therefrom, the aggregate principal amount of the Company's total outstanding indebtedness is approximately $1,061.3 million, all of which constitutes senior obligations. The ratio of such long-term debt and capital leases (including current maturities) to shareholders' equity, including net proceeds from the 1997 Preferred Stock Offering, is 3.32 to 1. TWA's estimated minimum payment obligations under noncancellable operating leases in effect at September 30, 1997 were approximately $330 million for 1998 and approximately $2,339 million for periods thereafter. Over the last several years, the Company's earnings have not been sufficient to cover fixed charges. The Company's earnings were not sufficient to cover fixed charges by $72.5 million and $21.8 million for the nine months ended September 30, 1997 and 1996, respectively, $280.0 million for the year ended December 31, 1996, $32.3 million for the four months ended December 31, 1995, $338.3 million for the eight months ended August 31, 1995, $435.0 million for the year ended December 31, 1994, $88.4 million for the two months ended December 31, 1993, $364.7 million for the ten months ended October 31, 1993, and $317.4 million for the year ended December 31, 1992. See "Selected Consolidated Financial Data," "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations--General" and the Consolidated Financial Statements.

  The degree to which the Company is leveraged could have important consequences to holders of the Notes offered hereby, including the following:
(i) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes may be impaired; (ii) a substantial portion of the Company's cash flow from operations must be dedicated to the payment of principal and interest on the Company's existing indebtedness; (iii) the Company is placed at a relative competitive disadvantage to its less highly leveraged competitors and is more vulnerable to economic downturns; and (iv) such indebtedness contains restrictive and other covenants, which, if not complied with, may result in an event of default which, if not cured or waived, could have a material adverse effect on the Company (including, under certain circumstances, a cross-default of other debt).

  On September 30, 1997, the Company's total cash and cash equivalents balance was approximately $104.6 million (including amounts held in TWA's international operations and by subsidiaries which, based upon various monetary regulations and other factors, might not be immediately available to the Company). This balance represented a decrease of approximately $77.0 million from the Company's corresponding cash balance at December 31, 1996. This reduction in the Company's cash balance resulted primarily from the repayment of long-term debt and capital lease obligations and from TWA's net losses in the first half of 1997. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources-- Liquidity."

  TWA has no unused credit lines and must satisfy all of its working capital and capital expenditure requirements from cash provided by operating activities, from external capital sources or from the sale of assets. See "The Company--Business Strategy" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources--Liquidity" for a description of the actions taken by the Company to improve its liquidity during the first nine months of 1997. Substantially all of TWA's strategic assets, including its owned aircraft, have been pledged to secure various issues of outstanding indebtedness of the Company. In connection with the Old Note Offering, the Company repaid the 12% Reset Notes, thereby releasing certain collateral which, based on current fair market value, the Company believes has a value of approximately $278 million. Of such released collateral, the aircraft spare parts, valued at approximately $234 million, has been used together with certain of the Company's take-off and landing slots, valued at approximately $36 million, to secure the Notes. To the extent that pledged assets are sold, the applicable financing agreements generally require the sale proceeds to be applied to repay the corresponding indebtedness. To the extent that the Company's access to capital is constrained, the Company may not be able to make certain capital expenditures or to continue to implement certain other aspects of its strategic plan, and the Company may therefore be unable to achieve the full benefits expected therefrom. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources --Availability of NOLs" for a discussion of the status of the Company's net operating loss carryforwards.

  The Company's long-term viability as well as its ability to meet its existing debt and other obligations and future capital commitments depends upon the Company's financial and operating performance, which in turn is subject to, among other things, prevailing economic conditions and to certain other financial, business and other factors beyond the Company's control. As discussed elsewhere herein, in late 1996 and early 1997, the Company began implementing certain operational changes which are intended to improve the Company's financial results through, among other things, improved operational reliability; higher yields and load factors; increased fuel, pilot and other aircraft operating efficiencies; and a decrease in maintenance-related expenditures, employee headcount and JFK-related operating costs. Although management believes that such operational changes will be successful and that the Company's cash flow from its operations and financing activities should therefore be sufficient in the foreseeable future to meet the Company's debt and other obligations and future capital commitments, the airline industry in general and the Company in particular are subject to significant risks and uncertainties referred to in this Prospectus including under these Risk Factors and "Management's Discussion and Analysis of Financial Condition and Results of Operations--General" and "--Liquidity and Capital Resources."

 Prior Operating Losses and Future Uncertainties Relating to Results of
Operations

  TWA's long-term viability depends on its ability to achieve and maintain profitable operations. Although the airline industry has generally seen strengthened performance in recent years, particularly since 1995 when many airlines reported record profits, the Company has reported significant net losses. For example, the Company reported a net loss of $227.5 million for the combined 12-month period ended December 31, 1995 (including extraordinary gains related to the '95 Reorganization (as defined)), while reporting an operating profit of $25.1 million (including $58.0 million of non-cash expense relating to the distribution of stock to employees as part of the '95 Reorganization), which represented the Company's first operating profit since 1989. The Company's reported net loss of $284.8 million for 1996 represented a $57.3 million increase over the 1995 net loss, while the Company reported a $198.5 million operating loss for 1996 (including special charges of $85.9 million), which represented a $223.6 million decline from its operating profit in 1995. For the first nine months of 1997, the Company reported a net loss of $79.7 million, which represented a $53.5 million increase over the $26.2 million net loss for the first nine months of 1996, and a $29.8 million operating loss, which represented a $63.7 million adverse change from the $33.9 million operating profit reported for the first nine months of 1996. For a discussion of such operating results and the substantial net losses incurred during such periods, see "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "The Company--Business Strategy." Although the Company has taken a number of actions which management believes will improve future results, the Company will incur additional expenses relating to these actions, including pilot training and aircraft leases, and there can be no assurance that such actions will make the Company's future operations profitable. See "--Liquidity; Substantial Indebtedness; Capital Expenditure Requirements" and "The Company--Business Strategy."

  TWA has historically experienced significant variations in quarterly and annual operating revenues and operating expenses and expects such variations to continue. Due to the greater demand for air travel during the summer months, airline industry revenues for the third quarter of the year are generally significantly greater than revenues in the first and fourth quarters of the year and moderately greater than revenues in the second quarter of the year. In the past, given the Company's historical dependence on summer leisure travel, TWA's results of operations have been particularly sensitive to such seasonality. While the Company, through an acceleration of its fleet renewal program and restructuring of its JFK operations, anticipates that the deseasonalization of operations affected thereby will reduce quarter to quarter fluctuations in the future, there can be no assurance that such deseasonalization will occur.

  The Company's results of operations have also been impacted by numerous other factors that are not necessarily seasonal. Among the uncertainties that might adversely impact TWA's future results of operations are: (i) competitive pricing and scheduling initiatives; (ii) the availability and cost of capital;
(iii) increases in fuel and other operating costs; (iv) insufficient levels of air passenger traffic resulting from, among other things, war, threat of war, terrorism or changes in the economy; (v) governmental limitations on the ability of TWA to service certain airports and/or foreign markets; (vi) regulatory requirements necessitating additional capital or operating expenditures; (vii) the outcome of certain ongoing labor negotiations (see "-- '94 Labor Agreements"); and (viii) the reduction in yield due to the continued implementation of a discount ticket program entered into between the Company and Karabu Corporation ("Karabu"), a Delaware corporation controlled by Carl Icahn, in connection with the '95 Reorganization, on the terms currently sought to be applied by Karabu, which terms are, in the opinion of the Company, inconsistent with, and in violation of, the agreement governing such program (see "Management's Discussion and Analysis of Financial Condition and Results of Operations--General" and "Business--Legal Proceedings--Icahn Litigation"). The Company is unable to predict the potential impact of any such uncertainties upon its future results of operations.

 Crash of Flight 800

  On July 17, 1996, TWA Flight 800 crashed shortly after departure from JFK en route to Paris, France. There were no survivors among the 230 passengers and crew members aboard the Boeing 747 aircraft. The Company is cooperating fully with all federal, state and local regulatory and investigatory agencies to ascertain the cause of the crash, which to date has not been determined. The National Transportation Safety Board held hearings relating to the crash in December 1997 and is continuing its investigation. While TWA is currently a defendant in a number of lawsuits relating to the crash, it is unable to predict the amount of claims which may ultimately be made against the Company or how those claims might be resolved. TWA maintains substantial insurance coverage and, at this time, management has no reason to believe that such insurance coverage will not be sufficient to cover the claims arising from the crash. Therefore, TWA believes that the resolution of such claims will not have a material adverse effect on its financial condition or results of operations. The Company is unable to identify or predict the extent of any adverse effect on its revenues, yields, or results of operations which has resulted or may result from the public perception of the crash or from any future findings by the National Transportation Safety Board. See "Business-- Legal Proceedings."

 Changes to Management Team

  Commencing in June 1996, the Company experienced a substantial number of changes in its executive management team. In June 1996, the Company announced the separation of Messrs. Robert A. Peiser and Mark J. Coleman, Executive Vice President and Chief Financial Officer and Senior Vice President, Marketing, respectively, from the Company. Messrs. Peiser and Coleman differed with the determination of the Board of Directors, as expressed by its unanimous vote, to continue the management approach of the Company's President and Chief Executive Officer at that time relating to the Company's rebuilding process. On August 21, 1996, Edward Soule was elected to the position of Executive Vice President and Chief Financial Officer. On September 3, 1996, Roden A. Brandt was elected to the position of Senior Vice President, Planning. On October 24, 1996, the Company announced that Jeffery H. Erickson, President and Chief Executive Officer, had informed the Board of his intention to leave the Company in January 1997. On December 14, 1996, the Board appointed Gerald L. Gitner, a member of the Board, to serve as Vice Chairman and Acting Chief Executive Officer; David M. Kennedy, a member of the Board, to serve as Acting Executive Vice President and Chief Operating Officer; and William F. Compton, also a member of the Board, to serve as Acting Executive Vice President, Operations. On December 20, 1996, Michael J. Palumbo was appointed as Senior Vice President and Chief Financial Officer, succeeding Mr. Soule, who had resigned from the positions of Executive Vice President and Chief Financial Officer on December 19, 1996. On February 12, 1997, the Board of Directors elected Mr. Gitner to serve as Chairman and Chief Executive Officer. On February 14, 1997, Don Monteath, who had served as the Company's Senior Vice President, Operations, left the Company. On March 27, 1997, the Board elected Mr. Compton to serve as Executive Vice President, Operations. On May 29, 1997, Donald M. Casey was elected to serve as the Company's Executive Vice President, Marketing. It was also announced on May 29, 1997 that Mr. Kennedy would leave his interim position as Acting Executive Vice President and Chief Operating Officer. Mr. Kennedy, whose services have been retained on a consulting basis, will also remain as a director and as chairman of the Finance Committee of the Board of Directors. On October 29, 1997 James F. Martin was elected to the office of Senior Vice President, Human Resources, replacing Charles J. Thibaudeau who retired effective October 1, 1997. In addition, on December 3, 1997, the Board elected Mr. Compton to serve as the Company's President and Chief Operating Officer. On December 31, 1997, Mr. Brandt resigned as senior Vice President, Planning, but he will remain as a consultant to the Company. The Company does not believe that such changes have unduly affected its ongoing operations or implementation of the Company's business strategy.

 '94 Labor Agreements

  As of September 30, 1997, the Company had approximately 22,540 full-time employees (based upon full-time equivalents which include part-time employees). Of these, approximately 84.6% were represented by ALPA and the IAM. On March 6, 1997, the IAM was certified to replace IFFA as the bargaining representative of the Company's flight attendants. The Company's currently effective collective bargaining agreement with each such union (collectively the " '94 Labor Agreements") contain more favorable work rules than in prior contracts and wage levels which the Company believes to be below many other U.S. airlines. The '94 Labor Agreements are three year agreements which became amendable as of August 31, 1997. Negotiations on a new collective bargaining agreement with the IAM with regard to the flight attendants commenced in July 1997 and are currently ongoing and negotiations regarding the Company's ground employees represented by the IAM commenced in February 1997 and are also currently ongoing. Negotiations on a new collective bargaining agreement with ALPA commenced in June 1997 and are currently ongoing. Under the Railway Labor Act (the "RLA"), workers whose contracts have become amendable are required to continue to work under the "status quo" (i.e., under the terms of employment antedating the amendable date) until the RLA's procedures are exhausted. Under the RLA, the Company and its unions are obligated to continue to bargain until agreement is reached or until a mediator is appointed and concludes that negotiations are deadlocked and mediation efforts have failed. The mediator must then further attempt to induce the parties to agree to arbitrate the dispute. If either party refuses to arbitrate, then the mediator must notify the parties that his efforts have failed and, after a 30-day cooling-off period, a strike or other direct action may be taken by the parties. At the request of the IAM, a mediator was appointed on August 6, 1997 with respect to ground employees represented by the IAM. The mediator has not yet met with the parties and has not rendered a conclusion that negotiations are deadlocked.

  In the opinion of management, the Company's financial resources are not as great as those of most of its competitors, and, therefore, management believes that any substantial increase in its labor costs as a result of any new labor agreements or any cessation or disruption of operations due to any strike or work action could be particularly damaging to the Company. See "Business-- Employees."

 Age of Fleet; Noise

  At September 30, 1997, the average age of TWA's operating aircraft fleet was
17.6 years, making TWA's fleet one of the oldest of U.S. air carriers. As a result, TWA has incurred increased overall operating costs due to the higher maintenance, fuel and other operating costs associated with older aircraft. During the first ten months of 1997, TWA acquired 23 new or later-model used aircraft. The Company expects to continue the process of acquiring a number of new and later-model used aircraft and, including aircraft delivered in the fourth quarter of 1997, TWA's composite fleet age was reduced to slightly under 17.0 years at December 31, 1997. As of September 30, 1997, TWA's fleet included 64 aircraft which did not meet the noise reduction requirements under the Airport Noise and Capacity Act of 1990 (the "Noise Act") and must therefore be retired or substantially modified by the end of 1999. Although the Company has plans to meet the Noise Act's noise reduction requirement, there can be no assurance that such plans will be achieved. In addition, in 1990 the FAA issued several Airworthiness Directives ("ADs") mandating changes to maintenance programs for older aircraft to ensure that the oldest portion of the nation's fleet remains airworthy. Many of the Company's aircraft are currently affected by these aging aircraft ADs. In 1995 and 1996, TWA spent approximately $2.6 million and $3.4 million, respectively, to comply with aging aircraft maintenance requirements and spent approximately $3.1 million on such requirements during the first nine months of 1997. Based on information currently available to TWA and its current fleet plan, TWA estimates that costs associated with complying with these aging aircraft maintenance requirements will aggregate an additional approximately $19.8 million through the year 2001. These cost estimates assume, among other things, that newer aircraft will replace certain of TWA's existing aircraft and that as a result certain aircraft will be retired by the Company before TWA would be required to make certain aging aircraft maintenance expenditures. There can be no assurance that TWA will be able to implement fully its fleet plan or that the cost of complying with aging aircraft maintenance requirements will not be significantly increased. See "--Liquidity; Substantial Indebtedness; Capital Expenditure Requirements," "Business-- Regulatory Matters--Noise Abatement" and "--Aging Aircraft Maintenance."

 Corporate Governance Provisions; Special Voting Arrangements

  As a result of provisions of the '94 Labor Agreements, the Company's Third Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") and Amended and Restated By-laws (the "By-laws") contain provisions (the "Blocking Coalition Provisions") which allow certain corporate actions requiring board approval, including mergers, consolidations and sale of all or substantially all the assets of the Company, to be blocked by a vote of six (four union elected directors and two other directors) of the Company's fifteen directors, which together constitute a "Blocking Coalition." Actions subject to disapproval by the Blocking Coalition include: (a) any sale, transfer or disposition, in a single or series of transactions, of at least 20% of the Company's assets, except for transactions in the ordinary course of business including aircraft transactions as part of a fleet management plan;
(b) any merger of the Company into or with, or consolidation of the Company with any other entity; (c) any business combination within the meaning of
Section 203 of the Delaware General Corporation Law (the "DGCL"); (d) any dissolution or liquidation of the Company; (e) any filing of a petition for bankruptcy, reorganization or receivership under any state or federal bankruptcy, reorganization or insolvency law; (f) any repurchase, retirement or redemption of the Company's capital stock or other equity securities prior to their scheduled maturity or expiration, except for redemptions out of the proceeds of any substantially concurrent offering of comparable or junior securities and mandatory redemptions of any redeemable preferred stock of the Company; (g) any acquisition of assets, not related to the Company's current business as an air carrier, in a single transaction or a series of related transactions exceeding $50 million adjusted annually by the consumer price index; or (h) any sale of the Company's capital stock or securities convertible into capital stock of the Company to any person if (i) at the time of issuance or (ii) assuming conversion of all outstanding securities of the Company convertible into capital stock, such person or entity would beneficially own at least 20% of the capital stock of the Company.

 Anti-takeover Provisions in Certificate of Incorporation and By-laws; Rights
Plan

  The Certificate of Incorporation and By-laws contain provisions which authorize the Board of Directors to issue preferred stock without stockholder approval, prohibit action by written consent of the stockholders, authorize only the Chairman of the Board of Directors or a majority of the Board of Directors to call special meetings of the stockholders and require advance notice for director nominations. These provisions of the Certificate of Incorporation and By-laws and the Blocking Coalition Provisions, as well as federal laws limiting foreign ownership of U.S. flag carriers and the prohibition on certain business combinations contained in Section 203 of the DGCL, could have the effect of delaying, deferring or preventing a change in control or the removal of existing management. In addition, the Board of Directors declared a dividend distribution of one Right for each outstanding share of Common Stock and Employee Preferred Stock payable to holders of record as of the close of business on January 12, 1996 and, thereafter all Common Stock issued by the Company has had an equivalent number of rights attendant to it. The Rights are intended to protect TWA's shareholders from certain non-negotiated takeover attempts which present the risk of a change of control on terms which may be less favorable to TWA's stockholders than would be available in a transaction negotiated with and approved by the Board of Directors of the Company. See "Certain Provisions of the Certificate of Incorporation, the By-laws and Delaware Law" and "Business--Regulatory Matters--Foreign Ownership of Shares" and "Description of Capital Stock-- Rights Plan."

 Certain Potential Future Earnings Charges

  There are a number of uncertainties relating to agreements with employees of the Company, the resolution of which could result in significant non-cash charges to TWA's future operating results. Shares granted or purchased at a discount under the employee stock incentive plan (the "ESIP") will generally result in a charge equal to the fair market value of shares granted plus the discount for shares purchased at the time when such shares are earned. If the ESIP's target prices for the Common Stock are realized, the minimum aggregate charge for the years 1997 to 2002 would be approximately $58 million based upon such target prices and the number of shares of Common Stock and Employee Preferred Stock outstanding at December 31, 1996. The charge for any year, however, could be substantially higher if the then market price of the Common Stock exceeds certain target prices, see "Business--Employees."

 Fresh Start Reporting

  In connection with the '95 Reorganization, the Company adopted fresh start reporting in accordance with the American Institute of Certified Public Accountants' Statement of Position 90-7 "--Financial Reporting by Entities in Reorganization Under the Bankruptcy Code" ("SOP 90-7"). The fresh start reporting common equity value of the Company was determined by the Company, with the assistance of its financial advisors, to be approximately $270.0 million based, in part, on assumptions as to future results of operations. The carrying value of the Company's assets does not reflect historical cost but rather reflects current values determined by the Company as of the August 23, 1995 effective date (the "'95 Effective Date") of the '95 Reorganization (including values for intangible assets such as routes, gates and slots of approximately $458.4 million). The difference between (i) the equity valuation of the Company plus the estimated fair market value of the Company's liabilities and (ii) the estimated fair market value of its identifiable assets was allocated to "reorganization value in excess of amounts allocable to identifiable assets" in the amount of approximately $839.1 million. In future periods, these intangible assets will be evaluated for recoverability based upon estimated future cash flows. If expectations are not substantially achieved, charges to future operations for impairment of these assets might be required and such charges could be material. Due to the significant adjustments relating to the '95 Reorganization and the adoption of fresh start reporting, the pre-reorganization consolidated financial statements are not comparable to the post-reorganization consolidated financial statements. A vertical black line is shown in the Consolidated Financial Statements and Selected Consolidated Financial Data presented herein to separate TWA's post-reorganization Consolidated Financial Statements from its pre-'95 Reorganization consolidated financial statements since they have not been prepared on a consistent basis of accounting. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 19 to the Consolidated Financial Statements.

  In the fourth quarter of 1996, the Company reported a special charge of $26.7 million relating to the write-down of the carrying value of TWA's JFK-Athens route authority, reflecting the Company's decision to terminate service on such route after April 18, 1997.

RISK FACTORS RELATED TO THE INDUSTRY

 Competition

  The airline industry operates in an intensely competitive environment. TWA competes with one or more major airlines on most of its routes (including on all routes between major cities) and with various forms of surface transportation. The airline industry is also cyclical due to, among other things, a close relationship of yields and traffic to general U.S. and worldwide economic conditions. Small fluctuations in RASM and cost per available seat mile ("CASM") can have a significant impact on the Company's financial results. Airline profit levels are highly sensitive to, and during recent years have been adversely affected by, among other things, changes in fuel costs, fare levels and passenger demand. Vigorous price competition exists, and TWA and its competitors have frequently offered sharply reduced discount fares in many markets. Airlines, including TWA, use discount fares and other promotions to stimulate traffic during normally slack travel periods, to generate cash flow and to increase relative market share in selected markets. TWA has often elected to initiate or match discount or promotional fares in certain markets in order to compete vigorously in those discounted markets or to stimulate traffic. Passenger demand and fare levels have also been affected adversely by, among other factors, the state of the economy and international events.

  The airline industry has consolidated in recent years as a result of mergers and liquidations, and further consolidation may occur in the future. This consolidation has, among other things, enabled certain of the Company's major competitors to expand their international operations and increase their domestic market presence. In addition, certain of the Company's competitors have in recent years established alliances with one or more large foreign carriers, allowing those competitors to strengthen their overall operations by, among other things, transporting passengers connecting with or otherwise traveling on the alliance carriers. Although the Company has established a code share arrangement with one foreign carrier and has filed an application with the DOT to establish an alliance with another foreign carrier, it does not have an alliance with a large foreign carrier.

  The emergence and growth of low cost, low fare carriers in domestic markets represents an intense competitive challenge for the Company, which has higher operating costs than many of such low fare carriers and fewer financial resources than many of its major competitors. In many cases, such low cost carriers have initiated or triggered price discounting. In part as a result of the industry consolidation referred to above, aircraft, skilled labor and gates at most airports continue to be readily available to start-up carriers. To the extent new carriers or other lower cost competitors enter markets in which the Company operates, such competition could have a material adverse effect on the Company. Certain of the traditional carriers that compete with TWA have implemented, or are in the process of implementing, measures to reduce their operating costs including the creation of low cost regional jet airline affiliates. In addition, the Company is more highly leveraged and has significantly less liquidity (and in certain cases, a higher cost structure) than certain of its competitors, several of whom have available lines of credit, significant unencumbered assets and/or greater access to capital markets. Accordingly, TWA may be less able than certain of its competitors to withstand a prolonged recession in the airline industry or prolonged periods of competitive pressure.

  Demand for air transportation has historically tended to mirror general economic conditions. During the most recent economic recession in the United States, the change in industry capacity failed to mirror the reduction in demand for domestic air transportation due primarily to continued delivery of new aircraft. While in the period following such recession, industry capacity leveled off, such capacity has again begun to expand. TWA expects that the airline industry will remain extremely competitive for the foreseeable future.

 Aircraft Fuel

  Since fuel costs constitute a significant portion of the Company's operating costs (approximately 15.6% in 1996 and approximately 14.5% for the first nine months of 1997), significant increases in fuel costs would materially and adversely affect the Company's operating results. Fuel prices continue to be susceptible to, among other factors, political events and market factors beyond the Company's control, and the Company cannot predict near or longer-term fuel prices. In the event of a fuel supply shortage resulting from a disruption of oil imports or otherwise, higher fuel prices or curtailment of scheduled service could result. During 1996, the Company's average per gallon cost of fuel increased approximately 22.3% versus 1995, from approximately 57.0c per gallon to approximately 70.0c per gallon. During the first nine months of 1997, the Company's average per gallon cost of fuel decreased approximately 2.1%, from approximately 67.9c per gallon to approximately 66.5c per gallon. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." A one cent change in the cost per gallon of fuel (based on consumption during the first nine months of 1997) impacts operating expense by approximately $620,000 per month. Increases in fuel prices may have a greater proportionate and more immediate impact on TWA than many of its competitors because of the composition of its fleet and because the Company does not presently maintain substantial reserves of fuel required for its operations or otherwise hedge the cost of anticipated purchases of fuel. See "Business--Aircraft Fuel."

 Regulatory Matters

  The airline industry is subject to extensive federal and international government regulations relating to airline safety, security and scheduling, as well as to local, state, federal, and international environmental laws. Adoption of newly proposed regulations relating to these matters could increase the Company's cost of compliance with governmental regulations, and could therefore increase operating expenses and in some cases restrict the operations of airlines, including TWA, thereby adversely affecting TWA's results of operations.

  During the last several years, the FAA has issued a number of maintenance directives and other regulations relating to, among other things, collision avoidance systems, airborne windshear avoidance systems, noise abatement and increased inspection requirements, including added requirements for aging aircraft. TWA believes, based on its current fleet, that it will incur substantial capital expenditures to comply with the aging aircraft and noise abatement regulations. The Company expects that a number of aircraft will be retired before major aging aircraft modifications and noise compliance will be required; however, required capital expenditures will vary depending upon changes in TWA's fleet composition. Management expects that the cost of compliance will be funded through a combination of internally generated funds and utilization of cost sharing and/or funding provisions under certain lease agreements and loan agreements. See "--Risk Factors Related to the Company-- Liquidity; Substantial Indebtedness; Capital Expenditure Requirements."

  Additional laws and regulations have been proposed from time to time which could significantly increase the cost of airline operations by, for instance, imposing additional requirements or restrictions on operations. For example, several airports have recently sought to increase substantially the rates charged to airlines, and the ability of airlines to contest such increases has been restricted by federal legislation, DOT resolutions and judicial decisions. In addition, laws and regulations have also been considered from time to time that would prohibit or restrict the ownership and/or transfer of airline routes or takeoff and landing slots. Also, the award of international routes to U.S. carriers (and their retention) is regulated by treaties and related agreements between the United States and foreign governments which are amended from time to time. The Company cannot predict what laws and regulations will be adopted or what changes to international air transportation treaties will be effected, if any, or how they will affect TWA. See "Business--Regulatory Matters."

  Management believes that the Company benefitted from the expiration on December 31, 1995 of the aviation trust fund tax (the "Ticket Tax"), which imposed certain taxes including a 10% air passenger tax on tickets for domestic flights, a 6.25% air cargo tax and a $6 per person international departure tax. The Ticket

Tax was reinstated on August 27, 1996 and expired again on December 31, 1996. At the end of February 1997, the Ticket Tax was reinstated effective March 7, 1997 through September 30, 1997. Congress recently passed tax legislation reimposing and significantly modifying the Ticket Tax. The legislation includes the imposition of new excise tax and significant fee tax formulas over a multiple year period, an increase in the international departure tax, the imposition of a new arrivals tax, and the extension of the Ticket Tax to cover items such as the sale of frequent flier miles. Management believes that the reimposition and modification of the Ticket Tax will have a negative impact on the Company, although neither the amount of such negative impact nor the benefit previously realized by its expiration can be precisely determined. However, management believes that the recent tax legislation and any other increases of the Ticket Tax will result in higher costs to the Company and/or, if passed on to consumers in the form of increased ticket prices, might have an adverse effect on passenger traffic, revenue and/or margins. See "Business--Regulatory Matters."

RISK FACTORS RELATING TO THE NOTES AND THE EXCHANGE OFFER

 Certain Bankruptcy Considerations

  If the Company were to become a debtor in a proceeding under Title 11 of the United States Bankruptcy Code, as amended (the "Bankruptcy Code"), it is likely that there would be delays in payment with respect to the Notes and delays in or prevention from enforcing remedies and other rights that may otherwise be available to holders of the Notes, including rights with respect to the Collateral (as defined). It is also possible that holders of Notes would not ultimately receive repayment, in whole or in part, of the Notes. See "Description of Notes --Certain Bankruptcy Limitations."

 Ranking of the Notes

  The Notes represent senior secured obligations of the Company and rank pari passu in right of payment with other senior obligations of the Company. None of the Company's outstanding indebtedness is senior to the Notes. As of September 30, 1997, after giving effect to the issuance of the Notes and the application of the proceeds therefrom, the aggregate principal amount of the Company's total outstanding indebtedness would have been approximately $1,032.7 million, all of which constitutes senior obligations. While unsecured indebtedness ranks pari passu with the Notes in right of payment, the holders of the Notes may, to the exclusion of unsecured creditors, seek recourse against the Collateral as security for the Notes unless and until the Notes are satisfied in full. See "Description of Notes--Collateral Security" and "-- Certain Bankruptcy Limitations." The Notes are not presently guaranteed by any subsidiary of the Company and as a result effectively rank junior to all creditors (including trade creditors) of, and holders of preferred stock issued by, subsidiaries of the Company. As of September 30, 1997, the subsidiaries of the Company did not have any outstanding indebtedness or preferred stock. Although the Notes contain restrictions on the incurrence of indebtedness by subsidiaries, the amount of indebtedness which is permitted to be incurred could be substantial. The Notes contain no limitations on the ability of subsidiaries to incur trade credit and other obligations. See "Description of Notes."

 Fraudulent Conveyance

  Under certain circumstances, subsidiaries of the Company will be required to guarantee the Company's obligations with respect to the Notes. The Company believes that any such guarantee will be for proper purposes and in good faith. See "Description of Notes--Certain Covenants--Limitation on Guarantees by Restricted Subsidiaries."

  If a court of competent jurisdiction in a suit by an unpaid creditor or a representative of creditors (such as a trustee in bankruptcy or a debtor-in-possession) were to find that, at the time such subsidiary incurred its obligations under its guarantee, either such subsidiary incurred such obligations with the intent to hinder, delay or defraud its present or future creditors, or that it was insolvent or was rendered insolvent by reason of such incurrence, was engaged or was about to engage in a business or transaction for which its remaining unencumbered assets constituted unreasonably small capital to carry on its business or intended to incur, or believed or reasonably should have believed that it would incur, debts beyond its ability to pay such debts as they matured, and the indebtedness was incurred for less than reasonably equivalent value, such court could avoid such subsidiary's obligations under its guarantee, subordinate such guarantee to any or all other indebtedness of such subsidiary or take other action detrimental to the holders of the Notes. In that event, there can be no assurance that any repayment on such guarantee could ever be recovered by the holders of the Notes.

  The measure of insolvency for purposes of the foregoing will vary depending upon the law of the jurisdiction in which it is being applied. Generally, however, an entity would be considered insolvent for these purposes if, at the time it incurred indebtedness such as a guaranty obligation, either the sum of its debts was then greater than all of its property at a fair valuation, or the then fair salable value of its assets was less than the amount that was then required to pay its probable liabilities on its existing debts (including contingent liabilities such as guarantee obligations) as they become absolute and matured or if, at any time, it proved unable to satisfy its liabilities immediately due and payable with its current cash flow and available assets.

 Slots as Collateral

  The FAA has designated certain congested U.S. airports as "High Density Traffic Airports." At those airports, the FAA determines the maximum hourly number of Instrument Flight Rule take-offs and landings which may be reserved for use by air carriers and other airport operators. The authority granted by the FAA to conduct one take-off or landing in a specified time period at one of such airports is referred to as a "slot." A portion of the Collateral securing the Company's obligations under the Notes is the Company's beneficial interest in 30 of the Company's slots at Washington National Airport. These slots are subject to complete control by the FAA and may be withdrawn from the Company without compensation at any time to fulfill the FAA's operational needs, including, but not limited to, providing slots for international or essential air service operations or eliminating slots. The availability of slots to serve as collateral and the ability of the Trustee on behalf of the holders of the Notes to foreclose upon or realize any value from the sale or transfer of such slots may be impaired. Further, FAA regulations provide that except in certain circumstances, the FAA shall recall any slots not utilized by an airline 80% of the time over a two consecutive month period. The FAA has proposed that this utilization requirement be increased to up to 90% under certain circumstances and with respect to certain slots. See "Description of Notes--Collateral Security" and "Business--Regulatory Matters--Slot Restrictions."

 Appraisal of Collateral; Sufficiency of Collateral

  The appraisal of the aircraft spare parts and slots constituting part of the Collateral was prepared by Simat, Helliesen & Eichner, Inc. As of the date of such appraisal, the fair market value, as therein defined, of these portions of the Collateral was approximately $270 million. The appraisal is subject to certain assumptions and limitations and is only an estimate of value. The appraisal should not be relied on as a measure of realizable value of such Collateral, which may be more or less than the value indicated in the appraisal. The value of such Collateral in the event of liquidation will likely be less than fair market value and could be considerably below such value depending on market and economic conditions, the rapidity with which such Collateral is sought to be sold, the availability of buyers, the existence of liens and/or claims with respect to such Collateral and similar factors. A substantial portion of the aircraft spare parts component of the Collateral consists of spare parts for Lockheed L-1011 and Boeing 747 aircraft. The Company retired its last L-1011 aircraft in September 1997 and its last 747 aircraft is scheduled to leave active service in February 1998, which factors have been taken into consideration in determining the fair market value of the spare parts relating to such aircraft in the appraisal. In addition, given that the Collateral Documents (as defined) contain provisions permitting the use, release, substitution and sale of Collateral, the composition and amount of Collateral will continually change. Accordingly, there can be no assurances that the proceeds of any sale of Collateral pursuant to the Indenture and Collateral Documents following a default would be sufficient to satisfy all payments due on the Notes. If such proceeds were not sufficient to repay all such amounts due on the Notes, then holders (to the extent not repaid from the proceeds of the sale of Collateral) would have only an unsecured claim against the Company's remaining assets. In addition, the ability of holders to realize upon the Collateral may be subject to certain federal bankruptcy law limitations and, due to the nature of the Collateral (particularly the Slots), significant restrictions imposed by governmental authorities including the DOT and FAA. The Collateral Documents will require the Company to maintain a minimum ratio of collateral value to outstanding principal balance of Notes, but this ratio requirement will only be triggered if certain minimum threshold values of spare parts Collateral are not met. See "Description of Notes--Collateral Security."

 Change in Control; Cross Default Provisions

  Upon a Change in Control, each holder of Notes will have the right, for a limited period of time, to require the Company to repurchase all or any part of such holder's Notes at a price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest and Special Interest, if any, to the date fixed for repurchase. However, there can be no assurance that upon the occurrence of such a Change in Control, the Company will be able to repurchase the Notes. In the event the Company fails to repurchase the Notes upon a Change in Control, it would be in default under the Indenture and the maturity of substantially all of its long-term debt could be accelerated. See "Description of Notes--Repurchase of Notes Upon a Change in Control."

 Lack of Prior Market for the Exchange Notes

  The Exchange Notes are being offered to the holders of the Old Notes. The Old Notes were offered and sold in December 1997 to "Qualified Institutional Buyers" and to a limited number of other institutional "Accredited Investors" (as defined in Rule 144A and Rule 501(a)(1), (2), (3) or (7) under the Securities Act, respectively) and in offshore transactions complying with Rule 903 or Rule 904 of Regulation S under the Securities Act and are eligible for trading in the PORTAL Market.

  The Exchange Notes will constitute a new issue of securities for which there is currently no established trading market, and the Exchange Notes may not be widely distributed. Although the Initial Purchasers are making a market in the Old Notes and have indicated to the Company that they currently intend to make a market in the Exchange Notes, as permitted by applicable laws and regulations, they are not obligated to do so and any such market-making may be discontinued at any time without notice at the sole discretion of the Initial Purchasers. In addition, such market making activities may be limited during the Exchange Offer and the tendency of a Shelf Registration Statement. Accordingly, no assurance can be given that an active trading market for the Exchange Notes will develop. If a market for any of the Exchange Notes does develop, the price of such Exchange Notes may fluctuate and liquidity may be limited. If a market for any of the Exchange Notes does not develop, purchasers may be unable to resell such Exchange Notes for an extended period of time, if at all. The Company has agreed to list the Exchange Notes on the American Stock Exchange or on such other stock exchange or market as the Common Stock is then principally traded no later than the earliest to occur of
(i) the effectiveness of the this Exchange Offer Registration Statement and
(ii) the effectiveness of the Shelf Registration Statement, provided that such Exchange Notes meet the minimum requirements for listing on any such exchange or market, and, if applicable, to maintain such listing for so long as any of the Exchange Notes is outstanding.

  Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of such securities. There can be no assurance that the market for the Old Notes or the Exchange Notes will not be subject to similar disruptions. Any such disruptions may have an adverse effect on holders of the Old Notes or the Exchange Notes.

 Consequences of Failure to Exchange

  Holders of Old Notes who do not exchange their Old Notes for Exchange Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Old Notes as set forth in the legend thereon. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to the Securities Act and applicable state securities laws. The Company does not intend to register the Old Notes under the Securities Act. The Company believes that, based upon interpretations contained in letters issued to third parties by the staff of the SEC, Exchange Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold or otherwise transferred by each Holder thereof (other than a broker-dealer, as set forth below, and any such Holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act provided that such Exchange Notes are acquired in the ordinary course of such Holder's business and such Holder has no arrangement or understanding with any person to participate in the distribution of such Exchange Notes. Eligible Holders wishing to accept the Exchange Offer must represent to the Company in the Letter of Transmittal that
(i) the Exchange Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such Exchange Notes, whether or not such person is such holder, (ii) neither the holder of Old Notes nor any such other person has an arrangement or understanding with any person to participate in the distribution of such Exchange Notes, (iii) if the holder is not a broker-dealer or is a broker-dealer but will not receive Exchange Notes for its own account in exchange for Old Notes, neither the holder nor any such other person is engaged in or intends to participate in a distribution of the Exchange Notes and (iv) neither the holder nor any such other person is an "affiliate" of the Company within the meaning of Rule 405 or if such holder is an "affiliate", that such holder will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable. Each broker-dealer (whether or not it is also an "affiliate") that receives Exchange Notes for its own account pursuant to the Exchange Offer must represent that the Old Notes tendered in exchange therefor were acquired as a result of market-making activities or other trading activities and must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with the resales of Exchange Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the Expiration Date (as defined herein), it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution." However, to comply with the securities laws of certain jurisdictions, if applicable, the Exchange Notes may not be offered or sold unless they have been registered or qualified for sale in such jurisdiction or an exemption from registration or qualification is available and is complied with. The Company does not currently intend to take any action to register or qualify the Exchange Notes for resale in any such jurisdictions.

  In the event the Exchange Offer is consummated, the Company will not be required to register the transfer of the Old Notes under the Securities Act or any applicable securities laws. In such event, holders of Old Notes seeking liquidity in their investment would have to rely on exemptions to the registration requirements under such laws. The Old Notes currently may be sold to "Qualified Institutional Buyers" and to a limited number of other institutional "Accredited Investors" (as defined in Rule 144A and Rule 501(a)
(1), (2), (3) or (7) under the Securities Act, respectively) and in offshore transactions complying with Rule 903 or Rule 904 of Regulation S under the Securities Act or pursuant to another available exemption under the Securities Act without registration under the Securities Act. To the extent that Old Notes are tendered and accepted in the Exchange Offer, the reduction in the principal amount of Old Notes outstanding could have an adverse effect upon, and increase the volatility of the market price for, the untendered and tendered but unaccepted Old Notes.

 Exchange Offer Procedures

  To participate in the Exchange Offer, and avoid the restrictions on Old Notes, each holder of Old Notes must transmit a properly completed Letter of Transmittal, including all other documents required by such Letter of Transmittal, to the First Security Bank, National Association (the "Exchange Agent") at the address set forth below under "Exchange Agent" on or prior to the Expiration Date. In addition, (i) certificates for such Old Notes must be received by the Exchange Agent along with the Letter of Transmittal,
(ii) a timely confirmation of a book-entry transfer (a Book-Entry Confirmation") of such Old Notes, if such procedure is available, into the Exchange Agent's account at The Depository Trust Company ("DTC" or the "Depositary") pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date or
(iii) the Holder must comply with the guaranteed delivery procedures. See "The Exchange Offer."

                                USE OF PROCEEDS

  The Company will not receive any proceeds from the Exchange Offer. The Company has agreed to pay the expenses of the Exchange Offer. No underwriter is being used in connection with the Exchange Offer.

                              THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

  On December 9, 1997, the Company issued $140 million aggregate principal amount of Old Notes to the Initial Purchasers. In connection with the issuance and sale of the Old Notes, the Company entered into the Registration Rights Agreement with the Initial Purchasers, which obligated the Company to (i) file the Registration Statement of which this Prospectus is a part for the Exchange Offer within 60 days after December 9, 1997, the date the Old Notes were issued (the "Issue Date"), (ii) use its best efforts to cause the Registration Statement to become effective within 150 days after the Issue Date, and (iii) consummate the Exchange Offer within 180 days of the Issue Date. A copy of the Registration Rights Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The Exchange Offer is being made pursuant to the Registration Rights Agreement to satisfy the Company's obligations thereunder.

  Based on interpretations by the staff of the Commission, as set forth in no-action letters issued to Exxon Capital Holdings Corporation (available May 13,
1988), Morgan Stanley & Co. Incorporated (available June 5, 1991), Mary Kay Cosmetics, Inc. (available June 5, 1991) and Warnaco, Inc. (available October 11, 1991), the Company believes that a holder who exchanges Old Notes for Exchange Notes pursuant to the Exchange Offer may offer for resale, resell and otherwise transfer such Exchange Notes without compliance with the registration and prospectus delivery requirements of the Securities Act; provided, that (i) such Exchange Notes are acquired in the ordinary course of such holder's business, (ii) such holder is not engaged in, and does not intend to engage in, a distribution of such Exchange Notes and has no arrangement with any person to participate in the distribution of such Exchange Notes, and (iii) such holder is not an affiliate of the Company (as defined under Rule 405 of the Securities Act). However, the staff of the Commission has not considered the Exchange Offer in the context of a no-action letter and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer as in such other circumstances. A holder who exchanges Old Notes for Exchange Notes pursuant to the Exchange Offer with the intention to participate in a distribution of the Exchange Notes may not rely on the staff's position enunciated in the Exxon Capital Letter, the Morgan Stanley Letter or similar letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives Exchange Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution." The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes (other than a resale of an unsold allotment from the original sale of the Notes) received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

TERMS OF THE EXCHANGE OFFER

  Upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal (which together constitute the Exchange Offer), the Company will accept any and all Old Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. The Company will issue a principal amount at maturity of Exchange Notes in exchange for an equal principal amount at maturity of outstanding Old Notes validly tendered pursuant to the Exchange Offer and not withdrawn prior to the Expiration Date. Old Notes may only be tendered in integral multiples at maturity of $1,000. Holders may tender some or all of their Old Notes pursuant to the Exchange Offer.

  The terms of the Exchange Notes and the Old Notes are substantially identical in all material respects, except that (i) the exchange will be registered under the Securities Act and, therefore, the Exchange Notes will not bear legends restricting the transfer of such Exchange Notes, and (ii) holders of the Exchange Notes will not be entitled to any of the registration rights of holders of Old Notes under the Registration Rights Agreement, which rights will terminate upon the consummation of the Exchange Offer. See "Description of Exchange Notes." The Exchange Notes will evidence the same indebtedness as the Old Notes. The Exchange Notes will be issued under and entitled to the benefits of the Indenture pursuant to which the Old Notes were issued such that the Exchange Notes and Old Notes will be treated as a single class of debt securities under the Indenture.

  As of the date of this Prospectus, $140 million aggregate principal amount at maturity of the Old Notes are outstanding. This Prospectus, together with the Letter of Transmittal, is being sent to all registered holders of the Old Notes.

  Holders of Old Notes do not have any appraisal or dissenters' rights under the DGCL or the Indenture in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the provisions of the Registration Rights Agreement and the applicable requirements of the Exchange Act, and the rules and regulations of the Commission thereunder. Old Notes which are not tendered and were not prohibited from being tendered for exchange in the Exchange Offer will remain outstanding and continue to accrue interest and to be subject to transfer restrictions, but will not be entitled to any rights or benefits under the Registration Rights Agreement.

  Upon satisfaction or waiver of all the conditions to the Exchange Offer, the Company will accept, promptly after the Expiration Date, all Old Notes properly tendered and not withdrawn and will issue Exchange Notes in exchange therefor promptly after acceptance of the Old Notes. For purposes of the Exchange Offer, the Company shall be deemed to have accepted properly tendered Old Notes for exchange when, as and if, the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders for the purposes of receiving the Exchange Notes from the Company.

  In all cases, issuance of Exchange Notes for Old Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of such Old Notes, a properly completed and duly executed Letter of Transmittal and all other required documents; provided, however, that the Company reserves the absolute right to waive any defects or irregularities in the tender or conditions of the Exchange Offer. If any tendered Old Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Old Notes are submitted for a greater principal amount at maturity than the holder desires to exchange, such unaccepted or nonexchanged Old Notes or substitute Old Notes evidencing the unaccepted portion, as appropriate, will be returned without expense to the tendering holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer.

  Holders who tender Old Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes described below, in connection with the Exchange Offer. See "--Fees and Expenses."

EXPIRATION DATE; EXTENSION; AMENDMENTS

  The term "Expiration Date" shall mean 5:00 p.m., New York City time, on
       , 1998 (30 days following the commencement of the Exchange Offer), unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" will mean the latest date and time to which the Exchange Offer is extended.

  In order to extend the Exchange Offer, the Company will notify the Exchange Agent of any extension by oral or written notice and will mail to the registered holders an announcement thereof, prior to 9:00 a.m., New York City time, on the next business day after the then Expiration Date.

  The Company reserves the right, in its sole discretion, (i) to delay accepting any Old Notes, to extend the Exchange Offer or to terminate the Exchange Offer if any of the conditions set forth below under "--Conditions" shall not have been satisfied, by giving oral or written notice of such delay, extension or termination to the Exchange Agent or (ii) to amend the terms of the Exchange Offer. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment in a manner reasonably calculated to inform the holders of Old Notes of such amendment.

  Without limiting the manner in which the Company may choose to make a public announcement of any delay, extension, amendment or termination of the Exchange Offer, the Company shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency.

INTEREST ON THE EXCHANGE NOTES

  The Exchange Notes will bear interest from December 9, 1997 at the rate of 11 1/2% per annum, payable semi-annually in arrears, in cash, on June 15 and December 15 of each year, commencing June 15, 1998. Holders of Old Notes whose Old Notes are accepted for exchange will be deemed to have waived the right to receive any payment in respect of interest on the Old Notes accrued from December 9, 1997 until the date of the issuance of the Exchange Notes. Consequently, holders who exchange their Old Notes for Exchange Notes will receive the same interest payment on June 15, 1998 (the first interest payment date with respect to the Old Notes and the Exchange Notes) that they would have received had they not accepted the Exchange Offer.

CONDITIONS

  Notwithstanding any other term of the Exchange Offer, the Company will not be required to exchange any Exchange Notes for any Old Notes, and may terminate or amend the Exchange Offer before the acceptance of any Old Notes for exchange, if: (a) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the Exchange Offer which seeks to restrain or prohibit the Exchange Offer or, in the Company's judgment, would materially impair the ability of the Company to proceed with the Exchange Offer, or (b) any law, statute, rule or regulation is proposed, adopted or enacted, or any existing law, statute, rule, order or regulation is interpreted, by any government or governmental authority which, in the Company's judgment, would materially impair the ability of the Company to proceed with the Exchange Offer, or (c) the Exchange Offer or the consummation thereof would otherwise violate or be prohibited by applicable law.

  If the Company determines in its sole discretion that any of these conditions are not satisfied, the Company may (i) refuse to accept any Old Notes and return all tendered Old Notes to the tendering holders, (ii) extend the Exchange Offer and retain all Old Notes tendered prior to the expiration of the Exchange Offer, subject, however, to the rights of holders who tendered such Old Notes to withdraw their tendered Old Notes, or (iii) waive such unsatisfied conditions with respect to the Exchange Offer and accept all properly tendered Old Notes which have not been withdrawn. If the Company's waiver constitutes a material change to the Exchange Offer, the Company will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the registered holders, and the Company will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the Exchange Offer would otherwise expire during such five to ten business day period.

  The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to any such condition or may be waived by the Company in whole or in part at any time and from time to time in its sole discretion. The Company's failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, and each such right will be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Company concerning the events described above will be final and binding on all parties. NO VOTE OF THE COMPANY'S SECURITYHOLDERS IS REQUIRED TO EFFECT THE EXCHANGE OFFER AND NO SUCH VOTE (OR PROXY THEREFOR) IS BEING SOUGHT HEREBY.

PROCEDURES FOR TENDERING

  Only a holder of Old Notes may tender such Old Notes in the Exchange Offer. To tender in the Exchange Offer, a holder must (i) complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile, together with the Old Notes (unless such tender is being effected pursuant to the procedure for book-entry transfer described below) and any other required documents, to the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date, or (ii) comply with the guaranteed delivery procedures described below. Delivery of all documents must be made to the Exchange Agent at its address set forth herein. Each broker-dealer that receives Exchange Notes for its own account in exchange for Old Notes, where such Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with the resale of such Exchange Notes. See "Plan of Distribution."

  The tender of Old Notes by a holder as set forth below will constitute an agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal.

  THE METHOD OF DELIVERY OF OLD NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

  Any beneficial owner(s) whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contract the registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering such owner's Old Notes, either make appropriate arrangement to register ownership of the Old Notes in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

  Signatures on a Letter of Transmittal or a notice of withdrawal (described below), as the case may be, must be guaranteed by an "eligible guarantor institution" (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to Rule

17Ad-15 under the Exchange Act (an "Eligible Institution") unless the Old Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution.

  If a person other than the registered holder of any Old Notes listed therein signs the Letter of Transmittal, such Old Notes must be endorsed or accompanied by a properly completed bond power, signed by such registered holder as such registered holder's name appears on such Old Notes, with the signature thereon guaranteed by an Eligible Institution. If the Letter of Transmittal or any Old Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Company, evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

  The Company will determine, in its sole discretion, all questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered Old Notes and withdrawal of tendered Old Notes and the Company's determination will be final and binding. The Company reserves the absolute right to reject any and all Old Notes not properly tendered or any Old Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right to waive any defects, irregularities or conditions of tender as to particular Old Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as the Company shall determine. Although the Company intends to notify holders of defects or irregularities with respect to tenders of Old Notes, neither the Company, the Exchange Agent nor any other person shall incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Old Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

  In addition, the Company reserves the right in its sole discretion to purchase or make offers for any Old Notes that remain outstanding subsequent to the Expiration Date or, as set forth above under "Conditions," to terminate the Exchange Offer and, to the extent permitted by applicable law, to purchase Old Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the Exchange Offer.

  By tendering, each holder will represent to the Company that, among other things, (i) the Notes to be acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of such holder, (ii) such holder has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes and (iii) such holder is not an "affiliate," as defined in Rule 405 under the Securities Act, of the Company, or that if it is an "affiliate," it will comply with applicable registration and prospectus delivery requirements of the Securities Act.

BOOK-ENTRY TRANSFER

  Within two business days after the date of this Prospectus, the Exchange Agent will make a request to establish an account with respect to the Old Notes at the book-entry transfer facility for the Old Notes, DTC, for purposes of the Exchange Offer. Any financial institution that is a participant in DTC's systems may make book-entry delivery of Old Notes by causing DTC to transfer such Old Notes into the Exchange Agent's account with respect to the Old Notes in accordance with DTC's procedures for such transfer. Although delivery of Old Notes may be effected through book-entry transfer into the Exchange Agent's account at DTC, an appropriate Letter of Transmittal with any required signature guarantee and all other required documents must in each case be transmitted to and received and confirmed by the Exchange Agent at its address set forth below on or prior to the Expiration Date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under such procedures.

GUARANTEED DELIVERY PROCEDURES

  Holders who wish to tender their Old Notes and (i) whose Old Notes are not immediately available, (ii) who cannot deliver their Old Notes, the Letter of Transmittal or any other required documents to the Exchange Agent prior to the Expiration Date, or (iii) who cannot complete the procedures for book-entry transfer of Old Notes to the Exchange Agent's account with DTC prior to the Expiration Date, may effect a tender if:

    (a) The tender is made through an Eligible Institution;

    (b) On or prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution (by facsimile transmission, mail or hand delivery) a properly completed and duly executed notice of guaranteed delivery substantially in the form provided by the Company (the "Notice of Guaranteed Delivery"), setting forth the name and address of the holder, the certificate number(s) of such Old Notes (if possible) and the principal amount at maturity of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that, within five business trading days after the Expiration Date, (i) the Letter of Transmittal (or facsimile thereof) together with the certificate(s) representing the Old Notes and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent, or (ii) that book-entry transfer of such Old Notes into the Exchange Agent's account at DTC will be effected and confirmation of such book-entry transfer will be delivered to the Exchange Agent; and

    (c) Such properly completed and executed Letter of Transmittal (or facsimile thereof), as well as the certificate(s) representing all tendered Old Notes in proper form for transfer and all other documents required by the Letter of Transmittal, or confirmation of book-entry transfer of the Old Notes into the Exchange Agent's account at DTC, are received by the Exchange Agent within five business trading days after the Expiration Date.

  Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to holders who wish to tender their Old Notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

  Except as otherwise provided herein, tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

  To withdraw a tender of Old Notes in the Exchange Offer, the Exchange Agent must receive at its address set forth herein a telegram, telex, facsimile transmission or letter indicating notice of withdrawal prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having tendered the Old Notes to be withdrawn (the "Depositor"), (ii) identify the Old Notes to be withdrawn (including the certificate number or numbers and principal amount at maturity of such Old Notes), (iii) be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such Old Notes were tendered (including any required signature guarantees) or be accomplished by documents of transfer sufficient to have the Trustee with respect to the Old Notes register the transfer of such Old Notes into the name of the person withdrawing the tender and (iv) specify the name in which any such Old Notes are to be registered, if different from that of the Depositor. If Old Notes have been tendered pursuant to the procedure for book-entry transfer, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Old Notes or otherwise comply with DTC's procedures. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no Exchange Notes will be issued with respect thereto unless the Old Notes so withdrawn are validly retendered. Any Old Notes which have been tendered but which are not accepted for payment will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described above under "--Procedures for Tendering" at any time prior to the Expiration Date.

UNTENDERED OLD NOTES

  Holders of Old Notes whose Old Notes are not tendered or are tendered but not accepted in the Exchange Offer will continue to hold such Old Notes and will be entitled to all the rights and preferences and subject to the limitations applicable thereto under the Indenture. Following consummation of the Exchange Offer, the holders of Old Notes will continue to be subject to the existing restrictions upon transfer contained in the legend thereon. In general, the Old Notes may not be offered for resale or resold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company will have no further obligations to such holders, other than the Initial Purchaser, to provide for the registration under the Securities Act of the Old Notes held by them after the Expiration Date. To the Extent that Old Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Old Notes could be adversely affected.

EXCHANGE AGENT

  First Securities Bank, National Association, has been appointed as Exchange Agent of the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notices of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

                      By Mail, Overnight Courier or Hand:

                   First Security Bank, National Association
                             79 South Main Street
                          Salt Lake City, Utah 84111
                     Attention: Corporate Trust Department

                  (registered or certified mail recommended)

                            Telephone: 801/246-5630
                            Facsimile: 801/246-5053

  Delivery to an address other than as set forth above or transmission of instructions via facsimile to a number other than as set forth above will not constitute a valid delivery.

FEES AND EXPENSES

  The Company will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, officers and regular employees of the Company and its affiliates may make additional solicitation by telegraph, facsimile transmission, telephone or in person.

  The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers or other soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

  The Company will pay the cash expenses to be incurred in connection with the Exchange Offer. Such expenses include registration fees and expenses of the Exchange Agent and Trustee, accounting and legal fees and printing costs, among others.

  The Company will pay any and all transfer taxes applicable to the exchange of Old Notes pursuant to the Exchange Offer. If, however, certificates representing Exchange Notes or Old Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the Old Notes tendered, or if tendered Old Notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Old Notes pursuant to the Exchange Offer, satisfactory evidence of the payment of the amount of any such transfer taxes must be submitted with the Letter of Transmittal (whether imposed on the registered holder or any other person). Certificates representing Exchange Notes will not be issued to such persons until satisfactory evidence of the payment of such taxes, or an exemption therefrom, is submitted.

CONSEQUENCES OF FAILURE TO EXCHANGE

  Upon consummation of the Exchange Offer, holders that were not prohibited from participating in the Exchange Offer and did not tender their Old Notes will not have any registration rights under the Registration Rights Agreement with respect to such nontendered Old Notes and, accordingly, such Old Notes will continue to be subject to the restrictions on transfer contained in the legend thereon as a consequence of the issuance of the Old Notes pursuant to exemptions from or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Old Notes may not be offered for resale or resold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not intend to register the Old Notes under the Securities Act. Based on interpretations by the staff of the Commission, as set forth in no-action letters Exxon Capital Holdings Corporation (available May 13, 1988), Morgan Stanley & Co. Incorporated (available June 5,
1991), Mary Kay Cosmetics, Inc. (available June 5, 1991) and Warnaco, Inc. (available October 11, 1991), issued to third parties, the Company believes that a holder who exchanges Old Notes for Exchange Notes pursuant to the Exchange offer may offer for resale, resell and otherwise transfer such Exchange Notes without compliance with the registration and prospectus delivery requirements of the Securities Act, provided, however, that (i) such Exchange Notes are acquired in the ordinary course of such holder's business,
(ii) such holder is not engaged in, and does not intend to engage in, a distribution of such Exchange Notes and has no arrangement with any person to participate in the distribution of such Exchange Notes, and (iii) such holder is not an affiliate of the Company (as defined under rule 405 of the Securities Act). However, the staff of the Commission has not considered the Exchange Offer in the context of a no-action letter and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer as in such other circumstances. A holder who exchanges Old Notes for Exchange Notes pursuant to the Exchange Offer with the intention to participate in a distribution of the Exchange Notes may not rely on the staff's position enunciated in the Exxon Capital Letter, the Morgan Stanley Letter or similar letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives Exchange Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution." The Exchange Notes may not be offered or sold unless they have been registered or qualified for sale under applicable state securities laws or an exemption from registration or qualification is available and is complied with. The Registration Rights Agreement requires the Company to register the Exchange Notes in any jurisdiction requested by the holders, subject to certain limitations. To the extent the Old Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Old Notes could be adversely affected.

RESALE OF THE EXCHANGE NOTES

  Under existing interpretations of the staff of the Commission contained in several no-action letters to third parties, the Exchange Notes would in general be freely transferable after the Exchange Offer without further registration under the Securities Act. However, any purchaser of Old Notes who intends to participate in the Exchange Offer for the purpose of distributing the Exchange Notes (i) would not be able to rely on the interpretation of the staff of the Commission, (ii) will not be able to tender its Old Notes in the Exchange Offer and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Notes unless such sale or transfer is made pursuant to an exemption from such requirements.

  By executing the Letter of Transmittal, each holder of the Old Notes will represent that (i) it is not an affiliate of the Company or if such Holder is an "affiliate," that such Holder will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable, (ii) any Exchange Notes to be received by it were acquired in the ordinary course of its business and (iii) at the time of commencement of the Exchange Offer, it had no arrangement with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes. In addition, in connection with any resales of Exchange Notes, any broker-dealer (a "Participating Broker-Dealer") who acquired the Notes for its own account as a result of market-making or other trading activities must deliver a prospectus meeting the requirements of the Securities Act. The Commission has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to the Exchange Notes (other than a resale of an unsold allotment from the original sale of the Old Notes) with the prospectus contained in the Exchange Offer Registration Statement. Under the Registration Rights Agreement, the Company is required to allow Participating Broker-Dealers and other persons, if any, subject to similar prospectus delivery requirements to use this Prospectus as it may be amended or supplemented from time to time, in connection with the resale of such Exchange Notes.

OTHER

  Participation in the Exchange Offer is voluntary and holders should carefully consider whether to accept. Holders of the Old Notes are urged to consult their financial and tax advisors in making their own decisions on what action to take.

  Upon consummation of the Exchange Offer, holders who were not prohibited from participating in the Exchange Offer and who did not tender their Old Notes will not have any registration rights under the Registration Rights Agreement with respect to such nontendered Old Notes and such Old Notes will continue to be subject to the restrictions on transfer contained in the legend thereon. Accordingly, such Old Notes may not be offered, sold, pledged or otherwise transferred except (i) to a person whom the seller reasonably believes is a "Qualified Institutional Buyer" within the meaning of Rule 144A under the Securities Act purchasing for its own account or for the account of a Qualified Institutional Buyer in a transaction meeting the requirements of Rule 144A, (ii) in an offshore transaction complying with Rule 904 of Regulation S under the Securities Act, (ii) pursuant to an exemption from registration under the Securities Act provided by Rule 144 thereunder (if available), (iv) pursuant to an effective registration statement under the Securities Act or (v) to the Company and, in each case, in accordance with all other applicable securities laws.

ACCOUNTING TREATMENT

  The Exchange Notes will be recorded in the Company's accounting records at the same carrying value as the Old Notes as reflected in the Company's accounting records on the date of the exchange. Accordingly, the Company will recognize no gain or loss for accounting purposes upon the consummation of the Exchange Offer. The expenses of the Exchange Offer will be amortized over the remaining term of the Exchange Notes.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE EXCHANGE OFFER
  The exchange of Old Notes for Exchange Notes pursuant to the Exchange Offer will not result in any United States federal income tax consequences to Holders. When a Holder exchanges an Old Note for an Exchange Note pursuant to the Exchange Offer, the Holder will have the same adjusted basis and holding period in the Exchange Note as in the Old Note immediately before the exchange.

                                  THE COMPANY

  TWA is the eighth largest U.S. air carrier (based on RPMs for the first nine months of 1997), whose primary business is transporting passengers, cargo and mail. During the first nine months of 1997, the Company carried more than 17.6 million passengers and flew approximately 19.2 billion RPMs. As of September 30, 1997, TWA provided regularly scheduled jet service to 86 cities in the United States, Mexico, Europe, the Middle East, Canada and the Caribbean. As of September 30, 1997, the Company operated a fleet of 186 jet aircraft.

NORTH AMERICAN ROUTE STRUCTURE

  TWA's North American operations have a hub-and-spoke structure, with a primarily domestic hub at St. Louis and a domestic-international hub at JFK. The North American system serves 37 states, the District of Columbia, Puerto Rico, Mexico, Canada and the Caribbean. The JFK and St. Louis hub systems are designed to allow TWA to support both its North American and transatlantic connecting flights. During the first nine months of 1997, TWA's North American revenues accounted for approximately 84% of its total revenues versus approximately 79% during the same period of 1996.

 St. Louis

  TWA is the predominant carrier at St. Louis, with approximately 365 scheduled daily departures as of September 30, 1997 serving 75 cities. For the first nine months of 1997, TWA had approximately a 72% share of airline passenger enplanements in St. Louis, while the next largest competitor enplaned approximately 15%. Since 1995, TWA has added service from its St. Louis hub to Reno, Nevada, Knoxville, Tennessee, Shreveport, Louisiana, Steamboat Springs, Colorado, Toronto, Canada and the Mexican resort cities of Cancun, Puerto Vallarta and Ixtapa/Zihuatenejo. On December 18, 1997, TWA added service to Palm Springs, California.

 JFK

  TWA serves 28 domestic and international cities from its JFK hub, with approximately 42 daily departures. JFK is both the Company's and the industry's largest international gateway from North America. The Company offers non-stop flights from JFK to 8 cities in Europe and the Middle East as well as 17 destinations in the U.S. and the Caribbean.

 Commuter Feed

  TWA coordinates operation of its commuter feed into the Company's hubs at St. Louis and JFK with Trans States Airlines, Inc. ("Trans States"). Trans States, an independently owned regional commuter carrier, currently operates approximately 173 daily flights into St. Louis and 57 flights into JFK. Trans States' operations are coordinated to feed TWA's North American and international flights. Management believes that these commuter operations are an important source of traffic into the Company's domestic and international route networks.

INTERNATIONAL ROUTE STRUCTURE

  TWA's international operations consist of both nonstop and through service from JFK and St. Louis to destinations in Europe and the Middle East. TWA's international operations are concentrated at JFK, where TWA has built a hub system primarily designed to provide domestic traffic feed for its transatlantic service. International cities served include: Barcelona, Cairo, Lisbon, Madrid, Milan, Riyadh, Rome, Tel Aviv from JFK; Paris from JFK and St. Louis; and London--Gatwick from St. Louis. On January 13, 1997, as part of its plans to improve the operating and financial performance of its international operations, the Company discontinued service on certain European routes, including JFK to Frankfurt and Boston to Paris, as well as non-stop feed service to JFK from several domestic cities. In addition, service to Athens was discontinued on April 18, 1997. In the first nine months of 1997, TWA's international revenues accounted for approximately 16% of total revenues versus approximately 21% during the same period in 1996.

  On April 28, 1997, TWA announced it had filed an application with the DOT seeking approval of code-share service with Royal Jordanian Airline. The DOT approved the code-share on October 1, 1997. The agreement calls for the joint coding of TWA domestic flights between seven U.S. cities and JFK and of Royal Jordanian Airline's direct flights between JFK, Amsterdam and Amman, Jordan. Service began on November 1, 1997. On October 24, 1997, TWA announced that it had signed an agreement with Spanish carrier Air Europa to provide code share service. Under the agreement, which still requires governmental approval, TWA will place its TW flight code on Air Europa flights operating between Madrid and Barcelona, on the one hand, and Palma and Malaga, Spain, on the other hand. Air Europa will place its UX flight code on TWA flights operating between both Madrid and Barcelona, on the one hand, and JFK, on the other hand, and to numerous U.S. points beyond JFK. The code share service is anticipated to commence in the first quarter of 1998. The Company anticipates that, pursuant to the code-share agreements, both Royal Jordanian Airline and Air Europa will move their operations to the Company's JFK terminal. TWA is exploring the possibility of entering into marketing and code-share alliances with additional foreign carriers. These alliances, if consummated, would allow the Company to provide its passengers with extended service to foreign destinations not served directly by the Company, while feeding TWA's North American operations from these foreign destinations.

BUSINESS STRATEGY

  In late 1996, the Company began implementing certain initiatives designed to further its strategic objectives. These initiatives were implemented in response to a significant deterioration in the Company's operating performance and financial condition during the second half of 1996. This deterioration was primarily caused by (i) an overly aggressive expansion of TWA's capacity and planned flight schedule, particularly during the 1996 summer season, which forced the Company to rely disproportionately on lower-yield feed traffic and bulk ticket sales to fill the increased capacity of its system; (ii) the delayed delivery of four older 747s intended to increase capacity for incremental international operations during the summer of 1996; and (iii) unexpected maintenance delays due to the capacity increase, higher levels of scheduled narrow-body heavy maintenance and increased contract maintenance performed for third parties. These factors caused excessive levels of flight cancellations, poor on-time performance, increased pilot training costs and higher maintenance expenditures and adversely affected the Company's yields and unit costs. In addition, the crash of TWA Flight 800 on July 17, 1996 distracted management's attention from core operating issues and led to lost bookings and revenues. The Company also experienced a 27.6% increase in fuel costs in 1996 versus 1995, primarily due to a 22.3% increase in the average fuel price paid per gallon during the year.

  The primary focus of the Company's late 1996 strategic initiatives was to reestablish TWA's operational reliability and schedule integrity and overall product quality in order to attract higher-yield passengers and improve its financial results. As the initial steps in implementing this strategy, the Company temporarily reduced its flight schedule during the first quarter of 1997 to more closely match aircraft available for active service and worked to reduce the number of aircraft in maintenance backlog by increasing overtime and maintenance capacity made available by terminating an unprofitable aircraft maintenance contract with the U.S. government. The other key initiatives which TWA began implementing in late 1996 included: (i) acceleration of the Company's fleet renewal plan; (ii) a restructuring of TWA's operations at JFK; (iii) a focus on improving productivity; (iv) implementation of a series of revenue-enhancing marketing initiatives; and (v) implementation of a number of employee-related initiatives to reinforce the Company's focus on operational performance.

  The key elements of the Company's overall ongoing business strategy, as well as the late 1996 strategic initiatives, are outlined below.

 Fleet Upgrade and Simplification

  TWA's fleet modernization plans seek to realize operating cost savings by replacing a number of older, less efficient aircraft with more modern, technologically advanced, twin-engine, two-pilot aircraft. New flight equipment acquisition plans initiated in 1996, are intended to achieve a decrease in operating and maintenance costs as the older, heavier maintenance aircraft are phased out and replaced by newer aircraft. These changes are intended to simplify the Company's fleet structure, thereby reducing the number of aircraft types to decrease overall crew training and aircraft maintenance costs (although resulting in increased short-term transition crew training costs). Additional efficiencies should be realized through increased standardization of aircraft parts, supplies and cabin equipment that must be inventoried throughout TWA's system. Despite the higher capital costs associated with owning or leasing new and later model aircraft, the Company believes that corresponding reductions in operating costs should result in a lower overall cost per seat mile. Management believes this initiative offers the potential for greater proportionate benefit to TWA than perhaps any other major U.S. airline.

  In the first quarter of 1997, as part of its efforts to improve near-term operational reliability, the Company announced plans to accelerate retirement of the 14 747s (four-engine, 3-pilot wide-body jets with an average age of approximately 25.6 years) and the 11 L-1011s (three-engine, three-pilot wide-body jets with an average age of approximately 22.6 years) remaining in its fleet as of December 31, 1996. As of September 30, 1997, all of the L-1011s and 8 of the 747s had been retired, with the last 747 scheduled to leave active service in February 1998. These older, less efficient and less reliable aircraft are being replaced with new or later-model used 757, 767 and MD-80 aircraft. Management believes that these smaller aircraft are more appropriately sized to the routes served and, by reducing the Company's reliance on lower-yield feed traffic to fill capacity, have resulted in higher load factors and improved yields. Further, these newer twin-engine, two-pilot aircraft are expected to provide efficiencies in fuel, flight crew and maintenance expenses, while reducing long-term pilot training costs by enabling TWA to have fewer aircraft types in the fleet. Such aircraft should also permit TWA to more effectively utilize its yield management system. In 1996, TWA entered into agreements to lease 10 new 757s and to purchase an additional 10 new 757 aircraft. As of October 24, 1997, TWA had taken delivery of 15 of such aircraft. The Company also acquired the right, subject to certain conditions, to purchase up to 20 more new 757 aircraft from the manufacturer. In addition, the Company entered into agreements with a major operating lessor to lease two 767-300ERs with deliveries in 1998. In 1996, the Company entered into an agreement with the manufacturer to acquire 15 new MD-83s. As of December 3, 1997, the Company had taken delivery of seven of the MD-83s, and expects to take delivery of six additional planes during 1998 and two additional planes in 1999. The Company has also entered into an agreement for the lease of nine late-model used MD-82s with deliveries scheduled in 1997 and 1998. The Company also intends to retire eight of its older 727s, which are expected to be replaced with MD-80s. As a result of this fleet restructuring, the Company's mix of narrow-body and wide-body aircraft shifted to approximately 91%/9% as of December 31, 1997 versus 80%/20% as of year-end 1996, while TWA's average number of seats per aircraft declined to 141 from 161 over the same period. Management estimates that as of December 31, 1997, the average age of its fleet had decreased to slightly under 17 years from 19 years at year-end 1996. TWA is also in discussions with certain other lessors to lease other aircraft as part of TWA's fleet modernization program.

  During 1996 and 1997, the Company outfitted 30 of its DC9-30 aircraft with "hush-kits" in order to bring such aircraft into compliance with Stage 3 requirements of the Noise Act. The Company is considering "hush-kitting" additional DC9-30, DC9-40 and DC9-50 aircraft as well as other alternatives to assure compliance with Stage 3 noise requirements. See "Business--Regulatory Matters--Noise Abatement." While the Company is seeking financing for certain of its planned capital expenditures, a substantial portion of such expenditures is expected to utilize internally generated funds. The inability to finance or otherwise fund such expenditures could materially adversely affect the ability of the Company to continue to implement its strategic plan. See "Risk Factors--Risk Factors Related to the Company--Liquidity; Substantial Indebtedness; Capital Expenditure Requirements."

 Route Structure Optimization

  The Company has been optimizing its route structure by redeploying assets to markets in which it believes it has a competitive advantage and limiting its commitments in other markets.

  Domestically, the Company believes the greatest opportunities for improved operating results will continue to come from focusing additional resources on its St. Louis hub in order to leverage its strong market position. The Company already dominates operations at St. Louis, with approximately 72% of total enplanements in the first nine months of 1997. In addition, the Company enjoys certain advantages in the Midwest due to its established route system, strong brand identity and concentrated presence in that market. Because St. Louis is located in the center of the country, it is well-suited to function as an omni-directional hub for both north-south and east-west transcontinental traffic. Therefore, TWA believes it is better positioned to offer more frequencies and connecting opportunities to many travelers in its key Midwestern markets than competing airlines. To capitalize on these advantages, the Company has increased its number of daily departures at St. Louis from 229 in 1993 to 365 as of September 30, 1997. In addition, beginning in 1995, the Company has been consolidating domestic routes in order to strengthen its position further, and has increased service to the north and south with service to Knoxville, Tennessee, Shreveport, Louisiana, Toronto, Canada and the Mexican resort cities of Cancun, Ixtapa/Zihuatenejo and Puerto Vallarta.

  Internationally, the Company's operations are concentrated at JFK. The Company's strategy is to reduce and streamline international operations to focus on business markets that it believes can support non-stop service and to maximize utilization of the JFK facility. As a result, since 1994, the Company has eliminated service to several European cities including Berlin, Zurich and Vienna and reduced its service to and from Paris. In addition, during 1996 the Company increased service from JFK to the Caribbean, Florida and to certain other domestic cities to increase utilization of the Company's JFK facility, particularly during off-peak time periods, and to provide feed traffic for its international operations.

  As part of its efforts to position the Company for sustained profitability, TWA restructured its operations at JFK during 1997 by eliminating certain unprofitable international destinations (such as Frankfurt and Athens), as well as certain low-yield domestic feed service into JFK. The Company also consolidated for the near term most of its JFK operations from two terminals into a single terminal in order to reduce operating costs, increase facility utilization and improve passenger service. In addition to enhancing yields and load factors, the substitution of 757s and 767s for 747s and L-1011s on international routes also has increased operating efficiencies at JFK, since these smaller aircraft are better suited to the physical limitations of TWA's terminals. As a result of these changes, TWA's international scheduled capacity (as measured by ASMs) decreased 31.2% in the first nine months of 1997 versus the same period in 1996 and represented 20.0% of total scheduled capacity for the first nine months of 1997 versus 26.1% for the same period in 1996. The Company believes that this decrease in international operations, together with the rationalization of fleet size described above, will help deseasonalize TWA's business, with the difference between TWA's seasonal average daily peak and trough capacities anticipated to be approximately 4.1% in 1998, versus 26.2% in 1996 and 20.2% in 1997. As a result, the Company believes the seasonal variability of its financial performance will be reduced; however, there can be no assurance that such deseasonalization will occur.

 Customer Service; Travel Agent Commissions

  The Company is focusing on improving the quality of its air travel product and the service provided to passengers by TWA personnel. The Company believes that its increased focus on quality, certain new marketing initiatives and the steps taken to restore operational reliability and schedule integrity in 1997 have resulted and will allow TWA to attract a greater percentage of higher-yield passengers. Ongoing initiatives include:

  Focus on Business Traveler. Based on customer research, the Company has targeted business travelers and is therefore tailoring its marketing and advertising efforts to emphasize the Company's positioning as a full-service, high-value airline providing service to popular business destinations throughout the U.S. The Company believes that its convenient flight schedules and connections, as well as its centrally located hub at St. Louis, are important in providing service which is attractive to these travelers.

  The Company is introducing a series of marketing initiatives designed to attract a greater percentage of higher-yield business passengers.

  In March 1995, TWA introduced Trans World One, a premium business class service in its international and certain trans-continental non-stop markets. This product has recently been enhanced and relaunched with advertising and promotional support. Trans World One is available in 767 aircraft and will also be available commencing in early 1998 in selected 757 equipment. Overall service is being improved, including check-in, on-board comfort, food service and priority baggage return. TWA is also increasing first class cabin seating in its narrow-body domestic aircraft by 60% and is planning a series of airport and in-flight enhancements. When complete in early 1998, the domestic service will be launched as Trans World First. The Company is also beginning to implement a specially designed service for short-haul business markets, which will be branded and launched in the first quarter of 1998. The Company is also in the early phases of a series of facilities upgrades, including a newly opened Ambassadors Club in St. Louis, a renovated club at LaGuardia, a completely refurbished club in its JFK terminal and improved new check-in counters and backwalls. A new electronic passenger and baggage processing system is being installed in St. Louis.

  TWA plans to launch a revamped and rebranded frequent flier program in the first quarter of 1998. The Company has already implemented several new initiatives to improve its frequent flier program. A Platinum level was introduced in the third quarter of 1997 to offer the Company's most attractive travel benefits for its highest mileage customers. Platinum level travelers and travelers purchasing first class or full fare coach tickets will also be given mileage bonuses equal to the dollar amount paid for their tickets, in addition to other existing bonuses. Further, TWA joined the American Express Membership Miles Program, allowing members the opportunity to earn additional miles for amounts charged on the American Express Card.

  Leisure Traveler. Within the leisure travel market, TWA is positioned as a high-quality, competitive-fare carrier. Management believes that TWA's cost structure and attractive route system position it well to compete for leisure traffic. Further, TWA's Getaway Program, which was the original airline tour program, has a leading position in this sector.

  Travel Agent Commissions. Until recently TWA paid the full traditional 10% commission on tickets for domestic transportation on TWA sold by independent travel agents without the cap of $50 and $25 per domestic round-trip and one-way tickets, respectively, which most other major airlines imposed in 1995, and paid an 11% commission on tickets for international transportation. On October 2, 1997, the Company reduced its commissions on tickets for domestic and international transportation to 8% and 10%, respectively, without the cap imposed by most other major airlines. Although the Company can not quantify the current or potential future impact of this decision, the Company believes the uncapped commission structure is a positive factor in maintaining and improving its long-term relationships with such travel agents and encourages the booking of higher fare tickets. See "Business--Travel Agencies--Travel Agent Commissions."

 Labor Relationship

  Management believes TWA has a generally cooperative relationship with its employees, including employees represented by trade unions. At various times, the Company's employees have demonstrated significant loyalty and commitment to TWA's future by, among other things, agreeing to various wage and work rule concessions to improve productivity in connection with the '93 and '95 Reorganizations. As a result of these agreements (i) the Company's employees received approximately 30% of the voting equity of TWA outstanding immediately following the '95 Reorganization and (ii) certain corporate governance provisions were effected, including provision of the right of employees currently represented by ALPA and the IAM to elect four of the Company's 15 directors. See "Description of Capital Stock--Description of Employee Preferred Stock" and "Certain Provisions of the Certificate of Incorporation, the By-laws and Delaware Law." On March 6, 1997, the IAM assumed representation of the Company's flight attendants formerly represented by IFFA, and IFFA was decertified. Union and non-union employees are also eligible under the ESIP to increase their level of stock ownership through grants and purchases of additional shares over a five year period commencing in 1997. For information concerning the ESIP, see "Business--Employees."

  Each of the Company's union contracts became amendable as of August 31, 1997, and negotiations have begun with respect to all three of the contracts. While management believes that the negotiation process for the new contracts will result in extended contracts mutually satisfactory to the parties, there can be no assurances as to the ultimate timing or terms of any such new contracts. As the Company's financial resources are not as great as those of most of its competitors, any substantial increase in its labor costs as a result of any new labor agreements or any cessation or disruption of operations due to any strike or work action could be particularly damaging to the Company. The Company believes that the status of its employees as substantial stockholders and participants in corporate governance and the Company's efforts to involve employees in developing and achieving the Company's goals will result in continued dedication to the efforts to improve the Company's financial and operational performance.

  In January 1997, TWA implemented the SCORE Program (or Safe, Clean, On-time and Reliable), through which TWA has sought to institutionalize throughout all levels of its organization the importance of running an airline with operational reliability and schedule integrity. This program provides certain operating and procedural guidelines for enhancing performance and improving overall product quality. In addition, in 1996 the Company introduced Flight Plan 97, which pays eligible employees a $65 bonus for each month that TWA finishes in the top five in all three performance categories tracked by the DOT (on-time performance, customer complaints and baggage handling) and a total of $100 if TWA also ranks first in at least one of such categories. Based on the Company's performance in September 1997, eligible employees earned their first bonus under this program, a $100 payment for ranking first in on-time performance, fourth in customer complaints and fifth in baggage handling.

 Investment in Technology

  Management believes significant opportunities exist for the Company to increase revenues and reduce costs by investing in available technology that provides the Company and its employees with the information necessary to operate its business more effectively and to improve customer service. The Company has recently taken a significant step forward in this area by installing a new computerized yield management system. The need to build a historical database for such yield management system has delayed full realization of benefits expected from such system; however, as this database grows during the remainder of 1997 and into 1998, this system is expected to allow the Company to improve significantly its ability to estimate demand flight-by-flight for each class of fares and manage the allocation of seats accordingly. Given TWA's prior lack of a computerized yield management system, the Company's management believes that as this database grows this new system will offer significant opportunities for revenue improvement. In 1996, the Company implemented a "QIK-Res" system at its reservation center in Norfolk, Virginia. QIK-Res is a front-end reservations software program designed to improve customer service. Management believes the system has demonstrated its effectiveness at Norfolk and intends to pursue the possibility of extending the system to its reservation centers in St. Louis, Los Angeles and Chicago. TWA is also in the process of installing state-of-the-art computer hardware for ticket counter and gate podiums at St. Louis using "QIK-Chek" software to improve passenger service and data collection while simplifying the ticket and check-in process.

 Cost and Efficiency Initiatives

  Management believes that maintaining a low cost structure is crucial to the Company's business strategy. TWA's airline operating cost per ASM (adjusted for subsidiaries, restructuring and earned stock contributions) increased from 8.12c in 1995 to 8.76c in 1996 and from 8.58c for the first nine months of 1996 to 8.99c for the first nine months of 1997. The primary contributors to these increases were increases in maintenance costs and costs associated with flight crew training which occurred primarily during the first six months of 1997. Despite these increases, management believes that TWA's operating costs remain below the average of the six largest full service carriers. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." The Company intends to continue to pursue, among other things, route optimization, increased labor efficiencies, fleet modernization and rationalization, and investment in technological advances in order to improve operating results. During 1997, TWA realized cost efficiencies in maintenance, reflecting the elimination of TWA's maintenance backlog during the first quarter of 1997, as well as the reduced maintenance requirements for the newer aircraft already added to TWA's fleet. In addition, as described above, the Company's fleet renewal plan is expected to provide efficiencies in fuel, flight crew and training expenses, while the JFK restructuring has eliminated certain unprofitable routes and reduced certain operating costs. As a result of such efficiencies, the Company's unit costs remained essentially unchanged at 8.29c for the third quarter of 1997 versus the third quarter of 1996. TWA's average number of employees per aircraft has decreased from 131 as of December 31, 1996 to 121 as of September 30, 1997, and to 119 as of December 31, 1997, which is generally consistent with industry standards.

  The Company has increased to 12 the number of "banks" of flights operating into its St. Louis hub to increase further the utilization of its aircraft. TWA has installed a new ticketless system and has begun to test automatic ticket machines in selected markets. In mid-1996, the Company initiated programs allowing customers to book reservations directly via on-line network systems, and during the second quarter of 1997, TWA began to provide bookings via the Internet. It is expected that distribution costs will be reduced as travelers use these on-line booking vehicles and ticketless systems. In addition, TWA is implementing a number of programs to reduce computer reservation systems booking fees, both internally and from travel agents. Such booking fees are separate transaction fees that are paid in addition to any travel agent commission. TWA will continue to explore other opportunities to reduce costs and improve efficiency in the areas of aircraft maintenance, airport operations, purchasing, distribution, ticket delivery, food service, cargo delivery operations and administrative functions.

CORPORATE REORGANIZATIONS

  During the early 1990s, the U.S. airline industry, including the Company, experienced unprecedented losses, which were largely attributable to, among other things, the Persian Gulf War (which caused a substantial increase in fuel costs and reduction in travel demand due to concerns over terrorism), recessions in the United States and Europe, and significant industry-wide fare discounting resulting from another U.S. airline's attempt to introduce a new pricing structure into the domestic airline business. In addition, TWA had incurred significant debt as a result of the leveraged acquisition in 1986 of a controlling interest in the Company by Carl Icahn. The substantial losses sustained by the Company during this period, coupled with the Company's excessive debt obligations, made it necessary for TWA to restructure its debt obligations and equity, lower its labor costs and severely reduce its capital outlays.

 '93 Reorganization

  On November 3, 1993 (the "'93 Effective Date"), TWA emerged from the protection of Chapter 11 of the United States Bankruptcy Code pursuant to a bankruptcy case filed on January 31, 1992. During the pendency of the '93 Reorganization, the Company (i) negotiated, effective September 1, 1992, a series of three-year concession agreements with its unions providing for, among other things, a 15% reduction in wages and benefits and certain work-rule concessions designed to reduce costs substantially (the "'92 Labor Agreements"), (ii) obtained confirmation of a reorganization plan which eliminated more than $1 billion of debt and lease obligations, and (iii) reached a settlement with the Pension Benefit Guaranty Corporation (the "PBGC") with respect to the Company's underfunded pension plan obligations. During the pendency of the '93 Reorganization, the Icahn Entities (as defined) released their claims against and interests in TWA and Mr. Icahn resigned as Chairman of the Board of Directors and as an officer of TWA. The Icahn Entities also agreed to provide up to $200 million of financing pursuant to the Icahn Loans (as defined) (see "Management's Discussion and Analysis of Financial Condition and Results of Operations").

 '95 Reorganization

  Notwithstanding the reduction in levels of debt and obligations achieved through the '93 Reorganization, the Company emerged from the '93 Reorganization in a too highly leveraged position and, despite progress in increasing revenues and reducing costs, continued to experience significant operating losses. With the hiring of a new management team in 1994, the assumptions underlying the Company's operating plans, upon which its ability to service its post '93 Reorganization obligations depended, were recognized as unrealistic and unachievable. As a consequence, the Company was forced to seek a second financial restructuring.

  In the second quarter of 1995, the Company solicited and received sufficient acceptances to effect the proposed "prepackaged" plan of bankruptcy. Therefore, on June 30, 1995, the Company filed a prepackaged Chapter 11 plan of reorganization, which with certain modifications was confirmed by the United States Bankruptcy Court in St. Louis (the "Bankruptcy Court") on August 4, 1995. On August 23, 1995, approximately eight weeks after filing the prepackaged Chapter 11 plan, the '95 Reorganization became effective and the Company emerged from the protection of this second Chapter 11 proceeding. In connection with the '95 Reorganization, the Company (i) exchanged certain of its then outstanding debt securities for a combination of newly issued 12% Preferred Stock, Common Stock, warrants and rights to purchase Common Stock, and debt securities, (ii) converted its then outstanding preferred stock to shares of Common Stock, warrants and rights to purchase Common Stock, (iii) obtained certain short-term lease payment and conditional sale indebtedness deferrals amounting to approximately $91 million and other modifications to certain aircraft leases, and (iv) obtained an extension of the term of the approximately $190 million principal amount of the Icahn Loans. The Company also (i) effected a reverse stock split of its then outstanding common stock and exchanged such shares for Common Stock, (ii) raised approximately $52 million through an equity rights offering; (iii) distributed certain warrants to its then current equity holders, and (iv) implemented certain amendments to the Certificate of Incorporation relating to the recapitalization and various corporate governance matters. See "Description of Capital Stock--Description of Employee Preferred Stock."

  In connection with and as a precondition to the '95 Reorganization, in August and September of 1994, the Company entered into the '94 Labor Agreements, amending existing collective bargaining agreements, with the IAM, ALPA and IFFA, the three labor unions who then represented approximately 84% of the Company's employees. The '94 Labor Agreements provided for an extension of certain previously agreed wage concessions, modifications to work rules and the deletion of certain provisions of the then existing labor agreements, including elimination of so-called snapbacks, i.e., the automatic restoration of wage reductions granted in such agreements at the end of their term to levels that prevailed prior to the concessionary agreement. During 1994 and 1995, the Company also implemented a number of similar cost savings initiatives with respect to domestic non-union and management employees, primarily through reducing head count, altering benefit packages, and continuing wage reductions which had been scheduled to expire. See "Business-- Employees."

                                CAPITALIZATION

  The following table sets forth the consolidated cash and the capitalization of the Company as of September 30, 1997 and as adjusted to give effect to the issuance of the Old Notes and the application of the proceeds therefrom, the issuance on December 2, 1997 of the 1997 Preferred Stock and the application of the net proceeds therefrom and the issuance on December 30, 1997 of the Receivables Securitization Notes and the application of the net proceeds therefrom. This information should be read in conjunction with the Consolidated Financial Statements appearing elsewhere in this Prospectus.

                                                              SEPTEMBER 30,
                                                                  1997
                                                            ------------------
                                                                        AS
                                                             ACTUAL   ADJUSTED
                                                            --------  --------
                                                              (IN MILLIONS)
Cash and cash equivalents(1)............................... $  104.6  $  251.6
                                                            ========  ========
Long-term debt and capital lease obligations (net of
 unamortized discounts and including current
 maturities)(2):
 9.80% Airline Receivable Asset Backed Notes, Series 1997-
  1........................................................ $    --   $  100.0
 11 1/2% Senior Secured Notes due 2004..................... $    --      138.4
 12% Senior Secured Notes due 2002.........................     43.0      43.0
 12% Senior Secured Reset Notes due 1998...................     67.8       --
 8% IAM Backpay Notes......................................     13.0      13.0
 PBGC Notes................................................    164.9     164.9
 Icahn Loans...............................................     71.4       --
 Various secured notes, 4.0% to 12.4%, due 1997-2001.......     50.3      50.3
 Installment Purchase Agreements, 10.00% to 10.53%, due
  2002-2003................................................     93.5      93.5
 Boeing Co. 757 Purchase Agreements, 11.85% to 12.38%, due
  2015.....................................................    111.7     111.7
 IRS Deferral Note.........................................      7.1       7.1
 Predelivery Financing Agreement...........................      6.2       6.2
 Worldspan Note............................................     31.2      31.2
 Capital lease obligations.................................    228.0     228.0
                                                            --------  --------
     Total long-term debt and capital lease obligations....    888.1     987.3
                                                            --------  --------
Shareholders' equity:
 Preferred Stock, $0.01 par value; 137,500,000 shares
  authorized:
   8% Preferred Stock, 3,869,000 shares authorized;
    3,869,000 shares issued and
    outstanding, as adjusted...............................      --        --
   9 1/4% Preferred Stock, no shares authorized; no shares
    issued and outstanding;
    1,725,000 authorized, issued and outstanding, as
    adjusted...............................................      --        --
 Employee Preferred Stock; 6,959,860 shares authorized;
  6,943,239 shares issued and outstanding, as adjusted
  (3)......................................................      0.1       0.1
 Common Stock, $0.01 par value; 150,000,000 shares
  authorized;
  50,665,706 shares issued and outstanding, as adjusted
  (4)......................................................      0.5       0.5
 Additional paid-in capital................................    613.8     696.0
 Accumulated deficit.......................................   (394.6)   (399.3)
                                                            --------  --------
     Total shareholders' equity............................    219.8     297.3
                                                            --------  --------
     Total capitalization.................................. $1,107.9  $1,257.0
                                                            ========  ========

--------
(1) Includes cash and cash equivalents held in its international operations and by its subsidiaries which, based upon foreign monetary regulations and other factors, might not be immediately available to the Company. "As adjusted" reflects receipt of the net proceeds from the sale of the Old Notes of approximately $133.5 million and the application of approximately $23.1 million and $76.6 million to purchase Pledged Securities and to prepay at par, plus accrued and unpaid interest, its 12% Reset Notes, respectively; the receipt of the net proceeds from the sale of the 1997 Preferred Stock of $82.2 million; the receipt of the net proceeds from the sale of the Receivables Securitization Notes of $97.0 million and the application of approximately $74.0 million of such proceeds to repay the Icahn Loans, including accrued and unpaid interest, and approximately $8.0 million of certain cash collateral released following repayment of the Icahn Loans.
(2) Current maturities of long-term debt and capital lease obligations at September 30, 1997 were $66.2 million and $38.4 million, respectively.
(3) Comprised of 4,072,508 shares of the Company's IAM Preferred Stock, par value $0.01 per share, 974,672 shares of the Company's IFFA Preferred Stock, par value $0.01 per share, and 1,896,059 shares of the Company's ALPA Preferred Stock, par value $0.01 per share, distributed and allocated to employees through employee stock ownership plans for the benefit of employees represented by IAM and ALPA. See "Description of Capital Stock-- Employee Preferred Stock."
(4) Does not include (i) approximately 10.9 million shares of Common Stock initially reserved for issuance upon conversion of the 1997 Preferred Stock, (ii) approximately 6.3 million shares of Common Stock reserved for issuance upon exercise of warrants issued in connection with the March 1997 offering of the Company's 50,000 Units, (iii) approximately 9.5 million shares of Common Stock reserved for issuance upon conversion of the 8% Preferred Stock, (iv) approximately 3.7 million shares of Common Stock which may be issued upon exercise of outstanding stock options granted to officers and employees of the Company under the KESIP at prices ranging from $4.64 to $18.37 per share and Common Stock issuable upon the exercise of warrants, and (v) shares of Common Stock which may be granted or sold at a discount to employees under the ESIP. See Notes 11 and 12 to the Consolidated Financial Statements and "Risk Factors--Risk Factors Related to the Company--Corporate Governance Provisions; Special Voting Arrangements."

                     SELECTED CONSOLIDATED FINANCIAL DATA

  The selected consolidated financial data presented below relate to the year ended December 31, 1992, the ten months ended October 31, 1993, the two months ended December 31, 1993, the year ended December 31, 1994, the eight months ended August 31, 1995, the four months ended December 31, 1995, the year ended December 31, 1996, the nine months ended September 30, 1996 and 1997 and the three months ended September 30, 1996 and 1997. This data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements. The consolidated financial data for periods in the year ended December 31, 1992, the ten months ended October 31, 1993, the two months ended December 31, 1993, the year ended December 31, 1994, the eight months ended August 31, 1995, the four months ended December 31, 1995 and the year ended December 31, 1996 were derived from the audited consolidated financial statements of the Company. Certain amounts have been reclassified to conform with presentations adopted in 1997. See "Risk Factors--Risk Factors Related to the Company--Liquidity; Substantial Indebtedness; Capital Expenditure Requirements" for a description of the auditor's report issued in connection with the 1996 Consolidated Financial Statements.

  During the period from 1992 through 1995, TWA underwent two separate Chapter 11 reorganizations, the first in 1992-93 and the second in 1995. In connection with the '95 Reorganization, TWA has applied fresh start reporting in accordance with SOP 90-7, which has resulted in the creation of a new reporting entity for accounting purposes and the Company's assets and liabilities being adjusted to reflect fair values on the '95 Effective Date. For accounting purposes, the '95 Effective Date is deemed to be September 1, 1995. Because of the application of fresh start reporting, the financial statements for periods after the '95 Reorganization are not comparable in all respects to the financial statements for periods prior to the reorganization. Similarly, the Consolidated Financial Statements for the periods prior to the '93 Reorganization are not consistent with periods subsequent to the '93 Reorganization. Accordingly, a vertical black line separates these periods. Preferred stock dividend requirements and earnings per share of the predecessor companies have not been presented as the amounts are not meaningful.

                      PRIOR PREDECESSOR
                           COMPANY                  PREDECESSOR COMPANY                              REORGANIZED COMPANY
                   ------------------------ ------------------------------------ ----------------------------------------------
                                                                        EIGHT
                                TEN MONTHS   TWO MONTHS                 MONTHS   FOUR MONTHS               NINE MONTHS ENDED
                    YEAR ENDED     ENDED       ENDED      YEAR ENDED    ENDED       ENDED      YEAR ENDED    SEPTEMBER 30,
                   DECEMBER 31, OCTOBER 31, DECEMBER 31, DECEMBER 31, AUGUST 31, DECEMBER 31, DECEMBER 31, ------------------
                       1992        1993         1993         1994        1995        1995         1996       1996      1997
                   ------------ ----------- ------------ ------------ ---------- ------------ ------------ --------  --------
                                                        (IN MILLIONS, EXCEPT PER SHARE DATA AND RATIOS)
STATEMENT OF
 OPERATIONS DATA:
 Operating
  revenues.......    $3,618.7    $2,633.9      $520.8      $3,407.7    $2,218.4    $1,098.5     $3,554.4   $2,751.1  $2,515.1
 Operating income
  (loss) (1).....      (420.4)     (225.7)      (58.3)       (279.5)      (14.6)       10.4       (198.5)      33.9     (29.8)
 Income (loss)
  before income
  taxes
  and
  extraordinary
  items (2)......      (314.3)     (362.6)      (88.1)       (432.9)     (338.3)      (32.3)      (274.6)     (18.3)    (68.3)
 Provision
  (credit) for
  income taxes...         3.4         1.3        (0.2)          0.9        (0.1)        1.3          0.4        0.5       0.5
 Income (loss)
  before
  extraordinary
  items..........      (317.7)     (363.9)      (87.9)       (433.8)     (338.2)      (33.6)      (275.0)     (18.8)    (68.8)
 Extraordinary
  items (3)......         --      1,075.6         --           (2.0)      140.9         3.5         (9.8)      (7.4)    (10.9)
 Net income
  (loss).........      (317.7)      711.7       (87.9)       (435.8)     (197.3)      (30.1)      (284.8)     (26.2)    (79.7)
 Preferred stock
  dividend
  requirements
  (4)............                                 2.4          15.0        11.6         4.8         36.7       32.7      11.6
 Income (loss)
  applicable to
  common shares..                               (90.3)       (450.8)     (208.9)      (34.9)      (321.5)     (58.9)    (91.3)
 Weighted average
  shares
  outstanding ...                                                                      33.3         44.2       43.2      52.0
 Per share
  amounts (5):
 Income (loss)
  before
  extraordinary
  items and
  special
  dividend
  requirement....                                                                     (1.15)       (6.60)      (.73)    (1.54)
 Net income
  (loss).........                                                                     (1.05)       (7.27)     (1.36)    (1.75)
 Ratio of
  earnings to
  fixed charges
  (6)............         --          --          --            --          --          --           --         --        --
OTHER DATA
 Operating lease
  rentals........       203.1       173.5        36.6         261.4       182.5        96.4        303.0      222.1     268.8
 Interest
  expense........       110.0        91.9        31.2         195.4       123.2        45.9        126.8       95.5      85.5
 Capital
  expenditures...        44.1        30.2        10.4          44.9        16.6        43.0        121.5      109.9      58.2



                   ----------------
                    THREE MONTHS
                        ENDED
                    SEPTEMBER 30,
                   ----------------
                     1996     1997
                   --------  ------

STATEMENT OF
 OPERATIONS DATA:
 Operating
  revenues.......  $1,002.9  $908.4
 Operating income
  (loss) (1).....      26.0    63.8
 Income (loss)
  before income
  taxes
  and
  extraordinary
  items (2)......      10.0    47.2
 Provision
  (credit) for
  income taxes...      16.9    33.9
 Income (loss)
  before
  extraordinary
  items..........      (6.9)   13.3
 Extraordinary
  items (3)......      (7.4)   (7.0)
 Net income
  (loss).........     (14.3)    6.3
 Preferred stock
  dividend
  requirements
  (4)............       3.9     3.9
 Income (loss)
  applicable to
  common shares..     (18.2)    2.4
 Weighted average
  shares
  outstanding ...      45.1    56.1
 Per share
  amounts (5):
 Income (loss)
  before
  extraordinary
  items and
  special
  dividend
  requirement....      (.24)    .17
 Net income
  (loss).........      (.40)    .04
 Ratio of
  earnings to
  fixed charges
  (6)............       --     1.21
OTHER DATA
 Operating lease
  rentals........      77.3    94.4
 Interest
  expense........      30.9    27.4
 Capital
  expenditures...      34.9    24.8

                            PRIOR
                         PREDECESSOR
                           COMPANY   PREDECESSOR COMPANY          REORGANIZED COMPANY
                         ----------- -------------------    ---------------------------------
                                   DECEMBER 31,               DECEMBER 31,
                         ---------------------------------  ------------------  SEPTEMBER 30,
                            1992       1993        1994       1995      1996        1997
                         ----------- ---------  ----------  --------  --------  -------------
                                                  (IN MILLIONS)
BALANCE SHEET DATA:
 Cash and cash
  equivalents(7)........  $    67.9  $   187.7  $    138.5  $  304.3  $  181.6    $  104.6
 Current assets.........      602.0      728.3       603.8     737.3     625.7       593.3
 Net working capital
  deficiency............     (316.2)    (106.7)   (1,238.2)    (81.9)   (336.4)     (425.9)
 Flight equipment, net..      827.7      660.8       508.6     455.4     472.5       558.2
 Total property and
  equipment, net........    1,114.3      886.1       693.0     600.1     614.2       678.5
 Intangible assets, net.        --     1,024.8       921.7   1,276.0   1,184.8     1,134.7
 Total assets...........    2,158.1    2,958.9     2,512.4   2,868.2   2,681.9     2,676.6
 Current maturities of
  long-term debt and
  capital leases (8)....      327.3      108.3     1,149.7     110.4     134.9       104.6
 Liabilities subject to
  Chapter 11
  reorganization
  proceedings (9).......    2,026.9        --          --        --        --          --
 Long-term debt, less
  current maturities
  (8)...................        --     1,053.6         --      764.0     608.5       593.8
 Long-term obligations
  under capital leases,
  less current
  maturities............        --       376.6       339.9     259.6     220.8       189.6
 Shareholders' equity
  (deficiency) (10).....   (1,149.7)      18.4      (417.5)    302.9     238.1       219.8

                                                   (See notes on following page)

-------
 (1) Includes special charges of $138.8 million in 1994, $1.7 million in the eight months ended August 31, 1995 and $85.9 million in 1996. For a discussion of these and other non-recurring items, see Note 16 to the 1996 Consolidated Financial Statements.
 (2) The 1992 results include non-recurring gains of $254.6 million from the disposition of assets. The ten months ended October 31, 1993 includes a charge of $342.4 million related to the settlement of pension obligations and income of $268.1 million related to reorganization items. The eight months ended August 31, 1995 includes charges of $242.2 million related to reorganization items.
 (3) The extraordinary item in 1993 represents the gain on discharge of indebtedness pursuant to the consummation of the '93 Reorganization. The extraordinary item in 1994 represents the charge for a prepayment premium related to the sale and leaseback of four McDonnell Douglas MD-80 aircraft. The extraordinary item in the eight months ended August 31, 1995 represents the gain on the discharge of indebtedness pursuant to the consummation of the '95 Reorganization, while the extraordinary item in the four months ended December 31, 1995 was the result of the settlement of a debt of a subsidiary. The extraordinary items in 1996 and 1997 result from the early extinguishment of certain debt.
 (4) On March 22, 1996, the Company called for redemption of all of its outstanding 12% Preferred Stock. The excess of the early redemption price over the carrying value of the 12% Preferred Stock is reflected as a $20.0 million "special dividend requirement" in 1996.
 (5) No effect has been given to stock options, warrants or potential issuances of additional Employee Preferred Stock as the impact would have been anti-dilutive.
 (6) For purposes of determining the ratio of earnings to fixed charges, "earnings" consist of earnings before income taxes, extraordinary items and fixed charges (excluding capitalized interest) and "fixed charges" consist of interest (including capitalized interest) on all debt and that portion of rental expense that management believes to be representative of interest. Earnings were not sufficient to cover fixed charges as follows (in millions): for the year ended December 31, 1992, $317.4; for the ten months ended October 31, 1993, $364.7; for the two months ended December 31, 1993, $88.4; for the year ended December 31, 1994, $435.0; for the eight months ended August 31, 1995, $338.3; for the four months ended December 31, 1995, $32.3; for the year ended December 31, 1996, $280.0; and for the nine months ended September 30, 1996 and 1997, $21.8 and $72.5, respectively; and for the three months ended September 30, 1996, $8.5.
 (7) Includes cash and cash equivalents held in its international operations and by its subsidiaries which, based upon foreign monetary regulations and other factors, might not be immediately available to the Company.
 (8) Long-term debt in 1994 was reclassified to current maturities as a result of certain alleged defaults and payment defaults. See Note 7 to the 1995 Consolidated Financial Statements.
 (9) For periods after January 31, 1992 and before the effective date of the '93 Reorganization, certain prepetition liabilities, which were subject to compromise pursuant to the '93 Reorganization, were classified as liabilities subject to Chapter 11 reorganization proceedings, and the accrual of interest was discontinued on prepetition debt that was unsecured or estimated to be undersecured.
(10) No dividends were paid on the Company's outstanding Common Stock during the periods presented above.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  In late 1996, the Company began implementing certain strategic initiatives in response to a significant deterioration in the Company's operating performance and financial condition during the second half of 1996. This deterioration was primarily caused by: (i) an overly aggressive expansion of TWA's capacity and planned flight schedule, particularly during the 1996 summer season, which forced the Company to rely disproportionately on lower-yield feed traffic and bulk ticket sales to fill the increased capacity of its system; (ii) the delayed delivery of four older 747s intended to increase capacity for incremental international operations during the summer of 1996; and (iii) unexpected maintenance delays due to the capacity increase, higher levels of scheduled narrow-body heavy maintenance and increased contract maintenance performed for third parties. These factors caused excessive levels of flight cancellations, poor on-time performance, increased pilot training costs and higher maintenance expenditures and adversely affected the Company's yields and unit costs. In addition, the crash of TWA Flight 800 on July 17, 1996 distracted management's attention from core operating issues and led to lost bookings and revenues. The Company also experienced a 27.6% increase in fuel costs in 1996 versus 1995, primarily due to a 22.3% increase in the average fuel price paid per gallon during the year.

  The primary focus of the Company's new strategic initiatives was to reestablish TWA's schedule integrity, operational reliability and overall product quality in order to attract higher-yield passengers and improve its financial results. As the initial steps in implementing this strategy, the Company temporarily reduced its flight schedule during the first quarter of 1997 to more closely match aircraft available for active service and worked to reduce the number of aircraft in maintenance backlog by increasing overtime and utilizing maintenance capacity made available by the termination of an unprofitable aircraft maintenance contract with the U.S. government. The other key initiatives which TWA began implementing in late 1996 included: (i) acceleration of the Company's fleet renewal plan; (ii) a restructuring of TWA's operations at JFK; (iii) a focus on improving productivity; (iv) implementation of a series of revenue-enhancing marketing initiatives; and (v) implementation of a number of employee-related initiatives to reinforce the Company's focus on operational performance.

GENERAL

  The airline industry operates in an intensely competitive environment. The industry is also cyclical due to, among other things, a close relationship of yields and traffic to general U.S. and worldwide economic conditions. Small fluctuations in RASM and cost per ASM can have a significant impact on the Company's financial results. The Company has experienced significant losses (excluding extraordinary items) on an annual basis since the early 1990s, except in 1995 when the Company's combined operating profit was $25.1 million. The airline industry has consolidated in recent years as a result of mergers and liquidations, and further consolidation may occur in the future. This consolidation has, among other things, enabled certain of the Company's major competitors to expand their international operations and increase their domestic market presence. The emergence and growth of low cost, low fare carriers in domestic markets represents an intense competitive challenge for the Company, which has higher operating costs than many of such low fare carriers and fewer financial resources than many of its major competitors. In many cases, such low cost carriers have initiated or triggered price discounting.

  The '94 Labor Agreements became amendable after August 31, 1997. Negotiations on a new collective bargaining agreement with the IAM with regard to the flight attendants commenced in July 1997 and are currently ongoing, and negotiations regarding the Company's ground employees represented by the IAM commenced in February 1997 and are currently ongoing. At the request of the IAM, a mediator was appointed on August 6, 1997 in connection with the negotiations on the collective bargaining agreement covering the ground employees. Negotiations on a new collective bargaining agreement with ALPA commenced in June 1997 and are also currently ongoing. While wage rates currently in effect will likely increase, management believes that it is essential that the Company's labor costs remain favorable in comparison to its largest competitors. See "The Company--Business Strategy." The Company will seek to continue to improve employee productivity as an offset to any wage increases and will continue to explore other ways to control and/or reduce operating expenses. There can be no assurance that the Company will be successful in obtaining such productivity improvements or unit cost reductions. In the opinion of management, the Company's financial resources are not as great as those of most of its competitors, and therefore, any substantial increase in its labor costs as a result of any new labor agreements or any cessation or disruption of operations due to any strike or work action could be particularly damaging to the Company.

  There are a number of uncertainties relating to agreements with employees, the resolution of which could result in charges to future operating results of the Company. Shares granted or purchased at a discount under the ESIP will generally result in a charge equal to the fair value of shares granted plus the discount for shares purchased at the time when such shares are earned. If the ESIP's target prices for the Common Stock are realized, the minimum aggregate charge for the years 1997 to 2002 would be approximately $58.0 million based upon such target prices and the number of shares of Common Stock and Employee Preferred Stock outstanding at December 31, 1996. The charge for any year, however, could be substantially higher if the market price of the Common Stock exceeds certain target prices. See "Business--Employees."

  Pursuant to the '92 Labor Agreements, the Company agreed to pay to employees represented by the IAM a cash bonus for the amount by which overtime incurred by the IAM from September 1992 through August 1995 was reduced below specified thresholds. This amount was to be offset by the amount by which medical savings during the period for the same employees did not meet certain specified levels of savings. The obligation is payable in three equal annual installments beginning in 1998. The Company has estimated the net overtime bonus owed to the IAM to be approximately $26.3 million and has reflected this amount as a noncurrent liability in the Consolidated Financial Statements. Such amount reflects a reduction of approximately $10.0 million pursuant to an agreement to reduce proportionately the obligation based upon the size of the reduction of indebtedness achieved by the '95 Reorganization. The IAM, while not providing a calculation of its own, has disputed the method by which management has computed the net overtime bonus and has indicated that it believes the amount due to the IAM is much greater than the amount which has been estimated by management.

  In addition, in connection with certain wage scale adjustments afforded to non-contract employees, employees previously represented by the IFFA have asserted and won an arbitration ruling with respect to the comparability of wage concessions made in 1994 that, if sustained, would require that the Company provide additional compensation to such employees. The Company estimates that at December 31, 1996 such additional compensation would aggregate approximately $6.0 million. The Company denies any such obligation and is pursuing an appeal of the arbitration ruling and a court award affirming the ruling. Effective September 1, 1997, the Company also reduced the overall compensation and benefits package for non-contract employees so as to offset, in the Company's view, any claims by such employees previously represented by IFFA for any retroactive or prospective wage increases. As such, no liability has been recorded by the Company at December 31, 1996.

  In connection with the '95 Reorganization, the Company entered into a letter agreement with employees represented by ALPA whereby if the Company's flight schedule, as measured by block hours, does not exceed certain thresholds, a defined cash payment would be made to ALPA. The defined thresholds were exceeded during the measurement periods through December 31, 1996 and no amount was therefore owed to ALPA as of that date. A payment of approximately $2.6 million was due under the agreement on August 14, 1997 for the period January through June 1997. The Company made this payment in January 1998. Although the Company can not, at this time, determine the amount that the Company will be obligated to pay under the agreement for the period July through December 1997, management believes that its obligation for 1997 will not exceed $12.0 million. See Notes 7 and 12 to the Consolidated Financial Statements. For a description of certain additional employee related uncertainties, see "Risk Factors--Risk Factors Related to the Company--Certain Potential Future Earnings Charges."

  TWA has historically experienced significant variations in quarterly and annual operating revenues and operating expenses and expects such variations to continue. Due to the greater demand for air travel during the summer months, airline industry revenues for the third quarter of the year are generally significantly greater than revenues in the first and fourth quarters of the year and moderately greater than revenues in the second quarter of the year. In the past, given the Company's historical dependence on summer leisure travel, TWA's results of operations have been particularly sensitive to such seasonality. While the Company, through an acceleration of its fleet renewal program and restructuring of its JFK operations, anticipates that the deseasonalization of operations affected thereby will reduce quarter to quarter fluctuations in the future, there can be no assurance that such deseasonalization will occur. See "Risk Factors."

  The Company's results of operations have also been impacted by numerous other factors that are not necessarily seasonal. Among the uncertainties that might adversely impact TWA's future results of operations are: (i) competitive pricing and scheduling initiatives; (ii) the availability and cost of capital;
(iii) increases in fuel and other operating costs; (iv) insufficient levels of air passenger traffic resulting from, among other things, war, threat of war, terrorism or changes in the economy; (v) governmental limitations on the ability of TWA to service certain airports and/or foreign markets; (vi) regulatory requirements necessitating additional capital expenditures; (vii) the outcome of certain ongoing labor negotiations; and (viii) the reduction in yield due to the continued implementation, of a discount ticket program entered into by the Company with Karabu in connection with the '95 Reorganization on the terms currently sought to be applied by Karabu, which terms are, in the opinion of the Company, inconsistent with and in violation of, the agreement governing such program. See""--Liquidity and Capital Resources" and "Business--Legal Proceedings--Icahn Litigation." The Company is unable to predict the potential impact of any of such uncertainties upon its future results of operations.

  On July 17, 1996, TWA Flight 800 crashed shortly after departure from JFK en route to Paris, France. There were no survivors among the 230 passengers and crew members aboard the Boeing 747 aircraft. The Company is cooperating fully with all federal, state and local regulatory and investigatory agencies to ascertain the cause of the crash, which to date has not been determined. The National Transportation Safety Board held hearings relating to the crash in December of 1997 and is continuing its investigation. While TWA is currently a defendant in a number of lawsuits relating to the crash, it is unable to predict the amount of claims which may ultimately be made against the Company or how those claims might be resolved. TWA maintains substantial insurance coverage and, at this time, management has no reason to believe that such insurance coverage will not be sufficient to cover the claims arising from the crash. Therefore, TWA believes that the resolution of such claims will not have a material adverse effect on its financial condition or results of operations. The Company is unable to identify or predict the extent of any adverse effect on its revenues, yields or results of operations which has resulted or may result from the public perception of the crash or from any future findings by the National Transportation Safety Board. See "Business-- Legal Proceedings."

  Following the crash of TWA Flight 800 in July 1996, the FAA implemented new security measures primarily impacting international operations. The Company does not believe that these measures have had any material effect on its revenues or operating costs to date. Additionally, a special committee appointed by the President to review aviation safety and airport security issued its final report on February 12, 1997. The report contains several recommendations. However, the Company is unable to predict which recommendations will be adopted or their impact on the Company's future operating results. Additional government mandated security measures could have a direct adverse impact on the Company's operating costs to the extent any such costs are directly assessed to commercial airlines or, if funded through new taxes or user fees, could indirectly have an adverse impact on the Company's future operating results in the event that the Company is not able to fully pass on those charges in the form of ticket price increases.

  Management believes that the Company benefitted from the expiration on December 31, 1995 of the Ticket Tax, which imposed certain taxes including a 10% air passenger tax on tickets for domestic flights, a 6.25% air cargo tax and a $6 per person international departure tax. The Ticket Tax was reinstated on August 27, 1996 and expired again on December 31, 1996. At the end of February 1997, the Ticket Tax was reinstated effective March 7, 1997 through September 30, 1997. Congress recently passed tax legislation reimposing and significantly modifying the Ticket Tax. The legislation includes the imposition of new excise tax and significant fee tax formulas over a multiple year period, an increase in the international departure tax, the imposition of a new arrivals tax, and the extension of the Ticket Tax to cover items such as the sale of frequent flier miles. Management believes that the imposition and modification of the Ticket Tax have a negative impact on the

Company, although neither the amount of such negative impact nor the benefit previously realized by its expiration can be precisely determined. However, management believes that the recent tax legislation and any other increases of the Ticket Tax will result in higher costs to the Company and/or, if passed on to consumers in the form of increased ticket prices, might have an adverse effect on passenger traffic, revenue and/or margins. See "Business--Regulatory Matters."

  During the period from 1992 through 1995, TWA underwent two separate Chapter 11 reorganizations, the first in 1992-93 and the second in 1995. In connection with the '95 Reorganization, TWA has applied fresh start reporting in accordance with SOP 90-7 which has resulted in the creation of a new reporting entity for accounting purposes and the Company's assets and liabilities being adjusted to reflect fair values on the '95 Effective Date. A description of the adjustments to financial statements arising from consummation of the '95 Reorganization and the application of fresh start reporting is contained in
Note 19 to the Consolidated Financial Statements. For accounting purposes, the '95 Effective Date is deemed to be September 1, 1995. Because of the application of fresh start reporting, the financial statements for periods after the '95 Reorganization are not comparable in all respects to the financial statements for periods prior to the reorganization. Similarly, the Consolidated Financial Statements for the periods prior to the '93 Reorganization are not consistent with periods subsequent to the '93 Reorganization.

  As a result of the application of fresh start reporting as of the '95 Effective Date, substantial values were assigned to routes, gates and slots ($458.4 million) and reorganization value in excess of amounts allocable to identifiable assets ($839.1 million). The Company has evaluated its future cash flows and, notwithstanding the operating loss experienced since the '95 Effective Date, expects that the carrying value of the intangibles at December 31, 1996 will be recovered. However, the achievement of such improved future operating results and cash flows are subject to considerable uncertainties. In future periods these intangibles will be evaluated for recoverability based upon estimated future cash flows. If expectations are not substantially achieved, charges to future operations for impairment of those assets may be required and such charges could be material.

  The Company's ability to improve its financial position and meet its financial obligations will depend upon a variety of factors, including: significantly improved operating results, favorable domestic and international airfare pricing environments, absence of adverse general economic conditions, more effective operating cost controls and efficiencies, and the Company's ability to attract new capital and maintain adequate liquidity. No assurance can be given that the Company will be successful in generating the operating results or attracting new capital required for future viability.

  The Company's auditors included in their report dated March 24, 1997 on the Consolidated Financial Statements an explanatory paragraph to the effect that substantial doubt exists regarding the Company's ability to continue as a going concern due to the Company's recurring losses from operations and limited sources of additional liquidity. See "Risk Factors--Risk Factors Related to the Company--Liquidity; Substantial Indebtedness; Capital Expenditure Requirements" and the Consolidated Financial Statements.

RECENT FINANCIAL AND OPERATING RESULTS

  For the third quarter of 1997, TWA reported operating income of $63.8 million and pre-tax income of $47.2 million. These results compare to operating income of $26.0 million and pre-tax income of $10.0 million in the third quarter of 1996. In addition, the Company's yield (passenger revenue per RPM) for the third quarter of 1997 increased 3.2% to 11.24c versus the comparable prior year period and passenger RASM increased 5.8% to 8.08c versus the comparable prior year period. The Company's unit costs remained essentially unchanged at 8.29c, despite a 13.7% decrease in capacity for the quarter versus the third quarter of 1996, as measured by ASMs.

RESULTS OF OPERATIONS

  TWA's passenger traffic data, for scheduled passengers only and excluding Trans World Express, Inc. ("TWE") a wholly-owned subsidiary of the Company that provided a commuter feed service to the Company's New York hub prior to November, 1995, are shown in the table below for the indicated periods(1):

                                                      NINE MONTHS     THREE MONTHS
                               YEAR ENDED                ENDED            ENDED
                              DECEMBER 31,           SEPTEMBER 30,    SEPTEMBER 30,
                         -------------------------  ----------------  --------------
                          1994     1995     1996     1996     1997     1996    1997
                         -------  -------  -------  -------  -------  ------  ------
NORTH AMERICA
 Passenger revenues
  (millions)............ $ 2,221  $ 2,292  $ 2,515  $ 1,936  $ 1,884  $  671  $  655
 Revenue passenger miles
  (millions)(2).........  17,543   17,902   19,513   14,884   14,930   5,388   5,357
 Available seat miles
  (millions)(3).........  27,963   28,194   30,201   22,688   22,072   7,959   7,707
 Passenger load fac-
  tor(4)................    62.7%    63.5%    64.6%    65.6%    67.6%   67.7%   69.5%
 Passenger yield
  (cents)(5)............   12.66c   12.80c   12.89c   13.01c   12.62c  12.46c  12.23c
 Passenger revenue per
  available seat mile
  (cents)(6)............    7.94c    8.13c    8.33c    8.53c    8.54c   8.43c   8.50c
INTERNATIONAL
 Passenger revenues
  (millions)............ $   597  $   544  $   563  $   455  $   327  $  203  $  144
 Revenue passenger miles
  (millions)(2).........   7,363    7,000    7,598    6,022    4,239   2,640   1,756
 Available seat miles
  (millions)(3).........  11,228    9,719   10,393    8,020    5,518   3,491   2,187
 Passenger load fac-
  tor(4)................    65.6%    72.1%    73.1%    75.1%    76.8%   75.6%   80.3%
 Passenger yield
  (cents)(5)............    8.10c    7.78c    7.41c    7.56c    7.71c   7.70c   8.20c
 Passenger revenue per
  available seat mile
  (cents)(6)............    5.31c    5.60c    5.42c    5.67c    5.93c   5.82c   6.59c
TOTAL SYSTEM
 Passenger revenues
  (millions)............ $ 2,818  $ 2,836  $ 3,078  $ 2,391  $ 2,211  $  874  $  799
 Revenue passenger miles
  (millions)(2).........  24,906   24,902   27,111   20,906   19,169   8,028   7,113
 Available seat miles
  (millions)(3).........  39,191   37,905   40,594   30,708   27,590  11,450   9,894
 Passenger load fac-
  tor(4)................    63.5%    65.7%    66.8%    68.1%    69.5%   70.1%   71.9%
 Passenger yield
  (cents)(5)............   11.31c   11.39c   11.35c   11.44c   11.54c  10.89c  11.24c
 Passenger revenue per
  available seat mile
  (cents)(6)............    7.19c    7.48c    7.58c    7.79c    8.01c   7.64c   8.08c
 Operating cost per
  available seat mile
  (cents)(7)............    8.45c    8.12c    8.76c    8.58c    8.99c   8.27c   8.29c
 Average daily utiliza-
  tion per aircraft
  (hours)(8)............    9.30     9.45     9.63     9.82     9.34    9.90    9.64
 Aircraft in fleet being
  operated at end of pe-
  riod..................     185      188      192      191      186     191     186

--------
(1) Excludes subsidiary companies.
(2) The number of scheduled miles flown by revenue passengers.
(3) The number of seats available for passengers multiplied by the number of scheduled miles those seats are flown.
(4) Revenue passenger miles divided by available seat miles.
(5) Passenger revenue per revenue passenger mile.
(6) Passenger revenue dividend by available seat miles.
(7) Operating expenses, excluding special charges, earned stock compensation and other nonrecurring charges, divided by available seat miles.
(8) The average block hours flown per day in revenue service per aircraft.

RESULTS OF OPERATIONS FOR THE THREE MONTHS ENDED SEPTEMBER 30, 1997 COMPARED
 TO THE THREE MONTHS ENDED SEPTEMBER 30, 1996

  Total operating revenues of $908.4 million during the third quarter of 1997 were $94.5 million (9.4%) less than the comparable 1996 period. This reduction occurred primarily because of decreases in scheduled passenger revenues ($75.1 million) and cargo revenue ($6.4 million) which were primarily due to decreases in domestic and international capacity and because of a decrease in contract work ($10.0 million), which declined primarily due to the elimination of a government maintenance contract.

  Capacity and traffic decreased in the third quarter of 1997 from the comparable period of 1996. System wide capacity, measured by scheduled ASMs, decreased by 13.7% during the third quarter of 1997 (representing decreases in domestic and international ASMs of 3.2% and 37.4%, respectively). The decrease in capacity was primarily attributed to the ongoing replacement of B-747 and L-1011 aircraft with smaller B-767 and B-757 aircraft and the elimination of unprofitable international routes. Passenger traffic volume, as measured by total

RPMs in scheduled service, during the third quarter of 1997 decreased 11.4% compared to the same period of 1996. Passenger load factor for the three months ended September 30, 1997 was 71.9% compared to 70.1% in the same period of 1996. TWA's yield per passenger mile increased from 10.89 cents in 1996 to
11.24 cents for the three months ended September 30, 1997.

  Operating expenses of $844.6 million in the third quarter of 1997 reflected a decrease of $132.2 million (13.5%) from the operating expenses of $976.8 million for the three months ended September 30, 1996, representing a net change in the following expense groups:

  . Salary, wages and benefits of $304.3 million for the third quarter of 1997 were $13.2 million (4.2%) less than the same period in 1996, primarily due to a decrease of 1,979 in the average number of employees. The Company had an average of 23,038 full-time equivalent employees in the third quarter of 1997 as compared to 25,017 in the third quarter of 1996. Flight attendants, mechanics, and passenger service agents were the primary groups affected by the decrease.

  . Earned stock compensation charges of $1.1 million for the third quarter of 1997 versus a credit of $735 thousand for the third quarter of 1996 represents primarily the non-cash compensation charge recorded to reflect the expense associated with the distribution of shares of stock on behalf of employees as part of the '95 Reorganization. Additional non-cash compensation charges may be recorded in the future, a substantial portion of which will depend on the market price of the Common Stock. For a further discussion of future charges related to non-cash compensation, see "Risk Factors--Risk Factors Related to the Company--Certain Potential Future Earnings Charges" and Notes 11 and 12 to the Consolidated Financial Statement.

  . Aircraft fuel and oil expense of $122.2 million for the third quarter of 1997 was $40.2 million (24.8%) less than the expense of $162.4 million for the three months ended September 30, 1996. Approximately $14.4 million of the decrease was due to a reduction in the average cost of fuel from 69.67 cents per gallon in the third quarter of 1996 to 62.31 cents per gallon in the third quarter of 1997 and the remaining $25.8 million decrease was due to the reduction in gallons consumed (196.2 million gallons in the third quarter of 1997 versus 233.1 million gallons in the third quarter of 1996) resulting from the replacement of B-747 and L-1011 aircraft with B-757 and B-767 aircraft and a reduction in international flying.

  . Passenger sales commission expense of $66.0 million for the third quarter of 1997 was $10.0 million (13.2%) less than the comparable period in 1996 primarily due to the 8.6% decrease in scheduled passenger revenues and reduced sales development commissions.

  . Aircraft maintenance materials and repairs expense of $27.5 million for the third quarter of 1997 represented a decrease of $26.0 million (48.6%) from the $53.5 million for the same period of 1996. The decrease was primarily the result of the introduction of new B-757 and MD-80/83 aircraft into the fleet as replacements for B-747, L-1011 and B-727 aircraft and a reduction in contract maintenance work performed.

  . Depreciation and amortization expense decreased $2.9 million in the third quarter of 1997 compared to the same period of 1996. Depreciation generated by the L-1011 and B-747 fleets was approximately $4.7 million less in the third quarter of 1997 than the same period of 1996 primarily because of special charges recorded in the fourth quarter of 1996 related to international route authorities and aircraft to be disposed of and the sale/leaseback of one B-747 in 1997. The remaining increase is primarily attributed to the addition of B-757 aircraft to TWA's fleet.

  . Operating lease rentals of $94.4 million for the third quarter of 1997 were $17.1 million (22.1%) more than the rentals of $77.3 million for the third quarter of 1996. The increase was primarily due to an increase in the average number of leased aircraft from 144 in the third quarter of 1996 to 158 in the comparable period of 1997, and higher lease rates attributable primarily to the addition of new B-757 and MD-80/83 aircraft to the fleet.

  . Passenger food and beverage expense of $21.6 million during the third quarter of 1997 represented a decrease of $9.6 million (30.8%) from $31.2 million during the third quarter of 1996. The decrease was primarily due to the 33.7% reduction in the number of passengers boarded for international flights resulting from the 37.4% reduction in international scheduled ASMs and savings derived from changes and improved efficiencies in food and beverage service.

  All other operating expenses of $170.9 million during the third quarter of 1997 decreased by $49.3 million (22.4%) from $220.2 million for the three months ended September 30, 1996. The decrease was primarily due to a decrease in outside services purchased ($12.3 million). Additionally, international navigational facility user charges and advertising expenses decreased year over year for the third quarter by $4.9 million and $7.0 million, respectively, due, in large part, to the 37.4% reduction in international scheduled ASMs. Decreases were also noted in landing fees ($1.8 million), personnel related expenses ($2.2 million), uncollectible accounts ($1.9 million), taxes other than payroll and income ($1.8 million), and numerous other miscellaneous expenses.

  Other charges (credits) were a net charge of $16.6 million for the third quarter of 1997 as compared to $16.0 million for the same period in 1996. Interest expense decreased $3.5 million in the third quarter of 1997 over the third quarter of 1996 as a result of the reduction of debt in the third quarter of 1997. Interest income decreased by $2.5 million in the third quarter of 1997 primarily as a result of lower levels of invested funds. Net gains from the disposition of assets were $2.8 million in the third quarter of 1997 as compared to a net loss of $87 thousand in the same period of 1996. The net gain in the third quarter of 1997 included a gain of $1.8 million related to the sale of a B-727 aircraft. Other charges and credits net decreased from a net credit of $9.5 million for the third quarter of 1996 to a net credit of $5.1 million for the third quarter of 1997, primarily caused by a $2.8 million decline in the Company's share of Worldspan's earnings and a $1.3 million adjustment to reflect the weakening of the U.S. dollar against currencies of foreign countries in which TWA operates.

  A tax provision of $33.9 million was recorded in the third quarter of 1997 compared to a tax provision of $16.9 million recorded in the third quarter of 1996. The tax provision recorded in the third quarter reflects the reversal of previously recorded tax benefits, as management currently expects a taxable loss at year-end and the realization of the benefits of any such tax loss in future periods is presently subject to substantial uncertainty.

  As a result of the above, the Company's operating income of $63.8 million for the three months ended September 30, 1997 increased $37.8 million from operating income of $26.0 million for the third quarter of 1996. The Company had a net income of $6.3 million for the third quarter of 1997 compared to a net loss of $14.3 million for the third quarter of 1996. The third quarter 1997 net income included a $7.0 million non-cash extraordinary loss related to the early extinguishment of debt versus a $7.4 million non-cash extraordinary loss in the third quarter of 1996.

RESULTS OF OPERATIONS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 COMPARED TO
 THE NINE MONTHS ENDED SEPTEMBER 30, 1996

  Total operating revenues of $2,515.1 million for the nine months ended September 30, 1997 were $236.0 million (8.6%) less than the comparable 1996 period. This reduction occurred primarily because of a $180.0 million (7.5%) decrease in scheduled passenger revenue, a $33.7 million (55.2%) decrease in contract revenue and a $16.6 million (14.9%) decrease in cargo revenues.

  Capacity and traffic decreased in the nine months ended September 30, 1997 from the comparable period of 1996. System wide capacity, measured by scheduled ASMs, decreased 10.2% during the first nine months of 1997 (representing decreases in domestic and international ASMs of 2.7% and 31.2%, respectively). The decrease in capacity was primarily attributed to the ongoing replacement of B-747 and L-1011 aircraft with smaller B-767 and B-757 aircraft and the elimination of unprofitable international routes. Passenger traffic volume, as measured by total RPMs in scheduled service, during the first nine months of 1997 decreased 8.3% compared to the same period of 1996. Passenger load factor for the nine months ended September 30, 1997 was

69.5% compared to 68.1% in the same period of 1996. TWA's yield per passenger mile increased from 11.44 cents in 1996 to 11.54 cents in the first nine months of 1997.

  Operating expenses of $2,544.9 million in the first nine months of 1997 reflected a decrease of $172.4 million (6.3%) from the operating expenses of $2,717.3 million for the nine months ended September 30, 1996, representing a net change in the following expense groups:

  . Salary, wages and benefits of $922.2 million for the first nine months of 1997 were $1.1 million less than the same period of 1996, primarily due to a decrease in the average number of full-time equivalent employees from 24,212 during the first nine months of 1996 to 23,785 during the comparable 1997 period.

  . Earned stock compensation charges of $4.2 million for the first nine months of 1997 and $4.3 million for the first nine months of 1996 represent primarily the non-cash compensation charges recorded to reflect the expense associated with the distribution of shares of stock on behalf of employees as part of the '95 Reorganization.

  . Aircraft fuel and oil expense of $369.5 million for the first nine months of 1997 decreased $63.3 million (14.6%) from expenses of $432.8 million for the nine months ended September 30, 1996. Approximately $55.7 million of the decrease was due to a 12.8% reduction in consumption (555.7 million gallons in the first nine months of 1997 versus 637.5 million gallons in the first nine months of 1996), and the remaining $7.6 million decrease was related to the 2.1% decrease in the average cost of fuel per gallon from 67.90 cents in the first nine months of 1996 compared to
    66.49 cents in the first nine months of 1997.

  . Passenger sales commission expense of $189.0 million for the first nine months of 1997 was $24.6 million (11.5%) less than the comparable period in 1996 primarily due to a 7.5% decrease in passenger revenues and reduced sales development commissions.

  . Aircraft maintenance materials and repairs expense of $109.6 million for the first nine months of 1997 represented a decrease of $48.9 million (30.9%) from $158.5 million for the same period of 1996. The decrease was primarily the result of the introduction of new B-757 and MD-80/83 aircraft into the fleet as replacements for B-747, L-1011 and B-727 aircraft, a reduction in contract maintenance work and a 4.3% decrease in flying hours.

  . Depreciation and amortization expense decreased $6.2 million in the first nine months of 1997 compared to the same period of 1996. Special charges recorded in the fourth quarter of 1996, related to international route authorities and aircraft to be disposed of, reduced depreciation and amortization in the first nine months by approximately $10.8 million but was offset, in part, by the depreciation expense on the new aircraft that the Company has acquired.

  . Operating lease rentals of $268.8 million for the first nine months of 1997 were $46.7 million (21.0%) more than the rentals of $222.1 million for the first nine months of 1996. The increase was primarily due to an increase in the average number of leased aircraft from 140 during the first nine months of 1996 to 154 during the first nine months of 1997 and higher lease rates attributable primarily to the addition of new B-757 and MD-80/83 aircraft to the fleet.

  . Passenger food and beverage expense of $61.4 million during the first nine months of 1997 represented a decrease of $22.7 million (27.0%) from $84.1 million for the first nine months of 1996. The decrease was primarily due to a 30.0% reduction in the number of passengers boarded for international flights resulting from a 31.2% reduction in international scheduled ASMs and savings derived from changes and improved efficiencies in food and beverage service.

  All other operating expenses of $508.1 million during the first nine months of 1997 decreased by $52.2 million (9.3%) from $560.3 million for the first nine months of 1996. Primarily as the result of management's decision to reduce international service, international departures decreased by 16.5% during the first nine months of 1997 as compared to the same period of 1996, which affected system-wide departures by 2.6% during the same period. This reduction had a direct impact on several operational expenses such as navigation charges ($8.6 million), landing fees ($4.4 million), advertising and publicity ($13.3 million), reservation booking fees ($6.5 million) and traffic handling costs ($4.9 million). Other areas of reduced expenses included accruals for waste management fees ($8.6 million) and provision for uncollectible accounts ($5.1 million).

  Other charges (credits) were a net charge of $38.5 million for the first nine months of 1997 as compared to $52.1 million for the same period in 1996. Interest expense decreased $10.0 million in the first nine months of 1997 from the first nine months of 1996 as a result of the reduction of debt in 1996 and 1997. Interest income decreased $8.3 million in the first nine months of 1997 primarily as a result of lower levels of invested funds. Net gains from the disposition of assets were $15.2 million in the first nine months of 1997 as compared to net losses of $62 thousand in the same period of 1996. The net gains in the first nine months of 1997 included gains of $7.3 million related to the sale of three gates at Newark International Airport, $1.5 million related to the sale of spare flight equipment, and $3.2 million related to the sale of four aircraft engines and $2.8 million related to the sale of five surplus aircraft. Other charges and credits-net for the first nine months of 1997 were a net credit of $22.9 million compared to a net credit of $26.2 million in the first nine months of 1996. The $3.3 million decrease is primarily the result of decreases in vendor discounts ($1.4 million) and the favorable settlement of a lawsuit in 1996 ($2.5 million).

  As a result of the above, the Company's operating loss of $29.8 million for the nine months ended September 30, 1997 decreased $63.7 million from operating income of $33.9 million for the first nine months of 1996. The Company had a net loss of $79.7 million for the first nine months of 1997 compared to a net loss of $26.2 million for the first nine months of 1996.

RESULTS OF OPERATIONS FOR THE FISCAL YEAR ENDED DECEMBER 31, 1996 COMPARED TO
 THE FOUR-MONTHS ENDED DECEMBER 31, 1995 AND EIGHT MONTHS ENDED AUGUST 31,
 1995

  Total operating revenues of $3,554.4 million for 1996 were $237.6 million or 7.2% more than the total operating revenues of $3,316.8 million for the year ended December 31, 1995. The increase was primarily reflected in TWA passenger revenues which were $241.6 million higher than in 1995. Additionally, revenues from contract maintenance work increased $15.7 million and revenue from freight and mail increased $9.9 million. Operating revenues for 1995 included $35.9 million in passenger revenues from TWE which discontinued operations in November 1995.

  Capacity and traffic increased in 1996 as compared to 1995. System-wide capacity, measured in ASMs, increased by 7.1% in 1996 as compared to 1995 (representing increases in domestic and international ASMs of 7.1% and 7.0%, respectively). Passenger traffic volume, as measured by total RPMs in scheduled service, increased 8.9% in 1996 over 1995. Passenger load factor for 1996 was 66.8% compared to 65.7% in 1995. TWA's yield per passenger mile decreased slightly from 11.39 cents in 1995 to 11.35 cents in 1996. Although the yield per passenger mile declined only slightly year over year, the yield during the second half of 1996 was 10.97 cents compared to 11.40 cents during the second half of 1995.

  Operating expenses of $3,752.9 million in 1996 reflect an increase of $461.2 million (14.0%) over the total operating expenses of $3,291.7 million for the year ended December 31, 1995, representing a net change in the following expense groups:

  . Salaries, wages and benefits of $1,254.3 million for 1996 were $125.6 million (11.1%) more than 1995, primarily due to an increase in the average number of employees, overtime costs required due to poor operating performance in 1996 and lower productively levels. The Company had an average of 24,254 employees in 1996 as compared to 22,927 in 1995.

  . Earned stock compensation charges of $9.1 million for 1996 and $58.0 million for 1995 represent primarily the non-cash compensation charge recorded to reflect the expense associated with the distribution of shares of stock on behalf of employees as part of the '95 Reorganization.

  . Aircraft fuel and oil expense of $582.2 million for 1996 was $126.6 million (27.6%) over the total expense of $458.6 million for 1995. This increase is primarily due to an increase in the price of fuel

    (22.3%), an increase in gallons consumed (4.3%) and the expiration in October 1995 of the airlines' exemption from paying a federal fuel tax of
    4.3 cents per gallon, which increased fuel expense by approximately $13.6 million.

  . Passenger sales commission expense of $268.1 million for 1996 was $2.1 million (0.8%) higher than the combined expense of $266.0 million in 1995, and is primarily related to the $241.6 million increase in TWA passenger revenues offset by an increase in non-commissionable international tickets.

  . Aircraft maintenance materials and repairs expense of $208.2 million in 1996 represented an increase of $60.5 million (41.0%) from $147.7 million for 1995. The increase was primarily the result of higher levels of scheduled maintenance in 1996, including heavy maintenance, a 3.6% increase in flying hours and increased repair work performed by the Company for other air carriers and third parties.

  . Depreciation and amortization expense of $161.8 million for 1996 increased slightly from combined expenses of $161.6 million for 1995.

  . Operating lease rentals of $303.0 million for 1996 were $24.1 million
    (8.6%) more than the total rentals of $278.9 million for 1995. The increase was primarily due to an increase in the average number of leased aircraft from 119 in 1995 to 123 in 1996 and higher lease rates.

  . Passenger food and beverage expense of $110.1 million in 1996 represented an increase of $7.3 million (7.1%) from $102.8 million for the twelve months of 1995. The increase is primarily due to the 8% increase in the number of passengers boarded.

  During the fourth quarter of 1996, special charges of $85.9 million were recorded in connection with the Company's decision to modify its international route structure and related aircraft fleet plan. The charges included a write-down of the JFK-Athens route ($26.7 million), international employee severance liabilities ($5.5 million) related to the termination of service to Athens and Frankfurt, and a write-down of the L-1011 and 747 fleets ($32.2 million) and the related inventories ($21.5 million), reflecting planned retirement of such aircraft. These costs are based upon management's current estimates. Actual costs could materially differ from these current estimates. See Note 16 to the Consolidated Financial Statements for a further discussion of these special charges. Special charges of $1.7 million were recorded in the third quarter of 1995 related to the shutdown of TWE.

  All other operating expenses of $767.2 million in 1996 represented an increase of $79.6 million (11.6%) from $687.6 million for the year ended December 31, 1995. An increase in flight cancellations during 1996 resulted in increased CRS fees related thereto ($19.4 million) and interrupted trip expenses ($3.7 million). In addition, expenses relating to maintenance services provided under a contract with the military increased approximately $21.6 million in 1996 compared to 1995. The Company also experienced a significant increase in professional/technical fees ($18.7 million) which was primarily due to the use of contract programmers for ongoing development of new systems and external consultants' fees for re-engineering.

  Other charges (credits) were a net charge of $76.1 million for 1996 as compared to $42.7 million and $353.0 million in the four month and the eight month periods of 1995, respectively (included in the eight month period is a charge of $242.3 million for reorganization items in connection with the application of fresh start reporting pursuant to the '95 Reorganization). Interest expense decreased $42.3 million in 1996 over 1995 as a result of the reduction of debt arising from the '95 Reorganization and additional reductions of debt during 1996. Interest income increased by $3.5 million in 1996 primarily as a result of higher levels of invested funds. Other charges and credits-net improved $35.8 million in 1996 compared to 1995, primarily due to a $19.8 million improvement in the Company's share of earnings of Worldspan and a $2.5 million credit to reflect a litigation settlement. Additionally, other charges and credits-net for 1995 included a $14.0 million charge for restructuring expenses.

  As a result of the above, the operating loss of $198.5 million for 1996 was $223.6 million unfavorable to the combined operating income of $10.5 million and $14.6 million for the four month and the eight month periods of 1995, respectively. The net loss of $284.8 million for 1996 was $57.4 million greater than the combined loss of $227.4 for 1995. The 1996 net loss included $9.8 million in extraordinary losses related to the early extinguishment of debt, while the 1995 net loss included $144.4 million in extraordinary gains related to the discharge of indebtedness pursuant to the '95 Reorganization and the cancellation of debt between TWE and an aircraft lessor.

RESULTS OF OPERATIONS FOR THE FOUR MONTHS ENDED DECEMBER 31, 1995 AND EIGHT
 MONTHS ENDED AUGUST 31, 1995 COMPARED TO THE FISCAL YEAR ENDED DECEMBER 31,
 1994

  Total operating revenues of $1,098.5 million and $2,218.4 million for the four months ended December 31, 1995 and the eight months ended August 31, 1995, respectively, were, on a combined basis, $90.9 million (2.7%) less than 1994, primarily because of an $80.5 million decrease in other revenues. This decrease is primarily due to the sale of subsidiary companies in 1994 ($51.9 million), a decrease of $13.0 million in TWA Nippon, Inc. ("Nippon") revenues, and a $12.3 million decrease in TWA Getaway Vacations revenue.

  During 1995, passenger revenue remained virtually unchanged from 1994, despite the adverse publicity generated by the '95 Reorganization, and in the four months since emerging from bankruptcy, passenger revenue increased by $48.3 million, a 5.5% improvement over the same period of 1994. System capacity as measured by ASMs was trimmed by 3.2% on a system-wide basis in 1995 versus 1994. International capacity decreased 13.7% due to the termination of flights to several international destinations, while domestic capacity increased slightly (1.1%). During 1995, system traffic volume, as measured by total RPMs, improved slightly (0.1%), the result of a decrease in international traffic by 5.1% and an increase in domestic traffic by 2.3%. TWA's yield per passenger mile for 1995 increased to 11.39 cents from 11.31 cents in 1994 (reflecting a domestic increase to 12.80 cents from 12.66 cents and an international decrease to 7.78 cents from 8.10 cents).

  Operating expenses of $1,088.0 million and $2,203.7 million for the four months ended December 31, 1995 and the eight months ended August 31, 1995, respectively, were, on a combined basis, $395.5 million (10.7%) less than the operating expenses of $3,687.2 million for 1994, representing a net change in the following expense groups:

  . Salary, wages and benefits for the four months ended December 31, 1995 and the eight months ended August 31, 1995 of $373.0 million and $755.7 million, respectively, were, on a combined basis, $164.8 million (12.7%) less than 1994. The reduction in employment costs reflect a full year of savings realized from the '94 Labor Agreements entered into in August 1994 as the average number of employees was reduced from approximately 25,200 in 1994 to approximately 22,900 in 1995. The four months ended December 31, 1995 included the favorable impacts of changes in estimates which reduced employee benefit costs by approximately $6.2 million. Additionally, 1994 employment costs included a non-recurring contractual benefit accrual of approximately $36.3 million.

  . During 1995, the Company distributed shares of stock to employees as part of its financial restructuring which, together with certain other non-cash compensation charges, resulted in an aggregate charge of $58.0 million to operating expense.

  . Aircraft fuel and oil expense of $161.8 million for the four months ended
    December 31, 1995 and $296.8 million for the eight months ended August 31, 1995, reflected a combined decrease of $18.9 million from 1994. The combined effect of decreased fuel usage (5.6%), offset by a slight increase in the unit price (1.8%), resulted in a decrease of 4.0% in fuel costs for 1995. The average unit price of fuel was 57.0 cents per gallon in 1995 compared to 56.0 cents in 1994. Effective October 1, 1995, an exemption expired related to a federal fuel tax of 4.3 cents per gallon on commercial jet fuel purchased for use in domestic operations. This additional tax increased fuel costs by $7 million in the fourth quarter of 1995. See "Business--Aircraft Fuel."

  . Passenger sales commission expense of $80.0 million in the four months ended December 31, 1995 and $186.0 million in the eight months ended August 31, 1995, respectively, together represent a decrease of $22.0 million (7.6%) from 1994. The decrease is primarily due to incentive commissions and a reduction in the commission rate on international tickets. The four months ended December 31, 1995 included the favorable impacts of changes in estimated commissions which reduced commission expense by approximately $6.7 million.

  . Aircraft maintenance and repairs expense of $52.0 million and $95.7 million for the four-month and the eight-month periods of 1995, respectively, together represent a slight increase of $2.3 million (1.6%) over 1994.

  . Depreciation and amortization decreased $21.6 million (11.8%) to the combined $55.2 million for the four months ended December 31, 1995 and the $106.5 million for the eight months ended August 31, 1995 from $183.3 million in 1994. The decrease is generally due to the normal decline in depreciation as property reaches the end of its estimated economic life, partially offset by an increase in the amortization of intangible assets arising from fresh start reporting on the '95 Effective Date and the sale (and simultaneous leaseback) of five 727 and two 747 aircraft in March 1995.

  . Operating lease rentals were $96.4 million for the last four months of 1995 and $182.5 million for the first eight months of 1995, a combined increase of $17.6 million (6.7%) over 1994. The increase was principally due to the sale and simultaneous leaseback of five 727s and two 747s in March 1995 and the addition of three new MD-83 aircraft in late 1995. The increase was also due to the reclassification of the JFK International Terminal lease from capital to operating ($3.8 million).

  . Passenger food and beverage expenses were $34.7 million and $68.1 million for the four months ended December 31, 1995 and the eight months ended August 31, 1995, respectively, a combined decrease of $18.0 million (14.9%) in 1995 compared to 1994. The decrease is primarily due to decreased international traffic and cost savings as a result of the closing of the JFK and Los Angeles dining units in the fourth quarter of 1994.

  . Special charges of $1.7 million were recorded in the third quarter of 1995 related to the shut-down of TWE.

  All other operating expenses, excluding special charges, aggregated $232.7 million for the four months ended December 31, 1995 and $454.9 million for the eight months ended August 31, 1995, a combined decrease of $90.9 million (11.7%) compared to 1994. The decrease is primarily the result of the operating subsidiaries sold in 1994 ($34.6 million) and decreases in the operating costs of TWE ($14.2 million) and other subsidiaries ($27.3 million).

  Other charges (credits) were a net charge of $42.7 million for the last four months of 1995 and a net charge of $352.9 million for the first eight months of 1995 compared to a net charge of $153.4 million in 1994. This increase of $242.3 million was primarily due to a $242.2 million non-recurring charge related to the Company's restructuring. Additionally, interest expense declined by $26.2 million and investment income increased by $5.8 million and other charges increased by $4.3 million, reflecting the Company's proportionate share of increased losses experienced during 1995 over 1994 by Worldspan, a partnership among affiliates of the Company, Delta Air Lines, Northwest Airlines and ABACUS Distributions Systems Pte. Ltd., which owns and operates the WORLDSPAN computer reservation system. Worldspan's increased loss during 1995 as compared to 1994 was primarily due to restructuring charges recognized by Worldspan in the fourth quarter of 1995. See also Note 15 to the Consolidated Financial Statements.

  As a result of the above, the operating profit of $10.4 million for the four months ended December 31, 1995 and $14.6 million for the eight months ended August 31, 1995 reflected, on a combined basis, a $304.5 million improvement from the operating loss of $279.5 million in 1994. The net loss of $30.1 million for the last four months of 1995 and $197.3 million for the first eight months of 1995 was, on a combined basis, $208.4 million less than the net loss of $435.8 million in 1994.

LIQUIDITY AND CAPITAL RESOURCES

  The following is a discussion of the impact of significant factors affecting TWA's liquidity position and capital resources. These comments should be read in conjunction with, and are qualified in their entirety by, the Consolidated Financial Statements and Notes thereto.

 Liquidity

  The Company's consolidated cash and cash equivalents balance at September 30, 1997 was $104.6 million, a $77.0 million decrease from the December 31, 1996 balance of $181.6 million. This reduction in the Company's cash balances resulted primarily from the repayment of long-term debt and capital lease obligations and from TWA's net losses caused in part by, among other factors, difficulties experienced in the last two quarters of 1996 and the first quarter of 1997 in operating performance. Although the Company's operational performance substantially improved during the second and third quarters of 1997, the residual effects of these difficulties continued throughout the first two quarters of 1997 and, to a lesser extent, during the third quarter of 1997. However, the Company has taken various initiatives, discussed below, designed to improve the Company's financial performance and the Company's financial performance for the third quarter of 1997 was better than its performance in the third quarter of 1996.

  In February 1997, in order to improve its liquidity, the Company entered into an agreement with and received approximately $26 million from certain St. Louis business enterprises, representing the advance payment for tickets for future travel by such enterprises. In March 1997, the Company raised approximately $47.2 million in net proceeds from the issuance of 50,000 Units. In December 1997, the Company raised net proceeds of $83.2 million from the sale of the 1997 Preferred Stock, net proceeds of $133.5 million from the sale of the Old Notes, a portion of the proceeds of which was used to refinance the 12% Reset Notes, and net proceeds of $97.0 million from the sale of the Receivables Securitization Notes, a portion of the proceeds of which was used to repay the outstanding balance of the Icahn Loans (as defined below).

  The net decrease in cash and cash equivalents during the first nine months of 1997 was due, in part, to the fact that cash used in operating activities in the first nine months of 1997 was $21.0 million as compared to the first nine months of 1996 when $47.9 million was provided by operating activities. Pursuant to the eight-year Karabu Ticket Program Agreement between the Company and Karabu (the "Ticket Agreement"), net discounted sales from tickets sold under the agreement are excluded from cash provided by operating activities as the related amounts were applied as a $53.7 million reduction to the outstanding balance of financing provided to TWA by Karabu (the "Icahn Loans") and a $38.8 million reduction to the outstanding balance of certain promissory notes issued to the PBGC in connection with the '93 Reorganization (the "PBGC Notes"). Cash used by investing activities was $17.6 million in the first nine months of 1997 versus $108.9 million in the first nine months of 1996. A large part of this change was related to a reduction in new aircraft predelivery deposits of approximately $35 million during the first nine months of 1997 and an increase of $16.3 million in proceeds from asset sales. Gross proceeds from assets sold during the first nine months of 1997 included $10.0 million for three gates at Newark International Airport and $11.8 million for spare flight equipment, aircraft and engines. Financing activities used $38.5 million of cash in 1997, while such activities provided cash of $5.1 million in the first nine months of 1996, primarily related to net proceeds of $104.4 million (after the redemption of the Mandatorily Redeemable 12% Preferred Stock) from the sale of 3,869,000 shares of 8% Preferred Stock in March 1996. Net proceeds from the issuance of the Units were $47.2 million in March 1997.

  The net decrease in cash and cash equivalents during 1996 as compared to 1995 was due, in large part, to the fact that cash used in operating activities in 1996 was $5.7 million as compared to 1995 when cash provided by operating activities was $216.9 million. The adverse change was primarily attributable to the decrease in 1996 operating income as compared with 1995. Additionally, pursuant to the Karabu Ticket Agreement net discounted sales from tickets sold under the agreement are excluded from cash provided by operating activities as the related amounts were applied as a $62.9 million reduction of the Icahn Loans and a $6.4 million reduction of the PBGC Notes. At December 31, 1995 approximately $2.0 million of such proceeds had been applied to the principal balance of the Icahn Loans, while no proceeds had been applied to the PBGC Notes. The increase of $79.5 million in trade accounts payable during 1996 was primarily due to the Company utilizing a safe harbor provision with regard to payment of U.S. transportation taxes of $60 million for the period September through December 1996, a significant portion of which was paid in February 1997. Cash used in investing activities increased $84.1 million from $23.3 million in 1995 to $107.4 million in 1996. A large part of this increase was related to capital expenditures ($121.5 million in 1996 versus $59.5 million in 1995) which had been somewhat restricted by fiscal controls in place during most of 1995. Financing activities used $9.7 million of cash in 1996, compared with a net use of cash of $27.8 million in 1995. Proceeds from long-term debt and sale and leaseback transactions decreased from $22.1 million in 1995 to $16.6 million in 1996. Repayments of long-term debt and capital leases required $15.4 million more cash in 1996 than in 1995. In 1996, net proceeds from the sale of 8% Preferred Stock were $186.2 million while the early redemption of the Mandatorily Redeemable 12% Preferred Stock and cash dividends required $81.7 million and $14.5 million, respectively. In 1995, the net proceeds from an equity rights offering generated $51.9 million.

  The Company's ability to improve its financial position and meet its financial obligations will depend upon a variety of factors, including: continued improvement in operating results, favorable domestic and international airfare pricing environments, absence of adverse general economic conditions, more effective operating cost controls and efficiencies, and the Company's ability to attract new capital and maintain adequate liquidity. In late 1996, the Company began implementing a series of new strategic initiatives designed to improve the Company's financial and operating results. See "The Company--Business Strategy."

  The achievement of these improved operating results is subject to significant uncertainties, including the Company's ability to achieve higher revenue yields and load factors, the cost of aircraft fuel, the Company's ability to finance or lease suitable replacement aircraft at reasonable rates and the containment of operating costs. No assurance can be given that any of the initiatives already implemented or any new initiatives, if implemented, will be successful, or if successful, that such initiatives will produce sufficient results for the Company to be successful in generating the operating revenues and cash required for profitable operations or future viability. See "Risk Factors."

  Pursuant to the '95 Reorganization, the Company issued 600,000 ticket vouchers, each with a face value of $50.00, which may be used for up to a 50% discount off the cost of a TWA airline ticket for transportation on TWA ("Ticket Vouchers"). Pursuant to certain agreements, the Company repurchased approximately 236,000 of the Ticket Vouchers at an aggregate cost of $8.8 million. Payments in respect of these Ticket Vouchers were approximately $700,000 in 1995 and approximately $8.1 million in 1996. Concurrently, the Company undertook aircraft lease payment deferrals to increase liquidity and improve the Company's financial condition. Gross deferrals of lease and conditional sale indebtedness payments aggregated approximately $91.0 million with a weighted average repayment period of approximately two years. The aircraft lease payment deferrals contemplated by the '95 Reorganization generally anticipated six month deferrals with various payback periods, extending in some instances over the remaining life of the lease, and in other cases over a specified period. Cash repayments of lease deferrals, including interest, were approximately $9.5 million in the fourth quarter of 1995, $23.8 million in 1996 and are expected to approximate $9.0 million in 1997.

  On June 14, 1995, the Company signed an agreement (the "Extension and Consent Agreement") with Karabu to extend the term of the Icahn Loans from January 8, 1995 to January 8, 2001 and to obtain the consent of Karabu and the Icahn Entities to certain modifications to the PBGC Notes. Collateral for the Icahn Loans included a number of aircraft, engines and related equipment, along with substantially all of the Company's receivables. On December 30, 1997 the Company repaid the outstanding balance of the Icahn Loans out of proceeds from the sale of the Receivables Securitization Notes.

  On June 14, 1995, in consideration of, among other things, the extension of the Icahn Loans, TWA and Karabu entered into the Ticket Agreement which permitted Karabu to purchase two categories of discounted tickets: (1) "Domestic Consolidator Tickets," which are subject to a cap of $610 million, based on the full retail price of the tickets ($120 million in the first 15 months and $70 million per year for seven consecutive years through the term of the Ticket Agreement), and (2) "System Tickets," which are not subject to any cap throughout the term of the Ticket Agreement.

  Tickets sold by the Company to Karabu pursuant to the Ticket Agreement are priced at levels intended to approximate current competitive discount fares available in the airline industry. The Ticket Agreement provides that no ticket may be included with an origin or destination of St. Louis, nor may any ticket include flights on other carriers. Tickets purchased by Karabu pursuant to the Ticket Agreement are required to be at fares specified in the Ticket Agreement, net to TWA, and exclusive of tax. No commissions will be paid by TWA for tickets sold under the Ticket Agreement, and TWA believes that under the applicable provisions of the Ticket Agreement, Karabu may not market or sell System Tickets through travel agents or directly to the general public. Karabu, however, has been marketing System Tickets through travel agents and directly to the general public. TWA has demanded that Karabu cease doing so and Karabu has stated that it disagrees with the Company's interpretation concerning sales through travel agents or directly to the general public. In December 1995, the Company filed a lawsuit against Karabu, Mr. Icahn and affiliated companies seeking damages and to enjoin further violations of the Ticket Agreement. Mr. Icahn countered by threatening to file his own lawsuit and declare a default on the Icahn Loans, which financing was secured by receivables and certain flight equipment pledged under one or more security agreements (the "Karabu Security Agreements"). Mr. Icahn's position was based on a variety of claims related to his various interpretations of the Karabu Security Agreements as well as with respect to certain alleged violations of the Ticket Agreement by the Company. The parties negotiated a series of standstill agreements pursuant to which TWA's original lawsuit was withdrawn, while the Company and Mr. Icahn endeavored to negotiate a settlement of their differences and respective claims. Those negotiations reached an impasse and the Company re-filed its suit on March 20, 1996 in the St. Louis County Circuit Court. In response to such lawsuit, Karabu and another Icahn-affiliated company asserted counterclaims alleging that the Company had breached its obligations under the Ticket Agreement by, among other things, seeking to restrict Karabu and Icahn-affiliated companies from selling System Tickets through travel agents or directly to the general public. If Karabu's interpretation as to sales of System Tickets through travel agents or directly to the general public was determined by a court or otherwise to be correct and the Company did not otherwise take appropriate action to mitigate the effect of such sales, the Company could suffer significant loss of revenue collected that could reduce overall passenger yields on a continuing basis during the term of the Ticket Agreement. The trial of this case was completed on January 7, 1998. A final judicial determination that the Ticket Agreement was violated by the Company could result in the imposition of damages.

  Also on March 20, 1996, Karabu and certain other companies controlled by Mr. Icahn filed suit against the Company alleging violations by the Company of the Ticket Agreement and federal anti-trust laws. On March 24, 1997, the United States District Court for the Southern District of New York, on the Company's motion, dismissed the suit in its entirety and that decision has not been appealed. On August 11, 1997, Karabu and another entity controlled by Mr. Icahn filed another suit against six senior officers of the Company in New York state court alleging tortious interference with prospective economic advantage based on alleged violations of the Ticket Agreement. This suit is similar to the previous action filed by Karabu referred to in the first sentence of this paragraph. The defendants removed this case to the United States District Court for the Southern District of New York and have moved to dismiss the case on the grounds of lack of personal jurisdiction, res judicata and failure to state a claim. This action is pending.

  For a more complete description of the various Icahn litigations, see "Business--Legal Proceedings--Icahn Litigation."

  Domestic Consolidator Tickets sold under the Ticket Agreement are limited to certain origin/destination city markets in which TWA has less than a 5% market share limit except for New York where there is a 10% limit. These restricted markets will be reviewed from time to time to determine any change in TWA's market share, and other markets may be designated as necessary.

  The purchase price for the tickets purchased by Karabu had been required to either, at Karabu's option, be retained by Karabu and the amount so retained credited as prepayments against the outstanding balance of the Icahn Loans, or be paid over by Karabu to a settlement trust established in connection with the '93 Reorganization for TWA's account as prepayments on the PBGC Notes. At September 30, 1997, approximately $118.6 million of such proceeds had been applied to the principal balance of the Icahn Loans and $45.2 million had been applied to the PBGC Notes.

  The Company elected to pay interest, due August 1, 1995 and February 1, 1996, and half the interest due February 1, 1997, on the 12% Reset Notes, in shares of Common Stock. The amount of such interest aggregated approximately $10.4 million, $10.2 million and $3.7 million, respectively, and resulted in the issuance of approximately 1.9 million, 1.1 million and 0.6 million shares of Common Stock on the respective dates. The Company elected to pay dividends due February 1, 1996 on its 12% Preferred Stock for the period from November 1, 1995 to and including January 31, 1996, in the amount of approximately $3.3 million, in shares of Common Stock.

 Capital Resources

  During the nine months ended September 30, 1997 the Company continued a series of privately negotiated exchanges with a significant holder of 12% Reset Notes which resulted in the return to the Company of $51.8 million in 12% Reset Notes and approximately $1.4 million in accrued interest thereon in exchange for the issuance of approximately 7.7 million shares of Common Stock leaving an outstanding principal balance of approximately $72.5 million.

  TWA has no unused credit lines and must satisfy all of its working capital and capital expenditure requirements from cash provided by operating activities, from external borrowings, issuance of additional equity or from the sale of assets. Substantially all of TWA's strategic assets, including its owned aircraft, have been pledged to secure various issues of outstanding indebtedness of the Company. To the extent that the pledged assets are sold, the applicable financing agreements generally require the sale proceeds to be applied to repay the corresponding indebtedness. TWA has relatively few non-strategic assets which it could monetize, substantially all of such assets being subject to various liens and security interests which would restrict and/or limit the ability of TWA to realize any significant proceeds from the sale thereof. To the extent that the Company's access to capital is constrained, the Company may not be able to make certain capital expenditures or to continue to implement certain other aspects of its strategic plan, and the Company may therefore be unable to achieve the full benefits expected therefrom.

 Commitments

  In February 1996, TWA executed definitive agreements providing for the operating lease of 10 new 757 aircraft, all of which have been delivered. These aircraft have an initial lease term of 10 years. Although individual aircraft rentals escalate over the term of the leases, aggregate rental obligations are estimated to average approximately $59 million per annum over the lease terms. The Company also entered into an agreement in February 1996 with Boeing for the purchase of ten 757-231 aircraft and related engines, spare parts and equipment for an aggregate purchase price of approximately $500 million. The agreement also provides for the purchase of up to ten additional aircraft. As of November 25, 1997, TWA had taken delivery of five of such aircraft and had five on firm order. Furthermore, to the extent TWA exercises its options for additional aircraft, the Company will have the right to an equal number of additional option aircraft. Four of the five aircraft already delivered were manufacturer financed and one was leased. TWA has obtained commitments for debt financing for approximately 80% of the total costs associated with the acquisition of four of the remaining five aircraft which have not been delivered and obtained commitments for 100% lease financing of the total costs of the remaining fifth and final of such aircraft. Such commitments are subject to, among other things, so-called material adverse change clauses which make the availability of such debt and lease financing dependent upon the financial condition of the Company.

  In 1997, TWA reached agreements for the acquisition, by lease, of two new Boeing 767-300ER aircraft to be delivered in March and April of 1998. The longer-range 300 series aircraft will be utilized on TWA's international routes.

  TWA has entered into agreements with AVSA, S.A.R.L. and Rolls-Royce plc relating to the purchase of ten A330-300 twin-engine wide body aircraft and related engines, spare parts and equipment for an aggregate purchase price of approximately $1.1 billion. The agreements, as amended, require the delivery of the aircraft in

2001 and 2002 and provide for the purchase of up to ten additional aircraft. TWA has not yet made arrangements for the permanent financing of the purchases subject to the agreements. In the event of cancellation, predelivery payments of approximately $18 million would be subject to forfeiture.

  The Company has entered into an agreement to acquire from the manufacturer fifteen new MD-83s. The long-term leasing arrangement provides for delivery of the aircraft between the second quarter of 1997 and the first quarter of 1999. The Company has taken delivery of seven of the MD-83 aircraft and expects to take delivery of six additional planes during 1998 and two additional planes in 1999.

  TWA has elected to comply with the transition requirements of the Noise Act by adopting the Stage 2 aircraft phase-out/retrofit option, which requires that 50% of its base level (December 1990) Stage 2 fleet be phased-out/retrofitted by December 31, 1996, 75% by December 31, 1998 and 100% by December 31, 1999. To comply with the 1996 requirement, the Company has retrofitted, by means of engine hush-kits, 30 of its DC-9 aircraft. As of September 30, 1997, hush-kits have been installed on 71 DC-9's engines at an aggregate cost of approximately $55 million, most of which was financed by lessors with repayments being facilitated through increased rental rates or lease term extensions.

 Certain Other Capital Requirements

  Expenditures for facilities and equipment, other than aircraft, generally are not committed prior to purchase and, therefore, no such significant commitments exist at the present time. TWA's ability to finance such expenditures will depend in part on TWA's financial condition at the time of the commitment.

  The Company utilizes software and related computer technologies essential to its operations that use two digits rather than four to specify the year, resulting in a date recognition problem in the year 2000. The Company has hired an outside consulting firm to study what actions will be necessary to make its computer systems year 2000 compliant. The expense associated with these actions cannot presently be determined, but could be material to the Company's financial position and results of operations.

 Availability of NOLs

  The Company estimates that it had, for federal income tax purposes, net operating loss carryforwards ("NOLs") amounting to approximately $691 million at December 31, 1996. Such NOLs expire in 2008 through 2011 if not utilized before then to offset taxable income. Section 382 of the Internal Revenue Code of 1986, as amended (the "Code"), and regulations issued thereunder impose limitations on the ability of corporations to use NOLs, if the corporation experiences a more than 50% change in ownership during certain periods. In connection with the change of ownership caused by the '95 Reorganization, the Company elected to reduce its NOLs in accordance with Section 382 of the Code and regulations issued thereunder. An additional change in ownership thereafter could substantially restrict the Company's ability to utilize its tax net operating loss carryforwards. The Company believes that no ownership change has occurred subsequent to the '95 Reorganization. There can be no assurance that an ownership change will not occur in the future. In addition, the NOLs are subject to examination by the IRS, and, thus, are subject to adjustment or disallowance resulting from any such IRS examination. For the foregoing reasons, prospective purchasers of the Notes should not assume the unrestricted availability of the Company's currently existing NOLs, if any, in making their investment decisions. For financial reporting purposes, the tax benefits from substantially all of the tax net operating loss carryforwards will, to the extent realized in future periods, have no impact on the Company's operating results, but instead be applied to reduce reorganization value in excess of amounts allocable to identifiable assets.

                                   BUSINESS

  TWA is the eighth largest U.S. air carrier (based on RPMs for the first nine months of 1997), whose primary business is transporting passengers, cargo and mail. During the first nine months of 1997, the Company carried more than 17.6 million passengers and flew approximately 19.2 billion RPMs. As of September 30, 1997, TWA provided regularly scheduled jet service to 86 cities in the United States, Mexico, Europe, the Middle East, Canada and the Caribbean. As of September 30, 1997, the Company operated a fleet of 186 jet powered aircraft.

ROUTE STRUCTURE

  TWA's passenger airline business is the Company's chief source of revenue. TWA also carries cargo (mail and freight) on its North American and international systems. For the first nine months of 1997, the Company's North American operations accounted for 84% of its total revenues, while its transatlantic operations contributed 16% of total revenues.

  TWA's North American operations have a hub-and-spoke structure, with a primarily domestic hub at St. Louis and a domestic-international hub at JFK. The North American system serves 37 states, the District of Columbia, Puerto Rico, Mexico, Canada, and the Caribbean. TWA also participates in the charter market, flying both domestic and international charter flights.

  TWA's international operations consist of both nonstop and through-service from JFK and St. Louis to destinations in Europe and the Middle East. TWA's international operations are concentrated at JFK, from which it now serves 28 cities with approximately 42 daily departures. International cities served include Barcelona, Cairo, Lisbon, Madrid, Milan, Riyadh, Rome, and Tel Aviv from JFK; Paris from JFK and St. Louis; and London-Gatwick from St. Louis.

OTHER ACTIVITIES

  In addition to TWA's passenger and cargo services, the Company operates Getaway Vacations, a tour package offering leisure travel products and services. In addition, TWA earns revenue by providing contract maintenance services for a number of third parties. In 1996, the Company began reducing certain third-party airframe and engine contract maintenance service and, while the Company expects to maintain the reduced level of airframe third-party contract work through 1997, the Company has selectively expanded the amount of engine third-party contract maintenance work that it performs.

FLIGHT EQUIPMENT

  As of September 30, 1997, TWA operated a fleet of 186 aircraft, of which 37 were owned by TWA and 149 were leased. All aircraft in use are maintained in airworthy condition in accordance with procedures approved by the FAA. The active operating aircraft owned by and leased to TWA as of September 30, 1997 are listed below.

                                                       AVERAGE AGE   SEATS IN
                                                       OF AIRCRAFT STANDARD TWA
TYPE                          OWNED(2) LEASED TOTAL(3)  (IN YEARS) CONFIGURATION
----                          -------  ------ -------  ----------- -------------
Douglas DC-9-10..............    --       7       7       30.7           77
Douglas DC-9-30..............    --      36      36       27.8          100
Douglas DC-9-40..............    --       3       3       22.9          100
Douglas DC-9-50..............    --      12      12       20.7          107
Douglas MD-80/83.............    --      59      59       10.0          144
Boeing 727-200(1)............    27       8      35       22.9          146
Boeing 747(1)................     2       4       6       27.0          434
Boeing 757...................     3      11      14        0.5          180
Boeing 767...................     5       9      14       13.1          192
                                ---     ---     ---       ----
Total........................    37     149     186       17.6
                                ===     ===     ===       ====

--------
(1) Excludes the following aircraft which are not in the active fleet: four Boeing 727-100s, five Boeing 747-100s, two Boeing 747-200s and 13 L-1011s.

(2) Substantially all TWA's owned flight equipment is pledged to secure its indebtedness.
(3) For information concerning compliance of the above-referenced aircraft with the Noise Act, see "--Regulatory Matters--Noise Abatement."

  For a discussion of the Company's fleet restructuring plans, see "The Company--Business Strategy--Fleet Upgrade and Simplification."

REAL PROPERTY

  TWA utilizes or has rights to utilize airport and terminal facilities located in or near the cities it serves under lease agreements or other arrangements with the governmental authorities exercising control over such facilities.

  At St. Louis, TWA has preferential use rights to 57 gates and 40 ticket counter positions, and ramp, baggage and other supporting ground facility space. TWA's domestic-international hub at JFK operates out of two passenger terminal facilities (Terminals 5 and 6). TWA is the lessee at JFK of a total of 27 gates, 102 ticket counter positions, and ramp, baggage and other supporting ground facility space. TWA occupies both Terminal 5 and Terminal 6 as a holdover tenant pursuant to expired agreements of lease with the Port Authority of New York and New Jersey (the "Port Authority"). Such holdover tenancies are with the consent of the Port Authority pursuant to a Term Sheet dated August 12, 1993 (the "Term Sheet"), which extended TWA's right to occupy Terminals 5 and 6, provided TWA paid the rent set forth in the Term Sheet, made certain specified financed improvements to Terminals 5 and 6, and was otherwise in compliance with the expired leases. TWA's tenancy is currently on a month-to-month basis and no lease has been signed. The Company has recently consolidated for the near term most of its JFK operations into Terminal 5, using only limited facilities in Terminal 6. TWA has currently subleased nine of the 13 gates in Terminal 6 to other carriers and anticipates that at least two more gates will be subleased by the end of the first quarter of 1998.

  TWA's overhaul base is located on approximately 250 acres of leased property at the Kansas City International Airport, Kansas City, Missouri. The overhaul base is TWA's principal maintenance base where TWA performs major maintenance and repair services for its aircraft fleet. The overhaul base is owned by the City of Kansas City, Missouri and leased to TWA along with other facilities until May 31, 2000. TWA leases office space and other facilities in a number of locations in the U.S. and abroad. In December 1993, pursuant to a sale/leaseback with the City of St. Louis, TWA leased a two-story ground operations building near the St. Louis Airport and an adjacent 165,000 square foot, five-story flight training facility. The lease of these properties is covered under a month-to-month agreement subject to automatic renewal so long as TWA is not in default thereunder, such agreement having a term otherwise expiring December 31, 2005. Such term is subject to early termination in the event of certain events of default, including non-payment of rents, cessation of service, failure to maintain corporate headquarters within the City or County of St. Louis or failure to maintain a reservations office within the City of St. Louis. For a description of certain environmental corrective actions that TWA anticipates will be required at the overhaul base, see "-- Legal Proceedings."

  TWA's corporate headquarters are located at One City Centre, 515 N. Sixth Street, St. Louis, Missouri where TWA has subleased approximately 56,700 square feet through February 28, 2000. TWA's St. Louis area reservation facility and customer relations department is located in approximately 48,000 square feet in the City of St. Louis, Missouri. In June 1996, TWA opened a new reservation facility in Norfolk, Virginia, comprised of approximately 40,000 square feet and having 455 work stations. The facility is leased for a twenty-five year term.

TRAVEL AGENCIES

 Travel Agent Commissions

  Consistent with most other airlines, tickets sold for travel on TWA are sold by travel agents as well as directly by the Company. During the first nine months of 1997, approximately 81.9% of all tickets sold for travel on TWA were sold by travel agents. Until October 2, 1997, TWA paid the full traditional 10% commission on tickets for domestic transportation on TWA sold by independent travel agents without the cap of $50 and $25 per domestic round-trip and one-way tickets, respectively, which most other major airlines imposed in 1995 and paid an 11% commission on tickets for international transportation. On October 2, 1997, the Company reduced its commission on tickets for domestic and international transportation to 8% and 10%, respectively, without the cap imposed by most of the major airlines. Although the Company can not quantify the current or potential future impact of this decision, the Company believes the uncapped commission structure is a positive factor in the Company maintaining and improving its long-term relationships with such travel agents and encourages the booking of higher fare tickets. TWA pays 9% for tickets issued outside the U.S. Carriers (including TWA) may also pay additional commissions to travel agents as incentive for increased volume or other business directed to the carrier.

 Travel Agency Automation

  Greater than 90% of all travel agencies in the U.S. obtain their airline travel information through access to Global Distribution Systems (also referred to as Computer Reservation Systems or "CRS"). Such systems are used by travel agents to make travel reservations including airline, hotel, train, car and other bookings and allow travel agents to issue airline tickets and boarding passes.

  One such system is WORLDSPAN, which is owned by a partnership in which affiliates of TWA, Delta Air Lines, Northwest Airlines, and ABACUS Distribution Systems Pte. Ltd, have interests of 25%, 32%, 38% and 5%, respectively. Management believes that its participation in Worldspan has given it direct access to an efficient distribution system. Worldspan continues to expand its offering and coverage, further benefitting the Company. TWA will continue to increase the methods and efficiency of distributing its product through a variety of channels and systems, including increasing use of "E" ticketing (electronic ticketing) and direct booking through the Internet.

FREQUENT FLIGHT BONUS PROGRAM

  TWA initiated its FFB Program in May 1981. Frequent flier programs like TWA's FFB Program have been adopted by most major air carriers and are considered the number one marketing tool for developing brand loyalty among travelers and accumulating demographic data pertaining to business fliers.

  TWA's FFB Program rewards certain of its members with mileage credits based on the fare paid as well as miles flown for travel on TWA and also offers mileage credits for members' purchases of goods and services offered by various travel and non-travel related businesses that participate in the FFB Program including other airlines. FFB Program members may also receive mileage credit pursuant to exchange agreements maintained by TWA with a variety of entities, including hotels, car rental firms, credit card issuers and long distance telephone service companies. For example, through the American Express Membership Miles program, FFB Program members may use amounts charged on the American Express card to earn additional frequent flier miles.

  TWA accounts for its FFB Program under the incremental cost method, whereby travel awards are valued at the incremental cost of carrying one additional passenger. Such costs are accrued when FFB Program participants accumulate sufficient miles to be entitled to claim award certificates. Incremental costs include unit costs for passenger food, beverages and supplies, fuel, reservations, communications, liability insurance and denied boarding compensation expenses expected to be incurred on a per passenger basis. No profit or overhead margin is included in the accrual for incremental costs. No liability is recorded for airline, hotel or car rental award certificates that are to be honored by other parties because there is no cost to TWA for these awards.

  At December 31, 1995, FFB participants had accumulated mileage credits for approximately 660,752 free awards, compared with accumulated mileage credits for approximately 751,689 awards at December 31, 1996. Because TWA expects that some award certificates will never be redeemed, the calculations of the accrued liability for incremental costs at December 1995 and 1996 were based on approximately 70.0% and 71.5%, respectively, of the accumulated credits. Mileage for FFB participants who have accumulated less than the minimum number of mileage credits necessary to claim an award is excluded from the calculation of the accrual. The accrued liability at December 31, 1995 was approximately $19.0 million compared to approximately $20.4 million at December 31, 1996.

  TWA's customers redeemed awards representing approximately 6.3%, 6.0% and 4.5% of TWA's RPMs in 1994, 1995 and 1996, respectively.

AIRCRAFT FUEL

  TWA's worldwide aircraft fuel requirements are met by in excess of twenty different suppliers. The Company has contracts with some of these suppliers, the terms of which vary as to price, payment terms, quantities and duration. The Company also makes incremental purchases of fuel based on price and availability. To assure adequate supplies of jet fuel and to provide a measure of control over price, the Company trades fuel, ships fuel and maintains fuel storage facilities to support key locations. Petroleum product prices, including jet fuel, are primarily driven by crude oil costs. The market's alternate uses of crude oil to produce petroleum products other than jet fuel (e.g., heating oil and gasoline) as well as the adequacy of refining capacity and other supply constraints affect the price and availability of jet fuel. Changes in the price or availability of fuel could materially affect the financial results of the Company. See also "Risk Factors--Risk Factors Related to the Industry--Aircraft Fuel."

  During 1996, aircraft fuel prices increased significantly, however, such prices have declined moderately during the first nine months of 1997. The following table details TWA's fuel consumption and costs for the three years ended December 31, 1994, 1995 and 1996, the nine months ended September 30, 1996 and 1997 and the three months ended September 30, 1996 and 1997:

                                                   NINE MONTHS    THREE MONTHS
                          YEAR ENDED DECEMBER         ENDED           ENDED
                                  31,             SEPTEMBER 30,   SEPTEMBER 30,
                          ----------------------  --------------  --------------
                           1994    1995    1996    1996    1997    1996    1997
                          ------  ------  ------  ------  ------  ------  ------
Gallons consumed (in
 millions)..............   852.2   804.2   838.9   637.5   555.7   233.1   196.2
Total cost(1) (in mil-
 lions).................  $477.6  $458.6  $585.2  $432.8  $369.5  $162.4  $122.2
Average cost per gallon.      56c     57c     70c     68c     66c     70c     62c
Percentage of operating
 expenses...............    13.0%   13.9%   15.6%   15.9%   14.5%   16.6%   14.5%

--------
(1) Excludes into-plane fees.

COMPETITION

  Since the passage of the Airline Deregulation Act of 1978, the airline industry has been characterized by intense competition, consolidation of existing carriers, the formation of international alliances and the advent of numerous low-cost, low-fare new entrants. A number of airlines have filed for bankruptcy and/or ceased operations. In addition, several carriers have introduced or announced plans to introduce low-cost, short-haul service, which may result in increased competition to TWA. Airlines offer discount fares, a wide range of schedules, frequent flier mileage programs and ground and in-flight services as competitive tools to attract passengers and increase market share. Intense price competition has accelerated the efforts of airline managements to reduce costs and improve productivity in order to withstand greater levels of discounting. TWA's services are subject to varying degrees of competition, depending in part on whether such services are operated over domestic or international routes. Because of the relative ease with which U.S. carriers can enter new domestic markets, TWA's domestic services are subject to increases or decreases in competition from other air carriers. Changes in intensity of competition in the deregulated domestic environment cannot be predicted.

  The level of competition in international markets is normally governed by the terms of bilateral agreements between the U.S. and the foreign countries involved. Many of the bilateral agreements permit an unlimited number of carriers to operate between the U.S. and the foreign country. Competition in some international markets is limited to a specified number of carriers and flights on a given route by the terms of the air transport agreements between the U.S. and the foreign country. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--General" and "--Regulatory Matters."

  The airline industry is subject to substantial price competition as U.S. airlines are free to determine domestic pricing policies without government regulation. While the DOT retains authority over international fares, which are also subject to the jurisdiction of the governments of the foreign countries being served, the Company generally has substantial discretion with respect to its international pricing policies.

  While DOT authority is required before any person may operate as an air carrier within or to and from the U.S., the Airline Deregulation Act of 1978 and the International Air Transportation Competition Act of 1979 substantially decreased previous governmental restrictions in this area. In the case of domestic operations, any person who is found to be fit, willing and able may operate as an air carrier between any two points in the U.S. Thus, TWA is able to enter new routes or suspend existing routes within the U.S. without seeking regulatory approval. Similarly, other airlines are free to enter or leave TWA's domestic markets.

EMPLOYEES

  As of September 30, 1997, the Company had approximately 22,540 full-time employees (based upon full-time equivalents which include part-time employees). Of these, approximately 84.6% were represented by ALPA and the IAM. On March 6, 1997, the IAM was certified to replace IFFA as the bargaining representative of the Company's flight attendants.

  During 1994, the Company entered into the '94 Labor Agreements with ALPA, IAM and IFFA amending then existing labor agreements with each such union to, among other things, (i) eliminate certain raises scheduled to take effect in 1994 and 1995, thereby continuing certain wage and benefit concessions granted to the Company in the '92 Labor Agreements, (ii) modify existing work rules and benefit packages, and (iii) eliminate contractual "snapback" provisions contained therein which would have automatically restored wages to pre-concessionary levels for purposes of future contract negotiations. The terms of the IFFA contract remain in effect, although the flight attendants are now represented by the IAM. In addition, the Company implemented a number of similar savings initiatives with respect to domestic non-union and management employees, primarily through reducing headcount, altering benefit packages, and eliminating certain planned restorations of previous wage concessions.

  In exchange for the substantial cost savings realizable by the Company as a result of the foregoing, as described in more detail below, TWA (i) agreed to certain wage increases and productivity payments to its employees, (ii) issued certain equity securities of the Company to its employees, (iii) agreed to make certain future grants of equity securities and to permit such employees an opportunity to purchase certain additional securities at a discount, and
(iv) effected certain amendments to the Company's Certificate of Incorporation and By-laws with respect to the election of certain directors and director voting requirements in the event of certain specified corporate actions.

  As part of the '94 Labor Agreements, TWA agreed with its unionized employees to a series of semi-annual 1% wage increases commencing in May 1995 and continuing through August 31, 1997 (the last such wage increase equaled 3% in the case of employees represented by ALPA and IFFA, and the IAM received a 1% wage increase and a 2% contribution to its retirement plan on August 31,
1997).

  On the '95 Effective Date, TWA issued to certain trusts established for the benefit of its unionized employees shares of Employee Preferred Stock; such stock being issued in three separate series designated the ALPA Preferred Stock, the IAM Preferred Stock and the IFFA Preferred Stock. Except for certain rights with respect to the election of directors, the Employee Preferred Stock has rights substantially identical to the Common Stock. See "Description of Capital Stock--Description of Employee Preferred Stock." TWA also issued an aggregate of 1,026,694 shares of Common Stock to a trust established for the benefit of certain of TWA's other employees. The value of shares issued to the Company's non-union employees was intended to reflect the estimated value to the Company of the concessions granted by these employees. The equity securities issued on the '95 Effective Date resulted in the employees of the Company initially owning approximately 30% of the then outstanding Common Stock and Common Stock equivalents of the Company.

  In recognition of the fact that as a result of the '95 Reorganization, the percentage of the Company's stock owned by the Company's employees was substantially reduced, the Company adopted as of the '95 Effective Date the ESIP pursuant to which the Company would grant, commencing in 1997, to certain trusts established for the benefit of its union and non-union employees certain additional shares of Common Stock and Employee Preferred Stock. The first stock grant under the ESIP was to be made on July 15, 1997 in an amount sufficient to increase the employee ownership of the combined total number of then outstanding shares of Common Stock and Employee Preferred Stock by 2% if the closing price of the Common Stock exceeded a target price of $11.00 per share during the period from January 1, 1997 to July 15, 1997. Because such target price was not exceeded, the grant will instead be made on July 15 of the next year up to and including July 15, 2002, if any that the Common Stock exceeds such target price. In subsequent years through the end of the seven year term of the ESIP, the additional number of shares of Employee Preferred Stock subject to grant under this program would be equivalent to 1.5% in 1998, 1.5% in 1999, 1.0% in 2000, 1.0% in 2001 and 1.0% in 2002 of the combined total number of shares of Common Stock and Employee Preferred Stock outstanding as of the applicable July 15 grant date, with the target prices increasing to $12.10 in 1998, $13.31 in 1999, $14.64 in 2000, $16.11 in 2001
and $17.72 in 2002. Each such grant is cumulative and, where the applicable target price is not met in the initial grant year, the applicable grant is carried forward and is subject to grant in future years up to and including July 15, 2002 in the manner described above if TWA issues additional shares of Common Stock with an aggregate value of more than $20 million to third parties for cash or a reduction in debt at a price equal to or greater than $11.00 per share, the last two scheduled grants under the ESIP are to be aggregated and these shares allocated equally to the remaining installments in the program. In addition, pursuant to the ESIP, employees have the right commencing after July 15, 1997, to purchase over the seven year term of the ESIP additional shares of Employee Preferred Stock in amounts up to an aggregate of 2% of the combined total number of outstanding Common Stock and Employee Preferred Stock at a discount of 20% from the then current market price. The employees' right to purchase additional shares of Employee Preferred Stock is accelerated and becomes immediately exercisable if there is a merger, sale or consolidation of TWA (where TWA is not the surviving entity) at a price equivalent to or in excess of $17.72 per share of Common Stock at a 20% discount from the merger, sale or consolidation price relating to such a transaction. Should all of the target prices be met or exceeded within the time periods specified and should the entire discount stock purchase option be exercised, the various employee stock trusts would receive a total of 10% of the outstanding stock, with the exact amount issued dependent upon the outstanding shares as of the date of each grant and option exercise.

  The ESIP also provides that if additional shares are distributed following the '95 Effective Date in respect of the '95 Reorganization, employees will be entitled to receive an additional number of shares of Common Stock and Employee Preferred Stock such that the employees will retain the same level of ownership. Union representatives and the Company agreed that the number of shares of Employee Preferred Stock and Common Stock to be issued pursuant to the ESIP was 525,856. In addition, since additional ESIP shares were not issued to the employees in July 1997, an additional 405,750 shares of Employee Preferred Stock and Common Stock were issued to the ESIP and, to the extent that additional shares are granted to the ESIP, the Company will receive a credit towards the new grant for these previously issued shares, in that amount in the event additional shares are granted pursuant to the ESIP.

  In addition to certain amendments required to effect the recapitalization of the Company, on the '95 Effective Date, TWA further amended its Certificate of Incorporation and By-laws to (i) permit certain employees represented by ALPA and the IAM to elect four of the Company's 15 directors (the "Employee Directors"), and (ii) provide that certain extraordinary corporate actions, including mergers, sales of all or substantially all of the Company's assets or certain routes or any filing seeking protection under the bankruptcy laws, may be blocked by a vote of six directors, including each of the Employee Directors. See "Certain Provisions of the Certificate of Incorporation, the By-laws and Delaware Law--Blocking Coalition."

  The '94 Labor Agreements were three year agreements and became amendable as of August 31, 1997. Negotiations on a new collective bargaining agreement with the IAM with regard to the flight attendants commenced in July 1997 and are currently ongoing and negotiations regarding the Company's ground employees represented by the IAM commenced in February 1997 and are also currently ongoing. Negotiations on a new collective bargaining agreement with ALPA commenced in June 1997 and are currently ongoing. Under the RLA workers whose contracts have become amendable are required to continue to work under the "status quo" (i.e., under the terms of employment in effect before the amendable date) until the RLA's procedures are exhausted. Under the RLA, the Company and its unions are obligated to continue to bargain until agreement is reached or until a mediator is appointed and concludes that negotiations are deadlocked and mediation efforts have failed. The mediator must then further attempt to induce the parties to agree to arbitrate the dispute. If either party refuses to arbitrate, then the mediator must notify the parties that his efforts have failed and, after a 30-day cooling-off period, a strike or other direct action may be taken by the parties. At the request of the IAM, a mediator was appointed on August 6, 1997 in connection with the negotiations on the collective bargaining agreement covering ground employees. The mediator has not yet met with the parties and has not reached a conclusion that negotiations are deadlocked. In the opinion of management, the Company's financial resources are not as great as those of most of its competitors, and, therefore, any substantial increase in its labor costs as a result of any new labor agreements or any cessation or disruption of operations due to any strike or work action could by particularly damaging to the Company. See "Risk Factors--Risk Factors Related to the Company--'94 Labor Agreements."

REGULATORY MATTERS

 Slot Restrictions

  The Company's ability to increase its level of operations at certain domestic cities currently served is affected by the number of slots available for takeoffs and landings. At JFK, LaGuardia, Chicago O'Hare and Washington National, which have been designated "High Density Airports" by the FAA, there are restrictions on the number of aircraft that may land and take off during peak hours. In the future, these take-off and landing time slot restrictions and other restrictions on the use of various airports and their facilities may result in further curtailment of services by, and increased operating costs for, individual airlines, including TWA, particularly in light of the increase in the number of airlines operating at such airports. On April 1, 1986, the FAA implemented a final rule relating to allocated slots at the High Density Airports. This rule, as since amended, contains provisions requiring the relinquishment of slots for nonuse and permits carriers, under certain circumstances, to sell, lease or trade their slots to other carriers. TWA does not anticipate losing any slots as a result of these new rules; however the higher use rates required by these rules do increase the risk that TWA might lose slots in the future because of nonuse and decrease TWA's ability to adjust its flight schedules at the High Density Airports.

  Most international points served by TWA also are slot-controlled.

 Control over International Routes

  TWA's international certificates are granted by the DOT for indefinite or fixed-term periods, depending on the route. TWA is authorized to provide transatlantic service from major cities in the U.S. to points in Europe, North Africa, the Middle East and Asia. Some of these authorized routes are not currently served by TWA. Many of the European markets served by TWA are "limited entry" markets in which, as a result of agreements between the United States and foreign governments, TWA has traditionally competed with a limited number of other carriers. During the past several years, however, the U.S. government has encouraged competition in international markets and entered into bilateral agreements with various foreign governments that provide for expanded exchanges of routes and traffic rights, reduction of governmental controls over fares and avoidance of limits on capacity and charter services. Competition in international markets has increased dramatically over the past several years as major U.S. carriers have initiated and/or continued to expand their international operations. Foreign flag carriers have continued to expand service and the DOT has indicated its support for further expansion of opportunities of foreign carriers to serve new points in the U.S. No assurance can be given that

TWA will continue to have the advantage of all the "limited entry" markets in which it currently operates or that additional carriers will not be permitted to operate in one or more of these markets or that TWA in general will not face substantial unexpected competition. Competition in the international market is further complicated by the fact that pricing levels on some transatlantic routes are influenced by subsidies that certain foreign carriers receive from their governments and by the presence of smaller, low-cost carriers.

  Certain portions of TWA's transatlantic route authority have been granted on a fixed-term basis. On May 4, 1993, the bilateral air transport agreement between the U.S. and France lapsed. In the absence of a new a bilateral agreement, the U.S. and France are currently operating on a system of comity and reciprocity. Under this regime, carriers are permitted to maintain historical levels of service, but few or no new services are permitted. Cessation of service to any authorized markets from France may cause such underlying authority to terminate. Any reduction in U.S. carrier access to France could have an adverse impact on TWA's transatlantic operations.

  The operations of TWA's international system will require continued approval by the U.S. government as well as permission or authorization from the governments of the respective countries served and compliance with the laws and regulations of those countries. These authorizations, permits and rights vary considerably in their terms, particularly as to the imposition of restrictive conditions on U.S. airlines.

 Other DOT/FAA Regulations

  The DOT has the authority to regulate competitive practices, advertising and other consumer protection matters such as on-time performance, smoking policies, denied boarding, baggage liability and CRSs provided to travel agents. With respect to foreign air transportation, the DOT may approve agreements between air carriers and grant antitrust immunity to those agreements. The DOT must also approve the transfer between U.S. carriers of international route certificates. The Department of Justice has the authority to approve mergers and interlocking relationships.

 Noise Abatement

  The Noise Act provides for a reduction in aircraft noise levels by commercial aircraft. Under the Noise Act, air carriers were permitted to elect to comply with the transitional requirements of the Noise Act at December 31, 1994, either by (i) phasing out, or retrofitting with noise abatement equipment, certain older aircraft known as Stage 2, or (ii) phasing in quieter aircraft, known as Stage 3. Air carriers who elected to comply by phasing out or retrofitting Stage 2 aircraft were required to phase out or retrofit at least 25% of a specified 1990 base level of such aircraft by December 31, 1994 and by at least 50% by December 31, 1996. TWA elected to comply with the final Noise Act requirements by adopting the Stage 2 aircraft phase out/retrofit option, and had reduced its specified base level of Stage 2 aircraft by 25% at December 31, 1994 and by 50% at December 31, 1996. The Company will be required to reduce its specified base level of Stage 2 aircraft by at least 75% by December 31, 1998 and 100% by December 31, 1999 or alternatively, 75% and 100% of its total fleet will be required to meet Stage 3 requirements by December 31, 1998 and December 31, 1999, respectively. See "Risk Factors--Risk Factors Related to the Company--Age of Fleet; Noise."

  As of September 30, 1996, approximately 66% of TWA's active fleet, met the Stage 3 standards. TWA's ability to comply with the federal requirements within the time specified, or with more restrictive local noise restrictions, by acquiring newer aircraft and by phasing out or retrofitting older aircraft that are not in compliance with the Stage 3 standards, will depend upon its ongoing financial condition, its ability to renegotiate existing leases for such aircraft and its ability to obtain financing to acquire the requisite number of Stage 3 aircraft or retrofit kits. TWA is considering "hush-kitting" additional DC9-30, DC9-40 and DC9-50 aircraft as well as other alternatives to assure compliance with Stage 3 noise requirements, and has already acquired a number of Stage 3 aircraft while phasing out several Stage 2 aircraft. However, there can be no assurance that TWA will be able to satisfy all applicable noise level requirements. See also "Risk Factors--Risk Factors Related to the Company--Liquidity; Substantial Indebtedness; Capital Expenditure Requirements."

  Numerous airports have imposed restrictions such as curfews, airplane noise levels, mandatory flight paths and runway restrictions, which limit the ability of TWA and other carriers to increase services at such airports. Other jurisdictions are considering similar measures. While the Company has historically had the flexibility to schedule around these restrictions, there can be no assurance that the Company will continue to be able to work around these restrictions. At this time, TWA cannot predict what additional restrictions will be implemented or, if so, the timing or effect on TWA of any such implementation. The effect on TWA would depend on the extent to which TWA's aircraft then being used in the affected airports meet the Stage 3 requirements as well as the timing of TWA's flights.

 Labor

  The RLA governs the labor relations of employers and employees engaged in the airline industry. Comprehensive provisions are set forth in the RLA establishing the right of airline employees to organize and bargain collectively along craft or class lines and imposing a duty on air carriers and their employees to exert every reasonable effort to make and maintain collective bargaining agreements. See "--Employees." The RLA contains detailed procedures which must be exhausted before a lawful work stoppage can occur. Pursuant to the RLA, TWA has collective bargaining agreements with two domestic unions which together represent approximately 84.6% of the Company's employees. See "Risk Factors--Risk Factors Related to the Company--'94 Labor Agreements."

 Aging Aircraft Maintenance

  The FAA issued several ADs in 1990 mandating changes to maintenance programs for older aircraft to ensure that the oldest portion of the nation's fleet remains airworthy. The FAA required that these older aircraft undergo extensive structural modifications prior to the later of the accumulation of a designated number of flight cycles or 1994 deadlines established by the various ADs. Most of the Company's aircraft are currently affected by these aging aircraft ADs. The Company monitors its fleet of aircraft to ensure safety levels which meet or exceed those mandated by the FAA.

  In 1995 and 1996, TWA spent approximately $2.6 million and $3.4 million, respectively, to comply with aging aircraft maintenance requirements and spent approximately $3.5 million during 1997 on such requirements. Based on information currently available to TWA and its current fleet plan, TWA estimates that costs associated with complying with these aging aircraft maintenance requirements will aggregate approximately $19.8 million for 1998 through 2001. These cost estimates assume, among other things, that newer aircraft will replace certain of TWA's existing aircraft and as a result, the average age of TWA's fleet will be significantly reduced. There can be no assurance that TWA will be able to implement fully its fleet plan.

 Safety

  TWA is subject to FAA jurisdiction with respect to aircraft maintenance and operations, including equipment, dispatch, communications, training, flight personnel and other matters affecting air safety. The FAA has the authority to issue new or additional regulations. To ensure compliance with its regulations, the FAA requires the Company to obtain operating, airworthiness and other certificates which are subject to suspensions or revocation for cause. In addition, a combination of FAA and Occupational Safety and Health Administrative regulations on both federal and state levels apply to all of TWA's ground-based operations.

 Passenger Facilities Charges

  During 1990, Congress enacted legislation to permit airport authorities, with prior approval from the FAA, to impose passenger facility charges ("PFCs") as a means of funding local airport projects. These charges, which are intended to be collected by the airlines from their passengers and remitted to the airports, are limited to $3.00 per enplanement and to no more than $12.00 per round trip. As a result of competitive pressure, the

Company and other airlines have been limited in their abilities to pass on the cost of the PFCs to passengers through fare increases.

 Environmental

  The Company is subject to regulation under major environmental laws administered by state and federal agencies, including the Clean Air Act, the Clean Water Act, the Comprehensive Environmental Response Compensation and Liability Act of 1980 and the Resource Conservation and Recovery Act. In some locations there are also county and sanitary sewer district agencies which regulate the Company. The Company believes that it is in substantial compliance with applicable environmental regulations. See, however, "--Legal Proceedings."

 Foreign Ownership of Shares

  The Federal Aviation Act of 1958 generally prohibits non-U.S. citizens from owning more than 25% of the voting interest in U.S. air carriers, including the Company.

INSURANCE

  The Company maintains commercial airline insurance with a major group of independent insurers that regularly participate in world aviation insurance markets. The Company's policies include coverage for losses resulting from the physical destruction of or damage to TWA's owned and leased aircraft, as well as losses arising from bodily injury, property damage and personal injury to third parties for which TWA becomes legally obligated to pay. The Company maintains aircraft third party and airline general third party liability insurance with a combined single limit of $1 billion per occurrence. Management believes that TWA's commercial airline insurance policies are generally consistent with those of other United States domiciled scheduled passenger air carriers operating similar aircraft over similar routes.

LEGAL PROCEEDINGS

 Icahn Litigation

  On June 14, 1995, the Company signed the Extension and Consent Agreement with Karabu to extend the term of the Icahn Loans from January 8, 1995 to January 8, 2001 and to obtain the consent of Karabu and the Icahn Entities to certain modifications to the PBGC Notes. Collateral for the Icahn Loans included a number of aircraft, engines and related equipment, along with substantially all of the Company's receivables. On December 30, 1997, the Company repaid the outstanding balance of the Icahn Loans out of the proceeds from the sale of the Receivables Securitization Notes.

  On June 14, 1995, in consideration of, among other things, the extension of the Icahn Loans, TWA and Karabu entered into the Ticket Agreement which permitted Karabu to purchase two categories of discounted tickets: (1) "Domestic Consolidator Tickets," which are subject to a cap of $610 million, based on the full retail price of the tickets ($120 million in the first 15 months and $70 million per year for seven consecutive years through the term of the Ticket Agreement), and (2) "System Tickets," which are not subject to any cap throughout the term of the Ticket Agreement.

  Tickets sold by the Company to Karabu pursuant to the Ticket Agreement are priced at levels intended to approximate current competitive discount fares available in the airline industry. TWA believes that applicable provisions of the Ticket Agreement do not allow Karabu to market or sell System Tickets through travel agents or directly to the general public. Karabu, however, has been marketing System Tickets through travel agents and directly to the general public. TWA has demanded that Karabu cease doing so, and Karabu has stated that it disagrees with the Company's interpretation concerning sales through travel agents or directly to the general public. In December 1995, the Company filed a lawsuit against Karabu, Mr. Icahn, and certain affiliated companies seeking damages and to enjoin further violations of the Ticket Agreement. Mr. Icahn countered by threatening to file his own lawsuit and to declare a default on the Icahn Loans, which financing was secured by receivables and certain flight equipment pledged under the Karabu Security Agreements. Mr. Icahn's position was based upon a variety of claims related to his interpretations of the Karabu Security Agreements as well as with respect to certain alleged violations of the Ticket Agreement by the Company. The parties negotiated a series of standstill agreements pursuant to which TWA's original lawsuit was withdrawn, while the Company and Mr. Icahn endeavored to negotiate a settlement of their differences and respective claims. Those negotiations reached an impasse and the Company refiled its suit on March 20, 1996 in the St. Louis County Circuit Court (as described below).

  On March 20, 1996, the Company filed a petition (the "TWA Petition") commencing a lawsuit against Mr. Icahn, Karabu and certain other entities affiliated with Icahn (collectively, the "Icahn Defendants"). The TWA Petition, which was filed in the Circuit Court for St. Louis County, Missouri, alleges that the Icahn Defendants are violating the Ticket Agreement and otherwise tortiously interfering with the Company's business expectancy and contractual relationships, by among other things, marketing and selling tickets purchased under the Ticket Agreement through travel agents or directly to the general public. The TWA Petition seeks a declaratory judgment finding that the Icahn Defendants have violated the Ticket Agreement, and also seeks liquidated, compensatory and punitive damages, in addition to the Company's costs and attorney's fees. In response to such lawsuit, Karabu and another Icahn-affiliated company asserted counterclaims alleging that the Company had breached its obligations under the Ticket Agreement by, among other things, seeking to restrict Karabu and Icahn-affiliated companies from selling System Tickets through travel agents or directly to the general public. The trial of this case was completed on January 7, 1998. A final judicial determination regarding this matter is pending.

  Also on March 20, 1996, TWA was named as a defendant in a complaint (the "Icahn Complaint") filed by Karabu and certain other affiliates of Mr. Icahn (the "Icahn Entities"). The Icahn Complaint alleged, among other things, that the Company had violated certain federal antitrust laws, breached the Ticket Agreement and interfered with certain existing and prospective commercial relations of the Icahn Entities. The Icahn Complaint was based upon an interpretation by Mr. Icahn and the Icahn Entities that the Ticket Agreement permits sales of tickets through travel agents and directly to the general public. The Icahn Complaint sought injunctive relief and actual and punitive monetary damages, as well as the Icahn Entities' costs of litigation. On June 13, 1996, following TWA's filing of a motion to dismiss the Icahn Complaint, the Icahn Entities amended the Icahn Complaint to delete the federal antitrust claim and to add new allegations and theories with respect to claimed violations of the federal antitrust laws and the Lanham Act (the "Amended Icahn Complaint"). On March 24, 1997, the United States District Court for the Southern District of New York, on the Company's motion, dismissed the suit in its entirety and that decision has not been appealed.


  On August 11, 1997, Karabu and another entity controlled by Mr. Icahn filed another suit against six senior officers of the Company in New York state court alleging tortious interference with prospective economic advantage based on alleged violations of the Ticket Agreement. This suit is similar to the previous action with respect to which the Icahn Complaint related. The defendants removed this case to the United States District Court for the Southern District of New York and have moved to dismiss the case on the grounds of lack of personal jurisdiction, res judicata and failure to state a claim. This action is pending.


  Although the Company intends to press its claims vigorously, it is possible that Karabu's interpretation of the Ticket Agreement regarding system discount ticket sales by the Icahn Defendants through travel agents or directly to the general public could be determined, either by a court or otherwise, to be correct. In such event, unless the Company took appropriate action to mitigate the effect of such sales, the Company could suffer significant loss of revenue that could reduce overall passenger yields on a continuing basis during the term of the Ticket Agreement. In addition, a final judicial determination that the Ticket Agreement was violated by the Company could result in the imposition of damages.

 Other Actions

  On July 17, 1996, TWA Flight 800 crashed shortly after departure from JFK en route to Paris, France. There were no survivors among the 230 passengers and crew members aboard the Boeing 747 aircraft. The Company is cooperating fully with all federal, state and local regulatory and investigatory agencies to ascertain the cause of the crash, which to date has not been determined. The National Transportation Safety Board held hearings relating to the crash in December 1997 and is continuing its investigation. While TWA is currently a defendant in a number of lawsuits relating to the crash, it is unable to predict the amount of claims which may ultimately be made against the Company or how those claims might be resolved. TWA maintains substantial insurance coverage, and at this time management has no reason to believe that such insurance coverage will not be sufficient to cover the claims arising from the crash. Therefore, TWA believes that the resolution of such claims will not have a material adverse effect on its financial condition or results of operations.

  On May 31, 1988, the U.S. Environmental Protection Agency ("EPA") filed an administrative complaint seeking civil penalties as well as other relief requiring TWA to take remedial procedures at TWA's maintenance base in Kansas City, Missouri, alleging violations resulting from TWA's past hazardous waste disposal and related environmental practices. Simultaneously, TWA became a party to a consent agreement and a consent order with the EPA pursuant to which TWA paid a civil penalty of $100,000 and agreed to implement a schedule of remedial and corrective actions and to perform environmental audits at TWA's major maintenance facilities. In September 1989, TWA and the EPA signed an administrative order of consent, which required TWA to conduct extensive investigations at or near the overhaul base and to recommend remedial action alternatives. TWA completed its investigations and on February 17, 1996, submitted a Corrective Measures Study ("CMS") to the Missouri Department of Natural Resources ("MDNR") and the EPA. On August 19, 1997 the MDNR and the EPA approved the CMS. Currently, drafts of the Statement of Basis and the Post Closure Permit are being reviewed by both agencies. Upon completion of that review, the documents will be submitted for public comment. Upon final approval of the CMS, an additional order will be issued and the required corrective actions implemented. TWA presently estimates the cost of the corrective action activities under the existing and anticipated orders to be approximately $7 million, a majority of which represents costs associated with long-term groundwater monitoring and maintenance of the remedial systems. Although the Company believes adequate reserves have been provided for all known environmental contingencies, it is possible that additional reserves might be required in the future which could have a material adverse effect on the results of operations or financial condition of the Company. However, the Company believes that the ultimate resolution of known environmental contingencies should not have a material adverse effect on the financial position or results of operations based on the Company's knowledge of similar environmental sites.

  On October 22, 1991, judgment in the amount of $12,336,127 was entered against TWA in an action in the United States District Court for the Southern District of New York by Travellers International A.G. and its parent company, Windsor, Inc. (collectively, "Travellers"). The action commenced in 1987, as subsequently amended, sought damages from TWA in excess of $60 million as a result of TWA's alleged breach of its contract with Travellers for the planning and operation of Getaway Vacations. In order to obtain a stay of judgment pending appeal, TWA posted a cash undertaking of $13,693,101. In connection with the '93 Reorganization, TWA sought to have the matter ultimately determined by the Bankruptcy Court. Following prolonged litigation with respect to jurisdiction, the United States Supreme Court determined that the matter should be addressed by the bankruptcy court, and in February 1994, the bankruptcy court determined the matter in a manner favorable to TWA. Upon appeal, the District Court affirmed in part and reversed in part the bankruptcy court's decision. Both parties have appealed the matter to the United States Court of Appeals for the Third Circuit. The Company believes that in the event that the District Court's decision is affirmed, the ultimate result will not be materially different than the decision of the bankruptcy court.

  In February 1995, a number of actions were commenced in various federal district courts against TWA and six other major airlines, alleging that such companies conspired and agreed to fix, lower and maintain travel agent commissions on the sale of tickets for domestic air travel in violation of the United States and, in certain instances, state, antitrust laws. On May 9, 1995, TWA announced settlement, subject to court approval, of the referenced actions and reinstated the traditional 10% commission on domestic air fares. A final order has not yet been entered; however, an interim order approving the settlement has been entered. The Company believes the settlement of this case will have a favorable effect on revenues.

  On November 9, 1995, ValuJet Air Lines, Inc., now known as AirTran Airlines, Inc. ("ValuJet") instituted a lawsuit against TWA and Delta Air Lines ("Delta") in the United States District Court for the Northern District of Georgia, alleging breach of contract and violations of certain antitrust laws with respect to the Company's lease of certain takeoff and landing slots at LaGuardia International Airport in New York. On November 17, 1995, the court denied ValuJet's motion to temporarily enjoin the lease transaction and the Company and Delta consummated the lease of the slots. On July 12, 1996, the Federal Court in Atlanta granted summary judgment in TWA's favor in the ValuJet litigation on all claims and counts raised in the ValuJet amended complaint. The order granting summary judgment to TWA was not a final order and was not directly appealable due to an outstanding claim against Delta. While ValuJet's counsel has stated that an appeal will be filed at a later date, the Company intends to defend itself vigorously in any future action.

  In addition, based on certain written grievances or complaints filed by ValuJet, the Company was informed that the United States Department of Justice ("DOJ"), Antitrust Division, was investigating the circumstances of the slot lease of certain takeoff and landing slots to Delta at LaGuardia to determine whether an antitrust violation has occurred. During the course of its investigation, the DOJ was informed of the summary judgment described above. Since the date of the judgment, TWA is unaware of whether the DOJ has undertaken further investigative efforts, the status of the investigation or any future plans of the DOJ or other regulatory bodies with respect to the ValuJet allegations. While TWA believes the summary judgment should be persuasive to the various regulatory bodies petitioned by ValuJet, it will cooperate with any further investigations.

  The Company is also defending a number of other actions which have either arisen in the ordinary course of business or are insured or the cumulative effect of which management of the Company does not believe may reasonably be expected to be materially adverse.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

  The directors and executive officers of the Company are as follows*:

   NAME                   AGE                     POSITION
   ----                   ---                     --------
   John W. Bachmann......  59 Director
   William F. Compton....  50 President and Chief Operating Officer
   Eugene P. Conese......  68 Director
   Gerald L. Gitner......  52 Chairman and Chief Executive Officer
   William M. Hoffman....  50 Director
   Thomas H. Jacobsen....  58 Director
   Myron Kaplan..........  52 Director
   David M. Kennedy......  59 Director
   Merrill A. McPeak.....  62 Director
   Thomas F. Meagher.....  67 Director
   William O'Driscoll....  68 Director
   G. Joseph Reddington..  56 Director
   Blanche M. Touhill....  66 Director
   Stephen M. Tumblin....  36 Director
   Donald M. Casey.......  62 Executive Vice President, Marketing
   Richard P. Magurno....  54 Senior Vice President and General Counsel
   James F. Martin.......  47 Senior Vice President, Human Resources
   Michael J. Palumbo....  51 Senior Vice President and Chief Financial Officer

--------
* A vacancy exists on the Board of Directors due to the death of William W. Winpisinger in December 1997.

  John W. Bachmann has been a director of TWA since April 1, 1996. Mr. Bachmann has been managing principal of Edward Jones since January 1980. Mr. Bachmann serves as Chairman of the St. Louis Regional Commerce and Growth Association/Civic Progress panel studying airport expansion and modernization in St. Louis. Mr. Bachmann served as a member of the U.S. Steering Committee for the Group of 30 and chaired its securities settlement implementation taskforce in 1989. He also served as Chairman of the Securities Industry Association from 1987 to 1989. Mr. Bachmann has served as a member of the Board of Governors of the Chicago Stock Exchange and as a member of the Regional Firms Advisory Board of the New York Stock Exchange. He is the Chairman of the St. Louis Symphony Society and a Trustee of Washington University and Wabash College. He is a member of the Board of Visitors of the Peter F. Drucker Center. Mr. Bachmann's term of office as a director expires with the Annual Meeting of Stockholders in 1998.

  William F. Compton was appointed President and Chief Operating Officer of TWA on December 3, 1997. Mr. Compton had been named Executive Vice President, Operations on March 13, 1997, subject to Board approval which was given on March 27, 1997. He had been acting in such position since December 14, 1996. He was the ALPA-designated director of TWA from November 3, 1993 until March 1997, at which time he resigned and was appointed a management-designated director. A pilot for TWA since September 13, 1968, Mr. Compton was an Executive Board Member and Master Chairman of the TWA Master Executive Council ("MEC") of ALPA from September 1991 to September 11, 1995, Coordinator for the Company's Productivity Task Force until September 6, 1995 and a member of the TWA Labor Advisory Committee from August 1992 until September 1995. He was Chairman of the TWA MEC Negotiating Committee from March 1988 to September 1991, a member of the ALPA National Collective Bargaining Committee from June 1988 to June 1990, and a member of the TWA MEC Negotiating Committee from June 1986 to March 1988. Mr. Compton's term of office as a director expires with the Annual Meeting of Stockholders in 1998. Mr. Compton serves as an officer of the Company at the pleasure of the Board of Directors.

  Eugene P. Conese has been a director of TWA since November 3, 1993. Mr. Conese has been Chairman of the Board and Chief Executive Officer of The Greenwich Company Limited ("GCL") since September 1997. He was Chairman and Chief Executive Officer of Greenwich Air Services, Inc. ("GAS") from October 1987 until September 1997, and Chairman of the Board and President of World Air Lease, Inc. since July 1989. He was the founder of GCL and served as Chairman of the Board and Chief Executive Officer from August 1980 until December 30, 1995, when GCL was merged with and into GAS. He also served as Chief Executive Officer and director of Irvin Industries, Inc. ("II") from October 1975 to October 1979, and President and member of the Board of Directors of II from September 1970 to September 1975. He is a Trustee of Iona College. Mr. Conese's term of office as a director expires with the Annual Meeting of Stockholders in 1998.

  Gerald L. Gitner has been Chairman and Chief Executive Officer of TWA since February 12, 1997 and a director of TWA since November 3, 1993. He has been Chairman of Avalon Group, Ltd. since April 1992, and Co-Chairman of Global Aircraft Leasing Ltd. since 1990. Mr. Gitner was Vice Chairman of Tribeca Corporation from February 1990 to December 1991, Chairman of Tribeca Corporation from December 1991 to March 1992, and President and Chief Executive Officer, ATASCO USA Inc. from September 1986 to December 1989. Mr. Gitner was President of Texas Air Corp. from 1985 to 1986, Chairman and Chief Executive Officer of Pan Am World Services from 1983 to 1985 and Vice Chairman of Pan Am World Airways Inc. from 1983 to 1985. He was a founder of People Express Airlines, Inc. and served as its President from 1980 to 1982. Mr. Gitner is a director of ICTS International, N.V. and was a trustee of Boston University from 1984 to 1996. Mr. Gitner's term of office as a director expires with the Annual Meeting of Stockholders in 1998. Mr. Gitner serves as an officer of the Company at the pleasure of the Board of Directors.

  William M. Hoffman has been a director of TWA since January 23, 1996. He has been a flight attendant for TWA since March 1970. Mr. Hoffman became Vice President of IFFA during 1990 and served through October 1995. He served as a member of the IFFA Executive Board from October 1980 through September 1995 and became Secretary and Treasurer of IFFA in 1983 and served through 1990. Mr. Hoffman's term of office as a director expires with the Annual Meeting of Stockholders in 1998.

  Thomas H. Jacobsen has been a director of TWA since March 21, 1995. He has been President, Chief Executive Officer and Chairman of the Board of Mercantile Bancorporation Inc. since 1989. Mercantile Bank National Association, formerly known as Mercantile Bank of St. Louis National Association, and a subsidiary of Mercantile Bancorporation Inc., has provided in the past and from time to time hereafter may provide depository and/or other banking products to the Company and the Company's affiliates. Mr. Jacobsen has been a director of the Student Loan Marketing Association since November 1987 and a director of Union Electric Company since April 1990. Mr. Jacobsen was Vice Chairman and director of Barnett Banks, Inc. from 1984 to 1989. Mr. Jacobsen's term of office as a director expires with the Annual Meeting of Stockholders in 1999.

  Myron Kaplan has been a director of TWA since November 3, 1993. He has been a partner in the law firm of Kleinberg, Kaplan, Wolff & Cohen, P.C. since 1972. Mr. Kaplan's term of office as a director expires with the Annual Meeting of Stockholders in 1998.

  David M. Kennedy has been a director of TWA since October 23, 1996. Mr. Kennedy served as the Company's Acting Executive Vice President and Chief Operating Officer from December 14, 1996 to May 29, 1997 on an interim basis, and his services have been retained by the Company on a consulting basis. Mr. Kennedy was Chief Executive Officer of Aer Lingus from 1974 to 1988, and has held a variety of positions in the airline industry, including as director of CSA, Czechoslovak Airlines, from 1993 to 1994, member of the International Advisory Committee of Air France from 1991 to 1994, and as Aviation Consultant to the European Bank for Reconstruction and Development and the World Bank. Mr. Kennedy was a director of the Bank of Ireland from 1984 to 1995, where he served as Deputy Governor from 1989-1991. Mr. Kennedy is currently chairman of the Bank of Ireland Pension Fund, and serves as a director of CRH plc, Jurys Hotel Group Plc. and as Chairman of Drury Communications Limited. Mr. Kennedy is a part-time lecturer at the Graduate School of Business of the University College Dublin. Mr. Kennedy is a citizen of Ireland. Mr. Kennedy's term of office as a director expires with the Annual Meeting of Stockholders in 1999.

  General Merrill A. McPeak (USAF, Ret.) has been a director of TWA since May 29, 1997. He is President of McPeak and Associates, an aerospace consulting firm, and a director of ECC International Corp., Praegitzer Industries, Tektronix, Inc., and Thrustmaster, Inc. General McPeak was Chief of Staff, United States Air Force, 1990 to 1994, Commander-in-Chief, Pacific Air Forces, 1988-1990 and Commander, 12th Air Force, 1987 to 1988. He serves on the national boards of the Air Force Association, the National Aeronautic Association and the International Aerobatic Club. General McPeak's term of office as a director expires with the Annual Meeting of Stockholders in 1998.

  Thomas F. Meagher has been a director of TWA since November 3, 1993 and was Chairman of the Board from November 14, 1995 to February 12, 1997 and currently serves as Lead Outside Director of the Board. Mr. Meagher has served as Chairman of the Board and Chief Executive Officer of Howell Tractor & Equipment Co. since 1980, and serves as a director of UNR Industries and Everen Securities. Mr. Meagher was Chairman of Continental Air Transport from 1983 until July 1, 1995 and was Chief Executive Officer of Continental Air Transport from 1983 to 1993. He is a retired director of Lakeside Bank of Chicago and is a former Chairman of the Airport Ground Transportation Association. He is a Trustee of St. Mary's University and DePaul University. Mr. Meagher's term of office as a director expires with the Annual Meeting of Stockholders in 1999.

  William O'Driscoll has been a director of TWA since November 3, 1993. Mr. O'Driscoll has been President and Directing General Chairman of IAM District Lodge 142 since August 1990. Mr. O'Driscoll's term of office as a director expires with the Annual Meeting of Stockholders in 1998.

  G. Joseph Reddington has been a director of TWA since November 3, 1993. He has been President and Chief Executive Officer and director of Breuner Home Furnishings Corp. since February 1997. Mr. Reddington has been a director of Loblaw Companies Ltd. since August 1994. Mr. Reddington was a director of Sears Canada, Inc. from January 1985 to February 1994. Mr. Reddington was Chairman and Chief Executive Officer of the Signature Group from April 1994 to February 1997. President and Chief Executive Officer of Sears Canada from 1989 to December 1993, and Chief Administrative Officer of Sears Merchandising Group from December 1988 to December 1989. Mr. Reddington's term of office as a director expires with the Annual Meeting of Stockholders in 1999.

  Blanche M. Touhill, has been a director of TWA since May 29, 1997. Since 1991, she has been Chancellor of the University of Missouri-St. Louis, where she is Professor of History and Education. She was Interim Chancellor from 1990 to 1991 and Vice Chancellor for Academic Affairs from 1987-1991. Ms. Touhill is a director of Boatmen's National Bank, Delta Dental, Christian Health Services, the Missouri Botanical Garden, the Urban League of Metropolitan St. Louis and the American Conference for Irish Studies. Ms. Touhill's term of office as a director expires with the Annual Meeting of Stockholders in 1998.

  Stephen M. Tumblin has been a director of TWA since March 27, 1997. Mr. Tumblin is an associate with the law firm of LeBoeuf, Lamb, Greene & MacRae L.L.P. and had been with that firm since 1987. Mr. Tumblin's term of office as a director expires with the Annual Meeting of Stockholders in 1998.

  Donald M. Casey has been Executive Vice President, Marketing since May 29, 1997. Mr. Casey was formerly a principal with Deskey Luxon Carra, a design consulting firm. In 1993, he formed Seabrook Consultants and was President, leaving the firm in 1995. From 1983 to 1993 Mr. Casey worked with Young and Rubicam in a number of executive positions. He previously worked for TWA from 1968 until 1981, including serving as Senior Vice President, Marketing from 1976 to 1981. Mr. Casey serves as an officer of the Company at the pleasure of the Board of Directors.

  Richard P. Magurno has been Senior Vice President and General Counsel of TWA since May 2, 1994. Mr. Magurno was a partner at Lord Day & Lord, Barrett Smith law firm, New York, New York from 1989 until May 1994. From 1970 to 1988, Mr. Magurno served in various legal capacities at Eastern Air Lines, Inc., including Senior Vice President--Legal Affairs. Mr. Magurno serves as an officer of the Company at the pleasure of the Board of Directors.

  James F. Martin was elected Senior Vice President, Human Resources on October 29, 1997. Mr. Martin formerly was Vice President, Operations and Technology of Coors Brewing Company from 1996-1997, Vice President, Human Resources of Harcourt Brace & Company from 1992 to 1995 and Vice President, Human Resources of Macmillan/McGraw-Hill School Publishing Company from 1989 to 1992. Mr. Martin serves as an officer of the Company at the pleasure of the Board of Directors.

  Michael J. Palumbo has been Senior Vice President and Chief Financial Officer of TWA since December 20, 1996. Mr. Palumbo was formerly the Company's Vice President and Treasurer and has been employed by TWA since 1994. Before joining the Company, Mr. Palumbo was a partner in HPF Associates from 1988 to 1994 and Senior Vice President and Transportation Group Head for E.F. Hutton from 1984 to 1988. Mr. Palumbo had previously served as Senior Vice President, Finance and Treasurer of Western Airlines from 1983 to 1984 and Assistant Treasurer of Pan American World Airways from 1977 to 1983. Mr. Palumbo serves as an officer of the Company at the pleasure of the Board of Directors.

  On September 22, 1997, the Company's Board of Directors authorized the adoption of severance agreements (each, a "Severance Agreement") with 10 officers of the Company. Each Severance Agreement provides that, if at any time following a Change in Control of the Company (for purposes of this paragraph only, as defined therein), the employment of the applicable officer is terminated by the Company without Cause (as defined) or is terminated by the executive for Good Reason (as defined), the officer will be entitled to receive a severance payment equal to two times the officer's annual base salary and bonus, continuation of certain benefits such as life, disability and health insurance for a period of two years, a two year additional service credit under applicable Company retirement plans and lifetime travel pass privileges. Each Severance Agreement has an initial term of two years and is subject to automatic renewal on each one year anniversary of the date of the original Severance Agreement for a period of two years from such date unless the Company elects not to so extend the term. For purposes of the Severance Agreements, "Change in Control" is defined to include, with certain exceptions, any acquisition by any person of beneficial ownership of 20% or more of the Company's voting securities, approval by the Company's shareholders of certain mergers, consolidations or reorganizations or of a sale of all or substantially all of the Company's assets and any change in the Board which results, within any period of 18 months, in persons who, on the date of the Severance Agreements, were members of the Board (the "Incumbent Directors") (together with any new directors whose election or nomination for election was approved by a vote of at least a majority of the then Incumbent Directors or in the case of an individual elected by holders of a series of Employee Preferred Stock, if such individual is elected pursuant to the terms of the applicable Employee Preferred Stock) cease to constitute at least a majority of the Board. The Severance Agreements do not alter the preexisting rights, if any, of the officers upon a termination of employment by reason of death, disability or retirement, by the Company for Cause or by the officer other than for Good Reason.

                      PRINCIPAL HOLDERS OF CAPITAL STOCK

  The following table sets forth, as of December 31, 1997, certain information concerning ownership of each class of voting securities of the Company by: (i) each person who is known by the Company to own beneficially more than 5% of the voting securities of the Company, (ii) each current director individually,
(iii) the chief executive officer and the five other senior executive officers and (iv) all current directors and executive officers of the Company as a group. The determinations of "beneficial ownership" of voting securities are based upon Rule 13d-3 under the Exchange Act. Such rule provides that the securities will be deemed "beneficially owned" where a person has, either solely or in conjunction with others, the power to vote or to direct the voting of securities and/or the power to dispose, or to direct the disposition of, the securities or where a person has the right to acquire any such power within 60 days after the date such "beneficial ownership" is determined. Except as described below, each of the persons and groups listed below has sole voting and investment power with respect to the securities shown.

PRINCIPAL HOLDERS OF COMMON STOCK(1)

                                                                   PERCENT OF
                                                      AMOUNT OF   OUTSTANDING
NAME AND ADDRESS OF BENEFICIAL OWNER OR IDENTITY OF   BENEFICIAL     VOTING
GROUP                                                OWNERSHIP(2) SECURITIES(2)
---------------------------------------------------  -----------  ------------
John W. Bachmann(3)(4)..............................      3,909         *
William F. Compton(5)...............................        849         *
Eugene P. Conese(3)(6)(7)(8)(9).....................     12,185         *
Gerald L Gitner(3)(6)(10)...........................    657,776       1.1%
William M. Hoffman(11)..............................        319         *
Thomas H. Jacobsen(3)(6)(7)(9)......................     10,185         *
Myron Kaplan(3)(4)(6)(9)(12)........................     10,731         *
David M. Kennedy(3).................................      1,000         *
Merrill A. McPeak(3)................................      1,514         *
Thomas F. Meagher(3)(9)(13)(14).....................     12,164         *
William O'Driscoll(15)..............................    192,975         *
G. Joseph Reddington(3)(4)(6)(9)(13)................     11,231         *
Blanche M. Touhill(3)...............................      1,000         *
Stephen M. Tumblin(3)...............................      1,000         *
Donald M. Casey(16).................................      2,500         *
Richard P. Magurno (16)(17)(18).....................  1,247,117       2.2%
Michael J. Palumbo(16)(17)(19)......................  1,009,512       1.7%
James F. Martin(16).................................          0
Total Shares owned by Current Directors and Current
 Executive Officers, as a group (18 individu-
 als)(20)...........................................  3,175,967       5.5%

--------
 * Less than 1%
 (1) On March 19, 1997, Prince Al-Waleed Bin Talal Bin Abdulaziz Al-Saud of Saudi Arabia informed the Company that he had purchased 2,088,000 shares of Common Stock, representing approximately 5% of the outstanding stock.
 (2)Includes securities issuable pursuant to options exercisable within 60 days.
 (3) Pursuant to the Company's 1995 Outside Directors' Stock Ownership and Stock Option Plan (the "Outside Directors Plan"), each outside director may elect to defer some or all of his or her annual retainer by participating in a Deferred Retainer Program (as defined in the Outside Directors Plan). Participating directors are entitled to receive annual credits to their deferred retainer accounts equaling the percentage of his or her retainer to be received in shares of Common Stock times the annual retainer amount payable to such outside director divided by (i) with respect to 1996, $4.1875, the subscription price of the Company's September 1995 equity rights offering (the "Subscription Price") and (ii) with respect to 1997, $6.875, the fair market value of the Common Stock on January 2, 1997. Upon the earlier to occur of December 31, 2000 and the last date of a participating director's service on the Board, such director is entitled to a payment equal to (i) the total number of shares of Common Stock in the director's deferred retainer account, (ii) cash equaling the number of shares of Common Stock contained in the deferred retainer account times the Fair Market Value (as defined in the Outside Directors Plan) of the Common Stock on the date the retainer becomes payable or (iii) a combination of (i) and (ii).
 (4) Messrs. Bachmann, Kaplan and Reddington each elected to defer 50% of 1997 retainer amounts payable to them in a deferred retainer account. Constitutes or includes 1,455 shares of Common Stock issuable to such outside director pursuant to the Outside Directors Plan in the event of his termination from service on the Board within 60 days assuming such director elects to receive the entire balance of his deferred retainer account in shares of Common Stock.
 (5) Excludes approximately 932 shares of Employee Preferred Stock attributable to Mr. Compton's beneficial interest in the TWA Air Line Pilots Supplemental Stock Plan. Excludes shares owned by his wife pursuant to her beneficial interest in the IAM Trans World Airlines Employees' Stock Ownership Plan for Flight Attendants (the "Flight Attendant Trust") and other shares as to which she is the record holder. Mr. Compton disclaims beneficial ownership of all shares held by his wife. Mr. Compton is the record holder of 849 shares of Common Stock.
 (6) Messrs. Conese, Gitner, Jacobsen, Kaplan, and Reddington each elected to defer all 1996 retainer amounts payable to them in a deferred retainer account. Constitutes or includes 4,776 shares of Common Stock issuable to such outside director pursuant to the Outside Directors Plan in the event of his termination from service on the Board within 60 days, assuming such director elects to receive the entire balance of his deferred retainer account in shares of Common Stock.
 (7) Messrs. Conese and Jacobsen each elected to defer all 1997 retainer amounts payable to them in a deferred retainer account. Constitutes or includes 2,909 shares of Common Stock issuable to such outside director pursuant to the Outside Directors Plan in the event of his termination from service on the Board within 60 days, assuming such director elects to receive the entire balance of his deferred retainer account in shares of Common Stock.
 (8) Includes warrants to purchase 49 shares of Common Stock at a price of $14.40 per share.
 (9) Includes 1,500 options granted pursuant to the Outside Directors Plan for Messrs. Conese, Jacobsen, Kaplan, Meagher and Reddington.
(10) Includes 500,000 shares of Common Stock issuable upon the exercise of vested options and 150,000 shares which will vest within 60 days hereof, granted to Mr. Gitner pursuant to the KESIP.
(11) Includes approximately 16 shares of Common Stock held for Mr. Hoffman's benefit as a TWA employee in the Flight Attendant Trust and warrants to purchase 8 shares of Common Stock at a price of $14.40 per share. Mr. Hoffman is also the beneficial owner of an undetermined amount of Common Stock which has not yet been issued or allocated, which is to be distributed to Mr. Hoffman as a TWA employee as a result of IFFA litigation against TWA settled in the course of the '93 Reorganization. Mr. Hoffman is the record holder of 295 shares of Common Stock.
(12) These shares are held by Mr. Kaplan for the benefit of the firm of Kleinberg, Kaplan, Wolff & Cohen, P.C., of which Mr. Kaplan is a member.
(13) Pursuant to the Outside Directors Plan, such outside director was granted the right to purchase up to 3,000 shares of Common Stock at the Subscription Price. Includes 3,000 shares of Common Stock issuable upon exercise of this right.
(14) Mr. Meagher elected to defer all 1996 retainer amounts payable to him in a deferred retainer account. Constitutes 7,164 shares of Common Stock issuable to Mr. Meagher pursuant to the Outside Directors Plan in the event of his termination from service on the Board within 60 days, assuming Mr. Meagher elects to receive the entire balance of his deferred retainer account in shares of Common Stock.

(15) 155,227 shares are held by Mr. O'Driscoll as a member of the IAM Plan Trust Committee of the IAM Trans World Airlines Employees' Stock Ownership Plan (the "IAM Trust"), along with Mr. Gary Poos. 37,748 shares are held by Mr. O'Driscoll as a member of the Trustee Committee of the Flight Attendant Trust, along with Sherry Cooper and Rocky Miller. Mr. O'Driscoll disclaims beneficial ownership of the shares held by the IAM Trust and the Flight Attendant Trust.
(16) Does not include unvested options to purchase shares of Common Stock pursuant to the KESIP.
(17) Approximately 1,958 and 1,119 shares attributable to the respective beneficial interests of Messrs. Magurno, and Palumbo are held by the employee stock ownership trust established for the benefit of TWA's non-contract employees (the "Non-Contract Employees Trust"). Except for such shares, Messrs. Magurno and Palumbo disclaim beneficial ownership of the shares held by the Non-Contract Employees Trust. Messrs. Magurno and Palumbo serve as members of the committee having the power to direct the vote of the shares of Common Stock held in the Non-Contract Employees Trust. Such trust holds 887,793 shares.
(18) Includes 357,366 shares of Common Stock issuable upon the exercise of vested options granted to Mr. Magurno pursuant to the KESIP.
(19) Includes 120,600 shares of Common Stock issuable upon the exercise of vested options granted to Mr. Palumbo pursuant to the KESIP.
(20) When combined with shares of Employee Preferred Stock beneficially held by current directors and current executive officers, as a group, represents a total of 9,647,902 shares of the Company's voting securities.

PRINCIPAL HOLDERS OF EMPLOYEE PREFERRED STOCK (AS OF OCTOBER 31, 1997)

                                                                      PERCENT OF
NAME AND ADDRESS OF                  SERIES OF             AMOUNT OF  OUTSTANDING
BENEFICIAL OWNER OR                   EMPLOYEE             BENEFICIAL  SHARES OF
IDENTITY OF GROUP                 PREFERRED STOCK          OWNERSHIP    SERIES
-------------------               ---------------          ---------- -----------
TWA Air Line Pilots
 Supplemental Stock
 Plan, Joseph A.
 Chronic, Howard L.
 Coldwell, Jr. and Scott
 Schwartz as
 trustees(1)............  ALPA Preferred Stock             1,366,151     72.10%(2)
TWA Air Line Pilots 1995
 Employee Stock Owner-
 ship Plan, American
 Stock
 Transfer & Trust Compa-
 ny, Trustee(3).........  ALPA Preferred Stock               528,375     27.90%(4)
IAM Trust(5)............  IAM Preferred Stock              3,948,510       100%(6)
Flight Attendant
 Trust(7)...............  Flight Attendant Preferred Stock   971,309       100%(8)
William O'Driscoll(9)...  IAM and Flight Attendant
                          Preferred Stock                  4,919,819       100%(10)

--------
 (1) The address of the ALPA Trust is c/o Joseph A. Chronic, as co-trustee, TWA Air Line Pilots Supplemental Stock Plan, 3221 McKelvey Road, Suite 200, Bridgeton, Missouri 63044.
 (2) Constitutes 2.37% of the securities entitled to vote on all agenda matters at meetings of stockholders other than the election of directors.
 (3) The address of the TWA Air Line Pilots 1995 Employee Stock Ownership Plan is c/o American Stock Transfer & Trust Company, as trustee ("AST"), 40 Wall Street, 46th Floor, New York, New York 10005.
 (4) Constitutes 0.92% of the securities entitled to vote on all agenda items at meetings of stockholders other than the election of directors.
 (5) The address of the IAM Trust is c/o Fleet National Bank, N.A., as trustee, One Federal Street, 31st Floor, Boston, Massachusetts 02211.
 (6) When combined with the 155,227 shares of Common Stock held by the IAM Trust, constitutes 7.11% of the securities entitled to vote on all agenda matters at meetings of stockholders other than the election of directors.
 (7) The address of the Flight Attendant Trust is c/o AST, at the address set forth in footnote 3.
 (8) When combined with the 37,748 shares of Common Stock held by the Flight Attendant Trust, constitutes 1.75% of the securities entitled to vote on all agenda matters at meetings of stockholders other than the election of directors.
 (9) The address of Mr. O'Driscoll is c/o Fleet National Bank, N.A., as trustee, One Federal Street, 31st Floor, Boston, Massachusetts 02211.
(10) Includes all shares of IAM Preferred Stock held by the IAM Trust and all shares of the Flight Attendant Preferred Stock held by the Flight Attendant Trust. Mr. O'Driscoll disclaims beneficial ownership of the shares of IAM Preferred Stock held by the IAM Trust and all shares of the Flight Attendant Preferred Stock held by the Flight Attendant Trust.

                             DESCRIPTION OF NOTES

  The Company issued the Old Notes and will issue the Exchange Notes under the Indenture dated as of December 9, 1997 by and between the Company and First Security Bank, National Association, as trustee (the "Trustee"), a copy of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The Notes are entitled to the benefits of and are subject to those terms set forth in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "TIA"), as in effect on the date of the Indenture. Copies of the Indenture can be obtained from the Company upon request. The following description of material provisions of the Notes, the Indenture, the Registration Rights Agreement and the Collateral Documents (as defined) is intended as a summary only and is qualified by reference to those documents, including the definitions in those documents of certain terms. Whenever particular articles, sections or defined terms of the Notes, the Indenture, the Registration Rights Agreement or the Collateral Documents are referred to, it is intended that those articles, sections or defined terms are to be incorporated herein by reference. See "--Certain Definitions" for definitions of certain capitalized terms used herein.

GENERAL

  The Notes represent senior secured obligations of the Company and rank pari passu in right of payment with other senior obligations of the Company. None of the Company's outstanding indebtedness is senior to the Notes. As of September 30, 1997, after giving effect to the issuance of the Old Notes and the application of the proceeds therefrom, the aggregate principal amount of the Company's total outstanding indebtedness would have been approximately $1,032.7 million, all of which constitutes senior obligations. While unsecured indebtedness ranks pari passu with the Notes in right of payment, the holders of the Notes may, to the exclusion of unsecured creditors, seek recourse against the Collateral as security for the Notes unless and until the Notes are satisfied in full. See "--Collateral Security" and "--Certain Bankruptcy Limitations."

  The Notes are issued only in fully registered form, without coupons, in minimum denominations of $1,000 and integral multiples of $1,000. Holders will not be charged for any registration of transfer or exchange of the Notes, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with any such transaction.

PRINCIPAL, MATURITY AND INTEREST

  The Notes will be limited to $140.0 million of principal in the aggregate and will mature on December 15, 2004. The Notes will bear interest at the annual rate of 11 1/2% from the date of original issuance, or from the most recent interest payment date to which interest has been paid or provided for, payable semiannually in arrears on June 15 and December 15 of each year, commencing on June 15, 1998, to the person in whose name the Note is registered at the close of business on the preceding June 1 and December 1, as the case may be. Interest and Special Interest, if any, will be payable to the holders of record as they appear on the register of the Company kept by the registrar on such record dates. Interest will be computed on the basis of a 360-day year of twelve 30-day months. The Notes will not be subject to any sinking fund. Principal of, premium, if any, interest on, and Special Interest, if any, with respect to the Notes will be payable, and the transfer of the Notes will be registrable, at the office or agency of the Company maintained for such purposes. In addition, payment of interest and Special Interest, if any, may, at the option of the Company, be made by check mailed to the address of the person entitled thereto as it appears in the register of the holders of Notes. The Trustee will initially act as paying agent and registrar for the Notes. The Company may change the paying agent and registrar in accordance with the Indenture.

REDEMPTIONS

  Mandatory Redemption. Except as set forth under "--Repurchase of Notes Upon a Change in Control", "--Repurchase of Notes in Connection with Incurrence of Acquired Indebtedness" and "--Certain Covenants

--Limitation on Sales of Assets and Subsidiary Stock," the Company will not be required to repurchase or make mandatory redemption or sinking fund payments with respect to the Notes.

  Optional Redemption. Except as described below under "--Redemption upon Public Equity Offering" and "--Certain Covenants--Merger and Consolidation," the Notes may not be redeemed prior to December 15, 2001. On or after December 15, 2001, the Notes may be redeemed at any time in whole or in part (in any integral multiple of $1,000) by the Company at its sole option at redemption prices (expressed as a percentage of principal amount) as set forth below during the twelve month periods beginning December 15 of the years shown below, plus in each case an amount equal to accrued and unpaid interest and Special Interest, if any, with respect to the Notes to and including the redemption date.

                                                   REDEMPTION
           YEAR                                      PRICE
           ----                                    ----------
           2001...................................  105.750%
           2002...................................  102.875%
           2003 and thereafter....................  100.000%

  Notice of redemption shall be sent to each holder of Notes being redeemed at the address shown on the books of the Company at least 30 but not more than 60 days prior to the redemption date. If less than all of the Notes are to be redeemed, the Notes to be redeemed shall be selected by lot or pro rata or by any other equitable manner determined by the Trustee in its sole discretion. On or after the redemption date, interest will cease to accrue on the Notes or portions thereof called for redemption.

  Redemption upon Public Equity Offering. The Notes will be redeemable prior to December 15, 2001 only in the event that on or before December 15, 2000 the Company receives Net Cash Proceeds of one or more Public Equity Offerings in which case the Company may, at its option, use all or a portion of any such Net Cash Proceeds to redeem up to $49.0 million aggregate principal amount of the Notes, within 90 days of such Public Equity Offering, on not less than 30 days, but not more than 60 days, notice to each holder of the Notes to be redeemed, at a redemption price (expressed as a percentage of principal amount) of 111 1/2% plus accrued and unpaid interest and Special Interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest and Special Interest, if any, due on the relevant interest payment date); provided, however, that at least $91.0 million aggregate principal amount of the Notes must remain outstanding after each such redemption.

REPURCHASE OF NOTES UPON A CHANGE IN CONTROL

  The Company must commence, within 30 days of the occurrence of a Change in Control, and consummate an Offer to Purchase for all Notes then outstanding, at a purchase price equal to 101% of the principal amount thereof on the relevant Payment Date, plus accrued and unpaid interest and Special Interest, if any, to the Payment Date.

  There can be no assurance that the Company will have sufficient funds available at the time of any Change in Control to make any debt payment (including repurchases of Notes) required by the foregoing covenant (as well as may be contained in other securities or agreements of the Company which might be outstanding at the time).

  Future indebtedness of the Company may contain prohibitions on the occurrence of certain events that would constitute a Change in Control or require such indebtedness to be purchased upon a Change in Control. Moreover, the exercise by the holders of their right to require the Company to repurchase the Notes could cause a default under such indebtedness, even if the Change in Control itself does not, due to the financial effect of such purchase on the Company. Finally, the Company's ability to pay cash to the holders of Notes following the occurrence of a Change in Control may be limited by the Company's then existing financial resources. The provisions under the Indenture relative to the Company's obligation to make an offer to repurchase the Notes as a result of a Change in Control may be waived or modified with the written consent of the holders of a majority in principal amount of the Notes.

  One of the events which constitutes a Change in Control under the Indenture is the disposition of "all or substantially all" of the Company's assets. This term has not been interpreted under New York law (the law governing the Indenture) to represent a specific quantitative test. As a consequence, in the event the holders of the Notes elect to require the Company to repurchase the Notes and the Company elects to contest such election, there can be no assurance as to how a court interpreting New York law would interpret the phrase.

  The Company could, in the future, enter into certain significant transactions that would not constitute a Change in Control with respect to the Change in Control purchase feature of the Notes. The Change in Control purchase feature of the Notes may in certain circumstances make more difficult or discourage a takeover of the Company and, thus, the removal of incumbent management. The Change in Control purchase feature, however, is not the result of, to management's knowledge, any specific effort to obtain control of the Company by means of a merger, tender offer, solicitation or otherwise, nor is it part of a plan by management to adopt a series of anti-takeover provisions.

  The right to require the repurchase of Notes shall terminate after a discharge of the Company from its obligations under the Notes and the Indenture in accordance therewith. See "--Defeasance." Repurchase of the Notes may, under certain circumstances, constitute a default or event of default under senior indebtedness then outstanding and, in such instances, repurchase of the Notes would be prohibited unless and until such default has been cured or waived. The failure to repurchase the Notes in such instance would constitute an Event of Default. See "--Events of Default."

REPURCHASE OF NOTES IN CONNECTION WITH INCURRENCE OF ACQUIRED INDEBTEDNESS

  The Company shall not, and shall not permit any Restricted Subsidiary to incur any Acquisition Indebtedness in reliance, in whole or in part, on clause
(8) of paragraph (b) of the "Limitation on Indebtedness" covenant described below under "--Certain Covenants" unless the Company shall have (i) made an Offer to Purchase all of the Notes at a purchase price equal to 100% of the principal amount thereof, plus the Applicable Premium (as defined) as of, and accrued and unpaid interest and Special Interest, if any, to, the Payment Date and (ii) such Payment Date shall have occurred and money sufficient to pay the purchase price of all Notes or portions thereof tendered for purchase pursuant to such Offer to Purchase shall have been deposited with the Trustee. Any such Offer to Purchase shall contain information concerning the business of the Company which the Company in good faith believes will enable the Holders of the Notes to make an informed decision with respect to such Offer to Purchase and will include (A) the most recent annual and quarterly financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in the documents required to be filed with the Trustee pursuant to the Indenture (which requirements may be satisfied by delivery of such documents together with the Offer to Purchase), (B) a description of material developments, if any, in the Company's business subsequent to the date of the latest of such financial statements referred to in clause (A) (including a description of the events requiring the Company to make such Offer to Purchase), (C) if applicable, appropriate pro forma financial information concerning such Offer to Purchase and the events requiring the Company to make the Offer to Purchase and (D) any other information required by applicable law to be included therein.

REGISTERED EXCHANGE OFFER; REGISTRATION RIGHTS

  The Company has filed the Registration Statement of which this Prospectus is a part, and will commence the Exchange Offer, pursuant to the Registration Rights Agreement.

  In the event that applicable interpretations of the staff of the Commission do not permit the Company to effect the Registered Exchange Offer, or if for any other reason the Registered Exchange Offer is not consummated within 180 days of the date of the Registration Rights Agreement, or if the Initial Purchasers so request with respect to Old Notes not eligible to be exchanged for Exchange Notes in the Registered Exchange Offer, or if any holder of Old Notes is not eligible to participate in the Registered Exchange Offer or does not receive freely tradable Exchange Notes in the Registered Exchange Offer, the Company will, at its cost, (a) as promptly as practicable, file a shelf registration statement (the "Shelf Registration Statement") covering resales of the Old Notes or the Exchange Notes, as the case may be, (b) use its best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act and (c) keep the Shelf Registration Statement effective for a period of two years from the date of original issuance of the Old Notes or such shorter period that will terminate when Old Notes covered by the Shelf Registration Statement have been sold pursuant thereto or can be sold pursuant to Rule 144(k). The Company will, in the event a Shelf Registration Statement is filed, among other things, provide to each holder for whom such Shelf Registration Statement was filed copies of the prospectus which is a part of the Shelf Registration Statement, notify each such holder when the Shelf Registration Statement has become effective and take certain other actions as are required to permit unrestricted resales of the Old Notes or the Exchange Notes, as the case may be. A holder selling such Old Notes or Exchange Notes pursuant to the Shelf Registration Statement generally would be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement which are applicable to such holder (including certain indemnification obligations).

  If (i) on or prior to 60 days after the date of original issuance of the Old Notes, neither the Registered Exchange Offer Registration Statement nor the Shelf Registration Statement has been filed with the Commission; (ii) on or prior to 150 days after the original issuance of the Old Notes, neither the Exchange Offer Registration Statement nor the Shelf Registration Statement is declared effective; (iii) on or prior to 180 days after the original issuance of the Old Notes, neither the Registered Exchange Offer is consummated nor the Shelf Registration Statement is declared effective; or (iv) after either the Exchange Offer Registration Statement or the Shelf Registration Statement is declared effective, such registration statement thereafter ceases to be effective or usable (subject to certain exceptions) in connection with resales of Old Notes or Exchange Notes in accordance with and during the periods specified in the Registration Rights Agreement (each such event referred to in clauses (i) through (iv), a "Registration Default," and each period during which a Registration Default has occurred and is continuing, a "Registration Default Period"), then special interest ("Special Interest") on the Old Notes and the Exchange Notes will accrue at a per annum rate of 0.50% for the first 90 days of the Registration Default Period, at a per annum rate of 1.0% for the second 90 days of the Registration Default Period, at a per annum rate of 1.50% for the third 90 days of the Registration Default Period and at a per annum rate of 2.00% thereafter for the remaining portion of the Registration Default Period. From and including the date on which all Registration Defaults have been cured, the accrual of Special Interest will cease. Special Interest is payable in addition to any other interest payable from time to time pursuant to the terms of the Old Notes and the Exchange Notes.

  If the Company effects the Exchange Offer, it will be entitled (subject to applicable law) to consummate the Exchange Offer 30 days after the commencement thereof provided that it has accepted all Old Notes theretofore validly tendered in accordance with the terms of the Exchange Offer.

  The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject, and is qualified in its entirety by reference, to all of the provisions of the Registration Rights Agreement, a copy of which is available upon request to the Company.

CERTAIN COVENANTS

  Limitation on Indebtedness. (a) Neither the Company nor the Restricted Subsidiaries shall Incur, directly or indirectly, any Indebtedness; provided, however, that the Company may Incur Indebtedness so long as, on the date of such Incurrence and after giving effect thereto, the Consolidated Coverage Ratio exceeds (i) 2.00 to 1 for Indebtedness Incurred on or prior to December 31, 1999, (ii) 2.25 to 1 for Indebtedness Incurred after December

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

31, 1999 and on or prior to December 31, 2001 and (iii) 2.50 to 1 for Indebtedness Incurred after December 31, 2001.

  (b) Notwithstanding the foregoing paragraph (a), the Company and the Restricted Subsidiaries may Incur any or all of the following Indebtedness:

    (1) Indebtedness of the Company Incurred subsequent to the Issue Date; provided, however, that (A) after giving effect to any such Incurrence, the aggregate principal amount of such Indebtedness then outstanding does not exceed $400.0 million, (B) the Stated Maturity of any such Indebtedness is at least one year after the Stated Maturity of the Notes, (C) the Average Life of any such Indebtedness at the time that it is Incurred is not less than the Average Life of the Notes at such time and (D) except for Liens permitted by clause (p) of the definition of Permitted Liens, such Indebtedness is not secured by a Lien on any asset of the Company or its Restricted Subsidiaries;

    (2) Aircraft Acquisition Debt;

    (3) Indebtedness of the Company owed to and held by a Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owed to and held by the Company or a Restricted Subsidiary; provided, however, that any subsequent issuance or transfer of any Capital Stock which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to the Company or another Restricted Subsidiary) shall be deemed in each case, to constitute the Incurrence of such Indebtedness by the Company;

    (4) the Old Notes and the Exchange Notes;

    (5) Indebtedness Incurred to finance the cost (including the cost of design, development, acquisition, construction, installation, improvement, transportation or integration) of plant, property and equipment used or to be used in the airline business or any other business that is substantially related, ancillary or complementary thereto (including any Capitalized Lease Obligation and the cost of the Capital Stock of a Person that becomes a Restricted Subsidiary to the extent of the fair market value of the plant, property and equipment of such Person at the time it becomes a Restricted Subsidiary) to be acquired by the Company or a Restricted Subsidiary after the Issue Date; provided that such Indebtedness is incurred within 270 days after such plant, property and equipment has been placed into service; provided further that (A) the principal amount of such Indebtedness does not exceed 80% of the cost of such plant, property or equipment financed thereby and (B) the aggregate principal amount of all Indebtedness Incurred pursuant to the provisions described under this clause (5) shall not exceed $70.0 million at any time outstanding; provided further that the limitations described in clauses (A) and (B) of the immediately preceding proviso shall not apply to Indebtedness Incurred to finance the cost of (i) airport facilities, reservations centers or maintenance facilities or (ii) information technology systems, including all related hardware and software;

    (6) Indebtedness outstanding on the Issue Date (other than Indebtedness described in clause (1), (2), (3), (4) or (5) of this covenant);

    (7) Indebtedness of the Company not to exceed, at any time outstanding,
  2.0 times the Net Cash Proceeds received by the Company after the Issue Date from the issuance and sale of its Capital Stock (other than Disqualified Stock) to a Person that is not a Subsidiary of the Company, to the extent such Net Cash Proceeds are not included in the calculation of amounts under clause (3)(B) of paragraph (a) of the "Limitation on Restricted Payments" covenant described below or used to make a Restricted Payment pursuant to clause (i) of paragraph (b) of such "Limitation on Restricted Payments" covenant; provided that such Indebtedness (A) is Incurred within 180 days following receipt of such Net Cash Proceeds and
  (B) does not have a Stated Maturity that is prior to the first anniversary of the Stated Maturity of the Notes and has an Average Life longer than the Notes at the time of Incurrence of such Indebtedness;

    (8) Acquired Indebtedness; provided that prior to the Incurrence thereof the Company shall have made an Offer to Purchase all of the Notes and deposited with the Trustee money sufficient to pay the purchase price of all Notes or portions thereof tendered for purchase pursuant to such Offer to Purchase, all as described above under "--Repurchase of Notes in Connection with Incurrence of Acquired Indebtedness";

    (9) Refinancing Indebtedness in respect of Indebtedness Incurred pursuant to paragraph (a) or pursuant to clause (1), (2), (3), (4), (5), (6), (7),
  (8) of this covenant or this clause (9);

    (10) Indebtedness (A) in respect of performance, surety, appeal or similar bonds provided in the ordinary course of business, and (B) arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Company or any of the Restricted Subsidiaries pursuant to such agreements, in any case Incurred in connection with the disposition of any business, assets of the Company or any of the Restricted Subsidiaries, including all or any interest in any Restricted Subsidiary, and not exceeding the gross proceeds therefrom, other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary or any of the Restricted Subsidiaries for the purpose of financing such acquisition;

    (11) Hedging Obligations consisting of Interest Rate Agreements, Fuel Protection Agreements or Currency Agreements;

    (12) Indebtedness Incurred in satisfaction of payment obligations arising out of collective bargaining agreements with labor unions representing employees of the Company or its Restricted Subsidiaries;

    (13) Indebtedness arising from aircraft lessor financing of improvements to or maintenance of aircraft, engines or related parts and equipment leased by the Company or its Restricted Subsidiaries;

    (14) Indebtedness Incurred in satisfaction of "return condition" obligations of the Company or its Restricted Subsidiaries under aircraft leases in an aggregate principal amount not to exceed $25.0 million at any time outstanding;

    (15) Indebtedness under working capital and/or Receivables financing facilities in an aggregate principal amount not to exceed $150.0 million at any time outstanding and Guarantees thereof by Restricted Subsidiaries not prohibited by the "Limitation of Guarantees by Restricted Subsidiary" covenant; provided that such Indebtedness is not secured by a Lien on any assets of the Company or its Restricted Subsidiaries other than Receivables and Capital Stock of special purpose Subsidiaries of the Company formed to effect a Receivables--based financing;

    (16) Indebtedness issued in satisfaction of trade payables arising in the ordinary course of business; provided that (A) the principal amount of such Indebtedness does not exceed the amount of such trade payables (including accrued interest or finance charges), (B) the Stated Maturity of such Indebtedness is no more than 180 days after the date of Incurrence thereof and (C) the aggregate principal amount of such Indebtedness does not exceed $50.0 million at any time outstanding; and

    (17) Indebtedness of the Company or any Restricted Subsidiary in an aggregate principal amount which, together with all other Indebtedness of the Company and the Restricted Subsidiaries outstanding on the date of such Incurrence (other than Indebtedness permitted by clauses (1) through (16) of this covenant or paragraph (a) of this covenant) does not exceed $100.0 million.

  (c) Notwithstanding the foregoing, neither the Company nor any Restricted Subsidiary shall Incur any Indebtedness pursuant to the foregoing paragraph
(b) if the proceeds thereof are used, directly or indirectly, to Refinance any Subordinated Obligations unless such Indebtedness shall be subordinated to the Notes, to at least the same extent as such Subordinated Obligations.

  (d) For purposes of determining compliance with the foregoing covenant, (i) in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described above, the Company, in its sole discretion, will classify such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of the above clauses and (ii) an item of Indebtedness may be divided and classified in more than one of the types of Indebtedness described above.

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

  Limitation on Restricted Payments. (a) The Company shall not, and shall not permit any Restricted Subsidiary, directly or indirectly, to make a Restricted Payment if at the time the Company or such Restricted Subsidiary makes such Restricted Payment: (1) a Default shall have occurred and be continuing (or would result therefrom); (2) the Company is not able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under "--Limitation on Indebtedness"; or (3) the aggregate amount of such Restricted Payment and all other Restricted Payments since the Issue Date (the amount of any such Restricted Payment, if other than cash, as determined in good faith by the Company, whose determination shall be conclusive and evidenced by a resolution of the Board of Directors or a certificate of the chief financial or accounting officer of the Company delivered to the Trustee prior to the making of such Restricted Payment) would exceed the sum of:

    (A) 50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from the beginning of the fiscal quarter immediately following the fiscal quarter during which the Notes are originally issued to the end of the most recent fiscal quarter for which financial statements are publicly available prior to the date of such Restricted Payment (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit);

    (B) the aggregate net proceeds (including 50% of the fair market value of property other than cash (as determined in good faith by the Company, whose determination shall be conclusive and evidenced by a resolution of the Board of Directors or a certificate of the chief financial or accounting officer of the Company delivered to the Trustee prior to the making of such Restricted Payment)) received by the Company or any Restricted Subsidiary from the issuance or sale, subsequent to the Issue Date, of its Capital Stock (other than Disqualified Stock) and Indebtedness of the Company or any Restricted Subsidiary that has been converted into or exchanged for Capital Stock (other than Disqualified Stock) subsequent to the Issue Date (other than an issuance or sale to a Restricted Subsidiary and other than an issuance or sale to an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees); and

    (C) an amount equal to the sum of (i) the net reduction in Investments in Unrestricted Subsidiaries resulting from dividends, repayments of loans or advances or other transfers of assets, in each case to the Company or any Restricted Subsidiary from Unrestricted Subsidiaries, and (ii) the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that the foregoing sum shall not exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made (and treated as a Restricted Payment) by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary.

  (b) The provisions of the foregoing paragraph (a) shall not prohibit:

    (i) any Restricted Payment made by exchange for, or out of the net proceeds (including 50% of the fair market value of property other than cash (as determined in good faith by the Company, whose determination shall be conclusive and evidenced by a resolution of the Board of Directors or a certificate of the chief financial or accounting officer of the Company delivered to the Trustee prior to the making of such Restricted Payment)) of the substantially concurrent sale of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Company or an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees); provided, however, that (A) such Restricted Payment shall be excluded in the calculation of the amount of Restricted Payments and (B) to the extent used to make such Restricted Payment, the net proceeds from such sale shall be excluded from the calculation of amounts under clause (3)(B) of paragraph (a) above;

    (ii) any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations made by exchange for, or out of the proceeds of the substantially concurrent sale of, Indebtedness of the Company which is permitted to be Incurred pursuant to the covenant described under "--Limitation on Indebtedness"; provided, however, that such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value shall be excluded in the calculation of the amount of Restricted Payments;

    (iii) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with this covenant; provided, however, that such dividend shall be included in the calculation of the amount of Restricted Payments;

    (iv) the declaration or payment of dividends on or payment of liquidated damages with respect to (A) any Preferred Stock outstanding on the Issue Date or (B) any Preferred Stock (other than Disqualified Stock) issued after the Issue Date that ranks on parity with or junior to Preferred Stock outstanding on the Issue Date; provided, however, that any dividend referred to in the foregoing clause (A) or, subject to the following proviso, clause (B), shall be included in the calculation of the amount of Restricted Payments and provided further, that the Company may elect to exclude from the calculation of amounts under clause 3(B) of paragraph (a) above any Net Cash Proceeds received by the Company from the issue or sale of Preferred Stock pursuant to the foregoing clause (B) (which election must be made by written notice to the Trustee within ten (10) Business Days of the receipt of such Net Cash Proceeds) and, if such election is made, any dividend, distribution, purchase, redemption, acquisition or retirement on or of the Preferred Stock for which such election is made shall not be a Restricted Payment;

    (v) (A) the payment of cash in lieu of issuing fractional shares of Capital Stock of the Company in connection with the exercise of options or warrants, the conversion of convertible securities or the redemption of interests in employee stock ownership or benefits plans, (B) the purchase or redemption of Capital Stock by the Company from employee stock ownership or benefit plans subject to ERISA to the extent required by ERISA, (C) repurchases of Capital Stock which occur upon the exercise of stock options if such Capital Stock represents a portion of the exercise price of such options, (D) the purchase, redemption, acquisition, cancellation or other retirement for value of shares of Capital Stock of the Company or any Restricted Subsidiary, options on any such shares or related stock appreciation rights or similar securities held by officers or employees or former officers or employees (or their estates or beneficiaries under their estates), upon death, disability, retirement, termination of employment or pursuant to any agreement under which such shares of stock or related rights were issued; provided that the aggregate cash consideration paid pursuant to this clause (D) for such purchase, redemption, acquisition, cancellation or other retirement of such shares of Capital Stock or related rights after the Issue Date does not exceed an aggregate amount of $10.0 million; provided further that the amount of any payment, purchase, redemption, repurchase, acquisition, cancellation or other retirement paid pursuant to this clause (D) shall be included in the amount of Restricted Payments;

    (vi) any purchase or redemption of Capital Stock of the Company resulting from the consolidation or merger with or into any Person or conveyance, transfer or lease of all or substantially all of the Company's or any Restricted Subsidiary's property to one or more Persons substantially as an entirety not prohibited by the terms of the "Merger and Consolidation" covenant (other than any consolidation, merger or other transactions involving only the Company and a Subsidiary of the Company or involving only Subsidiaries of the Company); provided that the amount of such purchase or redemption shall be excluded in the calculation of the amount of Restricted Payments; or

    (vii) the exchange of Preferred Stock (other than Disqualified Capital Stock) for Indebtedness of the Company permitted to be incurred under the Limitation on Indebtedness Covenant; provided that the liquidation value of the Preferred Stock exchanged shall be included in the calculation of the amount of Restricted Payments but only to the extent of the Net Cash Proceeds of such Preferred Stock received after the Issue Date.

  Limitation on Restrictions on Distributions from Restricted
Subsidiaries. The Company shall not, and shall not permit any Restricted Subsidiary to create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (a) pay dividends or make any other distributions on its Capital Stock to the Company or a Restricted Subsidiary or pay any Indebtedness owed to the Company, (b) make any loans or advances to the Company or (c) transfer any of its property or assets to the Company except:

    (i) any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Issue Date;

    (ii) any encumbrance or restriction with respect to a Restricted Subsidiary or its property or assets pursuant to an agreement relating to any Indebtedness or Preferred Stock Incurred by such Restricted Subsidiary on or prior to the date on which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company (other than Indebtedness or Preferred Stock Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company) and outstanding on such date;

    (iii) any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Indebtedness or Preferred Stock Incurred pursuant to an agreement referred to in clause (i) or (ii) of this covenant or this clause
  (iii) or contained in any amendment to an agreement referred to in clause
  (i) or (ii) of this covenant or this clause (iii); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such refinancing agreement or amendment are in the aggregate no less favorable to the Noteholders than encumbrances and restrictions with respect to such Restricted Subsidiary contained in such predecessor agreements;

    (iv) any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition;

    (v) any encumbrances and restrictions existing under or by reason of applicable law or regulation;

    (vi) any encumbrances and restrictions (A) that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset,
  (B) existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by the Indenture or the Collateral Documents or (C) arising or agreed to in the ordinary course of business not relating to any Indebtedness, and that do not (as determined by the Company and certified in a resolution of the Board of Directors or a certificate of the chief financial or chief accounting officer of the Company delivered to the Trustee prior to or promptly following such encumbrance or restriction becoming effective), individually or in the aggregate, (1) detract from the value of property or assets of the Company or any Restricted Subsidiary in any manner material to the Company or any Restricted Subsidiary or (2) materially adversely affect the Company's ability to make principal or interest (including Special Interest, if any) payments on the Notes;

    (vii) any encumbrance or restriction contained in the terms of any Indebtedness or any agreement pursuant to which such Indebtedness was issued if (A) the encumbrance or restriction applies only in the event of a payment default or default with respect to a financial covenant contained in such Indebtedness or agreement, (B) the encumbrance or restriction is not materially more disadvantageous to the Holders of the Notes than is customary in comparable financings (as determined by the Company and certified in a resolution of the Board of Directors or a certificate of the chief financial or chief accounting officer of the Company delivered to the Trustee prior to or promptly following such encumbrance or restriction becoming effective) and (C) such encumbrance or restriction will not materially adversely affect the Company's ability to make principal or interest (including Special Interest, if any) payments on the Notes (as determined by the Company and certified in a resolution of the Board of Directors or a certificate of the chief financial or chief accounting officer of the Company delivered to the Trustee prior to or promptly following such encumbrance or restriction becoming effective); and

    (viii) any encumbrance or restriction resulting from any financing transaction involving the sale of Receivables or aircraft and/or related engines, spare parts and equipment to a special purpose Subsidiary of the Company formed to effect such financing and which applies only to such special purpose Subsidiary and its assets.

  Nothing contained in this "Limitation on Restrictions on Distributions from Restricted Subsidiaries" covenant shall prevent the Company or any Restricted Subsidiary from (1) creating, incurring, assuming or suffering to exist any Liens otherwise permitted in the "Limitation on Liens" covenant or (2) restricting the sale or other disposition of property or assets of the Company or any of its Restricted Subsidiaries that secure Indebtedness of the Company or any of its Restricted Subsidiaries.

  Limitation on Sales of Assets and Subsidiary Stock. The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, consummate (x) any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or other dispositions) of any Collateral Security, except as permitted under the Collateral Documents or (y) any Asset Disposition unless the Company or such Restricted Subsidiary receives consideration at the time of such Asset Disposition at least equal to the fair market value (including as to the value of all non-cash consideration), as determined in good faith by the Board of Directors or by the chief financial or accounting officer of the Company, of the shares and assets subject to such Asset Disposition and at least 80% of the consideration thereof received by the Company or such Restricted Subsidiary is in the form of cash or cash equivalents. If the Company or any Restricted Subsidiary engages in an Asset Disposition, the Company may use the Net Available Cash from such Asset Disposition, within one year after the later of such Asset Disposition and the receipt of such Net Available Cash (such later date, the "Trigger Date"), to
(i) permanently repay or prepay any then outstanding Senior Indebtedness of the Company or any Restricted Subsidiary or (ii) invest in or acquire (or enter into a legally binding commitment to invest in or acquire) Additional Assets; provided that the transaction subject to any such commitment be consummated within 180 days after the date of such commitment. If any such legally binding commitment to invest in or acquire such Additional Assets is terminated, then the Company may, within 90 days of such termination or the Trigger Date, whichever is later, use such Net Available Cash as provided in clause (i) or (ii) (without giving effect to the parenthetical contained in such clause (ii)) above. The amount of such Net Cash Proceeds not so used as set forth above in this paragraph constitutes "Excess Proceeds."

  When the aggregate amount of Excess Proceeds exceeds $10.0 million, the Company will, within 30 days thereof, apply such aggregate Excess Proceeds (1) first, to make an Offer to Purchase outstanding Notes at 100% of their principal amount plus accrued and unpaid interest and Special Interest, if any, to the date of purchase and, to the extent required by the terms thereof, any other Indebtedness of the Company that is pari passu with the Notes at a price no greater than 100% of the principal amount thereof plus accrued interest to the date of purchase and (2) second, to the extent of any remaining Excess Proceeds following the completion of the Offer to Purchase, to any other use as determined by the Company which is not otherwise prohibited by the Indenture. Upon the completion of an Offer to Purchase pursuant to this paragraph, the amount of Excess Proceeds shall be reset to zero.

  For the purposes of this covenant, the following are deemed to be cash or cash equivalents: (x) the assumption of Indebtedness of the Company or any Restricted Subsidiary and the release of the Company or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition and (y) securities received by the Company or any Restricted Subsidiary from the transferee that are promptly converted by the Company or such Restricted Subsidiary into cash.

  Limitation on Affiliate Transactions. (a) The Company shall not, and shall not permit any Restricted Subsidiary to, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or employee compensation arrangements) with any Affiliate of the Company (an "Affiliate Transaction") unless the terms thereof (1) are no less favorable to the Company or such Restricted Subsidiary than those that could be obtained at the time of such transaction in arm's-length dealings with a Person who is not such an Affiliate and (2) if such Affiliate Transaction involves an amount in excess of $2.0 million (i) are set forth in writing and (ii) have been approved by a majority of the members of the Board of Directors having no personal stake in such Affiliate Transaction. If such Affiliate Transaction involves an amount in excess of $10.0 million, a fairness opinion must be obtained from an internationally recognized investment banking firm, appraisal firm or auditing firm with respect to the financial terms of such Affiliate Transaction.

  (b) The provisions of the foregoing paragraph (a) shall not prohibit or apply to (i) any Restricted Payment permitted to be paid pursuant to the covenant described under "--Limitation on Restricted Payments," (ii) loans or advances to employees in the ordinary course of business and in an amount that does not exceed $1.0 million in the aggregate outstanding at any one time,
(iii) the payment of reasonable fees to directors of the Company and its Restricted Subsidiaries who are not employees of the Company or its Restricted Subsidiaries, (iv) any Affiliate Transaction between the Company and a Restricted Subsidiary or between Restricted Subsidiaries, (v) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors, (vi) the grant of stock options or similar rights to employees and directors of the Company pursuant to plans approved by the Board of Directors and (vii) any Affiliate Transaction entered into pursuant to agreements with labor unions.

  Limitation on the Sale or Issuance of Capital Stock of Restricted Subsidiaries. The Company shall not sell or otherwise dispose of any Capital Stock of a Restricted Subsidiary, and shall not permit any such Restricted Subsidiary, directly or indirectly, to issue or sell or otherwise dispose of any of its Capital Stock except (i) to the Company or a Wholly Owned Subsidiary, (ii) the issuance and sale of directors' qualifying shares, (iii) if, immediately after giving effect to any such issuance, sale or other disposition, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in such Person remaining after giving effect thereto would have been permitted to be made under the covenant described under "--Limitation on Restricted Payments" if made on the date of such issuance, sale or other disposition, (iv) if such sale or other disposition is of all or any portion of the Capital Stock of a Restricted Subsidiary and the Net Available Cash received from such sale or other disposition are applied in accordance with the covenant "--Limitation on Sales of Assets and Subsidiary Stock" or (v) to the extent the ownership by a Person other than the Company or a Wholly Owned Subsidiary is required by applicable law and except that any Restricted Subsidiary may issue or permit to exist (x) Preferred Stock issued to and held by the Company or a Wholly Owned Subsidiary; provided, however, that upon either (A) the transfer or other disposition by the Company or such Wholly Owned Subsidiary of any Preferred Stock so permitted to a Person other than the Company or another Wholly Owned Subsidiary or (B) such Wholly Owned Subsidiary ceasing to be a Wholly Owned Subsidiary, the provisions of this clause (x) will no longer be applicable to such Preferred Stock and such Preferred Stock will be deemed to have been issued at the time of such transfer or other disposition or such cessation; and (y) Preferred Stock issued by a Person prior to the time such Person becomes a Restricted Subsidiary (including by way of a merger or consolidation with another Restricted Subsidiary), which Preferred Stock was not issued in anticipation of and was outstanding prior to such transaction; provided, however, that on the date of such acquisition and after giving effect thereto, the Company would have been able to Incur at least $1.00 of additional Indebtedness pursuant to clause (a) of the covenant described under "-- Limitation on Indebtedness."

  Limitation on Guarantees by Restricted Subsidiaries. The Company shall not permit any Restricted Subsidiary, directly or indirectly, to Guarantee any Indebtedness of the Company which is pari passu with or subordinate in right of payment to the Notes ("Guaranteed Indebtedness"), unless (i) such Restricted Subsidiary simultaneously executes and delivers a Subsidiary Guaranty of payment of the Notes by such Restricted Subsidiary and (ii) such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Company or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Subsidiary Guaranty; provided that this paragraph shall not be applicable to
(1) any Guarantee by any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not Incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary or (2) Guarantees of Indebtedness under working capital facilities of the Company in an aggregate principal amount not exceeding $50.0 million at any time outstanding or, if less, the amount by which $150.0 million exceeds the aggregate outstanding principal amount of Indebtedness of the Company under clause (15) of paragraph (b) of the

"Limitation on Indebtedness" which is secured by a Lien. If the Guaranteed Indebtedness is (A) pari passu with the Notes, then the Guarantee of such Guaranteed Indebtedness shall be pari passu with, or subordinated to, the Subsidiary Guarantee or (B) subordinated to the Notes, then the Guarantee of such Guaranteed Indebtedness shall be subordinated to the Subsidiary Guaranty at least to the extent that the Guaranteed Indebtedness is subordinated to the Notes.

  Notwithstanding the foregoing, any Subsidiary Guaranty by a Restricted Subsidiary may provide by its terms that it shall be automatically and unconditionally released and discharged upon (i) any sale, exchange or transfer, to any Person not an Affiliate of the Company, of all of the Company's and each Restricted Subsidiary's Capital Stock in, or all or substantially all the assets of, such Restricted Subsidiary (which sale, exchange or transfer is not prohibited by the Indenture) or (ii) the release or discharge of the Guarantee which resulted in the creation of such Subsidiary Guaranty, except a discharge or release by, or as a result of, payment under such Guarantee.

  Limitation on Liens. The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, Incur or permit to exist any Lien of any nature whatsoever on (i) any of its properties other than the Collateral Security (including Capital Stock of a Restricted Subsidiary), whether owned at the Issue Date or thereafter acquired, other than Permitted Liens, without effectively providing that the Notes shall be secured equally and ratably with (or prior to) the obligations so secured for so long as such obligations are so secured or (ii) any Collateral Security other than, with respect to any Collateral, Permitted Collateral Liens.

  Limitation on Sale/Leaseback Transactions. The Company shall not, and shall not permit any Restricted Subsidiary to, enter into any Sale/Leaseback Transaction with respect to any property unless (i) the Company or such Restricted Subsidiary would be entitled to (A) Incur Indebtedness in an amount equal to the Attributable Debt with respect to such Sale/Leaseback Transaction pursuant to the covenant described under "--Limitation on Indebtedness" and
(B) create a Lien on such property securing such Attributable Debt without equally and ratably securing the Notes pursuant to the covenant described under "--Limitation on Liens," or (ii) the Sale/Leaseback Transaction is treated as an Asset Disposition and the Company applies the proceeds of such transaction in compliance with the covenant described under "--Limitation on Sales of Assets and Subsidiary Stock."

  Merger and Consolidation. The Company shall not consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all of its assets to, any Person, unless:
(i) the resulting, surviving or transferee Person (the "Successor Company") shall be a Person organized and existing under the laws of the United States, any state thereof or the District of Columbia and the Successor Company (if not the Company) shall expressly assume, by an indenture supplemental thereto, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the Notes, the Indenture and the Collateral Documents; (ii) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Subsidiary of the Company as a result of such transaction as having been Incurred by such Successor Company or such Subsidiary at the time of such transaction), no Default shall have occurred and be continuing; (iii) immediately after giving effect to such transaction, the Successor Company would be able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under "--Limitation on Indebtedness;"
(iv) immediately after giving effect to such transaction, the Successor Company shall have Consolidated Net Worth in an amount that is not less than the Consolidated Net Worth of the Company immediately prior to such transaction; and (v) the Company shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that (A) such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture, (B) the Indenture and the Notes will constitute valid and legally binding obligations of the Successor Company and (C) the Indenture and the Collateral Documents are enforceable against the Successor Company in accordance with their terms.

  The Successor Company shall be the successor to the Company and shall succeed to, and be substituted for, and be bound by and obligated to pay the obligations of, and may exercise every right and power of, the

Company under the Indenture, but the predecessor Company in the case of a conveyance, transfer or lease shall not be released from the obligation to pay the principal of, interest on, and Special Interest, if any, with respect to, the Notes.

  The Company shall have the right, without the consent of the Holders, to redeem the Notes in whole, but not in part, at a redemption price equal to 100% of the unpaid principal amount of the outstanding Notes plus the Applicable Premium as of, and accrued and unpaid interest and Special Interest if any, to, the date of redemption in the event that the Company enters into a binding agreement to consummate any transaction which would be prohibited by this covenant. The redemption date must occur prior to or simultaneously with the consummation of such prohibited transaction. Notice of redemption will be mailed to each Noteholder at such Noteholder's address of record not less than 30 days nor more than 60 days prior to the redemption date. On and after the redemption date, interest will cease to accrue on the Notes.

  Maintenance of Properties and Insurance. The Company will, and will cause its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition all Collateral and properties used or useful in their businesses; provided, however, that, subject to the requirements of the Collateral Documents, neither the Company nor any such Subsidiary shall be prevented from discontinuing those operations or suspending the maintenance of that Collateral or those properties which, in the reasonable judgment of the Company, are no longer necessary or useful in the conduct of the Company's business or that of its Subsidiaries.

  For so long as any Collateral or property is deemed to be useful to the conduct of the business of the Company or its Subsidiaries, the Company will, or will cause such Subsidiaries to, maintain appropriate insurance, in accordance with industry practice, on such Collateral and properties and as required under the provisions of the Collateral Documents.

  Application for Rating. The Company will, within 180 days after the Issue Date, apply to Moody's Investors Service, Inc. and Standard & Poor's Ratings Group, to obtain a rating for the Notes.

  SEC Reports. The Company shall file with the Trustee and provide, or cause the Trustee to provide, holders of Notes, within 30 days after it files with, or furnishes to, the SEC, copies of its annual report and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) which the Company is required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act or is required to furnish to the SEC pursuant to the Indenture. Notwithstanding that the Company may not be required to remain subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, the Indenture requires the Company to continue to file with, or furnish to, the SEC (i) within 90 days after the end of each fiscal year (or such shorter period as the SEC may in the future prescribe), annual reports on Form 10-K (or any successor form) containing the information required to be contained therein (or required in such successor form), including annual financial statements audited by an internationally recognized independent public accountant with respect to such year and prepared in accordance with GAAP and all applicable exhibits, (ii) within 45 days after the end of each of the first three fiscal quarters of each fiscal year (or such shorter period as the SEC may in the future prescribe), reports on Form 10-Q (or any successor form) containing substantially the same information required to be contained therein prepared in accordance with GAAP and (iii) promptly from time to time after the occurrence of an event required to be therein reported, such other reports on Form 8-K (or any successor form) containing substantially the same information required to be contained therein.

  Concurrently with the reports delivered pursuant to the preceding paragraph, the Company is required to furnish the Trustee an officer's certificate to the effect that such officer has conducted or supervised a review of the activities of the Company and of performance under the Indenture and that, to the knowledge of such officer, based on such review, the Company has fulfilled all of its obligations under the Indenture or, if there has been a default, specifying each default known to him, its nature and status.

  Listing of Exchange Notes on the AMEX. The Company has agreed to list the Exchange Notes on the American Stock Exchange or on such other stock exchange or market as the Common Stock is then principally traded no later than the earliest to occur of (i) the effectiveness of the initial Exchange Offer Registration Statement and (ii) the effectiveness of the initial Shelf Registration Statement, provided that the Exchange Notes meet the minimum requirements for listing on any such exchange or market, and, if applicable, to maintain such listing for so long as any of the Exchange Notes is outstanding.

EVENTS OF DEFAULT

  The following shall constitute "Events of Default" with respect to the
Notes: (i) failure to pay the principal of, premium, if any, on, or Offer to Purchase repurchase amount, if any, with respect to, any Note when such amounts become due and payable at maturity, upon acceleration, redemption or otherwise; (ii) failure to pay interest or Special Interest on the Notes when due, where such failure continues for a 30-day period; (iii) a default in the observance or performance of certain covenants or agreements of the Company in the Collateral Documents that continues for the relevant period specified therein, including, but not limited to, the requirements described under "-- Collateral Security--Maintenance Test;" (iv) the failure by the Company to comply with its obligations under "--Certain Covenants--Merger and Consolidation" above; (v) the failure by the Company to comply for 30 days after notice with any of its obligations in the covenants described above under "Repurchase of Notes Upon a Change in Control" or "Repurchase of Notes in Connection with Incurrence of Acquired Indebtedness" (other than, in each case, a failure to purchase Notes) and "--Certain Covenants" under "-- Limitation on Indebtedness," "--Limitation on Restricted Payments," "-- Limitation on Restrictions on Distributions from Restricted Subsidiaries," "-- Limitation on Sales of Assets and Subsidiary Stock (other than a failure to purchase Notes)," "--Limitation on Affiliate Transactions," "--Limitation on the Sale or Issuance of Capital Stock of Restricted Subsidiaries," "-- Limitation on Guarantees by Restricted Subsidiaries," "--Limitation on Liens," "--Limitation on Sale/Leaseback Transactions," "--Maintenance of Properties and Insurance," "--Application for Rating," "--SEC Reports" or "--Listing of Notes on the AMEX;" (vi) any representation or warranty of the Company in the Indenture or any of the Collateral Documents shall prove to have been untrue in any material respect when made and such default continues for the period and after the notice specified below, or a default in any material respect in the observance or performance of any other covenant or agreement of the Company in the Notes, the Indenture or any of the Collateral Documents, in each case that continues for the period and after the notice specified below;
(vii) an event of default shall have occurred and be continuing under any other evidence of Indebtedness of the Company or any Significant Subsidiary (as defined in SEC Regulation S-X) of the Company, whether such Indebtedness now exists or is created hereafter, which event of default results in the acceleration of such Indebtedness which, together with any such other Indebtedness so accelerated, aggregates more than $15.0 million (the "cross acceleration provision"); (viii) any final judgment or judgments for payment of money in excess of $15.0 million in the aggregate shall be rendered against the Company or any Restricted Subsidiary and shall remain unstayed, unsatisfied and undischarged for the period and after the notice specified below; and (ix) certain events of bankruptcy, insolvency or reorganization involving the Company or any Restricted Subsidiary. The Company is required to deliver to the Trustee within 120 days after the end of each fiscal year of the Company, an officer's certificate stating whether or not the signatories know of any default by the Company under the Indenture and the Notes and, if any default exists, describing such default.

  A default under clause (v), (vi) or (viii) above or, with respect to a Restricted Subsidiary that is not a Significant Subsidiary, clause (ix) above, is not an Event of Default until the Trustee or the holders of at least 25% in principal amount of the then outstanding Notes notify the Company of the default and the Company does not cure the default within 60 days with respect to clauses (vi) or (viii), or within 30 days with respect to clause (v) or, with respect to a Restricted Subsidiary that is not a Significant Subsidiary, clause (ix), after receipt of the notice. The notice must specify the default, demand that it be remedied and state that the notice is a "Notice of Default." If the holders of 25% or more in principal amount of the then outstanding Notes request the Trustee to give such notice on their behalf, the Trustee shall do so.

  In case an Event of Default (other than an Event of Default resulting from bankruptcy, insolvency or reorganization of the Company or a Restricted Subsidiary that is a Significant Subsidiary) shall have occurred and be continuing, the Trustee, by notice to the Company, or the holders of 25% or more of the principal amount of the Notes then outstanding, by notice to the Company and the Trustee, may declare the principal amount of the Notes, plus accrued and unpaid interest and Special Interest, if any, to be immediately due and payable. In case an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization of the Company or a Restricted Subsidiary that is a Significant Subsidiary shall occur, such amounts shall be due and payable without any declaration or any act on the part of the Trustee or the holders of the Notes. Such declaration of acceleration may be rescinded and past defaults may be waived by the holders of a majority of the principal amount of the Notes then outstanding upon conditions provided in the Indenture, except a default in the payment of principal, or interest on, or Special Interest, if any, with respect to, any Note cannot be waived or amended without payment of the amount then due otherwise than for the acceleration. Except to enforce the right to receive payment when due of principal, premium, if any, interest, and Special Interest, if any, no holder of a Note may institute any proceeding with respect to the Indenture or the Notes or for any remedy thereunder unless such holder has previously given to the Trustee written notice of a continuing Event of Default and unless the holders of 25% or more of the principal amount of the Notes then outstanding have requested the Trustee to institute proceedings in respect of such Event of Default and have offered the Trustee reasonable indemnity against loss, liability and expense to be thereby incurred, the Trustee has failed so to act for 60 days after receipt of the same and during such 60-day period the holders of a majority of the principal amount of the Notes then outstanding have not given the Trustee a direction inconsistent with the request. Subject to certain restrictions, the holders of a majority in principal amount of the Notes then outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee with respect to the Collateral Security or otherwise or exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture, that is unduly prejudicial to the rights of any holder of a Note or that would involve the Trustee in personal liability and the Trustee may take any other action deemed proper by the Trustee which is not inconsistent with such direction.

MODIFICATIONS AND WAIVERS OF THE INDENTURE

  Supplemental indentures modifying or amending the Indenture may be made by the Company and the Trustee with the consent of the holders of not less than a majority in aggregate principal amount of the then outstanding Notes; provided, however, that no such modification or amendment may, without the consent of the holders of each Note affected thereby, (a) extend the fixed maturity of any Note, reduce the rate or extend the time of payment of interest on, or Special Interest, if any, with respect to, any Note, reduce the principal amount, or premium, if any, on, or Special Interest, if any, (in each case, whether on redemption or otherwise) with respect to, any Note, change the time at which any Note may be redeemed as described under "-- Redemptions" above, impair the right of a holder to institute suit for payment thereof, or change the place of payment of the Notes, or the currency in which the Notes are payable or make any change in any Subsidiary Guaranty that would adversely affect any holders of the Notes or (b) reduce the percentage of Notes, the consent of the holders of which is required for any modification or waiver. Without the consent of any holders of the Notes, the Company and the Trustee may amend or supplement the Notes, the Indenture or any Collateral Document to (i) provide for uncertificated Notes in addition to or in place of certificated Notes, (ii) provide for the assumption of the Company's obligations to holders of the Notes in the case of a merger or consolidation or transfer of all or substantially all of the Company's assets, (iii) comply with the TIA, or (iv) cure any ambiguity, defect or inconsistency, or make any other change, in each case provided that such action does not materially adversely affect the interests of the holders of the Notes.

  The holders of a majority in aggregate principal amount of outstanding Notes may waive any past default under the Indenture, except a default in the payment of principal, premium, if any, interest or Special Interest, if any, or default with respect to certain covenants under the Indenture.

  The consent of the holders of the Notes is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After the amendment under the Indenture becomes effective, the Company is required to mail to holders of the Notes a notice briefly describing such amendment. However, the failure to give such notice to all holders of the Notes, or any defect therein, will not impair or affect the validity of the amendment.

DEFEASANCE

  The Company at any time may terminate all its obligations under the Notes, the Indenture and the Collateral Documents ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes. The Company at any time may terminate its obligations under "Redemptions," "Repurchase of Notes Upon a Change in Control" and under the covenants described under "--Certain Covenants" (other than the covenant described under "--Merger and Consolidation"), the operation of the cross acceleration provision, the bankruptcy provisions with respect to Restricted Subsidiaries, the judgment default provision, described under "-- Events of Default" above and the limitations contained in clauses (iii) and
(iv) of the first paragraph under "--Certain Covenants--Merger and Consolidation" above ("covenant defeasance").

  The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (iii), (v), (vi), (vii),
(viii) or (ix) (with respect only to Restricted Subsidiaries), under "--Events of Default" above or because of the failure of the Company to comply with clause (iii) or (iv) of the first paragraph under "--Certain Covenants--Merger and Consolidation" above.

  In order to exercise either defeasance option, the Company must irrevocably deposit in trust with the Trustee money or U.S. Government Obligations for the payment of principal and interest and Special Interest, if any, on the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of (i) an Opinion of Counsel to the effect that (x) holders of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable federal income tax law) and (y) the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar law affecting creditors rights generally under any United States federal or state law and that the Trustee has a perfected security interest in such trust funds for the ratable benefit of the Holders and (ii) an opinion of counsel in the Company's jurisdiction of incorporation to the effect that holders of the Notes will not recognize income, gain or loss for tax purposes in such jurisdiction as a result of such deposit and defeasance and will be subject to taxes in such jurisdiction on the same amounts and in the same manner and at the same time as would have been the case if such deposit and defeasance had not occurred.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

  No past, present or future director, officer, employee, agent, manager, stockholder or other affiliate, as such, of the Company shall have any liability for any obligations of the Company under the Notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of the Notes by accepting a Note waives and releases all such liability.

TRANSFER AND EXCHANGE

  A holder may transfer or exchange the Notes in accordance with the Indenture. The Company may require a holder to, among other things, furnish appropriate endorsements and transfer documents and pay any taxes and fees required by law or permitted by the Indenture.

  The registered holder of a Note may be treated as the owner of it for all purposes.

DELIVERY AND FORM

  The Notes are issued in registered form.

CONCERNING THE TRUSTEE

  The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the TIA, the Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest, as described in the TIA, it must eliminate such conflict or resign. The Trustee shall have a lien prior to the Notes on all money or property held or collected by the Trustee or otherwise distributable to holders of Notes (except money, securities or property held in trust to pay principal and/or interest on particular Notes) to secure the Company's payment and indemnity obligations to the Trustee (as trustee under the Indenture, as collateral agent under the Security Agreement (defined below) and the Note Pledge Agreement (defined below) and as slot trustee under the Slot Trust described below).

GOVERNING LAW

  The Indenture provides that it and the Notes will be governed by the laws of the State of New York without regard to principles of conflict of laws.

COLLATERAL SECURITY

  Pursuant to a Pledge and Security Agreement between the Company and the Collateral Agent (the "Security Agreement"), the Acquired Slot Trust Agreement between the Company and the Collateral Agent, as slot trustee (the "Slot Trust Agreement"), the Master Sub-License Agreement between the Company and the Collateral Agent, as slot trustee (the "Master Sub-License Agreement") and the Note Pledge Agreement (collectively, the "Collateral Documents"), as applicable, the indebtedness evidenced by the Notes will be secured by a lien on (i) the Pledged Spare Parts (as defined below), (ii) a beneficial ownership certificate (the "Beneficial Interest Certificate") evidencing the Company's beneficial interest in 30 FAA-designated take-off and landing slots at Washington National Airport ("DCA") in Washington D.C. and (iii) the Pledged Collateral, the Pledged Spare Parts, the Beneficial Interest Certificate and the other collateral under the Pledge Agreement are sometimes referred to herein collectively as the "Collateral" and, together with the Pledged Collateral, the "Collateral Security."

 Spare Parts

  The term "Pledged Spare Parts" refers to the pool of aircraft spare parts including expendables, "pipeline" spares and capital units at locations in the United States designated from time to time by the Company at which the Pledged Spare Parts are located; provided that such designated locations (i) shall (except as described below under "--Use of Collateral; Release and Termination of Lien") at all times include the four locations in the United States at which are located the Company's highest dollar value of spare parts that may be pledged under the Security Agreement, and (ii) shall at no time exclude locations at which are located inventories of spare parts of the Company which are materially disproportionally newer or more valuable (as shown in the Company's system for tracking and valuing spare parts (the "Inventory Control System")) than the Pledged Spare Parts, in light of the aircraft types on which spare parts may be used. As of the Issue Date, the Pledged Spare Parts will constitute substantially all of the aircraft spare parts of the Company.

  Pledged Spare Parts include:

  1. Expendables, which are those Pledged Spare Parts that are used (consumed) in the routine operation of an airline and are generally items which are used only once and then discarded such as gaskets, light bulbs, raw metal stock, general hardware and fabric;

  2. "Pipeline" spares, which is a term used by the Company to refer to non-capital, rotable airframe and engine components; and

  3. Capital units, which are those Pledged Spare Parts that will, subject to maintenance, repair and overhaul, normally last the life of the aircraft, such as spare control surfaces, landing gears, avionics units and engine accessories.

  In the day-to-day operation of the airline, the composition of its Pledged Spare Parts inventory is continually changing: new parts (including parts for new types of aircraft placed into service) are purchased and placed into stock; expendable parts are taken from inventory and utilized; used rotable and repairable units are removed from aircraft and placed in a hold status awaiting eventual repair; other rotables are sent to outside vendors for overhaul and processing; at the conclusion of the overhaul/repair process, inventory is either re-installed on aircraft, returned to stock for reuse; and spare parts no longer used or usable in the airline's operations may be scrapped or sold.

 Slots

  The FAA designates certain congested airports in the United States as high density traffic airports. At such airports, the FAA determines the maximum hourly number of instrument flight rule ("IFR") take-offs and landings which may be reserved for use by air carriers and other aircraft operators. The authority granted by the FAA to conduct one IFR take-off or landing in a specified period, at one of these airports is referred to in the industry as a "slot." While the FAA has sanctioned the right to buy and sell slots, it has also been specific in stating that a slot does not represent a property right, but merely an operational authority. As such, slots are subject to complete control by the FAA and may be withdrawn without compensation at any time to fulfill the FAA's operational needs, including, but not limited to, providing slots for international or essential air service operations or eliminating slots. Further, FAA regulations provide that except in certain circumstances, the FAA shall recall any slots not utilized by an airline 80% of the time over a two consecutive month period. The FAA has proposed that this utilization requirement be increased to up to 90% under certain circumstances and with respect to certain slots. A total of 30 slots which TWA currently holds at DCA have been placed in a "Slot Trust" governed by a Slot Trust Agreement (the "Slots"). The Company's interest in the Slot Trust is evidenced by the Beneficial Interest Certificate which has been pledged to the Trustee under the Security Agreement. While TWA currently has sufficient slots to conduct its business and has in the past utilized such slots sufficiently to retain the right to use such slots, there can be no assurance that such slots, including one or more Slots, will not be revoked in the future by the FAA for any reason, including, but not limited to, TWA's failure to use such slots to the extent required now or in the future, or that such slots will be adequate for TWA's operations in the future. In addition, the FAA could lower or eliminate the value of a slot, including one or more Slots, by withdrawing it from the holder as part of a reallocation of slots, by creating additional Slots, by discounting the requirements for slots at DCA or at the affected hour or by amending or revoking the regulations or practices with respect to the sale, lease or transfer of slots. Such actions could adversely affect the value of the Collateral. The Company retains a reversionary interest in the Slots. In addition, the Slot Trust has sub-licensed the right to operate the Slots to TWA for a period equal to the term of the Notes, subject to the terms of the Master Sub-License Agreement. The Master Sub-License Agreement, subject to certain restrictions, permits TWA to, among other things, further sub-license, directly or indirectly, to other air carriers the right to use Slots. These transactions, which have been confirmed by the FAA, permit TWA to continue to operate the Slots.

  Upon the acceleration of TWA's obligations under the terms of the Notes, the Master Sub-License Agreement automatically will terminate, whereupon TWA could no longer have the right to operate the Slots and, subject to certain limitations, all of TWA's rights (other than its reversionary interest) with respect to operating the Slots would terminate.

  Upon the occurrence of an Event of Default under the Indenture and during the continuance thereof, TWA agrees to deliver to the Collateral Agent all consideration to be received by TWA after such Event of Default (other than the right to use a Slot as to which a person other than TWA is the operator of record at the FAA) in connection with any third party license of the right to operate any of the Slots.

 Pledged Securities

  The Indenture provides that upon the closing of the Offering, the Company deposit and pledge to the Trustee for the benefit of the Trustee and the holders of the Notes, cash, and/or purchase and so pledge the Pledged Securities in such amount as will when combined be sufficient (upon receipt of scheduled interest and principal payments of such securities, if any), to provide for payment in full of the first three scheduled interest payments on the Notes when and as due. The Company used approximately $23.1 million of the net proceeds of the Offering to make such deposit and/or acquire the Pledged Securities. The Pledged Collateral has been pledged by the Company to the Trustee for the benefit of the Trustee and the holders of Notes pursuant to the Note Pledge Agreement and is held by the Trustee in the Interest Escrow Account. Pursuant to the Note Pledge Agreement, immediately prior to an interest payment date on the Notes, the Company may either deposit with the Trustee from funds otherwise available to the Company cash sufficient to pay the interest scheduled to be paid on such date or the Company may direct the Trustee to release from the Interest Escrow Account proceeds sufficient to pay interest then due. In the event that the Company exercises the former option, the Note Pledge Agreement provides that the Company may thereafter direct the Trustee to release to the Company Pledged Collateral from the Interest Escrow Account in like amount.

  Interest earned on the Pledged Securities will be added to the Interest Escrow Account. In the event that the Pledged Collateral held in the Interest Escrow Account exceeds the amount sufficient to provide for payment in full of the first three scheduled interest payments due on the Notes (or, in the event an interest payment or payments have been made, an amount sufficient to provide for payment in full of any interest payment remaining, up to and including the third scheduled interest payment), the Trustee will be permitted to release to the Company at the Company's request any such excess amount. The Notes are secured by a first priority security interest in the Pledged Collateral and in the Interest Escrow Account and, accordingly, the Pledged Collateral and the Interest Escrow Account also secure repayment of the principal amount of the Notes to the extent of such security.

  Prior to the purchase of the Pledged Securities for the Interest Escrow Account, and prior to the release to the Company of any excess amount from the Interest Escrow Account with respect to or based on Pledged Securities, the Company delivered to the Trustee a written certification of a nationally recognized firm of independent public accountants selected by the Company which states that the Pledged Securities in the Interest Escrow Account together with the cash, if any, are sufficient upon receipt of scheduled interest and principal payments of such securities to provide for payment in full of the first three scheduled interest payments on the Notes when and as due. Under the Note Pledge Agreement, assuming that the Company makes the first three scheduled interest payments on the Notes in a timely manner, all of the Pledged Collateral will have been released from the Interest Escrow Account.

 Use of Collateral; Release and Termination of Lien

  The Indenture and the Collateral Documents provide, among other things, that the Company may (i) use and deal with the Collateral in any manner consistent with the Company's ordinary course of business, (ii) unless an Event of Default has occurred and is continuing, cause certain Collateral to be leased or subleased in accordance with the applicable Collateral Documents and (iii) unless an Event of Default has occurred and is continuing, cause Collateral to be released from the lien of the Security Agreement and the applicable Collateral Documents upon providing specified substitute collateral of equal or greater appraised value at the time of substitution, cash or U.S. Government Obligations and/or acquired or canceled Notes.

  Upon the payment in full of all amounts outstanding under the Notes and the Indenture, the liens created by Collateral Documents will terminate.

  In addition, such Collateral Documents permit the release of the relevant Collateral from the lien created thereby if certain collateral coverage ratios are satisfied. Generally, the Company may dispose of Pledged Spare Parts in the ordinary course of its business so long as the value of the remaining Pledged Spare Parts (including the value of all Pledged Spare Parts acquired subsequent to the issuance of the Notes and not previously disposed of) as determined by reference to the Inventory Control System (as defined) (adjusting the value of 747 and L-1011 Pledged Spare Parts by a 31% reduction to reflect their lower appraised values due to the Company's phasing out of these aircraft types) is not less than 85% of their initial value as so determined as of November 30, 1997 (the "Spare Parts Threshold"). The Company maintains a system of tracking and valuing its aircraft spare parts, including the Pledged Spare Parts (the "Inventory Control System") based, in general, on historical costs, adjusted to the extent that the actual unit price paid for newly purchased spare parts varies 20% more or less, or is $500 more or less, than such historical cost. The Spare Parts Threshold can be reduced by providing specified substitute collateral of equal or greater appraised value at the time of substitution, cash and/or acquired or canceled Notes. The Pledged Spare Parts do not include spare parts the purchase price of which has been financed and which have been pledged to secure such purchase money financing. However, the Company will not be permitted to pledge new spare parts to secure purchase money financing unless the Spare Parts Threshold is satisfied. The Collateral Documents also provide that at such time as the aggregate outstanding principal amount of the Notes has been reduced to $100.0 million, the Company will be entitled to the release of all of the Slots, subject to the conditions that (i) after giving effect to such release, the ratio of the aggregate fair market value of the Pledged Spare Parts (and permitted substitutes) (based on an appraisal not more than 20 months old and a current Company officer's certificate) to the aggregate outstanding principal amount of the Notes (less cash collateral), would equal or exceed
2.0 to 1 and (ii) no Event of Default or Default of the type described in clauses (ii), (v), (vi), (viii) or (ix) under the heading "Description of Notes--Events of Default") shall have occurred and be continuing. The Collateral Documents also provide that at such time as the aggregate outstanding principal amount of the Notes has been reduced to $60.0 million, the Company will be entitled to reduce the number of designated locations for Pledged Spare Parts to the one or two locations in the United States at which are located the Company's highest dollar value of Pledged Spare Parts. The reduction of designated locations referred to in the immediately preceding sentence will occur on the first date, on or after the satisfaction of the foregoing Note retirement threshold, when (i) after giving effect to such release, the ratio of the aggregate fair market value of the Pledged Spare Parts at such remaining designated location or locations (based on an appraisal not more than 20 months old and a current Company certificate) to the aggregate outstanding principal amount of the Notes (less cash collateral), would equal or exceed 2.5 to 1 and (ii) no Event of Default or Default of the type described in clauses (ii), (v), (vi), (viii) or (ix) under the heading "Description of Notes--Events of Default") shall have occurred and be continuing.

  The Company will provide monthly reports of the Inventory Control System value of the Pledged Spare Parts to the Collateral Agent. Such value will include an adjustment to reflect a 31% discounted value for existing Parts related to L-1011 and 747 aircraft, since the Company has retired its last L-1011 aircraft as of September 1997 and intends to discontinue flying 747 aircraft in February 1998.

  The Company can sell Pledged Spare Parts in the ordinary course of business for any form of consideration at any time if the Spare Parts Threshold is met after giving effect to such sale. The Company can sell Pledged Spare Parts for cash in the ordinary course of business at any time if the cash is deposited with the Collateral Agent as cash collateral or the Spare Parts Threshold is met after giving effect to such sale. The Company can sell Pledged Spare Parts for cash other than in the ordinary course of business (i.e. sales or series of related sales for $10 million or more) if the cash is deposited as cash collateral with the Collateral Agent. Such cash collateral will be released if the ratio of the fair market value of Pledged Spare Parts and Slots to the aggregate principal

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

balance of outstanding Notes (less cash collateral) is equal to at least 1.93 to 1, after giving effect to such release, as evidenced by a current (within 30 days of release) appraisal (the "Appraised Value Ratio"). Such appraisal may be a "desk top" appraisal, not involving a physical inspection of the Pledged Spare Parts, if it is based on a full appraisal conducted by the same appraiser within the 20 months preceding such "desk top" appraisal.

  Maintenance Test. If the Inventory Control System value of Pledged Spare Parts as shown on any monthly report is less than 60% of the Inventory Control System value as of November 30, 1997, the Company must, within 60 days, provide an officers' certificate setting forth the calculation of the Appraised Value Ratio as of the date of such certificate, based on an appraisal which will be attached to such certificate. Such appraisal may be a "desk top" appraisal, not involving a physical inspection of the Pledged Spare Parts, if it is based on a full appraisal conducted by the same appraiser within the 20 months preceding such "desk top" appraisal. The appraisal must show the fair market values of all assets required for calculation of the Appraised Value Ratio and setting forth the Appraised Value Ratio, in each case as of a date no earlier than the last day of the month to which such inventory report relates. If the Appraised Value Ratio is less than 1.2 to 1, the Company must, within 30 days, make an Offer to Purchase Notes at 101% or provide additional Pledged Spare Parts, Slots or cash collateral (or any combination of the foregoing) to cause the Appraised Value Ratio to be at or above 1.2 to 1. Cash collateral provided to cause the Appraised Value Ratio to be at or above 1.2 to 1 may be released only if, after giving effect to such release, the Appraised Value Ratio is at least 1.5 to 1 as evidenced by an appraisal.

  Under the terms of the Collateral Documents, the Trustee, acting upon instructions from holders of at least 66 2/3% in aggregate principal amount of Notes then outstanding will determine the circumstances under and the manner in which the Collateral Security may be disposed of, including, but not limited to, the determination of whether to release all or any portion of the Collateral Security from the liens created by the Collateral Documents other than in accordance with the terms thereof. The holders of at least a majority in aggregate principal amount of the Notes then outstanding may determine whether and under what circumstances to foreclose on the Collateral Security. Upon any foreclosure, cash or other property realized by the Trustee will be applied first to pay the expenses of such foreclosure and fees and other amounts then payable to the Trustee under the Collateral Documents and the Indenture, and thereafter for the equal and ratable benefit of the holders pro rata to the aggregate principal amounts of Notes held by such holders. In connection with any release of Collateral Security, the Trustee shall determine whether they have received all documentation required by Section 314 of the TIA (to the extent applicable) to permit such release.

 Appraisals

  Simat, Helliesen & Eichner, Inc. ("SH&E") prepared appraisals, dated December 3, 1997 and November 17, 1997 (the " Appraisals"), of the Pledged Spare Parts, as constituted at August 31, 1997, and the Slots, respectively (such Pledged Spare Parts and Slots, collectively the "Appraised Assets"), which indicated fair market values, as therein defined, for such Collateral of $234.6 million and $36.0 million, respectively. In determining fair market value, SH&E, among other things, estimated the current fair market value for the sale thereof by a willing buyer and a willing seller, neither being under any pressure to complete the transaction. SH&E relied substantially upon previous valuations of the Slots made by them in 1994 and 1995, and the Pledged Spare Parts made by them in 1995, and, in part, on prior research and analysis to the extent deemed relevant. Among other things, SH&E also reviewed other prior sale transactions over a period of years in order to derive comparables, made certain limited inspections and samplings where deemed appropriate, performed telephone surveys of relevant industry sources and consulted with TWA's management to the extent deemed necessary or appropriate. The appraisals by SH&E are matters of opinion only, reflect the assumptions and limitations stated therein and in any event may not reflect actual realizable values to be obtained in connection with any exercise of remedies. The value of the Appraised Assets in the event of liquidation will likely be less than fair market value and could be considerably below such value depending on market and economic conditions, the rapidity with which such assets are sought to be sold, the availability of buyers, the existence of liens and/or claims with respect to such Collateral and similar factors. A substantial portion of the Pledged Spare Parts component of the Collateral consists of spare parts for Lockheed L-1011 and Boeing 747 aircraft. The

Company retired its last L-1011 aircraft in September 1997 and its last 747 aircraft is scheduled to leave active service in February 1998, which factors have been taken into consideration in determining the fair market value of the spare parts relating to such aircraft in the appraisal. In addition, given that the Collateral Documents contain provisions permitting the use, release, substitution and sale of Collateral, the composition and amount of Collateral will continually change. Accordingly, there can be no assurances that the proceeds of any sale of Collateral pursuant to the Indenture and Collateral Documents following a default would be sufficient to satisfy all payments due on the Notes. If such proceeds were not sufficient to repay all such amounts due on the Notes, then holders (to the extent not repaid from the proceeds of the sale of Collateral) would have only an unsecured claim against the Company's remaining assets. In addition, the ability of holders to realize upon the Collateral may be subject to certain federal bankruptcy law limitations and, due to the nature of the Collateral (particularly the Slots), significant restrictions imposed by governmental authorities including the DOT and FAA.

FILING AND PERFECTION REQUIREMENTS FOR COLLATERAL SECURITY

  The security interest in the Collateral Security has been duly perfected generally in accordance with applicable federal, state and local laws. The transfer of Slots to the Slot Trust was confirmed by the FAA and has been noted by the FAA in its records.

CERTAIN BANKRUPTCY LIMITATIONS

  The right of the Trustee to repossess and dispose of the Collateral Security, or otherwise to exercise rights or remedies with respect to the Collateral, upon the occurrence of an Event of Default is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy proceeding were to be commenced by or against the Company prior to the date when, or possibly even after, the Trustee has effected any such action. Under bankruptcy law, secured creditors such as the Holders are prohibited from repossessing their security from a debtor in a bankruptcy case, or from disposing of security repossessed from such debtor, without bankruptcy court approval. Moreover, bankruptcy law permits the debtor to continue to retain and to use collateral even though the debtor is in default under the applicable debt instruments, provided generally that the secured creditor is given "adequate protection." The meaning of the term "adequate protection" may vary according to circumstances, but it is intended in general to protect the value (as determined by the Bankruptcy Court) of the secured creditor's interest in the collateral and may include cash payments or the granting of additional security, if and at such times as the court in its discretion determines, for any diminution in the value of the collateral as a result of the stay of repossession or disposition or any use of the collateral by the debtor during the pendency of the bankruptcy case. In view of the lack of a precise definition of the term "adequate protection" and the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments under the Notes could be delayed following commencement of a bankruptcy case, whether or when the Trustee could repossess or dispose of the Collateral Security or whether or to what extent Holders would be compensated for any delay in payment or loss or value of the Collateral Security through the requirement of "adequate protection." Furthermore, in the event that the bankruptcy court determines the value of the Collateral Security is not sufficient to repay all amounts due on the Notes, the Holders would hold "undersecured claims." Applicable federal bankruptcy laws do not permit the payment and/or accrual of interest, costs and attorney's fees for "undersecured claims" during the pendency of a debtor's bankruptcy case.

CERTAIN DEFINITIONS

  "Acquired Indebtedness" means Indebtedness of a Person existing at the time such Person became a Restricted Subsidiary and not Incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary.


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

  "Additional Assets" means (i) any property or assets utilized in the airline business or any business that is substantially related, ancillary or complementary thereto (including an Investment in any Person engaged in any such business); (ii) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary or (iii) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary.

  "Affiliate" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. For purposes of the provisions described under "--Certain Covenants--Limitation on Restricted Payments", "--Certain Covenants-- Limitation on Affiliate Transactions", and "--Certain Covenants--Limitation on Sales of Assets and Subsidiary Stock" only, "Affiliate" shall also mean any beneficial owner of Capital Stock representing 10% or more of the total voting power of the Voting Stock (on a fully diluted basis) of the Company or of rights or warrants to purchase such Capital Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.

  "Aircraft Acquisition Debt" means Indebtedness Incurred by the Company or any of its Restricted Subsidiaries in connection with an acquisition of aircraft, related engines or spare engines, spare parts or other related equipment (including ground equipment) which Indebtedness either constitutes all or part of the purchase price thereof, or is Incurred prior to, at the time of or within one year after the acquisition thereof for the purpose of financing or refinancing part of the purchase price thereof, and which equipment was not owned by the Company or a Restricted Subsidiary of the Company prior to such purchase provided, however, that in either case the proportion (expressed as a percentage) of such Indebtedness to the purchase price or Appraised Value of such equipment at the time of such financing does not exceed 90% (except that the foregoing limitation shall not apply to aircraft under order or option on the Issue Date for which vendor financing (including by way of vendor guarantee) is initially obtained).

  "Applicable Premium" means, with respect to a Note at any redemption or repurchase date, the greater of (i) 1.0% of the principal amount of such Note and (ii) the excess of (A) the present value on such redemption or repurchase date of the principal amount of such Note plus all required interest and Special Interest payments due on such Note through its Stated Maturity, such present value computed using a discount rate equal to the Treasury Rate plus 50 basis points over (B) the principal amount of such Note.

  "Appraised Value" means the fair market sale value as of a specified date of the appraised assets that would be obtained in an arm's length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined by an Independent Appraiser.

  "Asset Disposition" means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) by the Company or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a "disposition") in one transaction or a series of related transactions, of (i) any shares of Capital Stock of a Restricted Subsidiary (other than directors' qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary),
(ii) all or substantially all the assets of any division or line of business of the Company or any Restricted Subsidiary or (iii) sales of aircraft, engines and related equipment (and leasehold interests therein) and any other assets of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary; provided that "Asset Disposition" shall not include (A) any sale, lease, transfer or other disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Restricted Subsidiary, (B) any sale, lease, transfer or other disposition that constitutes a Restricted Payment permitted by the covenant described under "--Certain Covenants--Limitation on Restricted Payments", (C) any sale, lease, transfer or other dispositions of
(i) inventory, (ii) Receivables or (iii) other current assets in the ordinary course of business, (D) any sale, lease,

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

transfer or other dispositions of assets for consideration at least equal to the fair market value of the assets sold or disposed of, to the extent that the consideration received would constitute Additional Assets, (E) any sale, lease, transfer or other disposition of the Company's direct or indirect interest in Worldspan, (F) any sale, lease, transfer or other disposition of aircraft and related engines, spare parts and equipment (including ground equipment) or leasehold interests therein which are obsolete or which have been grounded and held for resale or are of a type no longer used by the Company in the ordinary course of business, (G) any Sale/Leaseback Transaction permitted by clause (i) of the "Sale and Leaseback" covenant, (H) any sale, lease, transfer or other disposition of maintenance bases, hangars and engine shops or (I) any disposition of Collateral Security permitted by the Collateral Documents.

  "Attributable Debt" in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the Notes) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).

  "Average Life" means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (i) the sum of the products of numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (ii) the sum of all such payments.

  "Board of Directors" means the Board of Directors of the Company or any committee of such board duly authorized to act in respect of any particular matter.

  "Business Day" means each day which is not a Legal Holiday.

  "Capital Lease Obligations" means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

  "Capital Stock" of any Person means any and all shares interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

  "Change in Control" means the occurrence of any of the following events: (i) any person (including any entity or group deemed to be a "person" under Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) is or becomes the direct or indirect beneficial owner (as determined in accordance with Rule 13d-3 under the Exchange Act) of shares of the Company's Capital Stock representing greater than 50% of the total voting power of all shares of Capital Stock of the Company entitled to vote in the election of directors under ordinary circumstances or to elect a majority of the Board of Directors,
(ii) the Company sells, transfers or otherwise disposes of all or substantially all of its assets, (iii) when, during any period of 12 consecutive months after the Issue Date, individuals who at the beginning of any such 12-month period constituted the Board of Directors (together with any new directors whose election by such Board or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the directors still in office entitled to vote with respect to such nomination who were either directors at the beginning of such period or whose election or nomination for election was previously so approved, but excluding any of the individuals who at the beginning of such 12-month period constituted such Board but who ceased to be a member of the Board pursuant to the Company's mandatory retirement policy as in effect as of the Issue Date), cease for any reason to constitute a majority of the Board of Directors then in office or
(iv) the date of the consummation of the merger or consolidation of the Company with another corporation where the stockholders of the Company, immediately prior to the merger or consolidation, would not beneficially own, immediately after the merger or consolidation, shares entitling such stockholders to 50% or more of all votes (without consideration of the rights of any class of stock to elect directors by a separate class vote) to which all stockholders of the corporation issuing cash or securities in the merger or consolidation would be entitled in the election of directors or where members of the Board of Directors, immediately prior to the merger or consolidation, would not, immediately after the merger or consolidation, constitute a majority of the board of directors of the corporation issuing cash or securities in the merger or consolidation.

  "Code" means the Internal Revenue Code of 1986, as amended.

  "Collateral Agent" means the Trustee.

  "Consolidated Coverage Ratio" as of any date of determination means the ratio of (i) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which financial statements have been made publicly available to (ii) Consolidated Fixed Charges for such four fiscal quarters; provided, however, that

    (1) if the Company or any Restricted Subsidiary has Incurred any Indebtedness since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, or both, EBITDA and Consolidated Fixed Charges for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period,

    (2) if the Company or any Restricted Subsidiary has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of such period or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) on the date of the transaction giving rise to the need to calculate the Consolidated Coverage Ratio, EBITDA and Consolidated Fixed Charges for such period shall be calculated on a pro forma basis as if such discharge had occurred on the first day of such period,

    (3) if since the beginning of such period the Company or any Restricted Subsidiary shall have made any Asset Disposition, the EBITDA for such period shall be reduced by an amount equal to the EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period, or increased by an amount equal to the EBITDA (if negative), directly attributable thereto for such period and Consolidated Fixed Charges for such period shall be reduced by an amount equal to the Consolidated Fixed Charges directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Fixed Charges for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such disposition),

    (4) if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction requiring a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, EBITDA and Consolidated Fixed Charges for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period, and

    (5) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Disposition, any Investment or acquisition of assets that would have required an adjustment pursuant to clause (3) or (4) above if made by the Company or a Restricted Subsidiary during such period, EBITDA and Consolidated Fixed Charges for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition occurred on the first day of such period.

  For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Fixed Charges associated with any Indebtedness Incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting officer of the Company. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest of such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of one year).

  "Consolidated Fixed Charges" means, for any period, the sum of (i) the Consolidated Interest Expense for such period plus (ii) dividends declared during such period with respect to Preferred Stock that is Disqualified Stock.

  "Consolidated Interest Expense" means, for any period, the total interest expense of the Company and its consolidated Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, plus, to the extent not included in such total interest expense, and to the extent incurred by the Company or its Restricted Subsidiaries, without duplication, (i) interest expense attributable to capital leases, (ii) amortization of debt discount and debt issuance cost, (other than in respect of the Notes) (iii) capitalized interest, (iv) non-cash interest expense, (v) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, (vi) net costs associated with Hedging Obligations (including amortization of fees), (vii) interest incurred in connection with Investments in discontinued operations, (viii) interest accruing on any Indebtedness of any other Person to the extent such Indebtedness is Guaranteed by (or secured by the assets of) the Company or any Restricted Subsidiary and (ix) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company) in connection with Indebtedness Incurred by such plan or trust.

  "Consolidated Net Income" means, for any period, the net income of the Company and its consolidated Subsidiaries; provided, however, that there shall not be included in such Consolidated Net Income:

    (i) any net income of any Person (other than the Company) if such Person is not a Restricted Subsidiary, except that (A) subject to the exclusion contained in clause (iv) below, the Company's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to a Restricted Subsidiary, to the limitations contained in clause (iii) below) and (B) the Company's equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income;

    (ii) any net income (or loss) of any Person acquired by the Company or a Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition;

    (iii) any net income of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that (A) subject to the exclusion contained in clause (iv) below, the Company's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to another Restricted Subsidiary, to the limitation contained in this clause) and (B) the Company's equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income;

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

    (iv) any gain or loss realized upon the sale or other disposition of any assets of the Company or its consolidated Subsidiaries (including pursuant to any sale-and-leaseback arrangement) which is not sold or otherwise disposed of in the ordinary course of business and any gain or loss realized upon the sale or other disposition of any Capital Stock of any Person;

    (v) extraordinary, unusual and non-recurring gains or losses; and

    (vi) the cumulative effect of a change in accounting principles since the Issue Date.

  Notwithstanding the foregoing, for the purposes of the covenant described under "Certain Covenants--Limitation on Restricted Payments" only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to the Company or a Restricted Subsidiary to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenants pursuant to clause (a)(3)(C) thereof.

  "Consolidated Net Worth" means the total of the amounts shown on the balance sheet of the Company and its consolidated Subsidiaries, determined on a consolidated basis in accordance with GAAP, as of the end of the most recent fiscal quarter of the Company for which financial statements have been made publicly available prior to the taking of any action for the purpose of which the determination is being made, as (i) the par or stated value of all outstanding Capital Stock of the Company plus (ii) paid-in capital or capital surplus relating to such Capital Stock plus (iii) any retained earnings or earned surplus less (A) any accumulated deficit and (B) only to the extent otherwise included in the amount specified in clauses (i), (ii) or (iii) of this definition, any amounts attributable to Disqualified Stock.

  "Currency Agreement" means in respect of a Person any foreign exchange contract, currency swap agreement or other similar agreement to which such Person is a party or a beneficiary designed to protect such Person against fluctuations in currency values and not for the purpose of speculation.

  "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

  "Disqualified Stock" means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise prior to the first anniversary of the Stated Maturity of the Notes, (ii) is convertible or exchangeable for Indebtedness with a Stated Maturity prior to the first anniversary of the Stated Maturity of the Notes or Disqualified Stock or (iii) is redeemable at the option of the holder thereof, in whole or in part, in each case on or prior to the first anniversary of the Stated Maturity of the Notes; provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an "asset disposition" or "change of control" occurring prior to the first anniversary of the Stated Maturity of the Notes shall not constitute Disqualified Stock if the "asset disposition" or "change of control" provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the provisions described under "--Certain Covenants --Limitation on Sales of Assets and Subsidiary Stock" and "Repurchase of Notes Upon Change in Control".

  "EBITDA" for any period means the sum of Consolidated Net Income, plus Consolidated Interest Expense plus the following to the extent deducted in calculating such Consolidated Net Income: (a) all income tax expense of the Company and its consolidated Restricted Subsidiaries, (b) depreciation expense of the Company and its consolidated Restricted Subsidiaries, (c) amortization expense of the Company and its consolidated Restricted Subsidiaries (excluding amortization expense attributable to a prepaid cash item that was paid in a prior period) and (d) all other noncash charges of the Company and its consolidated Restricted Subsidiaries (excluding any such noncash charge to the extent that it represents an accrual of or reserve for cash expenditures in any future period), in each case for such period. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and noncash charges of, a Restricted Subsidiary shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders.

  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

  "Fuel Protection Agreements" means in respect to a Person any fuel protection agreement or other financial agreement or arrangement designed to protect such Person against fluctuations in market prices of aircraft fuels and not for the purpose of speculation.

  "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the Issue Date, including those set forth in (i) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, (ii) statements and pronouncements of the Financial Accounting Standards Board, (iii) such other statements by such other entity as approved by a significant segment of the accounting profession and (iv) the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

  "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any Person and any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement condition or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning. The term "Guarantor" shall mean any Person Guaranteeing any obligation.

  "Hedging Obligations" of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Fuel Protection Agreement or Currency Agreement.

  "Holder" or "Noteholder" means the Person in whose name a Note is registered on the Registrar's books.

  "Incur" means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary. The term "Incurrence" when used as a noun shall have a correlative meaning. The accretion of principal of a non-interest bearing or other discount security shall be deemed the Incurrence of Indebtedness. Neither the accrual of interest, the accretion of original issue discount or fluctuations in exchange rates of currencies shall be considered an Incurrence of Indebtedness. Any change in GAAP that results in an obligation of such Person that exists at such time becoming Indebtedness shall not be considered an Incurrence of Indebtedness.

  "Indebtedness" means, with respect to any Person on any date of determination (without duplication):

    (i) the principal of and premium (if any) in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, including, in each case, any premium on such indebtedness to the extent such premium has become due and payable;

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

    (ii) all Capital Lease Obligations of such Person;

    (iii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

    (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (i) through (iii) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit);

    (v) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary of such Person, the liquidation preference with respect to, any Preferred Stock (but excluding, in each case, any accrued dividends);

    (vi) all obligations of the type referred to in clauses (i) through (v) above of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee;

    (vii) all obligations of the type referred to in clauses (i) through (vi) above of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such property or assets or the amount of the obligation so secured; and

    (viii) to the extent not otherwise included in this definition, Hedging Obligations of such Person.

  The "amount" or "principal amount" of Indebtedness at any time of determination as used herein represented by (a) any contingent Indebtedness, shall be the maximum principal amount thereof, (b) any Indebtedness issued at a price that is less than the principal amount at maturity thereof, shall be the amount of the liability in respect thereof determined in accordance with GAAP and (c) any Disqualified Stock, shall be the maximum fixed redemption or repurchase price in respect thereof.

  "Independent Appraiser" means a Person (i) engaged in a business which includes appraising aircraft and assets and rights related to the operation and maintenance of aircraft from time to time and (ii) who (a) is in fact independent of the parties to the transaction in question and their Affiliate;
(b) does not have any direct financial interest or any material indirect financial interest in the Company or any of the Restricted Subsidiaries or any of their respective Affiliates and (c) is not connected with the Company, any of the Restricted Subsidiaries or any of such Affiliates as an officer, director, employee, promoter, underwriter, trustee, partner or person performing similar functions.

  "Interest Escrow Account" means an account established with the Trustee pursuant to the terms of the Note Pledge Agreement for the deposit of the Pledged Securities purchased by the Company with a portion of the net proceeds from the Offering.

  "Interest Rate Agreement" means in respect of a Person any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement designed to protect such Person against fluctuations in interest rates and not for the purpose of speculation.

  "Investment" in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender) or other extensions of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of transfer of cash or other property to others or any payment for property or other services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person. For purposes of the definition of "Unrestricted Subsidiary", the definition of "Restricted

Payment" and the covenant described under "--Certain Covenants--Limitation on Restricted Payments", (i) "Investment" shall include the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary equal to an amount (if positive) equal to (x) the Company's "Investment" in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors.

  "Issue Date" means the date on which the Old Notes were originally issued.

  "Legal Holiday" means a Saturday, Sunday or any other day on which banks located in New York City are authorized or obligated by law to remain closed.

  "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof)

  "Net Available Cash" from an Asset Disposition means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of indebtedness or other obligations relating to such properties or assets or received in any other noncash form), in each case net of (i) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Disposition,
(ii) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition, (iii) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition and (iv) the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition.

  "Net Cash Proceeds" means, with respect to any issuance or sale of Capital Stock, the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

  "Note Pledge Agreement" means the Collateral Pledge and Security Agreement, dated as of the date of the Indenture, by and between the Trustee and the Company, providing for, among other things, the governing of the disbursement of funds from the Interest Escrow Account.

  "Offer to Purchase" means an offer to purchase all or a pro rata portion, as the case may be, of the Notes by the Company from the Holders commenced by the mailing (by first class mail, postage prepaid) by the Company (or, if requested by the Company on at least five Business Days prior notice to the Trustee and at the Company's expense, by the Trustee) of a notice to each Holder (and, if mailed by the Company, to the Trustee) at such Holder's address appearing in the Note register, stating: (i) the covenant pursuant to which the offer is being made and that all Notes validly tendered will be accepted for payment on a pro rata basis; (ii) the purchase price and the date of purchase (which shall be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the "Payment Date"); (iii) that any Note not tendered will continue to accrue interest pursuant to its terms; (iv) that, unless the Company defaults in the payment of the purchase price, any Note accepted for payment pursuant to the Offer to Purchase shall cease to accrue interest on and after the Payment Date; (v) that Holders electing to have a Note purchased pursuant to the Offer to Purchase will be required to surrender the Note, together with the form entitled "Option of the Holder to Elect Purchase" on the reverse side of the Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the Business Day immediately preceding the Payment Date (or, if such day is a Legal Holiday, on the next subsequent day which is not a Legal Holiday), and such Holder shall be entitled to receive from the Paying Agent a non-transferable receipt of deposit evidencing such deposit; (vi) that, unless the Company defaults in making the payment of the purchase price or shall otherwise, in its sole discretion, consent thereto, Holders will be entitled to withdraw their election only if the Trustee receives, not later than the close of business on the fifth Business Day immediately preceding the Payment Date, a telegram, facsimile transmission or letter setting forth the name of such Holder, the principal amount at maturity of Notes delivered for purchase and a statement that such Holder is withdrawing his election to have such Notes purchased; and
(vii) that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered: provided that each Note purchased and each new Note issued shall be in a principal amount at maturity of $1,000 or integral multiples thereof. The Company shall place such notice in a financial newspaper of general circulation in New York City. No failure of the Company to give the foregoing notice shall limit any Holder's right to exercise a repurchase right. On the Payment Date, the Company shall (i) accept for payment on a pro rata basis Notes or portions thereof tendered pursuant to an Offer to Purchase; (ii) deposit with the Trustee money sufficient to pay the purchase price of all Notes or portions thereof so accepted; and (iii) deliver, or cause to be delivered, to the Trustee all Notes or portions thereof so accepted together with an officers' certificate specifying the Notes or portions thereof accepted for payment by the Company. The Trustee shall promptly mail to the Holders of Notes so accepted payment in an amount equal to the purchase price, and the Trustee shall promptly authenticate, and the Company shall promptly execute and mail (or cause to be mailed) to such Holders a new Note equal in principal amount at maturity to any unpurchased portion of the Note surrendered; provided that each Note purchased and each new Note issued shall be in a principal amount at maturity of $1,000 or integral multiples thereof; provided further that if the Payment Date is between a regular record date and the next succeeding interest payment date, Notes to be repurchased must be accompanied by payment of an amount equal to the interest and Special Interest, if any, payable on such succeeding interest payment date on the principal amount to be repurchased, and the interest on the principal amount of the Note being repurchased, and Special Interest, if any, with respect thereto, will be paid on such next succeeding interest payment date to the registered holder of such Note on the immediately preceding record date. A Note repurchased on an interest payment date need not be accompanied by any such payment, and the interest on the principal amount of the Note being repurchased and Special Interest, if any, with respect thereto, will be paid on such interest payment date to the registered holder of such Note on the corresponding record date. The Company will publicly announce the results of an Offer to Purchase as soon as practicable after the Payment Date. The Trustee shall act as the Paying Agent for an Offer to Purchase. The Company will comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable, in the event that the Company is required to repurchase Notes pursuant to an Offer to Purchase. Both the notice of the Company and the notice of the Holder having been given as specified above, the Notes so to be repurchased shall, on the Payment Date become due and payable at the purchase price applicable thereto and from and after such date (unless the Company shall default in the payment of such purchase price) such Notes shall cease to bear interest. If any Note shall not be paid upon surrender thereof for repurchase, the principal shall, until paid, bear interest from the Payment Date at the rate borne by such Note. Any Note which is to be submitted for repurchase only in part shall be delivered pursuant to the above provisions with (if the Company or Trustee so requires) due endorsement by, or a written instrument of transfer in form satisfactory to the Company and the Trustee duly executed by, the Holder thereof or such Holder's attorney duly authorized in writing.

  "Payment Date" with respect to any Offer to Purchase, has the meaning specified in the definition of Offer to Purchase.


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

  "Permitted Investment" means an Investment by the Company or any Restricted Subsidiary in (i) the Company, a Restricted Subsidiary or a Person that will, upon the making of such Investment, become a Restricted Subsidiary; (ii) another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary; (iii) Temporary Cash Investments; (iv) receivables owing to the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances; (v) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;
(vi) loans or advances to employees made in the ordinary course of business consistent with past practices of the Company or such Restricted Subsidiary in an aggregate amount outstanding at any time of not more than $1.0 million;
(vii) any Investment arising as a result of any Hedging Obligations; (viii) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments; (ix) any Investment to the extent such Investment represents the non-cash portion of the consideration received for an Asset Disposition as permitted pursuant to the covenant described under "--Certain Covenants--Limitation on Sales of Assets and Subsidiary Stock" and
(x) Investments in the normal course of business in any Persons the primary business of which is substantially related, ancillary or complementary to the airline business.

  "Permitted Collateral Liens" means the Liens permitted under the terms of the Pledge Agreement.

  "Permitted Liens" means, with respect to any Person,

    (a) Liens existing or securing Indebtedness existing (or for which a written commitment has been made on or prior to the Issue Date) on the Issue Date;

    (b) Liens granted on or after the Issue Date in favor of the holders of the Old Notes or the Exchange Notes;

    (c) Liens with respect to the assets of a Restricted Subsidiary granted by such Restricted Subsidiary to the Company to secure Indebtedness owing to the Company by such Restricted Subsidiary;

    (d) Liens for employee wages and pledges or deposits by such Person under worker's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

    (e) Liens imposed by law, such as carriers', warehousemen's and mechanics' Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review;

    (f) Liens for property taxes not yet subject to penalties for non-payment or which are being contested in good faith and by appropriate proceedings;

    (g) Liens in favor of issuers of surety bonds or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of business; provided, however, that such letters of credit do not constitute Indebtedness;

    (h) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with

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

  Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

    (i) any Lien securing Aircraft Acquisition Debt, which Lien is Incurred when such Indebtedness is Incurred and which Lien does not extend to property other than aircraft, related engines or spare engines, spare parts or related equipment (including ground equipment) financed thereby;

    (j) Liens on property or shares of Capital Stock of another Person at the time such other Person becomes a Subsidiary of such Person; provided, however, that such Liens are not created, incurred or assumed in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided further, however, that such Lien may not extend to any other property owned by such Person or any of its Subsidiaries;

    (k) Liens on property at the time such Person or any of its Subsidiaries acquires the property, including any acquisition by means of a merger or consolidation with or into such Person or a Subsidiary of such Person; provided, however, that such Liens are not created, incurred or assumed in connection with, or in contemplation of, such acquisition; provided further, however, that the Liens may not extend to any other property owned by such Person or any of its Subsidiaries;

    (l) Liens securing Hedging Obligations permitted under the Indenture;

    (m) any Lien or pledge created or subsisting in the ordinary course of business over documents of title, insurance policies or sale contracts in relation to commercial goods to secure the purchase price thereof;

    (n) Liens to secure any Refinancing (or successive Refinancings) as a whole, or in part, of any Indebtedness secured by any Lien referred to in clauses (a), (i), (j), (k) and (r); provided, however, that (x) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements to or on such property) and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount, or, if greater, committed amount of the Indebtedness described under clause (a),
  (i), (j), (k) and (r) at the time the original Lien became a Permitted Lien and (B) an amount necessary to pay any fees and expenses, including premiums, related to such Refinancing;

    (o) Liens with respect to Indebtedness permitted pursuant to clauses
  (b)(5), (b)(12) or (b)(16) of "--Certain Covenants--Limitation on Indebtedness" above;

    (p) Liens securing any future interest payable with respect to any Indebtedness on cash and cash equivalents which constituted a portion of the net proceeds to the Company or a Restricted Subsidiary from the issuance of such Indebtedness;

    (q) Liens securing Indebtedness or other obligations of a Subsidiary of such Person owing to such Person or a wholly owned Subsidiary of such Person;

    (r) Liens on Receivables (or on the Capital Stock and assets of any special purpose Subsidiary formed solely for the purpose of effecting a Receivables based financing transaction) securing Indebtedness permitted under clause (b)(15) of the covenant described under "--Certain Covenants-- Limitation on Indebtedness" above; and

    (s) any judgment Lien, unless the judgment it secures shall not, within sixty (60) days after the entry thereof, have been discharged, vacated or reversed or the execution thereof stayed pending appeal, or shall not have been discharged, vacated or reversed within sixty (60) days after the expiration of any such stay.

  "Person" means any individual, corporation, partnership, limited liability issuer, joint venture, association, joint-stock issuer, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

  "Pledged Collateral" means the collateral covered by the Note Pledge
Agreement.

  "Pledged Securities" means the U.S. Government Obligations purchased by the Company with a portion of the net proceeds from the sale of the Notes and deposited in the Interest Escrow Account in accordance with the terms of the Note Pledge Agreement.


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

  "Preferred Stock" as applied to the Capital Stock of any Person means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

  "principal" of a Note means the principal of the Note plus the premium, if any, payable on the Note which is due or overdue or is to become due at the relevant time.

  "Public Equity Offering" means an underwritten primary public offering of common stock of the Company pursuant to an effective registration statement under the Securities Act.

  "Receivables" means accounts receivables, chattel paper, instruments, documents or general intangibles evidencing or relating to the right to payment of money and other similar assets, in each case, relating to such receivables, including any interest in merchandise or goods, the sale or lease of which gave rise to such receivables, related contractual rights, guarantees, insurance proceeds, collections, other related assets and proceeds of all of the foregoing.

  "Refinance" means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness in exchange for, such indebtedness. "Refinanced" or "Refinancing" shall have correlative meanings.

  "Refinancing Indebtedness" means Indebtedness that Refinances any Indebtedness of the Company or any Restricted Subsidiary existing on the Issue Date or Incurred in compliance with the Indenture, including Indebtedness that Refinances Refinancing Indebtedness; provided, however, that (i) such Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced, (ii) such Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced and (iii) such Refinancing Indebtedness has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding or committed (plus fees and expenses, including any premium and defeasance costs) under the Indebtedness being Refinanced; provided further, however, that Refinancing Indebtedness shall not include (x) Indebtedness of a Subsidiary that Refinances Indebtedness of the Company or (y) Indebtedness of the Company or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.

  "Restricted Payment" with respect to any Person means (i) the declaration or payment of any dividends or any other distributions of any sort in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving such Person) or similar payment to the direct or indirect holders of its Capital Stock (other than dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock) and dividends or distributions payable solely to the Company or a Restricted Subsidiary, and other than pro rata dividends or other distributions made by a Subsidiary that is not a Wholly Owned Subsidiary to minority stockholders (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation)), (ii) the purchase, redemption or other acquisition or retirement for value of any Capital Stock of the Company held by any Person or of any Capital Stock of a Restricted Subsidiary held by any Affiliate of the Company (other than a Restricted Subsidiary and other than pro rata purchases, redemptions, acquisitions or retirements made by a Subsidiary that is not a Wholly-Owned Subsidiary), including the exercise of any option to exchange any Capital Stock (other than into Capital Stock of the Company that is not Disqualified Stock), (iii) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Subordinated Obligations (other than the purchase, repurchase or other acquisition of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition) or (iv) the making of any Investment in any Person (other than a Permitted Investment). Any purchase or redemption of Capital Stock by an employee stock ownership or benefit plan shall not constitute a

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

Restricted Payment except to the extent, if any, that such purchase or redemption is financed by the Company or its Restricted Subsidiaries.

  "Restricted Subsidiary" means any Subsidiary of the Company that is not an Unrestricted Subsidiary.

  "Sale/Leaseback Transaction" means an arrangement relating to property now owned or hereafter acquired whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or a Restricted Subsidiary leases it from such Person.

  "SEC" means the Securities and Exchange Commission.

  "Senior Indebtedness" of any Person means (i) Indebtedness of such Person, whether outstanding on the Issue Date or thereafter Incurred and (ii) accrued interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company to the extent post-filing interest is allowed in such proceeding) in respect of (A) indebtedness for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable unless, in the case of (i) and (ii), in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such obligations are subordinate in right of payment to the Notes; provided, however, that Senior Indebtedness shall not include (1) any obligation of such Person to any Subsidiary of such Person,
(2) any liability for Federal, state local or other taxes owed or owing by such Person, (3) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities), (4) any Indebtedness of such Person (and any accrued interest in respect thereof) which is subordinate or junior in any respect to any other Indebtedness or other obligation of such Person or
(5) that portion of any Indebtedness which at the time of Incurrence is Incurred in violation of the Indenture.

  "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

  "Subordinated Obligation" means any Indebtedness of the Company (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the Notes pursuant to a written agreement to that effect.

  "Subsidiary" means, in respect of any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including membership or partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person, (ii) such Person and one or more Subsidiaries of such Person or (iii) one or more Subsidiaries of such Person.

  "Subsidiary Guaranty" means the Guarantee by a Restricted Subsidiary of the Company's obligations with respect to the Notes. The form of such Guarantee is provided for in the Indenture. Each Subsidiary Guaranty will be limited in amount to an amount not to exceed the maximum amount that can be guaranteed by the applicable Restricted Subsidiary without rendering the Subsidiary Guaranty, as it relates to such Restricted Subsidiary, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

  "Temporary Cash Investments" means any of the following: (i) any investment in U.S. Government Obligations; (ii) investments in time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust issuer which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States, and which bank or trust issuer has capital, surplus and undivided profits aggregating in excess of $50.0 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money market fund sponsored by a registered broker dealer or mutual fund distributor; (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (i) above entered into with a bank meeting the qualifications described in clause (ii) above;
(iv) investments in commercial paper, maturing not more than 90 days after the date of acquisition, issued by corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's Investors Service, Inc., or "A-1" (or higher) according to Standard & Poor's Ratings Group; and (v) investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by Standard & Poor's Ratings Group or "A" by Moody's Investors Service, Inc.

  "Treasury Rate" means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two business days prior to such redemption or repurchase date (or, if such Statistical Release is no longer published, any publicly available source or similar market data)) most nearly equal to the period from such redemption or repurchase date to the Stated Maturity of the Notes; provided, however, that if the period from such redemption or repurchase date to the Stated Maturity of the Notes is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

  "Unrestricted Subsidiary" means (i) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that either (A) the Subsidiary to be so designated has total assets of $1,000 or less or (B) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the covenant described under "--Certain Covenants--Limitation on Restricted Payments". The Board of Directors may designate any Unrestricted Subsidiary to a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation (x) the Company could Incur $1.00 of additional Indebtedness under paragraph (a) of the covenant described under "--Certain Covenants--Limitation on Indebtedness" and (y) no Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be made by the Company to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

  "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the Company's option.

  "Voting Stock" of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

  "Wholly Owned Subsidiary" means a Restricted Subsidiary all the Capital Stock of which (other than directors' qualifying shares) is owned by the Company or one or more Wholly Owned Subsidiaries.

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

                         BOOK-ENTRY, DELIVERY AND FORM

GENERAL

  Each of the Old Notes was issued in the form of one or more fully registered Old Notes in global form ("Old Global Notes"). All Exchange Notes issued in the Exchange Offer for Old Notes represented by Old Global Notes will be represented by one or more Exchange Notes in global form (the "Global Exchange Note," and together with the Old Global Notes, the "Global Notes"), which will be deposited with, or on behalf of, the DTC and registered in the name of the DTC or its nominee.

  Holders of Exchange Notes who elect to take physical delivery of their certificates instead of holding their interest through the Global Exchange Note (collectively referred to herein as the "Non-Global Holders") will be issued in registered form a certificated Exchange Note ("Certificated Exchange Note"). Upon the transfer of any Certificated Exchange Note initially issued to a Non-Global Holder, such Certificated Exchange Note will, unless the transferee requests otherwise or the Global Exchange Note has previously been exchanged in whole for Certificated Exchange Notes, be exchanged for an interest in the Global Exchange Note.

GLOBAL NOTES

  Upon deposit of the Global Exchange Note, DTC will credit, on its book-entry registration and transfer system interests in the Global Exchange Note to the accounts of institutions that have accounts with DTC (including Euroclear and Cedel) ("participants"). Ownership of beneficial interests in the Global Exchange Note will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the Global Exchange Note will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC (with respect to participants' interests) for the Global Exchange Note, or by participants or persons that hold interests through participants (with respect to beneficial interests of persons other than participants). The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to transfer or pledge beneficial interests in the Global Exchange Note.

  So long as DTC, or its nominee, is the registered holder of any Global Notes, DTC or such nominee, as the case may be, will be considered the sole legal owner and holder of such Notes represented by such Global Notes for all purposes under the Indenture and the Notes. Except as set forth below, owners of beneficial interests in Global Notes will not be entitled to have such Global Notes represented thereby registered in their names, will not receive or be entitled to receive physical delivery of certificates representing Notes in definitive, fully registered form bearing a legend containing the applicable restrictions on transfers ("Definitive Notes") in exchange therefor and will not be considered to be the owners or holders of such Global Notes represented thereby for any purpose under the Notes or the Indenture. The Company understands that under existing industry practice, in the event an owner of a beneficial interest in a Global Note desires to take any action that DTC, as the holder of such Global Note, is entitled to take, DTC would authorize the participants to take such action, and that the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

  Any payment of principal, interest or Special Interest due on the Notes on any interest payment date or at maturity will be made available by the Company to the Trustee by such date. As soon as possible thereafter, the Trustee will make such payments to DTC or its nominee, as the case may be, as the registered owner of the Global Notes representing such Notes in accordance with existing arrangements between the Trustee and DTC.

  The Company expects that DTC or its nominee, upon receipt of any payment of principal, interest or Special Interest in respect of the Global Notes, will credit immediately the accounts of the related participants with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Note as shown on the records of DTC. The Company also expects that payments by participants to owners of beneficial interests in the Global Notes held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participants.

  None of the Company, the Trustee, or any payment agent for the Global Notes will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in any of the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for other aspects of the relationship between DTC and its participants or the relationship between such participants and the owners of beneficial interests in the Global Securities owning through such participants.

  As long as the Notes are represented by a Global Note, DTC's nominee will be the holder of the Notes and therefore will be the only entity that can exercise a right to repayment or repurchase of the Notes. See "Description of Notes--Repurchase of Notes Upon a Change in Control." Notice by participants, or by owners of beneficial interests in a Global Note held through such participants, of the exercise of the option to elect repayment of beneficial interests in Notes represented by a Global Note must be transmitted to DTC in accordance with its procedures on a form required by DTC and provided to participants. In order to ensure that DTC's nominee will timely exercise a right to repayment with respect to a particular Note, the beneficial owner of such Note must instruct the broker or other participant to exercise a right to repayment. Different firms have cut-off times for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other participant through which it holds an interest in a Note in order to ascertain the cut-off time by which such an instruction must be given in order for timely notice to be delivered to DTC. The Company will not be liable for any delay in delivery of notices of the exercise of the option to elect repayment.

  Unless and until exchanged in whole or in part for Notes in definitive form in accordance with the terms of the Notes, the Global Notes may not be transferred except as a whole by DTC to a nominee of DTC, or by a nominee of DTC to DTC or another nominee of DTC, or by DTC or any such nominee to a successor of DTC or a nominee of each successor.

  Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Notes among its participants, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Trustee nor the Company will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations. The Company and the Trustee may conclusively rely on, and shall be protected in relying on, instructions from DTC for all purposes.

DEFINITIVE NOTES

  Upon transfer of Old Notes in definitive, fully registered form bearing a legend containing restrictions on transfers ("Definitive Old Notes") to a Qualified Institutional Buyer, such Definitive Notes will be transferred to the corresponding Old Global Note. Old Global Notes and the Global Exchange Note shall be exchangeable for corresponding Definitive Old Notes and Certificated Exchange Notes, respectively, registered in the name of persons other than DTC or its nominee if (A) DTC (i) notifies the Company that it is unwilling or unable to continue as DTC for any of the Global Notes or (ii) at any time ceases to be a clearing agency registered under the Exchange Act, (B) there shall have occurred and be continuing an Event of Default (as defined in the Indenture) with respect to the Notes or (C) the Company executes and delivers to the Trustee an order that the Global Notes shall be so exchangeable. Any Definitive Notes will be issued only in fully registered form and shall be issued without coupons in denominations of $1,000 and integral multiples thereof. Any Definitive Notes issued in exchange for a Global Note will be registered in such names and in such denominations as DTC shall request.

THE CLEARING SYSTEM

  DTC has advised the Company as follows: DTC is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers (which may include the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's book-entry system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

SETTLEMENT

  Investors holding their Notes through DTC will follow settlement practices applicable to United States corporate debt obligations. The Indenture requires that payments in respect of Notes (including principal, premium, interest and Special Interest) be made by wire transfer of same-day funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder's registered address.

                         DESCRIPTION OF CAPITAL STOCK

  Pursuant to TWA's Certificate of Incorporation, the Company has the authority to issue 287.5 million shares of capital stock, consisting of 150 million shares of Common Stock, and 137.5 million additional shares of preferred stock. The Certificate of Incorporation authorizes the Board of Directors to establish one or more series of preferred stock and to establish such relative voting, dividend, redemption, liquidation, conversion and other powers, preferences, rights, qualifications, limitations and restrictions as the Board of Directors may determine without further approval of the stockholders of the Company. The issuance of preferred stock by the Board of Directors could, among other things, adversely affect the voting power of the holders of Common Stock and, under certain circumstances, make it more difficult for a person or group to gain control of the Company. See "Certain Provisions of the Certificate of Incorporation, the By-laws and Delaware Law."

  The issuance of any series of preferred stock, and the relative powers, preferences, rights, qualifications, limitations and restrictions of such series, if and when established, will depend upon, among other things, the future capital needs of the Company, the then existing market conditions and other factors that, in the judgment of the Board of Directors, might warrant the issuance of preferred stock. At the date of this Offering Memorandum, there are no plans, agreements or understandings relative to the issuance of any additional series of preferred stock other than the Series A Preferred Stock issuable pursuant to the Rights.

DESCRIPTION OF COMMON STOCK

  The holders of the Common Stock are entitled to one vote per share on all matters voted on by stockholders, including elections of directors, and, except for the voting rights of the holders of Employee Preferred Stock (who are entitled to elect a total of four directors to the Board) and, under certain circumstances, the 1997 Preferred Stock and 8% Preferred Stock, and as otherwise required by law or provided in any resolution adopted by the Board of Directors with respect to any series of the preferred stock, the holders of such shares exclusively possess all voting power. The Certificate of Incorporation does not provide for cumulative voting in the election of directors but the Board is classified, which means that the holders of a majority of the shares entitled to vote at a meeting at which a quorum is present can elect all of the directors of the class then to be elected (except that the holders of a majority of the shares of Employee Preferred Stock are exclusively entitled to elect four labor directors) and the holders of the remaining shares would not be able to elect any directors at that meeting. Subject to any preferential rights of the 8% Preferred Stock, the 1997 Preferred Stock or any other outstanding series of Preferred Stock entitled to vote in the election of directors, the holders of Common Stock are entitled to such dividends as may be declared from time to time by the Board of Directors from funds available therefor, and upon liquidation are entitled to receive pro rata all assets of the Company available for distribution to such holders. The holders of Common Stock have no preemptive rights and no rights to convert their shares of Common Stock into any other security. It is not presently anticipated that dividends will be paid on the Common Stock in the foreseeable future. All outstanding shares of Common Stock are fully paid and nonassessable, and the shares of Common Stock issuable upon conversion of the 1997 Preferred Stock and the 8% Preferred Stock and, if issued, upon conversion of the 9 1/4% Convertible Subordinated Debentures due 2007 (the "2007 Debentures") and the 8% Convertible Subordinated Debentures due 2006 (the "2006 Debentures") will be, upon issuance, fully paid and nonassessable. As of November 12, 1997, 50,883,869 shares of Common Stock were issued and outstanding and were held by approximately 18,506 holders of record.

RIGHTS PLAN

  The Board of Directors of the Company declared a dividend distribution of one right (a "Right") for each outstanding share of Common Stock and Employee Preferred Stock (collectively, the "Voting Stock") payable to holders of record as of the close of business on January 12, 1996 (the "Record Date") and, thereafter, all Common Stock issued by the Company has had an equivalent number of Rights attendant to it. Each Right entitles the holder to purchase, after the Distribution Date (as defined below), from the Company one one-hundredth of a share of Series A Preferred Stock of the Company at a price of $47.50 (the "Purchase Price"). The description and terms of the Rights are set forth in a Rights Agreement, dated as of December 19, 1995 between the Company and American Stock Transfer & Trust Company, as Rights Agent (the "Rights Agent") as supplemented. The Rights Plan is set forth in full in the Rights Agreement and the description thereof herein is qualified in its entirety by reference to such Rights Agreement.

  Until the earlier to occur of (a) the tenth day after public announcement that any person or group has become the beneficial owner of at least 15% of the Company's Voting Stock (other than pursuant to a "Permitted Offer," as defined below) and (b) the tenth business day after the date of the commencement of a tender or exchange offer (other than a Permitted Offer) by any person which would, if consummated, result in such person becoming the beneficial owner of at least 20% of the Voting Stock (the earlier of such dates being hereinafter called the "Distribution Date"), the Rights will be evidenced, with respect to any of the Voting Stock certificates outstanding as of the Record Date, by such Voting Stock certificates.

  Each share of Voting Stock issued or delivered by the Company after the Record Date but prior to the earlier of the Distribution Date or the expiration of the Rights shall be accompanied by one Right.

  The Rights Agreement provides that, until the Distribution Date, the Rights will be transferred with and only with the Voting Stock. Until the Distribution Date (or earlier redemption or expiration of the Rights), the surrender or transfer of any certificates for Voting Stock in respect of which Rights have been issued will also constitute the transfer of the Rights associated with the Voting Stock represented by such certificates. As soon as practicable after the Distribution Date, separate certificates evidencing the Rights (the "Right Certificates") will be mailed to holders of record of the Voting Stock as of the close of business on the Distribution Date and such separate Right Certificates alone will evidence the Rights.

  No Right is exercisable at any time prior to the Distribution Date. The Rights will expire on January 12, 2006 (the "Final Expiration Date") unless earlier exchanged or redeemed by the Company as described below. Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including without limitation the right to vote or to receive dividends.

  Upon exercise, each Right shall be converted into one one-hundredth of a share of the Series A Preferred Stock. Holders of shares of Series A Preferred Stock are entitled to receive, when, as and if declared by the Board of Directors out of funds legally available therefor, quarterly dividends in an amount per share equal to the greater of (a) $1.00 and (b) 100 times the aggregate per share amount of all cash dividends or other distributions (other than dividends payable solely in shares of Common Stock), declared on the Common Stock since the first dividend payment date with respect to the Series A Preferred Stock. Dividends payable on the Series A Preferred Stock are cumulative. In addition, in the event the Company enters into any consolidation, merger, combination or other transaction in which shares of Common Stock are exchanged for or changed into other stock or securities, shares of Series A Preferred Stock shall be similarly exchanged for or changed into 100 times the aggregate amount of stock, securities, cash or other consideration.

  Subject to the rights of holders of the 1997 Preferred Stock and the 8% Preferred Stock, holders of shares of Series A Preferred Stock are entitled to 100 votes on all matters submitted to a vote of the stockholders of TWA, voting together as a single class, except as otherwise required by applicable law. In the event dividends payable on the Series A Preferred Stock shall be in arrears in an amount equal to six quarterly payments, all holders of the Series A Preferred Stock together with other holders of preferred stock entitled to vote, shall, voting together as a single class be entitled to elect one director to the Company's Board of Directors.

  In the event that any person or group (an "Acquiring Person") becomes the beneficial owner of at least 15% of the Company's Voting Stock, then each Right (other than Rights beneficially owned by the Acquiring Person and certain affiliated persons) will entitle the holder to elect to receive, without payment of the Purchase Price, a number of shares of the Company's Common Stock having a market value equal to the Purchase Price. The term "Acquiring Person" does not include (i) the Company, any of its subsidiaries or any employee benefit plan of the Company, except for any such employee benefit plan acting in concert with a third party (other than another employee benefit plan of the Company) or (ii) any person or group which becomes the beneficial owner of at least 15% of the Voting Stock pursuant to a "Permitted Offer" (as defined below).

  "Permitted Offer" means a tender or exchange offer by a Person for all outstanding shares of Voting Stock, which is made at a price and on such other terms determined by at least a majority of the Continuing Directors (as defined below) to be in the best interests of the Company and its stockholders.

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

  In the event that, after any person has become an Acquiring Person, (i) the Company is involved in a merger or other business combination in which the Company is not the surviving corporation or its Voting Stock is exchanged for other securities or assets or (ii) the Company and/or one or more of its subsidiaries sell or otherwise transfer assets or earning power aggregating more than 50% of the assets or earning power of the Company and its subsidiaries, taken as a whole, then each Right will entitle the holder to purchase, for the Purchase Price, a number of shares of common stock of the other party to such business combination or sale (or in certain circumstances, an affiliate) having a market value of two times the Purchase Price.

  At any time after any person has become an Acquiring Person (but before any person becomes the beneficial owner of at least 50% of the Voting Stock), a majority of the Company's Continuing Directors may exchange all or part of the Rights (other than the Rights beneficially owned by the Acquiring Person and certain affiliated persons) for shares of Common Stock at an exchange ratio of one share of Common Stock per Right.

  "Continuing Director" means (i) any member of the Board of Directors who was a member of the Board prior to the time an Acquiring Person becomes such or
(ii) any person subsequently elected to the Board if he is recommended or approved by a majority of the Continuing Directors or, in the case of a successor to a director elected by holders of a series of Employee Preferred Stock, if such person is elected pursuant to the applicable terms of such Employee Preferred Stock. Continuing Directors do not include an Acquiring Person, an affiliate or associate of an Acquiring Person or any representative or nominee of the foregoing.

  The Company may redeem the Rights, in whole but not in part, at a price of $.01 per Right at any time prior to the close of business on the tenth day after public announcement that any person has become an Acquiring Person (subject to extension by a majority of the Continuing Directors).

  After the Distribution Date, the Rights Agreement may be amended in any respect that does not adversely affect the Rights holders (other than any Acquiring Person and certain affiliated persons). In addition, after any person has become an Acquiring Person, the Rights Agreement may be amended only with the approval of a majority of the Continuing Directors.

DESCRIPTION OF EMPLOYEE PREFERRED STOCK

  Pursuant to the '95 Reorganization, the Company issued an aggregate of 6,425,118 shares of Employee Preferred Stock to employee stock trusts for the benefit of certain domestic employees of the Company then represented by ALPA, IFFA and IAM pursuant to the terms of the '94 Labor Agreements (collectively, the "Employee Stock Trusts"). The Employee Preferred Stock was issued in three series designated ALPA Preferred Stock, IAM Preferred Stock and IFFA Preferred Stock. Except for an exclusive right to elect a certain number of directors to the Board of Directors and the liquidation preference described below under "--Liquidation Preference and Other Rights," the Employee Preferred Stock is the functional equivalent of Common Stock. The Employee Preferred Stock is junior to the 1997 Preferred Stock and the 8% Preferred Stock, as to the payment of dividends and the distribution of assets upon Liquidation.

 Dividends

  Subject to the issuance by the Company of preferred stock with senior rights (including the 1997 Preferred Stock and the 8% Preferred Stock), the holders of the Employee Preferred Stock are entitled to receive, when, as and if declared by the Board of Directors out of funds legally available therefor, dividends payable in cash, stock or otherwise. No dividends may be paid on the Common Stock unless an equivalent dividend is paid on the Employee Preferred Stock, and no dividends may be paid on the Employee Preferred Stock unless an equivalent dividend is paid on the Common Stock. It is not presently anticipated that dividends will be paid on the Employee Preferred Stock in the foreseeable future.


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

 Liquidation Preference and Other Rights

  Subject to the issuance by the Company of preferred stock with senior rights (including the 1997 Preferred Stock and the 8% Preferred Stock), upon any liquidation of the Company, holders of the Employee Preferred Stock will be entitled to a liquidation preference equal to $.01 per share from TWA's net assets before any amounts are paid to, or on account of, the holders of Common Stock, and thereafter the remaining net assets of the Company will be distributed pro rata to the holders of the Employee Preferred Stock, the Common Stock and other equity securities of the Company which rank on a parity with such stock and with respect to such rights, all in accordance with their respective rights and interests. The Employee Preferred Stock does not have redemption rights.

 Automatic Conversion

  Each share of Employee Preferred Stock will automatically convert into one share of Common Stock upon the withdrawal of such share of Employee Preferred Stock from the Employee Stock Trust in which such share is held.

 Voting

  So long as any shares of ALPA Preferred Stock are outstanding, the holders of the ALPA Preferred Stock are entitled to one vote per share (i) on each matter submitted to a vote at a meeting of stockholders other than the election of directors and (ii) for the ALPA Director (defined below) to be elected at an annual meeting of stockholders. Such holders have the exclusive right to elect to the Board one director (the "ALPA Director"), which director shall be a Class II director.

  So long as any shares of IFFA Preferred Stock are outstanding, the holders of the IFFA Preferred Stock are entitled to one vote per share (i) on each matter submitted to a vote at a meeting of stockholders other than the election of directors and (ii) for the IFFA Director (defined below) to be elected at an annual meeting of stockholders. Such holders have the exclusive right to elect to the Board one director (the "IFFA Director"), which director shall be a Class II director.

  So long as any shares of IAM Preferred Stock are outstanding, the holders of the IAM Preferred Stock are entitled to one vote per share (i) on each matter submitted to a vote at a meeting of stockholders other than the election of directors and (ii) for the IAM Directors (defined below) to be elected at an annual meeting of stockholders. Such holders have the exclusive right to elect to the Board two directors (the "IAM Directors"), one of which directors shall be a Class II director and one of which shall be a Class III director.

 Amendment

  The Certificate of Designations, Preferences and Rights relating to each series of Employee Preferred Stock may be amended only upon the unanimous approval of the holders of the outstanding shares of such series of Employee Preferred Stock.

DESCRIPTION OF THE 8% PREFERRED STOCK

  The 8% Preferred Stock ranks on a parity with the 1997 Preferred Stock and on a parity with all other Preferred Stock, the terms of which expressly provide that it ranks on a parity with the 8% Preferred Stock with respect to dividends and amounts payable upon Liquidation. The 8% Preferred Stock ranks senior to the Common Stock, the Series A Preferred Stock, if issued, and the Employee Preferred Stock with respect to payment of dividends and amounts payable upon Liquidation.

 Dividends

  The holders of the 8% Preferred Stock are entitled to receive cumulative cash dividends at the rate of 8% per annum (equivalent to $4.00 per share per annum), when, as and if declared by the Board of Directors out of funds legally available therefor. Dividends and liquidated damages, if any, are payable quarterly in arrears on March 15, June 15, September 15 and December 15 of each year (and, in the case of any accrued but unpaid dividends, at such additional times and for such interim periods, if any, as determined by the Board of Directors) to the holders of record on the record dates, which shall be not more than 30 days nor less than 10 days preceding the payment dates. Dividends on the 8% Preferred Stock commenced to accrue on March 18, 1996.

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

  If dividends are not paid in full upon the 8% Preferred Stock and any other preferred stock ranking on a parity as to dividends with the 8% Preferred Stock, all dividends declared upon shares of 8% Preferred Stock and such other preferred stock ranking on a parity as to dividends with the 8% Preferred Stock will be declared pro rata so that in all cases the amount of dividends declared per share on the 8% Preferred Stock and such other preferred stock bear to each other the same ratio that accrued and unpaid dividends per share on the shares of the 8% Preferred Stock and such other preferred stock bear to each other. Except as set forth above, unless full cumulative dividends or the 8% Preferred Stock have been paid and funds set aside, and all liquidated damages, if any, paid, dividends (other than dividends paid solely in Common Stock or other stock ranking junior as to dividends and liquidation preference) may not be paid or declared and set aside for payment and other distributions may not be made upon the Common Stock or on any other stock of the Company ranking junior to or on a parity with the 8% Preferred Stock as to dividends and liquidation preference. Under such circumstances, such stock may not be redeemed, purchased, or otherwise acquired for any consideration by the Company.

 Conversion Rights

  Each share of 8% Preferred Stock may be converted at any time at the option of the holder, unless previously redeemed or exchanged, into fully paid, nonassessable shares of Common Stock at an initial conversion price of $20.269 per share of Common Stock (equivalent to a conversion rate of approximately
2.467 shares of Common Stock for each share of 8% Preferred Stock), subject to adjustments in certain circumstances. The right to convert 8% Preferred Stock called for redemption will expire at the close of business on the fifth business day prior to the redemption date. Whenever the Company issues shares of Common Stock upon conversion of 8% Preferred Stock, the Company will, subject to certain conditions, issue, together with each share of Common Stock, one Right, entitling the holder to purchase one one-hundredth of a share of Series A Preferred Stock under certain circumstances.

  No fractional shares of Common Stock will be issued upon conversion but, in lieu thereof, an appropriate amount will be paid in cash based on the closing price on the last trading day before the conversion date. The conversion price is subject to adjustment upon the occurrence of certain events.

 Optional Redemption by the Company

  The 8% Preferred Stock may not be redeemed prior to March 15, 1999. On or after March 15, 1999, the 8% Preferred Stock may be redeemed, in whole or in part, at the option of the Company, at a redemption price of $52.80 in 1999 and at a redemption price decreasing by $0.40 increments each March 15 thereafter until 2006, from which time the redemption price shall be and remain $50.00, in each case, plus accrued and unpaid dividends thereon to the date fixed for redemption.

 Liquidation Rights

  Upon any Liquidation of the Company, and after provision is made for any preferential amounts to which the holders of any senior preferred stock may be entitled, holders of 8% Preferred Stock will be entitled to receive from the Company's assets available for distribution to all stockholders $50.00 per share plus all accrued and unpaid dividends through the date of distribution or determination whether or not declared, and liquidated damages, if any, before any distribution is made on the Employee Preferred Stock or Common Stock, Series A Preferred Stock (if issued) or any other capital stock ranking junior to the 8% Preferred Stock and will be entitled to such amount on a parity with the 1997 Preferred Stock and every other series of the Company's preferred stock that ranks on a parity with the 8% Preferred Stock in respect of distributions of assets upon Liquidation. Neither a consolidation or merger of the Company with another corporation nor a sale or transfer of all or substantially all of the Company's assets for cash, securities or other property will be considered a liquidation, dissolution or winding up of the Company for these purposes.


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

 Voting Rights

  Except as indicated below or otherwise required by law, holders of 8% Preferred Stock have no voting rights. If at any time the equivalent of six quarterly dividends payable on the 8% Preferred Stock are accrued and unpaid, the holders of all outstanding shares of 8% Preferred Stock and any stock ranking on a parity as to dividends with the shares of 8% Preferred Stock and having similar voting rights then exercisable, voting separately as a class without regard to series, will be entitled to elect at the next annual or special meeting of the stockholders of the Company, two directors to serve until all dividends accumulated and unpaid have been paid or declared and funds set aside to provide for payment in full. In exercising any such vote, each outstanding share of 8% Preferred Stock will be entitled to one vote, excluding shares held by the Company or any entity controlled by the Company, which shares shall have no vote.

 Exchange Provisions

  Provided that all accrued and unpaid dividends and liquidated damages, if any, then owing on the 8% Preferred Stock have been paid, the 8% Preferred Stock is exchangeable in whole, but not in part, at the Company's option for the Company's 2006 Debentures on any dividend payment date, beginning on March 15, 1998, at the rate of $50.00 principal amount thereof for each share of 8% Preferred stock outstanding at the time of exchange. The 2006 Debentures are issuable in denominations of $1,000 and integral multiples thereof. The 2006 Debentures, if issued, will be unsecured, subordinated obligations of the Company and will mature on March 15, 2006. The 2006 Debentures are convertible into fully paid non assessable shares of Common Stock and may be redeemed on and after March 15, 1999 at the option of the Company.

DESCRIPTION OF THE 1997 PREFERRED STOCK

  The 1997 Preferred Stock ranks on a parity with the 8% Preferred Stock and on a parity with all other Preferred Stock, the terms of which expressly provide that it ranks on a parity with the 1997 Preferred Stock with respect to dividends and amounts payable upon Liquidation. The 1997 Preferred Stock ranks senior to the Common Stock, the Series A Preferred Stock, if issued, and the Employee Preferred Stock with respect to payment of dividends and amounts payable upon Liquidation.

 Dividends

  The holders of the 1997 Preferred Stock are entitled to receive cumulative cash dividends at the rate of 9 1/4% per annum (equivalent to $4.625 per share per annum), when, as and if declared by the Board of Directors out of funds legally available therefor. Dividends and liquidated damages, if any, are payable quarterly in arrears on March 15, June 15, September 15 and December 15 of each year (and, in the case of any accrued but unpaid dividends, at such additional times and for such interim periods, if any, as determined by the Board of Directors) to the holders of record on the record dates, which shall be not more than 30 days nor less than 10 days preceding the payment dates. Dividends on the 1997 Preferred Stock commenced accruing on December 2, 1997.

  If dividends are not paid in full upon the 1997 Preferred Stock and any other preferred stock ranking on a parity as to dividends with the 1997 Preferred Stock, all dividends declared upon shares of 1997 Preferred Stock and such other preferred stock ranking on a parity as to dividends with the 1997 Preferred Stock will be declared pro rata so that in all cases the amount of dividends declared per share on the 1997 Preferred Stock and such other preferred stock bear to each other the same ratio that accrued and unpaid dividends per share on the shares of the 1997 Preferred Stock and such other preferred stock bear to each other. Except as set forth above, unless full cumulative dividends or the 1997 Preferred Stock have been paid and funds set aside, and all liquidated damages, if any, paid, dividends (other than dividends paid solely in Common Stock or other stock ranking junior as to dividends and liquidation preference) may not be paid or declared and set aside for payment and other distributions may not be made upon the Common Stock or on any other stock of the Company ranking junior to or on a parity with the 1997 Preferred Stock as to dividends and liquidation preference. Under such

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

circumstances, such stock may not be redeemed, purchased, or otherwise acquired for any consideration by the Company.

 Conversion Rights

  Each share of 1997 Preferred Stock may be converted at any time at the option of the holder, unless previously redeemed or exchanged, into fully paid, nonassessable shares of Common Stock at an initial conversion price of $7.90 per share of Common Stock (equivalent to a conversion rate of approximately 6.329 shares of Common Stock for each share of 1997 Preferred Stock), subject to adjustments in certain circumstances. The right to convert 1997 Preferred Stock called for redemption will expire at the close of business on the second business day prior to the redemption date. Whenever the Company issues shares of Common Stock upon conversion of 1997 Preferred Stock, the Company will, subject to certain conditions, issue, together with each share of Common Stock, one Right, entitling the holder to purchase one one-hundredth of a share of Series A Preferred Stock under certain circumstances.

  No fractional shares of Common Stock will be issued upon conversion but, in lieu thereof, an appropriate amount will be paid in cash based on the closing price on the last trading day before the conversion date. The conversion price is subject to adjustment upon the occurrence of certain events.

 Optional Redemption by the Company

  The 1997 Preferred Stock may not be redeemed prior to December 15, 2000. On or after December 15, 2000, the 1997 Preferred Stock may be redeemed, in whole or in part, at the option of the Company, at a redemption price of $53.24 in 2000 and at a redemption price decreasing by approximately $0.46 each December 15 thereafter until 2007, from which time the redemption price shall be and remain $50.00, in each case, plus accrued and unpaid dividends thereon to the date fixed for redemption.

 Liquidation Rights

  Upon any Liquidation of the Company, and after provision is made for any preferential amounts to which the holders of any senior preferred stock may be entitled, holders of 1997 Preferred Stock will be entitled to receive from the Company's assets available for distribution to all stockholders $50.00 per share plus all accrued and unpaid dividends through the date of distribution or determination whether or not declared, and liquidated damages, if any, before any distribution is made on the Employee Preferred Stock or Common Stock, Series A Preferred Stock (if issued) or any other capital stock ranking junior to the 1997 Preferred Stock and will be entitled to such amount on a parity with the 8% Preferred Stock and every other series of the Company's preferred stock that ranks on a parity with the 1997 Preferred Stock in respect of distributions of assets upon Liquidation. Neither a consolidation or merger of the Company with another corporation nor a sale or transfer of all or substantially all of the Company's assets for cash, securities or other property will be considered a liquidation, dissolution or winding up of the Company for these purposes.

 Voting Rights

  Except as indicated below or otherwise required by law, holders of 1997 Preferred Stock have no voting rights. If at any time the equivalent of six quarterly dividends payable on the 1997 Preferred Stock are accrued and unpaid, the holders of all outstanding shares of 1997 Preferred Stock and any stock ranking on a parity as to dividends with the shares of 1997 Preferred Stock and having similar voting rights then exercisable, voting separately as a class without regard to series, will be entitled to elect at the next annual or special meeting of the stockholders of the Company, two directors to serve until all dividends accumulated and unpaid have been paid or declared and funds set aside to provide for payment in full. In exercising any such vote, each outstanding share of 1997 Preferred Stock will be entitled to one vote, excluding shares held by the Company or any entity controlled by the Company, which shares shall have no vote.


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

 Exchange Provisions

  Provided that all accrued and unpaid dividends and liquidated damages, if any, then owing on the 1997 Preferred Stock have been paid, the 1997 Preferred Stock is exchangeable in whole, but not in part, at the Company's option for the 2007 Debentures on any dividend payment date, beginning on December 15, 1999, at the rate of $50.00 principal amount thereof for each share of 1997 Preferred Stock outstanding at the time of exchange. The 2007 Debentures are issuable in denominations of $1,000 and integral multiples thereof. The 2007 Debentures, if issued, will be unsecured, subordinated obligations of the Company and will mature on December 15, 2007. The 2007 Debentures are convertible into fully paid non assessable shares of Common Stock and may be redeemed on and after December 15, 2000 at the option of the Company.

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

            CERTAIN PROVISIONS OF THE CERTIFICATE OF INCORPORATION,
                         THE BY-LAWS AND DELAWARE LAW

  The Certificate of Incorporation and the By-laws contain certain provisions that could make more difficult the acquisition of the Company by means of a tender offer, a proxy contest or otherwise. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of the Company first to negotiate with the Company. The Company believes that the benefits of increased protection of the Company's potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure the Company outweigh the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms. In addition, pursuant to the '95 Reorganization and in connection with the adoption of the '94 Labor Agreements, the Company adopted certain amendments, both to the Certificate of Incorporation and the By-laws, relating to corporate governance matters. These amendments are designed to enhance the input of the Company's union employees or the directors nominated by them in the governance of the Company and to limit the ability to change the provisions of the Certificate of Incorporation in general and the By-laws in particular without broad support from the Company's voting stockholders. Such provisions will also make it more difficult to enact any change in the By-laws or to take any of the specified actions, if such changes or actions are opposed by a substantial constituency, including the Company's employees who are represented by organized labor. The description set forth below is intended as a summary only and is qualified in its entirety by reference to the Certificate of Incorporation and the By-laws.

BOARD OF DIRECTORS

  The Certificate of Incorporation and the By-laws provide that the number of directors constituting the entire Board of Directors will be fifteen. The By-laws also provide for the Board of Directors to be divided into three classes consisting of five directors each, with the term of each class expiring in a different year. Subject to any rights of holders of any class or series of the Company's preferred stock, a majority of the remaining directors then in office has the sole authority to fill any vacancies on the Board of Directors, provided, however, that any vacancies arising during the first or second term of a director will be filled by a nominee of the remaining directors who were nominated by the same Original Nominating Entity (as defined below) as the vacating director in accordance with the Certificate of Incorporation. See "Business--Employees" and "Description of Capital Stock--Description of Employee Preferred Stock." Any director elected to fill a vacancy will hold office for the remainder of the full term of the class of directors in which the vacancy occurred and until the director's successor is elected and qualified. The Certificate of Incorporation provides that directors may be removed only by the affirmative vote of at least a majority of the voting power of all the then outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class. The affirmative vote of at least 80% of the Voting Stock, voting together as a single class, is required to amend or repeal, or adopt any provision inconsistent with, the provision of the Certificate of Incorporation relating to the number, election and terms of directors.

  "Original Nominating Entity" means, as applicable, each of the management of the Company, ALPA, IAM, and IFFA. Upon being certified to replace IFFA as the bargaining representative for the Company's flight attendants, the IAM became the nominating entity with respect to the director to be elected by holders of the IFFA Preferred Stock.

STOCKHOLDER ACTIONS AND SPECIAL MEETINGS

  The Certificate of Incorporation provides that stockholder action can be taken only at an annual or special meeting of stockholders, and prohibits, subject to the rights of holders of any class or series of the Company's preferred stock to the contrary, stockholder action by written consent in lieu of a meeting. The Certificate of Incorporation and By-laws provide that, subject to the rights of holders of any series of preferred stock, special meetings of stockholders can be called only by (i) the Chairman of the Board of Directors of the Company, (ii) the Corporate Secretary of the Company within ten calendar days after receipt of the written request of a majority

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

of the total number of directors that the Corporation would have if there were no vacancies, and (iii) the Board of Directors after receipt by the Company of a written request executed by the holders of at least 35% of the outstanding Voting Stock of the Company, provided, however, that no separate special meeting will be required to be convened if the Board of Directors calls an annual or special meeting to be held no later than ninety (90) calendar days after receiving the request for a meeting and the purposes of such annual or special meeting of stockholders called by the Board of Directors include the purposes specified in the request. Business permitted to be conducted at a special meeting of stockholders is limited to the business (x) specified in the notice of meeting given by or at the direction of the chairman of the meeting or a majority of the entire Board of Directors or (y) otherwise properly brought before the meeting by the chairman of the meeting or at the direction of a majority of the entire Board of Directors. Moreover, the chairman of the annual or special meeting of the stockholders will determine whether any business sought to be brought before the meeting is properly brought.

  Pursuant to the Certificate of Incorporation, the By-laws establish an advance notice procedure with regard to the nomination, other than by or at the direction of the Board of Directors, of candidates for election as directors and with regard to business to be brought before an annual meeting of stockholders of the Company.

AMENDMENT OF THE CERTIFICATE OF INCORPORATION AND BY-LAWS

  The Certificate of Incorporation contains provisions requiring the affirmative vote of the holders of at least 80% of the Voting Stock, voting together as a single class, to amend certain provisions of the Certificate of Incorporation, primarily those related to anti-takeover provisions. In addition, the Certificate of Incorporation requires the affirmative vote of at least three-fourths of its issued and outstanding Voting Stock, voting as a single class and not as separate classes, to amend the By-laws by stockholder action. "Voting Stock" means the outstanding shares of all classes and series of capital stock of the Company entitled to vote generally in the election of directors of the Company and does not include any class or series of preferred stock of the Company unless the certificate of designations, preferences and rights for such class or series specifically states that such class or series shall be deemed "Voting Stock" for purposes of the Certificate of Incorporation. Employee Preferred Stock has been deemed Voting Stock and the 1997 Preferred Stock and the 8% Preferred Stock are not Voting Stock. See "Description of Capital Stock."

BLOCKING COALITION

  Pursuant to the '94 Labor Agreements and in connection with the '95 Reorganization, the Company amended the By-laws to provide that certain actions (as set forth in the next paragraph) may not be approved by the Board of Directors if votes are cast against such actions by directors sufficient to constitute a "Blocking Coalition." A Blocking Coalition is defined as the negative votes of (i) a total of the four directors elected by the holders of the Employee Preferred Stock plus (ii) the negative votes of any two of the Company's other directors.

  Actions subject to disapproval by the Blocking Coalition include: (a) any sale, transfer or disposition, in a single or series of transactions, of at least 20% of the Company's assets, except for transactions in the ordinary course of business including aircraft transactions as part of a fleet management plan; (b) any merger of the Company into or with, or consolidation of the Company with any other entity; (c) any business combination within the meaning of Section 203 of the DGCL; (d) any dissolution or liquidation of the Company; (e) any filing of a petition for bankruptcy, reorganization or receivership under any state or federal bankruptcy, reorganization or insolvency law; (f) any repurchase, retirement or redemption of the Company's capital stock or other equity securities prior to their scheduled maturity or expiration, except for redemptions out of the proceeds of any substantially concurrent offering of comparable or junior securities and mandatory redemptions of any redeemable preferred stock of the Company; (g) any acquisition of assets, not related to the Company's current business as an air carrier, in a single transaction or a series of related transactions exceeding $50 million adjusted annually by the consumer price index; or (h) any sale of the Company's capital stock or securities convertible into capital stock of the Company to any person if (i) at the time of issuance or (ii) assuming conversion of all outstanding securities of the Company convertible into capital stock, such person or entity would beneficially own at least 20% of the capital stock of the Company.

SUPER MAJORITY VOTING PROVISIONS

  At all times before September 1, 2000, the Company must obtain the approval of at least two-thirds of the issued and outstanding Voting Stock of the Company, voting as a single class and not as separate classes, for the holders of such Voting Stock to approve certain actions, unless such matters have been approved by a vote of at least 80% of the Board of Directors then in office. Actions requiring such approval are the following: (i) any merger of the Company into or with, or consolidation of the Company with, any other entity;
(ii) any business combination within the meaning of Section 203 of the DGCL;
(iii) any dissolution or liquidation of the Company; or (iv) any repurchase, retirement or redemption of the Company's capital stock or other equity securities prior to their scheduled maturity or expiration, except for redemptions out of the proceeds of any substantially concurrent offering of comparable or junior securities, and mandatory redemptions of any redeemable preferred stock of the Company.

PREFERRED STOCK

  The Company believes that the ability of the Board of Directors to issue one or more series of preferred stock of the Company provides TWA with increased flexibility in structuring possible future financings and in meeting other corporate needs that might arise. The authorized shares of preferred stock, as well as shares of Common Stock, will be available for issuance without further action by TWA's stockholders, unless such action is required by applicable law or the rules of any stock exchange on which TWA securities may be listed. If the approval of TWA's stockholders is not required for the issuance of shares of preferred stock or Common Stock, the Board of Directors does not intend to seek stockholder approval. Although the Board of Directors has no intention of doing so, it could issue a series of preferred stock that could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt. The Board of Directors will make any determination to issue such shares based on its judgment as to the best interests of TWA and its stockholders. The Board of Directors, in so acting, could issue preferred stock having terms that could discourage an acquisition attempt or other transaction that some, or a majority, of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then current market price of such stock.

RIGHTS TO PURCHASE STOCK

  The Rights are intended to protect TWA's stockholders from certain non-negotiated takeover attempts which present the risk of a change of control on terms which may be less favorable to TWA's stockholders than would be available in a transaction negotiated with and approved by the Board of Directors of the Company. Although there can be no certainty as to the results of any particular negotiation, the Board of Directors believes that the interests of the stockholders are best served if any acquisition of TWA or a substantial percentage of the Common Stock results from arms-length negotiations and reflects the Board's or stockholders' careful consideration of the proposed terms of a transaction. In particular, the Rights are intended to help (a) reduce the risk of coercive, two-tiered, front-end loaded or partial offers which may not offer fair value to all stockholders, (b) mitigate against market accumulators who through open market or private purchases may achieve a position of substantial influence or control without paying to selling or remaining stockholders a fair control premium, and (c) deter market accumulators who are simply interested in putting a company "in play." See "Description of Capital Stock--Rights Plan."

ANTI-TAKEOVER STATUTE

  Section 203 of the DGCL is applicable to corporate takeovers in Delaware. Subject to certain exceptions set forth therein, Section 203 of the DGCL provides that a corporation shall not engage in any business combination with any "interested stockholder" for a three-year period following the date that such stockholder becomes an interested stockholder unless (a) prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (b) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding certain shares) or (c) on or subsequent to such date, the business combination is approved by the board of directors of the corporation and by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. Except as specified therein, an interested stockholder is defined to include any person that is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation, at any time within three years immediately prior to the relevant date, and the affiliates and associates of such person. Under certain circumstances, Section 203 of the DGCL makes it more difficult for an "interested stockholder" to effect various business combinations with a corporation for a three-year period, although the stockholders may, by adopting an amendment to the corporation's certificate of incorporation or by-laws, elect not to be governed by this section, effective twelve months after adoption. The Certificate of Incorporation and the By-laws do not exclude TWA from the restrictions imposed under Section 203 of the DGCL, but do provide that a business combination within the meaning of Section 203 of the DGCL (i) may be approved without the approval of at least 66 2/3% of the Voting Stock if the business combination is approved by at least 80% of the directors then in office and (ii) may not be approved if votes are cast against the action by the Blocking Coalition. It is anticipated that the provisions of Section 203 of the DGCL and the provisions of the Certificate of Incorporation may encourage companies interested in acquiring TWA to negotiate in advance with the Board of Directors of TWA since the stockholder approval requirement would be avoided if 80% of the directors then in office approve either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

  The following is a general discussion of material United States federal income tax considerations applicable to the initial holders of the Old Notes who purchased the Old Notes at their "issue price," that is, the first price at which a substantial amount of the Old Notes is sold for money to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the "Code"), regulations, rulings and decisions currently in effect, all of which are subject to change (possibly with retroactive effect). The discussion does not purport to deal with all aspects of the United States federal taxation that may be relevant to particular investors in light of their particular circumstances (for example, to persons holding Notes as part of a conversion transaction or as part of a hedge or hedging transaction, or as a position in a straddle for tax purposes), nor does it discuss the United States federal income tax considerations applicable to certain types of investors subject to special treatment under the federal income tax laws (for example, insurance companies, tax-exempt organizations, financial institutions and persons who are not United States Holders or United States Alien Holders (each as defined below)). In addition, the discussion does not consider the effect of any foreign, state, local or other tax laws that may be applicable to a particular investor. The discussion assumes that investors hold the Notes as "capital assets" within the meaning of Section 1221 of the Code. The Company intends to treat the Notes as indebtedness and not as equity for United States federal income tax purposes, and the United States federal income tax considerations described below are based on that characterization.

  PROSPECTIVE INVESTORS CONSIDERING THE EXCHANGE OFFER SHOULD CONSULT THEIR TAX ADVISORS WITH REGARD TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION.

  As used herein, the term "United States Holder" means an owner of a Note that is, for United States federal income tax purposes, (i) a citizen or resident of the United States, (ii) a corporation created or organized in or under the laws of the United States or of any political subdivision thereof, or (iii) an estate or trust the income of which is subject to United States federal income taxation regardless of its source. The term also includes certain former citizens and certain former long-term residents of the United States.

  As used herein, the term "United States Alien Holder" means an owner of a Note that is, for United States federal income tax purposes, (i) a nonresident alien individual, (ii) a foreign corporation, (iii) a nonresident alien fiduciary of a foreign estate or trust or (iv) a foreign partnership one or more of the members of which is, for United States federal income tax purposes, a nonresident alien individual, a foreign corporation or a nonresident alien fiduciary of a foreign estate or trust.

TAX CONSEQUENCES TO UNITED STATES HOLDERS

 Exchange Offer

  The exchange of the Old Notes for Exchange Notes pursuant to the Exchange Offer will not result in any United States federal income tax consequences to the United States Holders. When a United States Holder exchanges an Old Note for an Exchange Note pursuant to the Exchange Offer, the Holder will have the same adjusted tax basis and holding period in the Exchange Note as in the Old
Note immediately before the exchange.

 Interest on a Note

  The Old Notes were not issued with original issue discount for United States federal income tax purposes. Accordingly, interest on a Note will generally be taxable to a United States Holder as ordinary interest income at the time it accrues or is received in accordance with the United States Holder's method of accounting for United States federal income tax purposes.

 Sale or Retirement of a Note

  Upon the sale or retirement of a Note, a United States Holder will recognize taxable gain or loss equal to the difference between the amount realized on the sale or retirement and such Holder's adjusted tax basis in the Note.

 Backup Withholding and Information Reporting

  Certain noncorporate United States Holders may be subject to backup withholding at a rate of 31% on payments of principal, premium and interest (including original issue discount, if any) on, and the proceeds of disposition of, a Note. Backup withholding will apply only if the United States Holder (i) fails to furnish its Taxpayer Identification Number ("TIN") which, for an individual, would be his Social Security number, (ii) furnishes an incorrect TIN, (iii) is notified by the Internal Revenue Service that it has failed to properly report payments of interest or dividends or (iv) under certain circumstances, fails to certify, under penalties of perjury, that it has furnished a correct TIN and has not been notified by the Internal Revenue Service that it is subject to backup withholding for failure to report interest and dividend payments. United States Holders should consult their tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption if applicable.

  The amount of any backup withholding from a payment to a United States Holder will be allowed as a credit against such Holder's United States federal income tax liability and may entitle such Holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

TAX CONSEQUENCES TO UNITED STATES ALIEN HOLDERS

  Under present United States federal law, and subject to the discussion below concerning backup withholding, payments of principal, interest and premium on the Notes by the Company or any paying agent to any United States Alien Holder, and gain realized on the sale, exchange or other disposition of such Note, will not be subject to United States federal income or withholding tax, provided that: (i) such Holder does not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of stock of the Company entitled to vote, is not a controlled foreign corporation related, directly or indirectly, to the Company through stock ownership, and is not a bank receiving interest described in Section 881(c)(3)(A) of the Code; (ii) the statement requirement set forth in Section 871(h) or Section 881(c) of the Code has been fulfilled with respect to the beneficial owner, as discussed below; (iii) such Holder is not an individual who is present in the United States for 183 days or more in the taxable year of disposition, or such individual does not have a "tax home" (as defined in Section 911(d)(3) of the Code) or an office or other fixed place of business in the United States; and
(iv) such payments and gain are not effectively connected with the conduct by such Holder of a trade or business in the United States.

  As noted above, the Company intends to treat the Notes as indebtedness for United States federal income tax purposes. No assurance can be given, however, that Company's treatment will not be challenged by the Internal Revenue Service. If the Notes were ultimately treated as equity rather than debt for United States federal income tax purposes, the portfolio interest exception would not apply and withholding tax at a flat rate of 30% (or a lower rate under an applicable income tax treaty) would be imposed on the interest payments on Notes to the extent of the Company's current or accumulated earnings and profits or on the entire amounts of the interest payments if the withholding agent does not know or cannot reasonably estimate the amount of such earnings and profits. Further, any such withholding could commence when the Internal Revenue Service first asserted that the Notes constituted equity; in such event, if the Internal Revenue Service did not ultimately prevail, the United States Alien Holders would be able to recover the tax withheld by filing a claim for refund with the Internal Revenue Service.

 Certain Certification Requirements

  Sections 871(h) and 881(c) of the Code require that, in order to obtain the portfolio interest exemption from the withholding tax described in the paragraphs above, either the beneficial owner of the Note, or a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "Financial Institution") and that is holding the Note on behalf of such beneficial owner, file a statement with the withholding agent to the effect that the beneficial owner of the Note is not a United States Holder. Under current United States Treasury Regulations, such requirement will be fulfilled if the beneficial owner of a Note certifies on Internal Revenue Service Form W-8, under penalties of perjury, that it is not a United States Holder and provides its name and address, and any Financial Institution holding the Note on behalf of the beneficial owner files a statement with the withholding agent to the effect that it has received such a statement from the Holder (and furnishes the withholding agent with a copy thereof). Under recently finalized United States Treasury Regulations, which are generally applicable to payments made after December 31, 1998, certain United States Alien Holders would also need to provide their United States taxpayer identification numbers on such forms in order to fulfill such requirement.

  If a United States Alien Holder of a Note is engaged in a trade or business in the United States, and if interest on the Note is effectively connected with the conduct of such trade or business, the United States Alien Holder, although exempt from the withholding tax discussed in the preceding paragraphs, will generally be subject to regular United States income tax on interest and on any gain realized on the sale, exchange or other disposition of a Note in the same manner as if it were a United States Holder. In lieu of the certificate described in the preceding paragraph, such a Holder will be required to provide to the withholding agent a properly executed Internal Revenue Service Form 4224 (or the successor W-8 Form), in order to claim an exemption from withholding tax. Under recently finalized United States Treasury Regulations, a United States Alien Holder may also need to provide a United States taxpayer identification number on such form in order to fulfill such requirement. In addition, if such United States Alien Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments. For purposes of the branch profits tax, interest on and any gain recognized on the sale, exchange or other disposition of a Note will be included in the effectively connected earnings and profits of such United States Alien Holder if such interest or gain, as the case may be, is effectively connected with the conduct by the United States Alien Holder of a trade or business in the United States.

 Estate Taxes

  Under Section 2105(b) of the Code, a Note held by an individual who is not a citizen or resident of the United States at the time of his death will not be subject to United States federal estate tax as a result of such individual's death, provided that the individual does not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of stock of the Company entitled to vote and, at the time of such individual's death, payments with respect to such Note would not have been effectively connected to the conduct by such individual of a trade or business in the United States.

  As noted above, the Company intends to treat the Notes as indebtedness for United States federal income tax purposes. No assurance can be given, however, that the Company's treatment will not be challenged by the Internal Revenue Service. If the Notes were ultimately treated as equity rather than debt for United States federal income tax purposes, a United States Alien Holder who is treated as the owner of, or has made certain lifetime transfers of, an interest in the Notes will be required to include the value thereof in his or her gross estate for United States federal estate tax purposes, and may be subject to United States federal estate tax unless an applicable estate tax treaty provides otherwise.

 Backup Withholding and Information Reporting

  Under current Treasury Regulations, backup withholding (31%) will not apply to payments by the Company made on a Note if the certifications required by Sections 871(h) and 881(c) of the Code are received, provided in each case that the Company or such paying agent, as the case may be, does not have actual knowledge that the payee is a United States person.

  Under current Treasury Regulations, payments on the sale, exchange or other disposition of a Note made to or through a foreign office of a broker generally will not be subject to backup withholding. However, if such broker is a United States person, a controlled foreign corporation for United States tax purposes, a foreign person 50 percent or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period or another United States related person described in Section 1.6049-5(c)(5) of the Treasury Regulations, information reporting will be required unless the broker has in its records documentary evidence that the beneficial owner is not a United States person and certain other conditions are met or the beneficial owner otherwise establishes an exemption. Under recently finalized Treasury Regulations, backup withholding may apply to any payment made after December 31, 1998 which such broker is required to report if such broker has actual knowledge that the payee is a United States person. Payments to or through the United States office of a broker will be subject to backup withholding and information reporting unless the Holder certifies, under penalties of perjury, that it is not a United States person or otherwise establishes an exemption.

  United States Alien Holders of Notes should consult their tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if available. Any amounts withheld from a payment to a United States Alien Holder under the backup withholding rules will be allowed as a credit against such Holder's United States federal income tax liability and may entitle such Holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

                             PLAN OF DISTRIBUTION

  Each broker-dealer that receives Exchange Notes for its own account ("Participating Broker-Dealer") pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of Exchange Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any Participating Broker-Dealer for use in
connection with any such resale. In addition, until       , 1998 (90 days
after the date of this Prospectus), all dealers effecting transactions in the Exchange Notes may be required to deliver a prospectus.

  The Company will not receive any proceeds from any sale of Exchange Notes by Participating Broker-Dealers. Exchange Notes received by Participating Broker-Dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such Participating Broker-Dealer or the purchasers of any such Exchange Notes. Any Participating Broker-Dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

  For a period of 180 days after the Expiration Date the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any Participating Broker-Dealer that requests such documents in the Letter of Transmittal. The Company has agreed to pay all expenses incident to the Exchange Offer (including the reasonable expenses of one counsel for the holders of the Notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

  The validity of the Exchange Notes offered hereby will be passed upon for the Company by Davis Polk & Wardwell, New York, New York.

                                    EXPERTS

  The consolidated financial statements of the Company as of December 31, 1995 and 1996 and for each of the periods in the three year period ended December 31, 1996 included in this Prospectus, have been audited by KPMG Peat Marwick LLP, independent auditors, as set forth in their report appearing herein and are included in reliance upon the report of such firm given and upon their authority as experts in accounting and auditing. The report of KPMG Peat Marwick LLP contains an explanatory paragraph indicating that the Company's recurring losses from operations and its limited sources of additional liquidity raise substantial doubt about the Company's ability to continue as a going concern. In addition, their report refers to the application of fresh start reporting in connection with the '95 Reorganization.

                  TRANS WORLD AIRLINES, INC. AND SUBSIDIARIES

                         INDEX TO FINANCIAL STATEMENTS

                                                                        PAGE NO.
                                                                        --------
FINANCIAL STATEMENTS:
Independent Auditors' Report..........................................     F-2
Statements of Consolidated Operations for the Year Ended December 31,
 1996, the Four Months Ended December 31, 1995, the Eight Months Ended
 August 31, 1995, and the Year Ended December 31, 1994................     F-3
Consolidated Balance Sheets, December 31, 1996 and 1995...............     F-4
Statements of Consolidated Cash Flows for the Year Ended December 31,
 1996, the Four Months Ended December 31, 1995, the Eight Months Ended
 August 31, 1995, and the Year Ended December 31, 1994................     F-6
Consolidated Statements of Shareholders' Equity (Deficiency) for the
 Year Ended December 31, 1996, the Four Months Ended December 31,
 1995, the Eight Months Ended August 31, 1995, and the Year Ended
 December 31, 1994....................................................     F-8
Notes to Consolidated Financial Statements............................     F-9
Unaudited Statements of Consolidated Operations for the Three Months
 and Nine Months Ended September 30, 1997 and 1996 ...................    F-44
Consolidated Balance Sheets, September 30, 1997 (unaudited) and
 December 31, 1996....................................................    F-45
Unaudited Statements of Consolidated Cash Flows for the Nine Months
 Ended September 30, 1997 and 1996....................................    F-47
Notes to Unaudited Consolidated Financial Statements..................    F-49

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
 Trans World Airlines, Inc.

  We have audited the accompanying consolidated balance sheets of Trans World Airlines, Inc. and subsidiaries as of December 31, 1996 and 1995, and the related statements of consolidated operations, cash flows and shareholders' equity (deficiency) for the year ended December 31, 1996, the four months ended December 31, 1995, the eight months ended August 31, 1995 and the year ended December 31, 1994. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Trans World Airlines, Inc. and subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for the year ended December 31, 1996, the four months ended December 31, 1995, the eight months ended August 31, 1995 and the year ended December 31, 1994, in conformity with generally accepted accounting principles.

  As discussed in Note 3 to the consolidated financial statements, the consolidated financial statements reflect the application of fresh start reporting as of September 1, 1995 and, therefore, are not comparable in all respects to the consolidated financial statements for periods prior to such date.

  The accompanying consolidated financial statements have been prepared assuming that Trans World Airlines, Inc. and subsidiaries will continue as a going concern. The Company's recurring losses from operations and its limited sources of additional liquidity raise substantial doubt about the entity's ability to continue as a going concern. Management's plans in regard to these matters are described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                          KPMG PEAT MARWICK LLP

Kansas City, Missouri
March 24, 1997

                  TRANS WORLD AIRLINES, INC. AND SUBSIDIARIES

                     STATEMENTS OF CONSOLIDATED OPERATIONS

 FOR THE YEAR ENDED DECEMBER 31, 1996, THE FOUR MONTHS ENDED DECEMBER 31, 1995,
  THE EIGHT MONTHS ENDED AUGUST 31, 1995, AND THE YEAR ENDED DECEMBER 31, 1994
                (AMOUNTS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                                             REORGANIZED COMPANY       PREDECESSOR COMPANY
                                                                          ------------------------- -------------------------
                                                                              YEAR     FOUR MONTHS  EIGHT MONTHS     YEAR
                                                                             ENDED        ENDED        ENDED        ENDED
                                                                          DECEMBER 31, DECEMBER 31,  AUGUST 31,  DECEMBER 31,
                                                                              1996         1995         1995         1994
                                                                          ------------ ------------ ------------ ------------
Operating revenues:
  Passenger..............................................................  $3,077,905   $  943,077   $1,929,166   $2,875,851
  Freight and mail.......................................................     153,076       48,384       94,784      149,932
  All other..............................................................     323,426      107,013      194,405      381,919
                                                                           ----------   ----------   ----------   ----------
    Total................................................................   3,554,407    1,098,474    2,218,355    3,407,702
                                                                           ----------   ----------   ----------   ----------
Operating expenses:
  Salaries, wages and benefits...........................................   1,254,341      373,041      755,708    1,293,570
  Earned stock compensation (Note 12)....................................       9,056        2,192       55,767          --
  Aircraft fuel and oil..................................................     585,163      161,799      296,833      477,555
  Passenger sales commissions............................................     268,131       80,045      185,981      288,000
  Aircraft maintenance materials and repair..............................     208,183       51,998       95,657      145,321
  Depreciation and amortization..........................................     161,822       55,168      106,474      183,283
  Operating lease rentals................................................     302,990       96,393      182,548      261,365
  Passenger food and beverages...........................................     110,092       34,676       68,137      120,804
  Special charges (Note 16)..............................................      85,915          --         1,730      138,849
  All other..............................................................     767,241      232,716      454,878      778,449
                                                                           ----------   ----------   ----------   ----------
    Total................................................................   3,752,934    1,088,028    2,203,713    3,687,196
                                                                           ----------   ----------   ----------   ----------
Operating income (loss)..................................................    (198,527)      10,446       14,642     (279,494)
                                                                           ----------   ----------   ----------   ----------
Other charges (credits):
  Interest expense (contractual interest of $141,967 for the eight months
   ended August 31, 1995)................................................     126,822       45,917      123,247      195,352
  Interest and investment income.........................................     (21,309)      (7,484)     (10,366)     (12,058)
  Disposition of assets, gains and losses--net (Note 15).................       1,135       (3,330)         206       (1,072)
  Reorganization items (Note 19).........................................         --           --       242,243          --
  Other charges and credits--net (Note 17)...............................     (30,598)       7,611       (2,379)     (28,847)
                                                                           ----------   ----------   ----------   ----------
    Total................................................................      76,050       42,714      352,951      153,375
                                                                           ----------   ----------   ----------   ----------
Loss before income taxes and extraordinary items.........................    (274,577)     (32,268)    (338,309)    (432,869)
Provision (credit) for income taxes (Note 5).............................         450        1,370          (96)         960
                                                                           ----------   ----------   ----------   ----------
Loss before extraordinary items..........................................    (275,027)     (33,638)    (338,213)    (433,829)
Extraordinary items, net of income taxes (Note 14).......................      (9,788)       3,500      140,898       (2,005)
                                                                           ----------   ----------   ----------   ----------
Net loss.................................................................    (284,815)     (30,138)    (197,315)    (435,834)
Preferred stock dividend requirements....................................      36,649        4,751       11,554       15,000
                                                                           ----------   ----------   ----------   ----------
Loss applicable to common shares.........................................  $ (321,464)  $  (34,889)  $ (208,869)  $ (450,834)
                                                                           ==========   ==========   ==========   ==========
Per share amounts:
  Loss before extraordinary item and special dividend requirements.......  $    (6.60)  $    (1.15)
  Extraordinary item and special dividend requirements...................        (.67)         .10
                                                                           ----------   ----------
  Net loss...............................................................  $    (7.27)  $    (1.05)
--------------------------------------------------
                                                                           ==========   ==========

                 See notes to consolidated financial statements

                  TRANS WORLD AIRLINES, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                           DECEMBER 31, 1996 AND 1995
                             (AMOUNTS IN THOUSANDS)

                                                           REORGANIZED COMPANY
                                                          ---------------------
                                                             1996       1995
                                                          ---------- ----------
                         ASSETS
Current assets:
  Cash and cash equivalents.............................. $  181,586 $  304,340
  Receivables, less allowance for doubtful accounts,
   $12,939 in 1996 and $13,517 in 1995 (Note 8)..........    239,496    226,451
  Spare parts, materials and supplies, less allowance for
   obsolescence, $11,563 in 1996 and $2,201 in 1995 (Note
   8)....................................................    111,239    143,374
  Prepaid expenses and other.............................     93,424     63,136
                                                          ---------- ----------
      Total..............................................    625,745    737,301
                                                          ---------- ----------
Property (Notes 8, 9 and 18):
  Property owned:
  Flight equipment.......................................    339,150    303,248
  Prepayments on flight equipment........................     39,072        --
  Land, buildings and improvements.......................     59,879     54,722
  Other property and equipment...........................     60,750     39,032
                                                          ---------- ----------
      Total owned property...............................    498,851    397,002
  Less accumulated depreciation..........................     71,810     18,769
                                                          ---------- ----------
      Property owned--net................................    427,041    378,233
                                                          ---------- ----------
  Property held under capital leases:
    Flight equipment.....................................    172,812    172,812
    Land, buildings and improvements.....................     54,761     54,761
    Other property and equipment.........................      6,570      6,862
                                                          ---------- ----------
      Total property held under capital leases...........    234,143    234,435
    Less accumulated amortization........................     46,977     12,602
                                                          ---------- ----------
      Property held under capital leases--net............    187,166    221,833
                                                          ---------- ----------
      Total property--net................................    614,207    600,066
                                                          ---------- ----------
Investments and other assets:
  Investments in affiliated companies (Note 4)...........    108,173     98,156
  Investments, receivables and other (Note 9)............    149,028    156,693
  Routes, gates and slots-net............................    401,659    450,916
  Reorganization value in excess of amounts allocable to
   identifiable assets--net..............................    783,127    825,079
                                                          ---------- ----------
      Total..............................................  1,441,987  1,530,844
                                                          ---------- ----------
                                                          $2,681,939 $2,868,211
                                                          ========== ==========

                 See notes to consolidated financial statements

                  TRANS WORLD AIRLINES, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                           DECEMBER 31, 1996 AND 1995
                (AMOUNTS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                          REORGANIZED COMPANY
                                                         ----------------------
                                                            1996        1995
                                                         ----------  ----------
   LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIENCY)
Current liabilities:
  Current maturities of long-term debt (Note 8)........  $   92,447  $   67,566
  Current obligations under capital leases (Note 9)....      42,501      42,835
  Advance ticket sales.................................     241,516     209,936
  Accounts payable, principally trade..................     216,675     137,140
  Accounts payable to affiliated companies (Note 4)....       4,894       6,104
  Accrued expenses:
    Employee compensation and vacations earned.........     116,846     101,637
    Contributions to retirement and pension trusts
     (Note 6)..........................................      14,091      17,716
    Interest on debt and capital leases................      39,420      44,710
    Taxes..............................................      19,018      16,995
    Other accrued expenses.............................     174,753     174,575
                                                         ----------  ----------
      Total accrued expenses...........................     364,128     355,633
                                                         ----------  ----------
      Total............................................     962,161     819,214
                                                         ----------  ----------
Long-Term Liabilities and Deferred Credits:
  Long-term debt, less current maturities (Note 8).....     608,485     764,031
  Obligations under capital leases, less current
   obligations (Note 9)................................     220,790     259,630
  Postretirement benefits other than pensions (Note 6).     471,171     461,346
  Noncurrent pension liabilities (Note 6)..............      30,716      21,253
  Other noncurrent liabilities and deferred credits....     150,511     178,452
                                                         ----------  ----------
      Total............................................   1,481,673   1,684,712
                                                         ----------  ----------
Mandatorily redeemable 12% preferred stock, (aggregate
 liquidation preference of $111,179 in 1995) (Note 10).         --       61,430
                                                         ----------  ----------
Commitments and Contingent Liabilities (Notes 1, 2, 3,
 6, 7, 8, 9, 11, 12, 16, 18)...........................
Shareholders' equity:
  8% cumulative convertible exchangeable preferred
   stock, $50 liquidation preference; 3,869 shares
   issued and outstanding..............................          39         --
  Employee preferred stock, $0.01 liquidation
   preference; special voting rights; shares issued and
   outstanding; 1996-5,681; 1995-5,277.................          57          53
  Common Stock, $0.01 par value; shares issued and
   outstanding; 1996-41,763; 1995-35,129...............         418         351
  Additional paid-in capital...........................     552,544     332,589
  Accumulated deficit..................................    (314,953)    (30,138)
                                                         ----------  ----------
      Total............................................     238,105     302,855
                                                         ----------  ----------
                                                         $2,681,939  $2,868,211
                                                         ==========  ==========

                 See notes to consolidated financial statements

                  TRANS WORLD AIRLINES, INC. AND SUBSIDIARIES

                     STATEMENTS OF CONSOLIDATED CASH FLOWS

 FOR THE YEAR ENDED DECEMBER 31, 1996, THE FOUR MONTHS ENDED DECEMBER 31, 1995,
  THE EIGHT MONTHS ENDED AUGUST 31, 1995, AND THE YEAR ENDED DECEMBER 31, 1994
                             (AMOUNTS IN THOUSANDS)

                                                                             REORGANIZED COMPANY       PREDECESSOR COMPANY
                                                                          ------------------------- -------------------------
                                                                              YEAR     FOUR MONTHS  EIGHT MONTHS     YEAR
                                                                             ENDED        ENDED        ENDED        ENDED
                                                                          DECEMBER 31, DECEMBER 31,  AUGUST 31,  DECEMBER 31,
                                                                              1996         1995         1995         1994
                                                                          ------------ ------------ ------------ ------------
Cash Flows from Operating Activities:
Net loss.................................................................  $(284,815)    $(30,138)   $(197,315)   $(435,834)
Adjustments to reconcile net loss to net cash provided (used) by operating activities:
 Employee earned stock compensation......................................      9,056        2,192       55,767          --
 Depreciation and amortization...........................................    161,822       55,168      106,474      183,283
 Amortization of discount and expenses on debt...........................     14,744        3,063       12,472       18,571
 Extraordinary loss (gain) on extinguishment of debt.....................      9,788       (3,500)    (140,898)         --
 Interest paid in common stock...........................................     11,332       11,587          --           --
 Equity in undistributed earnings of affiliates not consolidated.........    (10,017)      12,169       (2,339)       5,517
 Revenue from Icahn ticket program.......................................    (71,534)      (4,356)         --           --
 Net gains-losses on disposition of assets...............................      1,135       (3,330)         206       (1,072)
 Non-cash special charges................................................     85,915          --           --       119,829
 Reorganization items....................................................        --           --       242,243          --
 Change in operating assets and liabilities:
 Decrease (increase) in:
  Receivables............................................................      3,927       69,121      (62,094)      37,628
  Inventories............................................................     (4,897)         510        5,866        1,259
  Prepaid expenses and other current assets..............................    (28,288)      23,241       (8,894)       2,734
  Other assets...........................................................        111       (3,088)      (1,586)     (10,079)
 Increase (decrease) in:
  Accounts payable and accrued expenses..................................     83,840      (41,989)     108,669       48,499
  Advance ticket sales...................................................     19,698      (39,350)      81,598      (33,890)
  Benefits, other noncurrent liabilities and deferred credits............     (7,505)      (6,387)     (28,160)      65,182
                                                                           ---------     --------    ---------    ---------
   Net cash provided (used)..............................................     (5,688)      44,913      172,009        1,627
                                                                           ---------     --------    ---------    ---------
Cash Flows from Investing Activities:
Proceeds from sales of property..........................................      3,234        7,069        2,221       76,240
Capital expenditures.....................................................   (121,547)     (42,973)     (16,554)     (44,897)
Net decrease (increase) in investments, receivables and other............     10,941          842       26,064       27,962
                                                                           ---------     --------    ---------    ---------
   Net cash provided (used)..............................................   (107,372)     (35,062)      11,731       59,305
                                                                           ---------     --------    ---------    ---------
Cash Flows from Financing Activities:
Proceeds from long-term debt issued......................................      2,750       22,100          --         6,213
Proceeds from sale and leaseback of certain aircraft.....................     13,800          --           --           --
Repayments on long-term debt and capital lease obligations...............   (117,203)     (39,654)     (62,158)    (116,331)
Net proceeds from sale of preferred stock................................    186,163          --           --           --
Net proceeds from exercise of equity rights, warrants and options........      1,034       51,930          --           --
Redemption of 12% Preferred Stock........................................    (81,749)         --           --           --
Cash dividends paid on preferred stock...................................    (14,489)         --           --           --
                                                                           ---------     --------    ---------    ---------
   Net cash provided (used)..............................................     (9,694)      34,376      (62,158)    (110,118)
                                                                           ---------     --------    ---------    ---------
Net increase (decrease) in cash and cash equivalents.....................   (122,754)      44,227      121,582      (49,186)
Cash and cash equivalents at beginning of period.........................    304,340      260,113      138,531      187,717
                                                                           ---------     --------    ---------    ---------
Cash and cash equivalents at end of period...............................  $ 181,586     $304,340    $ 260,113    $ 138,531
--------------------------------------------------
                                                                           =========     ========    =========    =========

                 See notes to consolidated financial statements

                  TRANS WORLD AIRLINES, INC. AND SUBSIDIARIES

                     STATEMENTS OF CONSOLIDATED CASH FLOWS

 FOR THE YEAR ENDED DECEMBER 31, 1996, THE FOUR MONTHS ENDED DECEMBER 31, 1995,
  THE EIGHT MONTHS ENDED AUGUST 31, 1995, AND THE YEAR ENDED DECEMBER 31, 1994
                             (AMOUNTS IN THOUSANDS)

                       SUPPLEMENTAL CASH FLOW INFORMATION

                                                                             REORGANIZED COMPANY       PREDECESSOR COMPANY
                                                                          ------------------------- -------------------------
                                                                              YEAR     FOUR MONTHS  EIGHT MONTHS     YEAR
                                                                             ENDED        ENDED        ENDED        ENDED
                                                                          DECEMBER 31, DECEMBER 31,  AUGUST 31,  DECEMBER 31,
                                                                              1996         1995         1995         1994
                                                                          ------------ ------------ ------------ ------------
Cash Paid During the Period for:
  Interest...............................................................   $102,311     $27,318      $55,878      $110,287
                                                                            ========     =======      =======      ========
  Income taxes...........................................................   $    159     $     7      $    39      $     24
                                                                            ========     =======      =======      ========
Information About Noncash Operating, Investing and Financing Activities:
  Promissory notes issued to finance aircraft acquisition................   $ 10,565     $   --       $   --       $    --
                                                                            ========     =======      =======      ========
  Promissory notes issued to finance aircraft predelivery payments.......   $ 19,862     $   --       $12,690      $  7,000
                                                                            ========     =======      =======      ========
  Property acquired and obligations recorded under new capital lease
   transactions..........................................................   $  4,266     $   --       $12,690      $  7,000
                                                                            ========     =======      =======      ========
  Partial interest on debt paid in kind, issued and valued at principal
   amount................................................................   $    --      $   574      $18,496      $    --
                                                                            ========     =======      =======      ========
  Common Stock issued in lieu of cash dividends on mandatorily redeemable
   12% preferred stock...................................................   $  3,255     $   --       $   --       $    --
                                                                            ========     =======      =======      ========
  Exchange of long-term debt for common stock:
    Debt cancelled including accrued interest, net of unamortized
     discount............................................................   $ 41,021     $   --       $   --       $    --
    Common stock issued, at fair value...................................     49,182         --           --            --
                                                                            --------     -------      -------      --------
    Extraordinary loss...................................................   $  8,161     $   --       $   --       $    --
--------------------------------------------------
                                                                            ========     =======      =======      ========

ACCOUNTING POLICY

  For purposes of the Statements of Consolidated Cash Flows, TWA considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

                 See notes to consolidated financial statements

                  TRANS WORLD AIRLINES, INC. AND SUBSIDIARIES

          CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIENCY)

 FOR THE YEAR ENDED DECEMBER 31, 1996, THE FOUR MONTHS ENDED DECEMBER 31, 1995,
  THE EIGHT MONTHS ENDED AUGUST 31, 1995, AND THE YEAR ENDED DECEMBER 31, 1994
                             (AMOUNTS IN THOUSANDS)

                                                                ADDITIONAL
                             12%       8%     EMPLOYEE           PAID-IN
                          PREFERRED PREFERRED PREFERRED COMMON   CAPITAL    ACCUMULATED
                            STOCK     STOCK     STOCK   STOCK  (DEFICIENCY)   DEFICIT    TOTAL
                          --------- --------- --------- ------ ------------ ----------- --------
PREDECESSOR COMPANY:
Balance, December 31,
 1993...................    $125      $--       $--      $200    $105,925    $ (87,892) $ 18,358
Net loss for 1994.......     --        --        --       --          --      (435,834) (435,834)
                            ----      ----      ----     ----    --------    ---------  --------
Balance, December 31,
 1994...................     125       --        --       200     105,925     (523,726) (417,476)
Net loss for the eight
 months ended August 31,
 1995...................     --        --        --       --          --      (197,315) (197,315)
Eliminate Predecessor
 equity accounts in
 connection with fresh
 start reporting........    (125)      --        --      (200)   (105,925)      35,817   (70,433)
Record additional excess
 of reorganization value
 over identifiable
 assets.................     --        --        --       --          --       685,224   685,224
Issuance of Common and
 Employee Preferred
 Stock pursuant to Plan      --        --         53      172     269,775          --    270,000
 of Reorganization......    ----      ----      ----     ----    --------    ---------  --------
Balance, August 31,
 1995...................     --        --         53      172     269,775          --    270,000
                            ----      ----      ----     ----    --------    ---------  --------
REORGANIZED COMPANY:
Equity rights exercised.     --        --        --       132      51,727          --     51,859
Interest on 12% Notes
 paid in Common Stock...     --        --        --        19      11,568          --     11,587
Options and warrants
 exercised..............     --        --        --        28          43          --         71
Earned Stock
 Compensation...........     --        --        --       --        2,046          --      2,046
Amortization of the
 excess of redemption
 value over carrying
 value of Mandatorily
 Redeemable 12%
 Preferred Stock........     --        --        --       --       (2,570)         --     (2,570)
Net loss for the four
 months ended                --        --        --       --          --       (30,138)  (30,138)
 December 31, 1995......    ----      ----      ----     ----    --------    ---------  --------
Balance, December 31,
 1995...................     --        --         53      351     332,589      (30,138)  302,855
                            ----      ----      ----     ----    --------    ---------  --------
Warrants exercised......     --        --        --         4          68          --         72
Options exercised.......     --        --        --         2       1,248          --      1,250
Earned Stock
 Compensation...........     --        --        --       --        6,875          --      6,875
Allocation of employee
 preferred stock to ALPA
 ESOP...................     --        --          6      --           (6)         --        --
Conversion of employee
 preferred stock to
 Common Stock...........     --        --         (2)       2         --           --        --
Net proceeds from
 issuance of 8%
 preferred stock........     --         39       --       --      186,124          --    186,163
Dividends on 8%
 preferred stock paid in
 cash...................     --        --        --       --      (11,349)         --    (11,349)
Dividends on mandatorily
 redeemable 12%
 preferred stock paid in
 Common Stock...........     --        --        --         3          (3)         --        --
Dividends on mandatorily
 redeemable 12%
 preferred stock paid in
 cash...................     --        --        --       --       (3,140)         --     (3,140)
Amortization of the
 excess of redemption
 value over carrying
 value of mandatorily
 redeemable 12%
 preferred stock........     --        --        --       --         (328)         --       (328)
Excess of cash paid for
 early redemption of
 mandatorily redeemable
 12% preferred stock
 over carrying value....     --        --        --       --      (19,992)         --    (19,992)
Common Stock issued in
 exchange for 12% notes.     --        --        --        45      49,137          --     49,182
Interest on 12% Notes
 paid in Common Stock...     --        --        --        11      11,321          --     11,332
Net loss for 1996.......     --        --        --       --          --      (284,815) (284,815)
                            ----      ----      ----     ----    --------    ---------  --------
Balance, December 31,
 1996...................    $--       $ 39      $ 57     $418    $552,544    $(314,953) $238,105
                            ====      ====      ====     ====    ========    =========  ========

                 See notes to consolidated financial statements

                  TRANS WORLD AIRLINES, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. FINANCIAL CONDITION AND LIQUIDITY:

  Trans World Airlines, Inc. ("TWA" or the "Company") has undergone two reorganizations under Chapter 11 of the Bankruptcy Code since 1992, as further described in Note 3--Chapter 11 Reorganizations. In August 1995 the Company emerged from the most recent bankruptcy proceeding and thereafter, through the second quarter of 1996, the Company had experienced improvements in its operating performance as operating income had increased to $7.8 million in six months ended June 30, 1996, as compared to an operating loss of $21.9 million in the same period of 1995. However, beginning in the third quarter of 1996, the Company's operating performance substantially deteriorated as the Company's operating profit for the third quarter, typically the strongest period of the year, declined to $26.0 million in the three months ended September 30, 1996, as compared to a combined operating profit (excluding special charges and earned stock compensation charges aggregating $57.9 million) of $103.7 million in the comparable period of the prior year. The results of the fourth quarter of 1996 evidenced a further acceleration of deterioration as the Company reported an operating loss (excluding special charges) of $146.5 million, as compared to operating income of $1.1 million in the same period of 1995. In the second half of 1996, the Company's revenues increased only 2.4%, while capacity operated, measured in ASMs, increased by 6.9%, as compared to the second half of 1995. Operating costs, excluding earned stock compensation and special charges, increased 16.0% over this same period. The most significant increases were; salaries, wages and benefits ($82.4 million), which reflected the increased number of employees and additional overtime costs; fuel ($69.4 million), reflecting significantly higher units costs and increased usage; and maintenance costs. Notwithstanding the actions taken and planned by management to improve the Company's future operating results as described below, management expects that its first quarter 1997 operating loss will significantly exceed that reported in the first quarter of 1996.

  In light of the deterioration in the Company's operating results, management has over the last several months refocused and accelerated certain aspects of its business strategy, including its fleet modernization and consolidation plan, route structure and facility improvements and efficiencies. Management believes that its recent operating results have been adversely affected by an aggressive increase in capacity, which when combined with unexpected maintenance delays and related costs, has negatively impacted schedule reliability resulting in excessive levels of flight cancellations and deterioration in its on-time performance. The Company believes that this has adversely affected its unit revenues (principally yields) and costs. In response to these issues, management has taken action to accelerate the phase out of all B-747 and L-1011 aircraft, reduce low yield domestic JFK feed service, curtail and/or eliminate historically unprofitable international routes and consolidate for the near term most operations at JFK to a single terminal. The above actions are designed to improve its operational performance and make its product more attractive to the business segment which offers higher yields. The Company has also curtailed the amount of contract maintenance services provided to third parties and redeployed those resources to TWA's aircraft. Furthermore, the Company has reviewed its route structure and fleet plan. The Company recently announced that it would discontinue service to Athens and Frankfurt and that it would undertake to accelerate the replacement of its L-1011 and B-747 aircraft with newer and smaller sized aircraft, specifically B-757, B-767 and MD-80 aircraft. Management believes such aircraft will better match the market demands in cities served and provide efficiencies relative to the costs of fuel, flight crews and maintenance. The Company plans to retire its remaining fleet of L-1011 and B-747 aircraft in 1997, although the implementation of this plan could be delayed if suitable replacement aircraft can not be obtained within this time frame. The Company has also determined to consolidate a substantial potion of its operations at JFK into a single terminal which should result in reductions in labor and other costs and improve the overall utilization of this facility. In connection with the above described plans, management has announced a comparable reduction in employee headcount. Management may undertake further actions to reduce costs which may result in additional reductions of the number of employees.

  The Company's consolidated cash and cash equivalents balance at December 31, 1996 was $181.6 million (including approximately $28.3 million in cash and cash equivalents held in its international operations and by

                  TRANS WORLD AIRLINES, INC. AND SUBSIDIARIES its subsidiaries which, based upon various foreign monetary regulations and other factors, might not be immediately available to the Company), a $122.7 million decrease from the December 31, 1995 balance of $304.3 million. Due to seasonal factors, the Company's cash balances during the first quarter of each year are typically lower than in other periods. These seasonal factors, when combined with the large anticipated loss in the first quarter of 1997 which would significantly exceed the loss reported in the comparable quarter of 1996, will reduce cash balances significantly below the cash balance at December 31, 1996. In February 1997, in order to improve its liquidity, the Company entered into an agreement with and received approximately $26 million from certain St. Louis business enterprises, representing the advance payment for tickets for future travel by such enterprises. The Company is currently pursuing other projects intended to increase its cash balances.

  The Company's collective bargaining agreements with all of its union-represented employee groups, which represent approximately 82% of the Company's work force, become amendable after August 31, 1997. While the Company cannot predict the precise wage rates that will be in effect at such time (since such rates will be determined by subsequent events), the wage rates then in effect will likely increase. However, management believes that it is essential that the Company's labor costs remain favorable in comparison to its largest competitors. The Company will seek to continue to improve employee productivity as an offset to any wage increases and will continue to explore other ways to control and/or reduce operating expenses. There can be no assurance that the Company will be successful in obtaining such productivity improvements or unit cost reductions. In the opinion of management, the Company's financial resources are not as great as those of most of its competitors and, therefore, any substantial increase in its labor cost as a result of any new labor agreements or any cessation or disruption of operation due to any strike or work action could be particularly damaging to the Company.

  As a result of application of fresh start reporting in August of 1995, substantial values were assigned to routes, gates and slots ($458.4 million) and reorganization value in excess of amounts allocable to identifiable assets ($839.1 million). The Company has evaluated its future cash flows and, notwithstanding its substantial operating losses in recent periods, expects that the carrying value of the intangibles at December 31, 1996 will be recovered. However, the achievement of such improved future operating results and cash flows are subject to considerable uncertainties. In future periods these intangibles will be evaluated for recoverability based upon estimated future cash flows. If expectations are not substantially achieved, charges to future operations for impairment of those assets may be required and such changes could be material.

  The accompanying consolidated financial statements have been prepared on a going concern basis which assumes continuity of operations and realization of assets and liquidation of liabilities in the ordinary course of business. The Company remains highly leveraged and substantially all of TWA's assets are and will likely remain subject to various liens and security interest, and many of its loan agreements contain mandatory prepayment provisions in the event that the assets are sold. Accordingly, management expects that TWA will not be able to rely, in any significant degree, on the proceeds from sales of assets to fund operations and that TWA may have limited sources of additional liquidity other than cash generated by operations. The Company's ability to improve its financial position and meet its financial obligations will depend upon a variety of factors including; significantly improved operating results, favorable domestic and international airfare pricing environments, absence of adverse general economic conditions, more effective operating cost controls and efficiencies, and the Company's ability to attract new capital and maintain adequate liquidity. No assurance can be given that the Company will be successful in generating the operating results or attracting new capital required for future viability.

  As a result of the redemption of the 12% Mandatorily Redeemable Preferred Stock, certain of TWA's leasehold interests in domestic airport gates were released as collateral and are now unencumbered. As a result of the exchange of common stock for 12% Senior Secured Notes as described in Note 8, liens on the stock of

                  TRANS WORLD AIRLINES, INC. AND SUBSIDIARIES wholly owned subsidiary which owns TWA's interest in a hangar at Los Angeles International Airport and a floating lien on certain of TWA's domestic airport ground equipment were released as collateral and are also now unencumbered. In addition, based on the current level of outstanding 12% Senior Secured Notes, TWA expects that certain slots at New York's LaGuardia and JFK airports and Chicago's O'Hare airport will be released as security for the 12% Senior Secured Notes.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Accounting policies and methods of their application that significantly affect the determination of financial position, cash flows, and results of operations are as follows:

  (a) Description of Business: TWA is one of the major airlines in the United States serving many of the principal domestic and transatlantic destinations. TWA's principal domestic routes include service to and from its St. Louis and New York-JFK hubs and between other cities in the U.S., both nonstop and through St. Louis. TWA's domestic routes also provide connections with its international service to and from U.S. cities and certain major cities in Europe and the Middle East (see Note 21).

  The airline industry is highly competitive and the factors affecting competition are subject to rapid change. Many of the Company's competitors are larger and have significantly greater financial resources. In addition, several carriers have introduced or have announced plans to introduce low-cost, short-haul service, which may result in increased competition to the Company. Internationally, TWA competes in several "limited entry" markets in which, as a result of governmental regulations and agreements with foreign governments, TWA has traditionally competed with a limited number of carriers. No assurance can be given that TWA will continue to have the advantage of all of the "limited entry" markets in which it currently operates or that it will not face substantial additional competition.

  Historically, the airline industry has experienced substantial volatility in profitability as a result of, among other factors, general economic conditions, competitive pricing initiatives, the overall level of capacity operated in the industry and fuel prices. TWA continues to be highly leveraged and has and will continue to have significant debt service obligations. TWA presently has no unused credit lines and substantially all of TWA's strategic assets have been pledged to secure indebtedness of the Company.

  (b) Fresh Start Reporting: Financial accounting during a Chapter 11 proceeding is prescribed in "Statement of Position 90-7 of the American Institute of Certified Public Accountants", titled "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code" ("SOP 90-7"), which TWA adopted effective June 30, 1995. The emergence from the 1995 Chapter 11 proceeding (the "95 Reorganization") on August 23, 1995 (the "95 Effective Date"), resulted in the creation of new reporting entities without any accumulated deficit and with the Company's assets and liabilities restated to their estimated fair values (also see Note 19-Fresh Start Reporting). Because of the application of fresh start reporting, the financial statements for periods after reorganization are not comparable in all respects to the financial statements for periods prior to the 95 Reorganization.

  For periods during the Chapter 11 proceedings, prepetition liabilities which were unsecured or estimated to be undersecured were classified as "Liabilities Subject to Compromise in the Chapter 11 Reorganization Proceedings." The accrual of interest on such liabilities was discontinued for the period from June 30, 1995 to the 95 Effective Date.

  (c) Consolidation: The consolidated financial statements include the accounts of TWA and its subsidiaries. All significant inter-company transactions have been eliminated. The results of Worldspan, L.P.
("Worldspan"), a 25% owned affiliate are recorded under the equity method and are included in the Statements of Consolidated Operations in Other Charges (Credits). Certain amounts previously reported have been reclassified to conform with revised classifications.

                  TRANS WORLD AIRLINES, INC. AND SUBSIDIARIES

  (d) Property and Depreciation: Property and equipment owned are depreciated to residual values over their estimated useful service lives on the straight-line method. Property held under capital leases is amortized on the straight-line method over its estimated useful life, limited generally by the lease period. Estimated remaining useful service lives and residual values are reviewed periodically for reasonableness and any necessary change is effected at the beginning of the accounting period in which the revision is adopted. In connection with the application of fresh start reporting, no significant changes in the estimated useful lives of assets have been made.

  Estimated useful service lives in effect for the purpose of computing the provision for depreciation, were:

    Flight equipment (aircraft and engines, including related spares)--16 to 25 years, varying by aircraft fleet type
    Buildings--20 to 50 years
    Other equipment--3 to 20 years
    Leasehold improvements--Estimated useful life limited by the lease period

  Maintenance and repairs, including periodic aircraft overhauls, are expensed in the year incurred; major renewals and betterments of equipment and facilities are capitalized and depreciated over the remaining life of the asset.

  (e) Intangible Assets: Route authorities are amortized on a straight line basis over 30 years (1), gates over the term of the related leases and slots over 20 years. Routes, gates and slots consist of the following amounts at December 31 (in thousands):

                                                                 1996     1995
                                                               -------- --------
   Routes..................................................... $248,100 $276,000
   Gates......................................................   86,649   86,649
   Slots......................................................   95,800   95,800
                                                               -------- --------
                                                                430,549  458,449
   Accumulated Amortization...................................   28,890    7,533
                                                               -------- --------
                                                               $401,659 $450,916
                                                               ======== ========

--------
(1) Prior to January 1, 1995, the Company utilized an estimated useful life for route authorities of 40 years (also see Note 16--Special Charges and Other Nonrecurring Items).

  The reorganization value in excess of amounts allocable to identifiable assets is being amortized over a twenty year period on the straight-line method. Accumulated amortization at December 31, 1996 and 1995 was $55,937,000 and $13,984,000, respectively.

  When facts and circumstances suggest that intangible and other long-term assets may be impaired, the Company evaluates their recoverability based upon estimated undiscounted future cash flows over the remaining estimated useful lives. The amount of impairment, if any, is measured based on projected discounted future operating cash flows.

  (f) Foreign Exchange: Foreign currency and amounts receivable and payable in foreign currencies are translated into U.S. dollars at current exchange rates on the date of the financial statements. Revenue and expense transactions are translated at average rates of exchange in a manner that produces approximately the same dollar amounts that would have resulted had the underlying transactions been translated into dollars on the dates they occurred. Exchange gains and losses are included in net income for the period in which the exchange rate changes.

                  TRANS WORLD AIRLINES, INC. AND SUBSIDIARIES

  (g) Inventories: Inventories, valued at standard cost, which approximates actual average unit cost, consist primarily of expendable spare parts used for the maintenance and repair of flight equipment, plus aircraft fuel and other operating supplies. A provision for obsolescence of spare parts is accrued at annual rates which will provide an allowance such that the unused inventory, at the retirement date of the related aircraft fleet, is reflected at the lower of cost or estimated net realizable value.

  (h) Passenger Revenue Recognition: Passenger ticket sales are recognized as revenue when the transportation service is rendered. At the time of sale a current liability for advance ticket sales is established and subsequently is eliminated either through carriage of the passenger by TWA, through billing from another carrier that renders the service, or by refund to the passenger.

  Under TWA's "Frequent Flight Bonus Program" ("FFB"), frequent travelers may accumulate certain defined unit mileage credits which entitle them to a choice of various awards, including certain free air transportation on TWA at a future date. When the free travel award level is achieved by a frequent traveler, a liability is accrued and TWA's operating expense is charged for the estimated incremental cost which will be incurred by TWA upon the future redemption of the free travel awarded.

  Pursuant to the 1995 Restructuring, TWA issued 600,000 ticket vouchers, each having a face value of $50, which may be used for a discount of up to 50% off the cost of a ticket for transportation on TWA. Concurrently, TWA entered into an agreement, as amended, to purchase for cash from a third party any ticket vouchers acquired by the stand-by purchaser. The ticket vouchers were initially recorded as a liability at their estimated fair value, approximately $26.2 million. The liability will be relieved in future periods as vouchers are redeemed for cash or will be reflected as revenue when the transportation is provided for tickets purchased with vouchers. Approximately 180,000 and 396,000 vouchers were outstanding at December 31, 1996 and 1995, respectively.

  (i) Interest Capitalized: Interest cost associated with funds expended for the acquisition of qualifying assets is capitalized. Interest capitalized was $5,463,000 in 1996 and $2,133,000 in 1994. There was no interest capitalized during 1995.

  (j) Income Taxes: TWA accounts for income taxes based on Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes". This statement requires the use of the liability method to record the deferred income tax consequences of differences between the financial reporting and income tax bases of assets and liabilities.

  (k) Postretirement Benefits Other Than Pensions: TWA accounts for postretirement benefits other than pensions based on SFAS No. 106 which requires that the expected cost of providing such benefits be accrued over the years that the employee renders service, in a manner similar to the accounting for pension benefits.

  (l) Deferred Credit-Aircraft Operating Leases: The present value of the excess of contractual rents due under aircraft operating leases over the fair rentals for such aircraft were recorded as deferred credits as part of the application of fresh start reporting. The deferred credit will be increased through the accrual of interest expense and reduced through a reduction in operating lease rentals over the terms of the respective aircraft leases. At December 31, 1996 and 1995, the unamortized balance of the deferred credits were $31,408,000 and $41,727,000 respectively.

  (m) Environmental Contingencies: TWA is subject to numerous environmental laws and regulations and is subject to liabilities and compliance costs arising from its past and current handling, processing, recycling, storing and disposing of hazardous substances and hazardous wastes. It is TWA's policy to accrue environmental remediation costs when it is probable that a liability has been incurred and an amount can be reasonably estimated. As potential environmental liabilities are identified and assessments and remediation proceed, these

                  TRANS WORLD AIRLINES, INC. AND SUBSIDIARIES accruals are reviewed periodically and adjusted, if necessary, as additional information becomes available. The accruals for these liabilities can significantly change due to factors such as the availability of additional information on the nature or extent of the contamination, methods and costs of required remediation and other actions by governmental agencies. Costs of future expenditures for environmental remediation obligations are not discounted to their present value.

  (n) Mandatorily Redeemable 12% Preferred Stock: The Mandatorily Redeemable 12% Preferred Stock issued in connection with the 1995 Reorganization was initially recorded at its estimated fair value. Until its redemption in April 1996, the carrying amount was being increased by amortization of the difference between the redemption value and the carrying amount, using the interest method. Such amounts were recorded as additional preferred stock dividend requirements. A special dividend requirement of approximately $20.0 million was recorded in 1996 to reflect the excess of the early redemption price over the carrying value of the Mandatorily Redeemable 12% Preferred Stock.

  (o) Earnings (Loss) Per Share: In computing the loss applicable to common shares for 1996 and the four months ended December 31, 1995, the net loss has been increased by dividend requirements on the Mandatorily Redeemable 12% Preferred Stock (including amortization of the difference between the carrying amount and the redemption value and the special dividend requirement related to the early redemption in 1996) and on the 8% Cumulative Convertible Exchangeable Preferred Stock from the date of issuance in March 1996. In computing the related net loss per share, the loss applicable to common shares has been divided by the aggregate average number of outstanding shares of Common Stock (38.5 million in 1996 and 28.0 million in 1995) and Employee Preferred Stock (5.7 million in 1996 and 5.3 million in 1995) which, with the exception of certain special voting rights, is the functional equivalent of Common Stock. No effect has been given to stock options, warrants or potential issuances of additional Employee Preferred Stock as the impact would have been anti-dilutive. Earnings per share of the predecessor company are not presented as the amounts are not meaningful.

  (p) Concentration of Credit Risk: TWA does not believe it is subject to any significant concentration of credit risk. At December 31, 1996 most of the Company's receivables related to tickets sold to individual passengers through the use of major credit cards (37%) or to tickets sold by other airlines (16%) and used by passengers on TWA. These receivables are short-term, generally being settled shortly after sale or in the month following usage. Bad debt losses, which have been minimal in the past, have been considered in establishing allowances for doubtful accounts.

  (q) Use of Estimates: Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

  (r) Stock-Based Compensation: TWA applies APB Opinion No. 25 and related interpretations in accounting for its plans. This opinion allows for stock-based employee compensation to be recognized based on the intrinsic value.

  (s) Presentation: Certain prior period amounts have been reclassified to conform with current year presentation.

3. CHAPTER 11 REORGANIZATIONS:

  On January 31, 1992, TWA commenced a reorganization case (the "93 Reorganization") by filing a voluntary petition for relief under Chapter 11, Title 11 of the United States Bankruptcy Code (the "Bankruptcy Code") in the U.S. Bankruptcy Court for the District of Delaware (the "Bankruptcy Court"). TWA's subsidiary

                  TRANS WORLD AIRLINES, INC. AND SUBSIDIARIES companies did not file for Chapter 11 protection. On August 12, 1993 the Bankruptcy Court entered an order confirming the "93 Reorganization, which was jointly proposed by TWA and the "Official Unsecured Creditors' Committee. The "93 Reorganization became effective on November 3, 1993 (the "93 Effective Date").

  Pursuant to the "93 Reorganization Plan, on the "93 Effective Date: (i) all prepetition interests in TWA (including TWA's previously existing preferred stock, preference stock and common stock) were cancelled without any consideration being distributed on account of those interests; (ii) nine million shares of newly authorized TWA common stock, representing 45% of TWA's then authorized common stock, were issued to trusts established for the benefit of TWA's domestic unionized and domestic non-unionized and management employees (the "Employee Stock Trusts") in exchange for certain wage, benefit and claim concessions granted pursuant to certain agreements entered into by TWA with its domestic unionized and domestic non-unionized and management employees (the "92 Labor Agreements"); (iii) 11 million shares of newly authorized common stock, representing 55% of TWA's authorized common stock, were issued to a voting trust established on the "93 Effective Date for the benefit of certain creditors of TWA in partial satisfaction and discharge of their claims, which trust issued 11 million Voting Trust Certificates ("VTCs") evidencing the rights of the VTC holders in the Voting Trust; (iv) 12.5 million shares of newly authorized preferred stock were issued for the benefit of certain creditors of TWA in partial satisfaction and discharge of their claims; (v) new five year notes (the "10% Senior Secured Notes"), new seven year notes (the "8% Senior Secured Notes"), new eight year, 8% secured notes (the "IAM Back Pay Notes"), new equipment trust certificate notes (the "11% ETC Notes") and Aircraft Financing Secured Notes with varying interest rates and maturity dates (the "Aircraft Financing Notes"), the aggregate principal amount of which was approximately $730.6 million, were issued to certain creditors of TWA in full satisfaction and discharge of their claims; (vi) all claims except for certain claims to be reinstated under the "93 Reorganization Plan were discharged; (vii) certain contingent and/or unliquidated claims were settled and (viii) executory contracts and unexpired leases to which TWA was a party were assumed or rejected, in each case on the terms and subject to the conditions set forth in the "93 Reorganization.

  Notwithstanding the reductions in levels of debt and obligations achieved through the "93 Reorganization, TWA's operating results and cash flows did not meet the projected levels upon which the "93 Reorganization Plan was formulated, and in 1994 it was determined that a recapitalization of the Company was needed.

  In the second quarter of 1995, the Company solicited and received sufficient acceptances to effect the proposed "prepackaged" plan of bankruptcy. Therefore, on June 30, 1995, the Company filed a prepackaged Chapter 11 plan of reorganization, which with certain modifications was confirmed by the United States Bankruptcy Court for the Eastern District of Missouri (the "Bankruptcy Court") on August 4, 1995. On August 23, 1995, approximately eight weeks after filing the prepackaged Chapter 11 plan, the "95 Reorganization became effective and the Company emerged from the protection of this second Chapter 11 proceeding. In connection with the "95 Reorganization, the Company
(i) exchanged certain of its then outstanding debt securities for a combination of newly issued Mandatorily Redeemable 12% Preferred Stock, Common Stock, warrants to purchase Common Stock and debt securities, (ii) converted the then outstanding preferred stock of the Company to shares of Common Stock, warrants and equity rights, (iii) obtained certain short-term lease payment and conditional sale indebtedness deferrals amounting to approximately $91 million and other modifications to certain aircraft leases and (iv) obtained an extension of the Company's approximately $190 million principal amount of indebtedness to certain entities controlled by Mr. Carl C. Icahn (the "Icahn Loans"). The Company also (i) effected a reverse stock split of its then outstanding common stock for Common Stock, (ii) completed an equity rights offering, (iii) distributed certain warrants to its then current equity holders and (iv) implemented certain amendments to the Company's Certificate of Incorporation.

  In connection with and as a precondition to the "95 Reorganization, in August and September of 1994, the Company entered into new three-year labor agreements (the "94 Labor Agreements"), amending existing

                  TRANS WORLD AIRLINES, INC. AND SUBSIDIARIES collective bargaining agreements with the three labor unions representing approximately 84% of the Company's employees, the IAM, ALPA and IFFA. The '94 Labor Agreements provided for waiver of certain contractually agreed wage concessions, modifications to work rules and the deletion of certain provisions of the then existing labor agreements, including eliminating so called snapbacks, i.e., the automatic restoration of the wage reductions granted in such agreements upon their expiration. During 1994 and 1995, the Company also implemented a number of similar saving initiatives with respect to domestic non-union and management employees, primarily through reducing head count, altering benefit packages, and eliminating certain planned restorations of wage reductions.

  On June 14, 1995, as one of the transactions contemplated by the extension of the Icahn Loans, TWA and an entity affiliated with Mr. Icahn, Karabu Corporation ("Karabu"), entered into an agreement for the sale of tickets (the "Ticket Agreement"). There are two categories of tickets under the Karabu Ticket Program: (1) "Domestic Consolidator Tickets" which are subject to a cap of $610 million, based on the full retail price of the tickets ($120 million in the first fifteen months and $70 million per year for seven consecutive years through the term of the Ticket Agreement) and (2) "System Tickets" and "Matching Tickets" which are not subject to any cap throughout the term of the Ticket Agreement. The Ticket Agreement provides for the sale of tickets to Karabu at prices significantly lower than the full retail price.

  Domestic Consolidator Tickets sold under the Ticket Agreement are limited to certain origin/destination city markets in which TWA has less than a 5% market share, except for the New York market, which has a 10% market share limit. These restricted markets will be reviewed from time to time to determine any change in TWA's market share, and other markets may be designated as necessary.

  Ticket sales under the Ticket Program, which commenced in September 1995, were $139.7 million in 1996 and $16.0 million in 1995 at full published fares. The aggregate net sales, after applicable discounts under the Ticket Agreement, were $76.9 million in 1996 and $8.8 million in 1995. Of these amounts, $71.5 million and $4.4 million is included as passenger revenues for 1996 and the four months ended December 31, 1995, respectively, as the related transportation had been provided. Substantially all ticket sales under the Ticket Program to date have been "System Tickets".

  The purchase price for the tickets purchased by Karabu are required to either, at Karabu's option and with certain restrictions, be retained by Karabu and the amount so retained shall be credited as prepayments against the outstanding balance of the Icahn Loans, or be paid over to the settlement trust established in connection with the '93 Reorganization for TWA's account as prepayments on the PBGC Notes. At December 31, 1996, approximately $64.9 million of such proceeds had been applied to the principal balance of the Icahn Loans, and $6.4 million had been applied to the PBGC Notes, which resulted in a $1.6 million extraordinary charge related to the early extinguishment of PBGC Notes (See Note 14).

  Tickets sold to Karabu pursuant to the Ticket Agreement are priced at levels intended to approximate current competitive discount fares available in the airline industry. The Ticket Agreement provides that no ticket may be included with an origin or destination of St. Louis, nor may any ticket include flights on other carriers. Tickets sold pursuant to the Ticket Agreement are required to be at fares specified in the Agreement, net to TWA, and be exclusive of tax. No commissions will be paid by TWA for tickets sold under the Ticket Agreement, and in general TWA believes that under the applicable provisions of the Ticket Agreement System Tickets may not be marketed or sold to the general public either directly or through travel agents. Karabu, however, has been marketing System Tickets to the general public. TWA has demanded that Karabu cease doing so and Karabu has stated that it disagrees with the Company's interpretation concerning sales through travel agents. In December 1995, the Company filed a lawsuit against Karabu, Mr. Icahn and affiliated companies seeking damages and to enjoin further violations. Mr. Icahn countered threatening to attempt to declare a default on the Icahn Loans on a

                  TRANS WORLD AIRLINES, INC. AND SUBSIDIARIES variety of claims related to his various interpretations of the security documents related to such loans as well as with respect to alleged violations of the Ticket Agreement by the Company. The parties then negotiated a series of standstill agreements pursuant to which the lawsuit was temporarily withdrawn while the parties endeavor to negotiate a settlement of their differences and respective claims. If Karabu's interpretation as to sales of discount tickets to the general public through travel agents was determined by a court or otherwise to be correct and the Company did not otherwise take appropriate action to mitigate the effect of such sales, the Company could suffer significant loss of revenue so as to reduce overall passenger yields on a continuing basis during the eight year term of the Ticket Agreement. In addition, any default by the Company under the ticket agreement or directly on the Icahn loans which resulted in an acceleration of the Icahn Loans could result in a cross-default to the Company's other indebtedness and leases and otherwise have a material adverse effect on the Company.

4. INVESTMENTS:

  TWA, through a wholly-owned subsidiary, has a 25% partnership interest in Worldspan, a joint venture among TWA, Delta Airlines, Inc., Northwest Airlines, Inc. and ABACUS Distribution Systems PTE Ltd. Worldspan owns, markets and operates a global computer airline passenger reservation system on behalf of subscriber travel agents and contracting airlines who pay booking fees to Worldspan for such reservation service. TWA accounts for its investment in the partnership on the equity basis. TWA's share of the combined net earnings (loss) of the partnership was approximately $11,919,000 for the year ended December 31, 1996, $(11,535,000) for the four months ended December 31, 1995, $3,607,000 for the eight months ended August 31, 1995 and $(3,616,000) for the year ended December 31, 1994, which is included in Other Charges (Credits) in TWA's Statements of Consolidated Operations. The excess of TWA's carrying value for its investment in Worldspan over its share of the underlying net assets of Worldspan is being amortized over a period of 20 years. At December 31, 1996 and 1995, the unamortized balance of this excess amounted to approximately $32.0 million and $33.9 million, respectively.

  The partnership provides passenger reservations services, communication facilities and other computer services which are purchased by TWA on a recurring basis. The aggregate cost of the services purchased from the partnership, which is included in all other operating expenses in TWA's Statements of Consolidated Operations, is approximately as follows (in thousands):

   Year Ended December 31, 1996........................................ $54,611
   Four Months Ended December 31, 1995................................. $16,566
   Eight Months Ended August 31, 1995.................................. $29,604
   Year Ended December 31, 1994........................................ $43,638

  Summary financial data for Worldspan is as follows:

                                                                DECEMBER 31,
                                                              -----------------
                                                                1996     1995
                                                              -------- --------
   Current assets............................................ $172,368 $ 84,854
   Non-current assets........................................  384,653  410,901
                                                              -------- --------
     Total assets............................................ $557,021 $495,755
                                                              ======== ========
   Current liabilities....................................... $126,774 $101,219
   Non-current liabilities...................................  125,255  137,220
   Partners' equity..........................................  304,992  257,316
                                                              -------- --------
     Total liabilities and equity............................ $557,021 $495,755
                                                              ======== ========

                  TRANS WORLD AIRLINES, INC. AND SUBSIDIARIES

                                                                 YEAR ENDED
                                                                DECEMBER 31,
                                                              -----------------
                                                                1996     1995
                                                              -------- --------
   Revenues.................................................. $548,419 $498,138
   Costs and expenses........................................  500,743  529,852
                                                              -------- --------
     Net income (loss)....................................... $ 47,676 $(31,714)
                                                              ======== ========

5. INCOME TAXES:

  Income tax liabilities at December 31, 1996 and 1995, included in other noncurrent liabilities, consist of the following (in millions):

                                                                    1996  1995
                                                                    ----- -----
   Current taxes................................................... $ --  $ --
   Deferred taxes:
     Federal.......................................................  10.7  10.7
     Other income and franchise taxes..............................    .3    .3
                                                                    ----- -----
   Total income tax liability...................................... $11.0 $11.0
                                                                    ===== =====

  Significant components of the Company's deferred tax liabilities and assets as of December 31, 1996 and 1995 are as follows (in millions):

                                                                   1996   1995
                                                                  ------ ------
   Deferred tax assets:
   Postretirement benefits, other than pensions.................. $198.5 $194.6
   Pension obligations...........................................   82.3   83.4
   Employee compensation and other benefits......................   36.5   60.2
   Capital leases, net...........................................   54.3   56.6
   Net operating loss carryforwards..............................  247.1  207.8
   Other, net....................................................   84.0   86.7
                                                                  ------ ------
     Total deferred tax assets...................................  702.7  689.3
                                                                  ====== ======

   Deferred tax liabilities:
   Property and spare parts, net............................. $ (34.6) $ (24.7)
   Routes, gates, and slots, net.............................  (158.7)  (178.1)
   Investment in affiliate...................................   (42.7)   (38.8)
                                                              -------  -------
     Total deferred tax liabilities.......................... $(236.0) $(241.6)
                                                              =======  =======
   Net deferred tax asset before valuation allowance.........   466.7    447.7
   Deferred tax asset valuation allowance....................  (477.7)  (458.7)
                                                              -------  -------
     Net deferred tax asset (liability)...................... $ (11.0) $ (11.0)
                                                              =======  =======

  The valuation allowance arises primarily from the amortization of intangibles, representing taxable temporary differences, the reversal of which extends beyond the period in which deductible temporary differences are expected to reverse. The net deferred tax liability, after giving effect to the valuation allowance, arises primarily in years after 2020.

                  TRANS WORLD AIRLINES, INC. AND SUBSIDIARIES

  A summary of the provision (credit) for income taxes is as follows (amounts in thousands):

                                                                              REORGANIZED COMPANY      PREDECESSOR COMPANY
                                                                           ------------------------- ------------------------
                                                                               YEAR     FOUR MONTHS  EIGHT MONTHS    YEAR
                                                                              ENDED        ENDED        ENDED        ENDED
                                                                           DECEMBER 31, DECEMBER 31,  AUGUST 1,   DECEMBER 1,
                                                                               1996         1995         1995        1994
                                                                           ------------ ------------ ------------ -----------
   Current, primarily foreign.............................................     $450        $1,370        $(96)       $960
   Deferred...............................................................      --            --          --          --
                                                                               ----        ------        ----        ----
     Total provision (benefit) for income taxes, net......................     $450        $1,370        $(96)       $960
                                                                               ====        ======        ====        ====

  Income tax expense for the periods presented below differs from the amounts which would result from applying the federal statutory tax rate to pretax income, as follows:

                                                                              REORGANIZED COMPANY       PREDECESSOR COMPANY
                                                                           ------------------------- -------------------------
                                                                               YEAR     FOUR MONTHS  EIGHT MONTHS     YEAR
                                                                              ENDED        ENDED        ENDED        ENDED
                                                                           DECEMBER 31, DECEMBER 31,  AUGUST 31,  DECEMBER 31,
                                                                               1996         1995         1995         1994
                                                                           ------------ ------------ ------------ ------------
   Income tax benefit at United States statutory rates...................    $(93,652)    $(11,294)   $(118,408)   $(151,504)
   Amortization of reorganization value in excess of amounts allocable to
    identifiable assets..................................................      14,683        4,894        1,976        2,870
   Meals and entertainment disallowance..................................       4,257        1,419        2,838        4,663
   Foreign taxes.........................................................         450        1,370          (96)         960
   Net operating loss not benefitted and other items.....................      74,712        4,981      113,594      143,971
                                                                             --------     --------    ---------    ---------
   Income tax expense (benefit)..........................................    $    450     $  1,370    $     (96)   $     960
                                                                             ========     ========    =========    =========

  A provision for income tax on the extraordinary gain from the extinguishment of debt in the eight months ended August 31, 1995 was not required as such income is excluded from taxation under the Internal Revenue Code of 1986, as amended.

  In May 1993, TWA and the Internal Revenue Service reached an agreement (the "IRS Settlement") to settle both: (i) the IRS' proof of claim in the '93 Reorganization in the amount of approximately $1.4 billion covering prepetition employment and income taxes of TWA, and (ii) the audit of TWA's federal income tax returns through 1992. Pursuant to the IRS Settlement, TWA paid $6 million to the IRS through the application of funds owed to TWA by certain governmental agencies and issued a note in the amount of $19 million payable in quarterly installments over a six year period (also see Note 8--
Debt). As a result of the IRS Settlement, TWA increased its tax basis in certain of its assets and will be allowed no benefit of any federal net operating loss or credit carryforward from 1992 or any prior year. Federal income tax losses incurred by TWA subsequent to 1992 may not be carried back to pre-1993 years.

  The Company estimates that it has tax net operating loss carryforwards amounting to approximately $625 million at December 31, 1996 expiring in 2008 through 2011 if not utilized before then to offset taxable income. Section 382 of the Internal Revenue Code of 1986, as amended (the "Code"), and regulations issued thereunder, imposed limitations on the ability of corporations to use NOLs if the corporation experiences a more than 50% change in ownership during certain periods. In connection with the change of ownership caused by the

                  TRANS WORLD AIRLINES, INC. AND SUBSIDIARIES

Reorganization, the Company elected to reduce its NOLs in accordance with
Section 382 of the Code and regulations issued thereunder. If another ownership change were to occur prior to September 1997, the annual limitations on the Company's utilization of its then existing NOLs would be reduced to zero. Changes in ownership in periods thereafter could substantially restrict the Company's ability to utilize its tax net operating loss carryforwards. In addition, the tax net operating loss carryforwards are subject to examination by the IRS and thus are subject to adjustment or disallowance resulting from any such IRS examination. For financial reporting purposes, the tax benefits from substantially all of the tax net operating loss carryforwards will, to the extent realized in future periods, have no impact on the Company's operating results, but instead be applied to reduce reorganization value in excessive amounts allocable to identifiable assets.

6. EMPLOYEE BENEFIT PLANS:

  Substantially all of TWA's employees are covered by noncontributory defined benefit retirement plans that were frozen on January 1, 1993. While many of TWA's employees continue participation in these plans, they have not accrued any additional benefits since the date the plans were frozen. Employees hired after the freeze are not entitled to participate in these defined benefit retirement plans. TWA's policy has been to fund the defined benefit plans in amounts necessary for compliance with the funding standards established by the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

  The retirement plans for Pilots, Flight Attendants and Dispatchers provide benefits determined from career average earnings, with Pilots having minimum benefits after ten years of service. Employees (other than Passenger Service Employees) represented by the IAM earn retirement plan benefits of stated amounts for each year of service. The Retirement Plan for U.S. Noncontract Employees (including Passenger Service Employees) provides pension benefits that are based on the employee's compensation during the last five years prior to retirement, with compensation subsequent to 1988 frozen at the 1988 pay level. Foreign plans provide benefits that meet or exceed local requirements.

  Normal retirement is age 60 for Pilots and Flight Attendants, and age 65 for nonflight personnel. The age at which employees can receive supplemental benefits for early retirement varies by labor group, but ranges from age 45 to age 64.

  As noted above, in January 1993, TWA's defined benefit plans covering domestic employees (the "Pension Plans") were frozen and Pichin Corporation, a Delaware corporation formed by the Icahn Entities, assumed sponsorship of the Pension Plans and is now responsible for management and control of the Pension Plans. Pursuant to an agreement (the "Comprehensive Settlement Agreement") among the Company, the Icahn Entities, the Pension Benefit Guarantee Corporation (the "PBGC") and unions representing TWA employees, TWA retains only specified obligations and liabilities in respect of the Pension Plans, which include (i) payment obligations under the PBGC Notes, and (ii) the obligation to continue to act as the benefits administrator responsible for, among other things, determining and administering the payment of Pension Plan benefits (also see Note 8--Debt).

  Pichin Corporation is obligated to make the required minimum funding payments to each of the Pension Plans, subject to reduction for any payments made under the PBGC Notes. The PBGC may not terminate the Pension Plans, except under section 4042(a)(2) of ERISA or at the request of Pichin Corporation, so long as the Icahn Entities and Pichin Corporation have complied with all terms of the Comprehensive Settlement Agreement relating to the PBGC. Upon the occurrence of certain significant events (as defined) including, but not limited to, a sale of substantially all of TWA's assets, a merger involving TWA or a liquidation under Chapter 7 under the Bankruptcy Code, and at the request of Pichin Corporation, the Pension Plans will be terminated. After such a termination, the liability of Pichin Corporation and all members of its controlled group will be limited to an

                  TRANS WORLD AIRLINES, INC. AND SUBSIDIARIES obligation to make annual payments of $30 million to the PBGC for a period of eight years. Mr. Icahn has advised TWA that Pichin Corporation is entitled to terminate the Pension Plans in a non-standard termination at any time after January 1, 1995.

  In connection with the Comprehensive Settlement Agreement, Mr. Icahn and each of the Icahn Entities surrendered all of the equity and debt securities of TWA and its affiliates owned beneficially or of record by them. Pursuant to the Comprehensive Settlement Agreement, each of the parties to the agreement mutually released the various claims of the other parties to the agreement.

  The net periodic pension expense recorded for TWA's foreign defined benefit retirement plans is presented below.

                                REORGANIZED COMPANY       PREDECESSOR COMPANY
                             ------------------------- -------------------------
                                 YEAR     FOUR MONTHS  EIGHT MONTHS     YEAR
                                ENDED        ENDED        ENDED        ENDED
                             DECEMBER 31, DECEMBER 31,  AUGUST 31,  DECEMBER 31,
                                 1996         1995         1995         1994
                             ------------ ------------ ------------ ------------
   Service cost............     $ 577        $ 274        $  493       $1,190
   Interest cost...........       992          583         1,040        3,053
   Actual return on assets.      (505)        (100)         (200)        (864)
   Net amortization and
    deferral...............      (355)         --            --           --
   Net pension expense.....       709          757         1,333        3,379

  Actuarial assumptions used for determining pension costs were:

                               REORGANIZED COMPANY       PREDECESSOR COMPANY
                            ------------------------- -------------------------
                                YEAR     FOUR MONTHS  EIGHT MONTHS     YEAR
                               ENDED        ENDED        ENDED        ENDED
                            DECEMBER 31, DECEMBER 31,  AUGUST 31,  DECEMBER 31,
                                1996         1995         1995         1994
                            ------------ ------------ ------------ ------------
   Discount rate for
    interest cost..........     7.50%        7.00%        8.50%        8.50%
   Rate of increase in
    future compensation
    levels.................     5.50         5.50         5.50         7.50
   Expected long-term rate
    of return on plan
    assets.................     9.00        11.00        11.00        11.00

                  TRANS WORLD AIRLINES, INC. AND SUBSIDIARIES

  The funded status (with benefit obligations determined using the current estimated discount rate of 7.5% and 7.0% at December 31, 1996 and 1995 respectively) and amounts recognized in the Consolidated Balance Sheets at December 31, 1996 and 1995, for defined benefit plans covering foreign employees, are as follows (amounts in thousands):

                                                DECEMBER 31,
                             ----------------------------------------------------
                                      1996                      1995
                             ----------------------- ----------------------------
                                 PLANS IN WHICH            PLANS IN WHICH
                             ----------------------- ----------------------------
                                         ACCUMULATED
                               ASSETS     BENEFITS
                               EXCEED      EXCEED                     ACCUMULATED
                             ACCUMULATED ACCUMULATED     ASSETS        BENEFITS
                              BENEFITS     ASSETS    EXCEED BENEFITS    ASSETS
                             ----------- ----------- ---------------  -----------
   Actuarial present value
    of benefit obligations:
     Vested benefit
      obligation...........    $44,200     $ 7,153      $ 23,986        $13,958
     Nonvested benefit
      obligation...........        --        1,198            14          2,338
                               -------     -------      --------        -------
     Accumulated benefit
      obligation...........     44,200       8,351        24,000         16,296
     Projected benefit
      obligation more than
      accumulated benefit
      obligation...........      3,983       5,882         1,327          8,273
                               -------     -------      --------        -------
     Projected benefit
      obligation...........     48,183      14,233        25,327         24,569
   Plan assets at fair
    value (a)..............     50,703         --         47,814            --
                               -------     -------      --------        -------
     Projected benefit
      obligation more
      (less) than plan
      assets at fair value.     (2,520)     14,233       (22,487)        24,569
   Unrecognized net gain
    (loss).................      7,307      11,696           --             949
                               -------     -------      --------        -------
   Pension liability
    (asset) before
    adjustment.............      4,787      25,929       (22,487)        25,518
   Adjustment to reduce
    pension assets to
    estimated recoverable
    amount.................        --          --         18,222 (b)        --
                               -------     -------      --------        -------
     Pension liability
      (asset) recognized in
      Consolidated Balance
      Sheets...............    $ 4,787     $25,929      $ (4,265)       $25,518
                               =======     =======      ========        =======

--------
(a) Plan assets are invested in cash equivalents, international stocks, fixed income securities and real estate.
(b) The adjustment at December 31, 1995 represented the amount by which the net pension asset exceeded the amount estimated to be recoverable pursuant to a planned termination of a pension plan covering certain foreign employees. United Kingdom law requires the reduction of retirement plan assets when such assets exceed 105% of plan liabilities. In 1996, assets in TWA's United Kingdom Pension Plan exceeded liabilities by approximately $20 million. This surplus was eliminated by terminating the existing UK Pension Plan and establishing a new pension plan for UK employees. The surplus assets were split between TWA and the participants of the UK Plan, with plan participants receiving their share in enhanced pension benefits, and TWA receiving, in December 1996, a reversion from the original plan of $9.7 million.

  TWA has several defined contribution plans covering most of its employees. Total pension expense for these plans was $58.0 million, $14.1 million, $26.8 million, $46.0 million, for the year ended December 31, 1996, the four months ended December 31, 1995, the eight months ended August 31, 1995 and the year ended December 31, 1994, respectively. Such defined contribution plans include: (a) trust plans established pursuant to collective bargaining agreements with certain employee groups providing for defined Company contributions generally determined as a percentage, ranging from 2% to 11%, of pay; and (b) retirement savings plan for Noncontract Employees to which the Company contributes amounts equal to 25% of voluntary employee after-tax

                  TRANS WORLD AIRLINES, INC. AND SUBSIDIARIES contributions up to a maximum of 10% of the employee's pay. Pursuant to the 92 Labor Agreements, Company contributions were suspended for certain defined contribution plans for the period September 1, 1992 through August 31, 1995. Such suspension has been extended through August 31, 1997. In connection with the Comprehensive Settlement Agreement, TWA agreed to make contributions to defined contribution plans aggregating 2% of eligible wages for 1993 through 1995, and 3.3% thereafter. The Company made the 1994 contribution payment on June 20, 1995. Commencing on July 1, 1995, TWA is required to make such contributions on a monthly basis.

  In addition to providing retirement benefits, TWA provides certain health care and life insurance benefits for retired employees, their spouses and qualified dependents. Substantially all employees may become eligible for these benefits if they reach specific retirement age criteria while still actively employed by TWA. SFAS No. 106 requires that the expected cost of providing postretirement benefits other than pensions be accrued over the years that the employee renders service, in a manner similar to the accounting for pension benefits.

  The following table sets forth a reconciliation of the accrued postretirement benefit cost as of December 31, 1996 and 1995 (in millions):

                                                     DECEMBER 31, DECEMBER 31,
                                                         1996         1995
                                                     ------------ ------------
   Accumulated postretirement benefit obligation:
     Actives fully eligible.........................     $163         $165
     Other actives..................................      144          150
     Retirees.......................................      225          208
                                                         ----         ----
       Total APBO...................................      532          523
   Unrecognized cumulative loss.....................      (29)         (30)
                                                         ----         ----
   Accrued postretirement benefit cost..............     $503         $493
                                                         ====         ====

  The components of net periodic postretirement benefit cost are as follows (in millions):

                                                                             REORGANIZED COMPANY       PREDECESSOR COMPANY
                                                                          ------------------------- -------------------------
                                                                              YEAR     FOUR MONTHS  EIGHT MONTHS     YEAR
                                                                             ENDED        ENDED        ENDED        ENDED
                                                                          DECEMBER 31, DECEMBER 31,  AUGUST 31,  DECEMBER 31,
                                                                              1996         1995         1995         1994
                                                                          ------------ ------------ ------------ ------------
   Service cost..........................................................    $10.0        $ 3.0        $ 5.4        $ 9.5
   Interest cost.........................................................     35.4         11.0         25.5         34.5
                                                                             -----        -----        -----        -----
     Total...............................................................    $45.4        $14.0        $30.9        $44.0
                                                                             =====        =====        =====        =====

  The discount rate used to determine the APBO was 7.5% at December 31, 1996 and 7.0% at December 31, 1995. The discount rate used to determine net periodic postretirement benefit costs was 7.0% for the year ended December 31, 1996, 7.0% for the four months ended December 31, 1995, 8.5% for the eight months ended August 31, 1995 and 7.0% for the year ended December 31, 1994. The assumed health care cost trend rate used in measuring the APBO was 8.0% in 1997 declining by 1% per year to an ultimate rate of 5%. If the assumed health care cost trend rate was increased by 1 percentage point, the APBO at December 31, 1996 would be increased by approximately 10% and 1996 periodic postretirement benefit cost would increase approximately 10%.

                  TRANS WORLD AIRLINES, INC. AND SUBSIDIARIES

7. CONTINGENCIES:

  On July 17, 1996, TWA Flight 800 crashed shortly after departure from JFK en route to Paris, France. There were no survivors among the 230 passengers and crew members aboard the Boeing 747 aircraft. The Company is cooperating fully with all federal, state and local regulatory and investigatory agencies to ascertain the cause of the crash, but to date a cause has not been determined. While TWA is currently the defendant in a number of lawsuits, TWA is unable to predict the amount of claims relating to the crash which may ultimately be made against the Company and how those claims might be resolved. TWA maintains substantial insurance coverage and, at this time, management has no reason to believe that such insurance coverage will not be sufficient to cover the claims arising from the crash. Therefore, TWA believes that the resolution of such claims will not have a material adverse effect on its financial condition or results of operations. The Company is unable to identify or predict the extent of any adverse effect on its revenues, yields, or results of operations which has resulted or may result from the public perception of the crash.

  During 1992, TWA and several other major airlines agreed to settle certain class action antitrust litigation. Pursuant to the settlement agreement, which was approved by the United States District Court for the Northern District of Georgia in 1994, TWA paid $1 million and, together with five other carriers, issued approximately $400 million in face amount of certificates for discounts of approximately 10% on future domestic air travel on any of the six carriers. TWA will reflect the certificates that are redeemed for travel on TWA as a reduction in revenue as the transportation is provided. While TWA presently does not have any reason to expect that the face amount of the discount coupons that will be redeemed for travel on TWA in the future will not reasonably approximate the face amount of discount coupons that TWA contributed to the settlement, it is reasonably possible that the actual face amount of discount coupons redeemed by TWA could be substantially different, considering the interchangeability of the discount coupons and that the face amount of the discount coupons contributed by all of the participating carriers and distributed to claimants aggregated approximately $400 million. Therefore, while the settlement agreement could have the effect of reducing TWA's future revenues and cash flows from levels that might otherwise be realized, because of the uncertainties as to the face amount of the discount coupons that will ultimately be redeemed by TWA and uncertainties as to the impact that the distribution of discount coupons will have on traffic levels, TWA is unable to reasonably estimate any such effects.

  On October 22, 1991, a judgment in the amount of $12,336,127 was entered against TWA in an action in the New York District Court by Travellers International A.G. and its parent company, Windsor, Inc. (collectively, "Travellers"). On November 4, 1991, TWA posted a cash undertaking of $13,693,101, which was charged to expense, for a stay of execution of the judgment pending the appeal. On March 10, 1992, the Company commenced an adversary proceeding against Travellers in the Bankruptcy Court seeking to avoid the cash undertaking on the grounds that it constitutes a preferential transfer or, in the alternative, to find that the cash undertaking constitutes property of the estate. In March 1993, Travellers filed a petition for a writ of certiorari in the United States Supreme Court seeking to require TWA to litigate its claims against Travellers in the New York District Court and not the Bankruptcy Court. The petition was denied by the United States Supreme Court in April 1993. A trial of the adversary proceeding took place in Bankruptcy Court in February 1994 and in December of 1994, the Bankruptcy Court reached a decision in this proceeding which is favorable to the Company. Upon appeal, the District Court affirmed in part and reversed in part the bankruptcy courts decision. Both parties have appealed the matter to the Third Circuit Court of Appeals. The Company believes that in the event the District Court's decision is affirmed, the ultimate result will not be materially different than the decision of the bankruptcy court. Pursuant to the Icahn Financing Facilities, amounts received pursuant to these proceedings must be used to repay, in part, TWA's obligations thereunder.

  TWA is subject to numerous environmental laws and regulations administered by various state and federal agencies. Although the Company believes adequate reserves have been provided for all known environmental

                  TRANS WORLD AIRLINES, INC. AND SUBSIDIARIES contingencies, it is possible that additional reserves might be required in the future which could have a material effect on the results of operations or financial condition of the Company. However, the Company believes that the ultimate resolution of known environmental contingencies should not have a material adverse effect on the financial position or results of operations based on the Company's knowledge of similar environmental sites.

  Since May 1991, TWA's employees in Israel have claimed that the Company should be required to collateralize its contingent payment of termination indemnities. This matter deals only with collateralization of a contingent payment obligation. The employees have asserted that the amount necessary to collateralize the contingent payment of termination indemnities could be as much as $25 million. The Company denies any obligation to collateralize and asserts that any obligation to collateralize any termination indemnity is not a current obligation.

  In February 1995, a number of actions were commenced in various federal district courts against TWA and six other major airlines alleging that the companies conspired and agreed to fix, lower and maintain travel agent commissions on the sale of tickets for domestic air travel in violation of the United States antitrust laws. Generally the complaints in these actions seek treble damages and injunctive relief on behalf of a nationwide class of travel agents. Certain of these actions also claim violations of various state laws. On May 9, 1995 TWA announced settlement, subject to court approval, of the referenced actions and reinstated the traditional 10 percent commission on domestic air fares. A final court order has not yet been entered; however, there has been entered an interim order approving the settlement.

  On November 9, 1995, ValuJet Air Lines, Inc. ("ValuJet") instituted a lawsuit against TWA and Delta Air Lines ("Delta") in the United States District Court for the Northern District of Georgia, alleging breach of contract and violations of certain antitrust laws with respect to the Company's lease of certain takeoff and landing slots at LaGuardia International Airport in New York. On November 17, 1995, the court denied ValuJet's motion to temporarily enjoin the lease transaction and the Company and Delta consummated the lease of the slots. ValuJet subsequently amended its original complaint. On July 12, 1996, the Federal Court in Atlanta granted summary judgment in TWA's favor in the ValuJet litigation on all claims and counts raised in the ValuJet amended complaint. The order granting summary judgment to TWA was not a final order and was not directly appealable due to an outstanding claim against Delta. While ValuJet's counsel has stated that an appeal will be filed at a later date, the Company intends to vigorously defend itself in any future action and believes all of the allegations that have been made to date are without merit.

  In addition, based on certain written grievances or complaints filed by ValuJet, the Company was informed that the United States Department of Justice ("DOJ"), Antitrust Division, was investigating the circumstances of the slot lease transaction to determine whether an antitrust violation has occurred. During the course of its investigation, the DOT was informed of the summary judgment described above. Since the date of the judgment, TWA is unaware of whether the DOJ has undertaken further investigative efforts, the status of the investigation or any future plans of the DOJ or other regulatory bodies with respect to the ValuJet lawsuit. While TWA is hopeful the summary judgment will be persuasive to the various regulatory bodies petitioned by ValueJet, it will cooperate with any further investigations and strongly believes that the slot lease transaction was not in violation of antitrust laws.

  On September 6, 1995 TWA announced that the operations of its wholly owned subsidiary, Trans World Express, Inc. ("TWE"), would be discontinued on November 6, 1995. TWA has entered into an agreement with an unaffiliated entity, Trans States Airlines, Inc., to provide feeder service into TWA's JFK hub, which commenced on November 7, 1995. TWA does not currently expect that the liquidation of TWE will have a material adverse impact on the financial position or results of operations of TWA.

  Pursuant to the '92 Labor Agreements, the Company agreed to pay to employees represented by the IAM a cash "bonus' for the amount by which overtime incurred by the IAM from September of 1992 through August

                  TRANS WORLD AIRLINES, INC. AND SUBSIDIARIES

1995 was reduced below specified thresholds. This amount was to be offset by the amount by which medical savings during the period for the same employees did not meet certain specified levels of savings. The obligation is payable in three equal annual installments beginning in 1998. The Company has estimated the net overtime bonus owed to the IAM to be approximately $26.3 million and has reflected this amount as a noncurrent liability in the accompanying balance sheets. Such amount reflects a reduction of approximately $10.0 million pursuant to the final calculation of the liability and an agreement to reduce proportionately the obligation based upon the size of the reduction of indebtedness achieved by the "95 Reorganization. The IAM, while not providing a calculation of its own, has disputed the method by which management has computed the net overtime bonus and has indicated that they believe the amount due to the IAM is much greater than the amount which has been estimated by management.

  In connection with certain wage increases afforded to non-contract employees, employees represented by the IFFA have asserted and won an arbitration ruling that, if sustained, would require that the Company provide additional compensation to IFFA represented employees. The Company estimates that at December 31, 1996 such additional compensation would aggregate approximately $6 million. The Company denies any such obligation and intends to pursue an appeal of the arbitration ruling. As such, no liability has been recorded by the Company at December 31, 1996.

  In connection with the "95 Reorganization, the Company entered into a letter agreement with employees represented by the ALPA whereby if the Company's flight schedule, as measured by block hours, does not exceed certain thresholds a defined cash payment would be made to the ALPA. The defined thresholds were exceeded during the measurement periods through December 31, 1996 and no amount was therefore owed to the ALPA as of that date. The Company, however, anticipates that a liability will be incurred during 1997 as a result of the Company's planned reductions in capacity. The amount of the liability, if any, will be dependent on the amount by which the targeted block hours flown during the year exceed the actual block hours flown. Based upon current plans, the Company estimates its obligation under this agreement will not exceed $12.0 million in 1997.

  The Company is also defending a number of other actions which have arisen in the ordinary course of business, and are insured or the likely outcome of which the management of the Company does not believe may be reasonably be expected to be materially adverse to the Company's financial condition or results of operations.

                  TRANS WORLD AIRLINES, INC. AND SUBSIDIARIES

8. DEBT:

  Substantially all of TWA's assets are subject to liens and security interests relating to long-term debt and other agreements.

  Long-term debt (net of unamortized discounts) outstanding at each balance sheet date was:

                                                             DECEMBER 31,
                                                        -----------------------
                                                           1996        1995
                                                        ----------- -----------
                                                        (AMOUNTS IN THOUSANDS)
   12% Senior Secured Reset Notes due 1998 (a)......... $   111,799 $   145,184
   12% Contingent Payment Rights due 1996 (b)..........         --       11,265
   8% IAM Backpay Notes (c)............................      12,090      11,037
   PBGC Notes (d)......................................     198,672     201,164
   Icahn Financing Facilities (e)......................     125,102     187,977
   Equipment Trust Certificates (f)....................       8,963      17,929
   Various Secured Notes, 4.0% to 12.4, due 1997-2001
    (g)................................................      75,478     103,847
   Installment Purchase Agreements, 10.0% to 10.53%,
    due 1997-2003 (h)..................................     109,034     111,033
   Predelivery Financing Agreement (i).................      19,862         --
   IRS Deferral Note (j)...............................       8,708      10,937
   WORLDSPAN Note (k)..................................      31,224      31,224
                                                        ----------- -----------
   Total long-term debt................................     700,932     831,597
   Less current maturities.............................      92,447      67,566
                                                        ----------- -----------
   Long-term debt, less current maturities............. $   608,485 $   764,031
                                                        =========== ===========

--------
(a) The 12% Senior Secured Reset Notes due 1998 pay interest semi-annually, payable either in cash or, as to the first four interest payments, at the Company's option, in whole or in part, in Common Stock, beginning August 1, 1995, subject to certain conditions. The Company elected to pay interest due and payable for the first two periods and one-half of the interest due and payable February 1, 1997 (fourth period) in common stock. The outstanding notes have a stated principal amount of $124.8 million and $170.0 million at December 31, 1996 and 1995, respectively, and are reflected net of the unamortized discount of $13.0 million and $24.8 million at December 31, 1996 and 1995. The notes are secured by a first lien on certain slots, equipment and spare parts.

   During 1996, the Company consummated a series of privately negotiated exchanges with a significant holder of the 12% Senior Secured Reset Notes which resulted in the return to the Company of approximately $45.3 million principal amount of 12% Senior Secured Reset Notes and $1.5 million in accrued interest thereon in exchange for the issuance of approximately 4.5 million shares of Company Common Stock (See Note 14).
(b) The Contingent Payment Rights, arising under the terms of the "95 Reorganization, were paid in 1996.
(c) The 8% IAM Backpay Notes have a stated principal amount of $22.0 million and $22.9 million at December 31, 1996 and 1995, respectively. The notes are reflected net of the unamortized discount of $9.9 million and $11.9 million at December 31, 1996 and 1995, respectively, which reflects an effective interest rate of approximately 24.4% at December 31, 1996. The notes mature in 2001 and pay interest semi-annually. The notes are secured by a subordinate lien on TWA's interest in Worldspan and a lien on approximately $2.2 million in proceeds from the sale of Midcoast Aviation. During December 1996, ownership of the notes was transferred from the Indenture Trustee to current and former IAM union members who participated in the 1992 labor agreement.
(d) The PBGC Notes have a stated unpaid principal balance of $232.9 million and $244.3 million at December 31, 1996 and 1995, respectively. The notes are reflected net of unamortized discounts of $34.3 million and

                  TRANS WORLD AIRLINES, INC. AND SUBSIDIARIES

   $43.2 million at December 31, 1996 and 1995, respectively, to reflect an effective interest rate of approximately 13.0%. Interest on the PBGC Notes is payable semi-annually at an average stated rate of 8.19% per annum. Principal payments are due in semi-annual installments beginning in 1999 through 2003, however, due to certain note provisions mandatory prepayments are required. Additional prepayments could arise from the election of Karabu to apply the purchase price for tickets purchased under the Ticket Agreement to a reduction of the PBGC Notes (see Note 3). The Notes are non-recourse notes secured by first liens on TWA's international routes and TWA's leasehold interest in the Kansas City maintenance facility and certain fixtures and equipment.
(e) The Icahn Financing Facilities include a $75 million Asset Based Facility and a $125 million Receivables Facility, which had principal balances of $46.9 million and $78.2 million, respectively, at December 31, 1996. The loans are due in January 2001 and interest is payable monthly at a rate of prime plus 1.75% per annum. Collateral for the Icahn Loans include a number of aircraft, engines, and related equipment, along with substantially all of the Company's receivables. The notes evidencing the Icahn Loans are security for certain obligations of the Icahn Entities to the PBGC. Prepayments of the Icahn Loans could arise from the election of Karabu to apply the purchase price for tickets purchased under the Ticket Agreement to a reduction of the Icahn Loans (see Note 3).
(f) The Equipment Trust Certificates pay interest semi-annually at a rate of 11% per annum and are subject to mandatory redemptions beginning in April 1994 and continuing until September 1997. The certificates are secured by certain aircraft, engines and other equipment.
(g) Various Secured Notes represent borrowings to finance the purchase or lease of certain flight equipment and other property.
(h) Installment Purchase Agreements represent borrowings to finance the purchase of four Boeing 767-231 and one Boeing 747-238 aircraft. The borrowings mature in monthly installments through 2003, and require interest at rates ranging from 10.0% to 10.53% per annum.
(i) The Predelivery Financing Agreements represent borrowings from the engine manufacturer to finance prepayments on the purchase of five Boeing 757 aircraft. The borrowings mature upon delivery of the aircraft beginning in February 1997 and continuing through October 1997. Interest is payable quarterly at a rate of LIBOR plus 3.5%.
(j) The IRS Deferral Note represents unpaid amounts due under the terms of a settlement reached in 1993 for taxes and interest owed to the IRS. The note requires payment of interest quarterly at a rate of 7% per annum and matures in 1999.
(k) The Worldspan Note represents amounts owed to Worldspan, a 25% owned affiliate of TWA, for prior services and advances. The note pays interest at maturity at a rate of prime plus 1% per annum and matures in 1999. The note is secured by a pledge of TWA's partnership interest in Worldspan.

  At December 31, 1996, aggregate principal payments due for long-term debt for the succeeding five years were as follows:

                                                                     (AMOUNTS IN
      YEAR                                                           THOUSANDS)
      ----                                                           -----------
      1997..........................................................  $ 92,447
      1998..........................................................   181,915
      1999..........................................................    95,990
      2000..........................................................    73,347
      2001..........................................................   201,558

  TWA discontinued, effective June 30, 1995, the accrual of interest on prepetition debt that was unsecured or estimated to be undersecured through the "95 Effective Date. Contractual interest expense for the eight months ended August 31, 1995 was approximately $18.7 million in excess of reported interest expense.

                  TRANS WORLD AIRLINES, INC. AND SUBSIDIARIES

9. LEASES AND RELATED GUARANTEES:

  Eighteen of the aircraft in the Company's fleet at December 31, 1996 were leased under capital leases. The remaining lease periods for these aircraft range from one to ten years. The Company has options and/or rights of first refusal to purchase or re-lease most of such aircraft at market terms upon termination of the lease. The Company has guaranteed repayment of certain of the debt issued by the owner/lessor to finance some of the aircraft under capital lease to the Company; however, the scheduled rental payments will exceed the principal and interest payments required of the owner/lessor. Aggregate annual rentals in 1997 will be approximately $42.3 million for the 18 aircraft held under capital leases.

  One hundred twenty nine of the aircraft in TWA's fleet at December 31, 1996 were leased under operating leases. Other than seven leases on a month-to-month basis, the remaining lease periods range from three months to 15 years. Upon expiration of the current leases, TWA has the option to re-lease most of such aircraft for specific terms and/or rentals with some of the renewal options being subject to fair market rental rates.

  Buildings and facilities leased under capital and operating leases are primarily for airport terminals and air transportation support facilities. Leases of equipment, other than flight equipment, include some of the equipment at airports and maintenance facilities, flight simulators, computers and other properties.

  Pursuant to an agreement between the City of St. Louis and TWA in November 1993 (the "Asset Purchase Agreement"), the City of St. Louis waived a $5.3 million pre-petition claim and provided TWA with two installments of $24.7 million and $40 million pursuant to sale/leaseback transactions involving certain of TWA's assets located at Lambert-St. Louis Airport and other property and assets located in St. Louis including gates, terminal support facilities at the airport, hangar/St. Louis Ground Operations Center complex, Flight Training Center and equipment and tenant improvements at these various St. Louis facilities.

  Under the Asset Purchase Agreement, TWA leased back the properties involved under a month-to-month agreement subject to automatic renewal so long as TWA is not in default thereunder, such agreement having a term otherwise expiring December 31, 2005. Such term is subject to early termination in the event of certain events of default, including non-payment of rents, cessation of service, or failure to relocate and maintain its corporate headquarters within the City or County of St. Louis, or relocate and maintain a reservations office within the City of St. Louis. Under the Asset Purchase Agreement, TWA has the right to use 57 gates and terminal support facilities at Lambert-St. Louis Airport. The City has certain rights of redesignation of TWA's gates in the event TWA's flight activity at St. Louis is reduced below a threshold level of 190 daily flight departures during any given monthly period. The related leases are classified as capital leases for financial reporting purposes.

  The Company's acquisition of 11 new aircraft during 1982 and 1983, one Lockheed L-1011 and ten Boeing 767s, created certain tax benefits that were not of immediate value in the Company's federal income tax returns and, therefore, such tax benefits were sold to outside parties under so-called "Safe Harbor Leases" as permitted by IRS regulations. Pursuant to the sales agreements, the Company is required to indemnify the several purchasers if the tax benefits cannot be used because of circumstances within the control of the Company. As of December 31, 1996, the Company's contingent indemnification obligations in connection with the tax benefit transfers were collateralized by bank letters of credit aggregating $11,510,000 for which the Company has posted $11,510,000 in cash collateral to secure its reimbursement obligations and the bank letters of credit. In addition, the Company has pledged $7,413,000 in cash collateral to secure its obligation with respect to four of the tax benefit transfers and has pledged flight equipment having a net book value of $23,359,000 to secure its obligation with respect to two of the tax benefit transfers.

                  TRANS WORLD AIRLINES, INC. AND SUBSIDIARIES

  At December 31, 1996 future minimum lease payments for capital leases and future minimum lease payments, net of sublease rentals of immaterial amounts, for long-term leases, were as follows:

                                                        MINIMUM LEASE PAYMENTS
                                                        -----------------------
                                                         CAPITAL    OPERATING
   YEAR                                                   LEASES      LEASES
   ----                                                 ---------- ------------
                                                         (AMOUNT IN THOUSANDS)
   1997................................................ $   64,601 $    302,811
   1998................................................     56,416      304,226
   1999................................................     52,664      303,802
   2000................................................     49,249      284,538
   2001................................................     45,008      265,714
   Subsequent..........................................     87,173    1,704,364
                                                        ---------- ------------
     Total.............................................    355,111 $  3,165,455
                                                                   ============
   Less imputed interest...............................     91,820
                                                        ----------
   Present value of capital leases.....................    263,291
   Less current portion................................     42,501
                                                        ----------
   Obligations under capital leases, less current
    portion............................................ $  220,790
                                                        ==========

  Included in the Minimum Lease Payments for Operating Leases are increased rental rates related to lessor financing of engine hush-kits for 21 aircraft plus estimates of increased rentals for nine additional aircraft yet to be financed. The estimated amounts assume an eight year extension of the respective aircraft leases from date of hush-kit installation. Also included in the Minimum Lease Payments for Operating Leases are rentals related to an agreement entered into in 1996 providing for the lease of ten Boeing 757 aircraft, with delivery of the first aircraft in July 1996 and the final aircraft in July 1997, as well as estimated rentals related to an agreement entered into in 1996 for the lease of fifteen new and three used McDonnell Douglas MD-83 aircraft, with delivery of the aircraft between February 1997 and April 1999.

10. MANDATORILY REDEEMABLE 12% PREFERRED STOCK:

  Pursuant to the '95 Reorganization the Company issued 1,089,991 shares of the 1,510,000 authorized shares of Mandatorily Redeemable 12% Preferred Stock to the holders of the 8% Senior Secured Notes. The Mandatorily Redeemable 12% Preferred Stock had an aggregate redemption value of approximately $109.0 million, was cumulative, and had an initial liquidation preference of $100 per share. Commencing November 1995, dividends accrued at the rate of 12% of the liquidation preference per share per annum, payable quarterly in arrears on the first day of each February, May, August and November. Subject to certain limitations, the dividends could be paid in Common Stock at the option of the Company, and the Company elected to pay the February 1, 1996 dividend in Common Stock and subsequently issued 317,145 shares. For purposes of determining the number of shares of Common Stock to distribute, such Common Stock was valued at 90% of the fair market value, based upon trading prices for the twenty days prior to the record date for the dividend payment.

  On March 22, 1996, the Company announced a call for redemption on April 26, 1996 (the "Redemption Date") of all of its issued and outstanding 12% Preferred Stock at a redemption price per share equal to $75.00, plus accrued dividends to and including the Redemption Date of $2.8667 per share. On April 26, 1996, the Company paid an aggregate of $84.9 million in redemption of the 12% Preferred Stock and payment of accrued dividends.

                  TRANS WORLD AIRLINES, INC. AND SUBSIDIARIES

11. CAPITAL STOCK:

  The Company has the authority to issue 287.5 million shares of capital stock, consisting of 150 million shares of Common Stock and 137.5 million additional shares of preferred stock. On the "95 Effective Date of the "95 Reorganization, TWA issued approximately 17.2 million shares of Common Stock,
6.4 million shares of Employee Preferred Stock (including approximately 1.7 million shares which are attributable to ALPA represented employees, see Note
12), Equity Rights for the purchase of approximately 13.2 million shares of Common Stock, warrants for the purchase of approximately 1.7 million shares of Common Stock exercisable over a seven year period at $14.40 per share (the "Seven Year Warrants"), warrants for the purchase of up to 1.15 million shares of Common Stock (for nominal consideration), and $109.0 million aggregate liquidation value of Mandatorily Redeemable 12% Preferred Stock (the "12% Preferred Stock"). In addition, each of the 12.5 million shares of the then existing preferred stock were converted into, and holders received, 0.1024 shares of Common Stock, 0.0512 Equity Rights and 0.1180 Seven Year Warrants. Holders of then existing common stock, other than shares held by trusts for employees, received 0.0213 shares of Common Stock, 0.0107 Equity Rights and
0.0246 Seven Year Warrants.

  In October 1995, TWA received approximately $55.3 million in gross proceeds from the exercise of 13,206,247 Equity Rights and issued 13,206,247 shares of Common Stock. The Company paid a fee of approximately $3.4 million in September to certain standby purchasers of shares covered by the Equity Rights.

  TWA subsequently issued 2.07 million additional shares of Common Stock to previous holders of TWA's 10% Senior Secured Notes based upon the trading prices of securities distributed pursuant to the "95 Reorganization.

  The Employee Preferred Stock is the functional equivalent of Common Stock except for an exclusive right to elect a certain number of directors to the Board of Directors and its liquidation preference of $0.01 per share. Employee Preferred Stock does not have redemption rights. Each share will automatically convert into one share of Common Stock upon the withdrawal of such share from the employee stock trust in which such share is held.

  There were 1,742,922 and 1,746,874 Seven Year Warrants outstanding at December 31, 1996 and 1995, respectively. All warrants to purchase shares of Common stock for nominal consideration had been exercised at December 31, 1996.

  In March 1996, the Company completed an offering, pursuant to Rule 144A of the Securities Act of 1933 (the "Act"), of 3,869,000 shares of its 8% Preferred Stock, with a liquidation preference of $50 per share. Each share of the 8% Preferred Stock may be converted at any time, at the option of the holder, unless previously redeemed or exchanged, into shares of Common Stock at a conversion price of $20.269 per share (equivalent to a conversion rate of approximately 2.467 shares of Common Stock for each share of 8% Preferred Stock), subject to adjustment.

  The 8% Preferred Stock may not be redeemed prior to March 15, 1999. On or after March 15, 1999, the 8% Preferred Stock may be redeemed, in whole or in part, at the option of the Company, at specified redemption prices. The 8% Preferred Stock may be exchanged, in whole but not in part, at the option of the Company, for the Company's 8% Convertible Subordinated Debentures Due 2006 (the "Debentures") on any dividend payment date beginning March 15, 1998 at the rate of $50 principal amount of Debentures for each share of 8% Preferred Stock outstanding at the time of exchange; provided that all accrued and unpaid dividends, whether or not earned or declared, on the 8% Preferred Stock to the date of exchange have been paid or set aside for payment and certain other conditions are met. Pursuant to the registration rights agreement between the Company and the initial purchases of the 8% Preferred Stock, the Company was obligated to register resales of the 8% Preferred Stock, the Debentures, and the underlying shares of Common Stock issuable upon conversion thereof. In

                  TRANS WORLD AIRLINES, INC. AND SUBSIDIARIES addition, the Company must use its best efforts to keep the shelf registration effective until March 22, 1999. If the shelf registration does not remain effective until such date, the Company may be required to pay liquidated damages in amounts of up to $0.0125 per week per share of 8% Preferred Stock.

  In December 1995, the Company adopted a Shareholders Rights Plan. Each holder of Common Stock or Employee Preferred Stock received a dividend of one right for each share, entitling the holder to buy one one-hundredth of a share of a new series of preferred stock at a purchase price of $47.50. The rights may become exercisable only under certain conditions whereby certain persons (as defined) become the owner of or commence a tender offer for certain specified percentages of TWA's voting stock and may be redeemed by TWA at $0.01 per right prior to such time. In the event the rights become exercisable, holders would be entitled to receive, without payment of a purchase price, additional shares of Common Stock or be entitled to purchase Common Stock having a market value of twice the purchase price.

12. EARNED STOCK COMPENSATION:

  Pursuant to the "94 Labor Agreements and "95 Reorganization, on the "95 Effective Date, approximately 4.7 million shares of Employee Preferred Stock and 1.0 million shares of Common Stock were distributed and allocated to employees through employee stock ownership plans for the benefit of union (other than the ALPA represented employees) and noncontract employees, respectively. The distribution of these shares resulted in a charge to operations in the eight months ended August 31, 1995 of $43.2 million, based upon the market price of TWA's Common Stock at the time.

  Additionally, a "Rabbi Trust" was established to receive the distribution of approximately 1.7 million shares of Employee Preferred Stock attributable to ALPA represented employees. The Rabbi Trust will distribute to an employee benefit plan (the "ESOP") one-third of the shares annually beginning August 1995, subject to certain conditions. Accordingly, operating results for 1996, the four months ended December 31, 1995 and the eight months ended August 31, 1995 include charges of approximately $6.9 million, $2.0 million and $5.1 million, respectively, representing the value of shares allocated and shares earned, but unallocated, for such periods, based upon the market price of TWA's Common Stock. The charge to earnings for shares to be allocated to ALPA represented employees in the future will be based upon the value of the shares at that time. Accordingly, material changes in this non-cash charge may occur in periods prior to the allocation of the shares and such changes may be unrelated to the Company's operating performance during such periods.

  Operating results for the eight months ended August 31, 1995 include a non-cash charge of approximately $8.0 million, representing the excess of the fair market value of the shares distributed to employees over the purchase price paid for shares which were sold to employees pursuant to the Equity Rights offering.

  Also pursuant to the "94 Labor Agreements and the "95 Reorganization, the Company has adopted a seven year employee stock incentive program (the "ESIP") pursuant to which TWA will grant its union and non-union employees additional shares of Employee Preferred Stock and Common Stock (the "Incentive Shares"), respectively, and such employees will be entitled to purchase additional shares of such stock under certain circumstances through an employee stock purchase arrangement. The ESIP has been designed to enable TWA's employees to increase their level of ownership from 30% to 40% of the combined total number of outstanding Common Stock and Employee Preferred Stock over the seven year period.

  The first stock grant under the ESIP is to be made on July 15, 1997 in an amount that would increase the level of employee ownership by 2% of the combined total number of then outstanding shares of Common Stock and Employee Preferred if the closing price of the Common Stock exceeds a target price of $11.00 per share following January 1, 1997 or would be made on any date thereafter if the price of the Common Stock exceeds such target price. In subsequent years through the end of the seven year term of the ESIP, the increase in the

                  TRANS WORLD AIRLINES, INC. AND SUBSIDIARIES number of shares of Employee Preferred Stock to be granted under this program would be equivalent to 1.5% in 1998, 1.5% in 1999, 1.0% in 2000, 1.0% in 2001
and 1.0% in 2002 of the combined total number of shares of Common Stock and Employee Preferred Stock, and the target prices would increase to $12.10 in 1998, $13.31 in 1999, $14.64 in 2000, $16.11 in 2001 and $17.72 in 2002. If
TWA issues additional shares of Common Stock with an aggregate value of more then $20 million to third parties for cash or a reduction in debt at a price equal to or greater then $11.00 per share, the last two scheduled installments of the ESIP would be aggregated and these shares allocated equally to the remaining installments in the program. In addition, pursuant to the ESIP, employees would have the right after July 15, 1997, to purchase over the seven year term of the ESIP additional shares of Employee Preferred Stock in amounts up to an aggregate of 2% of the combined total number of outstanding Common Stock and Employee Preferred Stock at a discount of 20% from the market price. The employees' right to purchase additional shares of Employee Preferred Stock would be accelerated and become immediately exercisable if there is a merger, sale or consolidation of TWA (where TWA is not the surviving entity) at a merger, sale or consolidation price equivalent to or in excess of $17.72 per share of Common Stock at a 20% discount from the merger, sale or consolidation price relating to such a transaction.

  The percentage of employee ownership could decline below 30% in the event the Company issues additional Common Stock to third parties for cash or property or in lieu of cash payments on the 12% Senior Secured Reset Notes. To the extent that as a result of the sale for cash of additional capital stock, the percentage of employee ownership of the combined total number of shares of Common Stock and Employee Preferred Stock declines below a level equal to the Adjusted Maximum Percentage (as defined below) minus eight percentage points plus the percentage equivalent to any Incentive Shares already issued, one-quarter of the difference between the new percentage of employee ownership and the level just determined (but in no event greater than 1% in each year) times the combined total number of shares of Common Stock and Employee Preferred Stock outstanding would be added to the amount of Employee Preferred Stock to union employees and Common Stock to non-union employees to be issued under the ESIP in each of the years 1999 through 2002 assuming the target prices are met in each of such years.

  In the event of a merger, sale or consolidation of TWA where TWA is not the surviving entity, TWA would issue to employees at or prior to the consummation of such a transaction: (i) a number of shares of Employee Preferred Stock and Common Stock to which the employees would have otherwise been entitled under the ESIP during its seven year term assuming the trading price of the Common Stock during such term was the merger, sale or consolidation price, provided, that if the merger, sale or consolidation price falls between two target prices, the number of shares to be issued will be based on an interpolation between the target prices, (ii) if the employee ownership percentage is less than 35% of the combined total number of outstanding shares of Common Stock and Employee Preferred Stock, a number of shares of Employee Preferred Stock and Common Stock equal to the difference between the number of shares already distributed under the ESIP and a number of shares equivalent to 2.0%, 3.5% or 5.0%, respectively, of the then combined total number of outstanding Common Stock and Employee Preferred Stock depending on the merger, sale or consolidation price, but in no event shall shares issued pursuant to this paragraph increase the employee ownership percentage above 35%, or (iii) if, following the issuance by the Company of additional shares of Common Stock to third parties for cash or property equal to 1% of the number of shares of Common Stock outstanding immediately following the Restructuring and the employee ownership percentage is below the lesser of 35% and the Adjusted Maximum Percentage, TWA shall at the option of each employee effect an immediate cash contribution to the employee's respective pension plan or make an immediate cash payment to each employee equal to an amount determined as the number of shares necessary to increase the employee ownership percentage to the lesser of 35% and the Adjusted Maximum Percentage of the merger, sale or consolidation price. The Adjusted Maximum Percentage is defined to mean a level of the percentage of employee ownership following a reduction below 38% but to no lower than 30% in a manner proportionate to the aggregate proceeds, if any, received from the issuance of additional Common Stock to third parties for cash or property up to $200 million.

                  TRANS WORLD AIRLINES, INC. AND SUBSIDIARIES

  The ESIP also provides that if additional shares are distributed following the "95 Effective Date in respect of the "95 Reorganization, employees will be entitled to receive an additional number of shares of Common Stock and Employee Preferred Stock such that the employees will retain the same level of ownership. Pursuant to the "95 Reorganization, TWA issued 2,069,898 shares of common stock as conditional consideration to the 12% Senior Secured Notes. Union representatives and the Company have tentatively agreed that the number of "Fill-Up Shares" to be issued pursuant to the ESIP is approximately 932,000. Under the agreement, approximately 526,000 shares will be distributed immediately (the "Initial Fill-Up Shares") and the remaining shares (the "Credit Shares") will be issued in July of 1997 if the 1997 target price is not met. If the 1997 ESIP target price is not met, the Credit Shares distributed may be used as a credit against future grants under the ESIP. TWA will record a charge in 1997 for the fair value of the Initial Fill-Up Shares as of the date those shares are distributed. The issuance of the Fill-Up Shares is subject to approval by the Company's Board of Directors. The number of shares of Employee Preferred Stock outstanding at December 31, 1996 does not reflect any such additional shares. Shares granted or purchased at a discount under the ESIP will generally result in a charge equal to the fair value of shares granted and the discount for shares purchased a the time when such shares are earned. If the ESIP's target prices for the Common Stock are realized, the minimum aggregate charge for the years 1997 to 2002, based on the number of Common Stock and Employee Preferred Stock outstanding at December 31, 1996 (including Initial Fill-Up Shares) and excluding the impact of any merger, sale or consolidation of TWA, would be approximately $58 million. The charge for any year, however, could be substantially higher if the market prices of the Common Stock exceed the respective yearly target prices.

13. STOCK OPTION PLANS:

  The Company's 1994 Key Employee Incentive Stock Plan (the "KESIP"), as amended, provides for the award of incentive and nonqualified stock options for up to 14% of the Common Stock and Employee Preferred Stock outstanding as of the start of each fiscal year (approximately 3.4 million shares at January 1, 1997). Options granted under the KESIP have a five year life after the final vesting period and vest at the rate of 34% upon the first anniversary of the award date, 33% upon the second and 33% upon the third anniversary of the award date. Unvested shares are subject to forfeiture under certain circumstances.


  A summary of the Company's outstanding stock options as of December 31, 1996 and 1995, and changes during the years ended on those dates is presented below:

                                       1996                       1995
                             -------------------------- -------------------------
                                            WEIGHTED                  WEIGHTED
                                            AVERAGE                   AVERAGE
                               SHARES    EXERCISE PRICE   SHARES   EXERCISE PRICE
                             ----------  -------------- ---------- --------------
   Outstanding at beginning
    of year................   2,228,000      $ 4.68      1,398,576     $4.64
   Granted.................     453,000       11.65        829,424      4.74
   Exercised...............    (191,316)       4.64            --        --
   Forfeited...............    (463,300)       7.43            --        --
                             ----------                 ----------
   Outstanding at end of
    year...................   2,026,384        5.61      2,228,000      4.68
                             ==========                 ==========
   Options exercisable at
    year-end...............   1,307,530                    475,516
   Weighted average fair
    value of options
    granted during the
    year...................  $     6.79                 $     3.03

  The per share weighted average fair value of options granted during 1996 and 1995 were estimated using the Black Scholes option pricing model assuming risk-free interest rates of 6.6% and 6.0% in 1996 and 1995, respectively, an expected volatility factor of 85% and an expected life of three years.

                  TRANS WORLD AIRLINES, INC. AND SUBSIDIARIES

  The following table summarizes information about fixed stock options at December 31, 1996:

                                        OPTIONS OUTSTANDING                OPTIONS EXERCISABLE
                            ------------------------------------------- --------------------------
            RANGE             NUMBER    WEIGHTED-AVERAGE   WEIGHTED-      NUMBER      WEIGHTED-
              OF            OUTSTANDING    REMAINING        AVERAGE     EXERCISABLE    AVERAGE
       EXERCISE PRICES      AT 12/31/96 CONTRACTUAL LIFE EXERCISE PRICE AT 12/31/96 EXERCISE PRICE
       ---------------      ----------- ---------------- -------------- ----------- --------------
   $ 4.64 to  6.78.........  1,757,184     3.0 years         $ 4.64      1,255,850      $ 4.64
     7.06 to  8.12.........     20,000     3.8 years           7.95          6,800        7.95
    10.62 to 15.81.........    238,100     7.4 years          11.97         39,780       10.64
    16.25 to 18.37.........     11,100     4.3 years          17.85          5,100       18.37
                             ---------                                   ---------
   $ 4.64 to 18.37.........  2,026,384                                   1,307,530
                             =========                                   =========

  As permitted under Statement of Financial Accounting Standards No. 123 "Accounting for Stock-Based Compensation" ("SFAS 123"), the Company applies APB Opinion No. 25 and related Interpretations in accounting for its plans. However, pro forma disclosures as if the Company adopted the fair value based method of measurement for stock-based compensation plans under SFAS 123 in 1996 and 1995 are presented below.

  Had compensation cost for the Company's grants for stock-based compensation plans been determined using the fair value method under SFAS No. 123, the Company's net loss pro forma, and net loss per common share for 1996 and 1995 would approximate the amounts below (in millions except per share data):

                                          YEAR ENDED          FOUR MONTHS ENDED
                                       DECEMBER 31, 1996      DECEMBER 31, 1995
                                     ---------------------  ---------------------
                                     AS REPORTED PRO FORMA  AS REPORTED PRO FORMA
                                     ----------- ---------  ----------- ---------
   Net loss.........................  (284,815)  (285,716)    (30,138)   (30,350)
   Net loss per common share........     (7.27)     (7.30)      (1.05)     (1.06)

  The pro forma amounts do not give any effect to options granted prior to January 1, 1995.

  Operating results include charges of $2.2 million, $0.02 million and $0.02 million for the year ended December 31, 1996, the eight months ended August 31, 1995 and the four months ended December 31, 1995, respectively, to reflect the excess of the market price of TWA's common stock on the date of grant over the exercise price, over the vesting period. The 1996 charge includes $1.8 million in respect to the accelerated vesting of certain awards in connection with the severance of certain officers.

14. EXTRAORDINARY ITEMS:

  In 1996, the Company consummated a series of privately negotiated exchanges with a significant holder of the 12% Senior Secured Reset Notes which resulted in the return to the Company of approximately $45.3 million in 12% Senior Secured Reset Notes and approximately $1.5 million in accrued interest thereon in exchange for the issuance of approximately 4.5 million shares of Company Common Stock. As a result of the exchange of the 12% Senior Secured Notes, the Company recorded an extraordinary non-cash charge of $8.2 million representing the difference between the fair value of the common stock issued (based upon the trading price of the Company's common stock on the dates of exchanges) and the carrying value of the Senior Secured Reset Notes retired.

  During 1996, the Company recorded an extraordinary charge of approximately $1.6 million due to the early extinguishment of a portion of the PBGC Notes as a result of Karabu applying approximately $6.4 million in ticket proceeds as prepayments on the PBGC Notes.

                  TRANS WORLD AIRLINES, INC. AND SUBSIDIARIES

  The extraordinary gain recorded in the four months ended December 31, 1995 was due to the cancellation of debt as a result of a settlement between Trans World Express, Inc. ("TWE"), a subsidiary, and an aircraft lessor. The extraordinary gain recorded in the eight months ended August 31, 1995 was for the discharge of indebtedness pursuant to the Company's "95 Reorganization.

  The extraordinary charge recorded in 1994 was for a prepayment premium of approximately $2.0 million related to the sale and lease back of four McDonnell Douglas MD-80 aircraft.

15. DISPOSITION OF ASSETS:

  Disposition of assets resulted in net losses of approximately $1,135,000 and $206,000 during 1996 and for the eight months ended August 31, 1995, respectively, and net gains of $3,330,000 and $1,072,000 for the four months ended December 31, 1995 and during 1994, respectively.

  In 1996, TWA recorded a gain of approximately $8.0 million in connection with the hull insurance settlement for the aircraft destroyed in the Flight 800 incident. The gain was offset by a loss of $8.3 million on the sale of expendable aircraft parts and losses on other miscellaneous dispositions.

  In November 1995, TWA entered into an agreement to sublease certain of TWA's leased commissary facilities in Los Angeles. As part of this agreement, TWA sold its commissary furnishings and equipment, resulting in a gain of $2.0 million.

  The 1994 net gain included a gain of approximately $1.3 million on the divestiture of three subsidiaries, Midcoast Aviation, Inc., Travel Marketing Services, Inc. and World Marketing Services, Inc.

16. SPECIAL CHARGES AND OTHER NONRECURRING ITEMS:

  The 1996 operating loss includes an aggregate of approximately $85.9 million in special charges and nonrecurring items, primarily as follows: (i) approximately $26.7 million to reflect the write-off of the carrying value of TWA's New York-Athens route authority over which TWA has elected to discontinue service, (ii) approximately $53.7 million to reflect the reduction in carrying value of TWA's owned L-1011 and B-747 aircraft and related spare parts which are expected to be retired from service over the next year and
(iii) approximately $5.5 million for employee severance liabilities related to the termination of service to Athens and Frankfurt. The write-down of owned aircraft and related spare parts was based upon managements estimates of the net proceeds to be received upon the disposition of these assets. Additionally, the Company has obligations under operating leases for B-747 aircraft aggregating approximately $50 million over the next seven years. Management currently estimates that it will be able to recover substantially all of these costs pursuant to subleases of these aircraft and, accordingly, no provision has been made for any such costs at this time. Management's estimates relative to the costs of the retirement of the L-1011 and B-747 fleets and related spare parts are based upon current market conditions, preliminary discussions with interested parties and other factors. The actual costs could differ materially from the current estimates.

  The operating income for the eight months ended August 31, 1995, includes a special charge of $1.7 million for shut-down related expenses of TWE.

  The 1994 operating loss includes an aggregate of $175.1 million in costs associated with special charges and nonrecurring items as further described below.

  In the fourth quarter of 1994, TWA recorded a charge of $36.3 million to salaries, wages and benefits to reflect the estimated portion of the obligation earned to date for payments due to employees represented by the IAM for overtime savings in excess of certain targeted levels established in the "92 Labor Agreement (see Note 7).

                  TRANS WORLD AIRLINES, INC. AND SUBSIDIARIES

  During 1994, TWA undertook several strategic operational initiatives to improve its competitiveness and reduce its cost structure. Special charges recorded in 1994 include the following principal components: (i) approximately $61 million to reflect the write-off of the carrying value of certain international route authorities which were no longer expected to be utilized in connection with the restructuring of such operations, (ii) approximately $34 million to reflect the write-off of pre-delivery payments and related capitalized interest for certain aircraft on order (also see Note 18--Aircraft Commitments), (iii) approximately $24 million to reflect the reduction in the carrying value of certain owned aircraft and spare parts which, under the Company's fleet plan, were expected to be retired and sold and (iv) approximately $15 million for furlough pay and severance costs related to reduction in the number of employees.

17. OTHER CHARGES AND CREDITS:

                                                                              REORGANIZED COMPANY       PREDECESSOR COMPANY
                                                                           ------------------------- -------------------------
                                                                               YEAR     FOUR MONTHS  EIGHT MONTHS     YEAR
                                                                              ENDED        ENDED        ENDED        ENDED
                                                                           DECEMBER 31, DECEMBER 31,  AUGUST 31,  DECEMBER 31,
                                                                               1996         1995         1995         1994
                                                                           ------------ ------------ ------------ ------------
                                                                                         (AMOUNTS IN THOUSANDS)
   Expenses associated with the restructuring of debt and flight
    equipment leases.....................................................    $    --      $ 3,000      $11,000      $ 11,100
   Provisions for losses resulting from claims and litigation judgments
    against TWA..........................................................         235          26          351           200
   Foreign currency transaction (gains) losses net.......................        (642)      1,156          384        (1,941)
   Finance charge income earned on receivables carried by TWA............      (8,030)     (2,662)      (6,198)       (9,557)
   Credits related to settlement of various contract disputes, litigation
    and other matters....................................................      (2,500)        --           --            --
   Equity in (earnings)/losses of TWA's investment in Worldspan..........     (11,919)     11,535       (3,607)        3,616
   Miscellaneous other nonoperating charges (credits)--net (a)...........      (7,742)     (5,444)      (4,309)      (32,265)
                                                                             --------     -------      -------      --------
   Total Other Charges and Credits.......................................    $(30,598)    $ 7,611      $(2,379)     $(28,847)
                                                                             ========     =======      =======      ========

--------
(a) The amount for 1994 includes certain nonrecurring income amounts aggregating approximately $21.1 million relating to the reduction of certain liabilities established on the "93 Effective Date (also see Note 20--Supplemental Financial Information (Unaudited)).

18. AIRCRAFT COMMITMENTS:

  TWA has entered into agreements with AVSA, S.A.R.L. and Rolls-Royce plc relating to the purchase of ten A330-300 twin-engine wide body aircraft and related engines, spare parts and equipment for an aggregate purchase price of approximately $1.1 billion. The agreements, as amended, require the delivery of the aircraft in 1999 and 2000 and provide for the purchase of up to ten additional aircraft. TWA has not yet made arrangements for the permanent financing of the purchases subject to the agreements. In the event of cancellation, predelivery payments of approximately $18 million would be subject to forfeiture.

  During 1996 TWA entered into a purchase agreement with the Boeing Company relating to the purchase of ten Boeing Model 757-231 aircraft and related engines, spare parts and equipment for an aggregate purchase

                  TRANS WORLD AIRLINES, INC. AND SUBSIDIARIES price of approximately $500 million. The agreement requires the delivery of the aircraft in 1997, 1998 and 1999, and provides for the purchase of up to ten additional aircraft. Furthermore, to the extent TWA exercises its options for additional aircraft, the Company will have the right to an equal number of additional option aircraft. TWA has obtained commitments for debt financing for approximately 80% of the total costs associated with the acquisition of eight of the original ten aircraft and obtained commitments for 100% of the total costs of the remaining two original aircraft. Such commitments are subject to the lender's and lessor's ongoing evaluation of the financial condition of TWA.

  Required future expenditures under the purchase agreements described above, including an estimate of price escalation as defined in the subject agreements and exclusive of secured financing, are as follows (amounts in millions):

                                                                    AVSA  BOEING
                                                                    ----- ------
       1997........................................................  49.1 248.5
       1998........................................................  49.8  97.0
       1999........................................................ 515.4 143.0
       2000........................................................ 532.5   --

19. FRESH START REPORTING:

  Pursuant to SOP 90-7, TWA adopted fresh start reporting which has resulted in the creation of a new reporting entity and the Company's assets and liabilities being adjusted to reflect fair values on the "95 Effective Date. For accounting purposes, the "95 Effective Date was deemed to be September 1, 1995. In the fresh start reporting, an aggregate value of $270 million was assigned to TWA's Common Stock and Employee Preferred Stock. These values were established by management with the assistance of its financial advisors. These valuations considered TWA's expected future performance, relevant industry and economic conditions, and analyses and comparisons with comparable companies.

  The reorganization value of TWA has been allocated to the Reorganized Company's assets and liabilities in a manner similar to the purchase method of accounting for a business combination. Management obtained valuations from independent third parties which, along with other market and related information and analyses, were utilized in assigning fair values to assets and liabilities. A summary of the impact of the "95 Reorganization and the related fresh start adjustments is presented below. The fresh start adjustments resulted in, among other things, the allocation of substantial amounts to reorganization value in excess of amounts allocable to identifiable assets, the amortization of which, while not requiring the use of cash, will significantly affect future operating results.

                  TRANS WORLD AIRLINES, INC. AND SUBSIDIARIES

  A summary of the impact of the "95 Reorganization Plan and the related fresh start adjustments is presented below (amounts in thousands).

                                                  SEPTEMBER 1, 1995
                          -------------------------------------------------------------------
                          PREDECESSOR      DEBT      FRESH START       OTHER      REORGANIZED
                            COMPANY    DISCHARGE(A) ADJUSTMENTS(B) ADJUSTMENTS(C)   COMPANY
                          -----------  ------------ -------------- -------------- -----------
Current Assets:
 Cash and cash equiva-
  lents.................  $  239,796    $     --      $     --        $    --     $  239,796
 Receivables............     297,022       (1,449)          --             --        295,573
 Spare parts, materials
  and supplies..........     146,191          --            --             --        146,191
 Prepaid expenses and
  other.................      60,947          --            --             --         60,947
                          ----------    ---------     ---------       --------    ----------
 Total Current Assets...     743,956       (1,449)          --             --        742,507
                          ----------    ---------     ---------       --------    ----------
Property and Equipment..     631,087          --        (24,239)           --        606,848
                          ----------    ---------     ---------       --------    ----------
Other Assets:
 Investment in affili-
  ated companies........     110,325          --            --             --        110,325
 Other investments and
  receivables...........     163,715          --            --             --        163,715
 Routes, gates and
  slots.................     737,171          --       (278,722)           --        458,449
 Reorganization value in
  excess of amounts
  allocable to
  identifiable assets...     153,840          --            --         685,224       839,064
 Other assets...........      28,531          --         (9,392)           --         19,139
                          ----------    ---------     ---------       --------    ----------
 Total Other............   1,193,582          --       (288,114)       685,224     1,590,692
                          ----------    ---------     ---------       --------    ----------
Total...................  $2,568,625    $  (1,449)    $(312,353)      $685,224    $2,940,047
                          ==========    =========     =========       ========    ==========
Current Liabilities:
 Current maturities of
  long-term debt........  $  472,510    $(404,665)    $     --        $    --     $   67,845
 Current obligations un-
  der capital leases....      42,643          --           (647)           --         41,996
 Advance ticket sales...     253,642          --            --             --        253,642
 Accounts payable and
  other accrued ex-
  penses................     518,030       24,466         3,739            --        546,235
                          ----------    ---------     ---------       --------    ----------
 Total..................   1,286,825     (380,199)        3,092            --        909,718
                          ----------    ---------     ---------       --------    ----------
Liabilities Subject To
 Chapter 11
Reorganization Proceed-
 ings...................     748,855     (748,855)          --             --            --
Noncurrent Liabilities
 and Deferred Credits:
 Long-term debt, less
  current maturities....         --       765,435           --             --        765,435
 Obligations under
  capital leases, less
  current obligations...     317,196          --        (42,440)           --        274,756
 Other noncurrent lia-
  bilities and deferred
  credits...............     673,428       18,612       (30,762)           --        661,278
                          ----------    ---------     ---------       --------    ----------
 Total..................     990,624      784,047       (73,202)           --      1,701,469
                          ----------    ---------     ---------       --------    ----------
Redeemable Preferred
 Stock..................         --        58,860           --             --         58,860
Shareholders' Equity
 (Deficiency):
 Old Preferred Stock....         125          --            --            (125)          --
 Old Common Stock.......         200          --            --            (200)          --
 Employee Preferred
  Stock.................         --           --            --              53            53
 New Common Stock.......         --           --            --             172           172
 Additional paid-in cap-
  ital..................     161,692      143,800           --         (35,717)      269,775
 Accumulated Deficit....    (619,696)     140,898      (242,243)       721,041           --
                          ----------    ---------     ---------       --------    ----------
 Total..................    (457,679)     284,698      (242,243)       685,224       270,000
                          ----------    ---------     ---------       --------    ----------
 Total..................  $2,568,625    $  (1,449)    $(312,353)      $685,224    $2,940,047
                          ==========    =========     =========       ========    ==========

--------
(a) To record the discharge of indebtedness pursuant to the "95 Reorganization and reclassification of debt between current and non-current based upon its revised terms. Debt securities, Mandatorily Redeemable 12% Preferred Stock, Ticket Vouchers and Contingent Payment Rights issued pursuant to the "95 Reorganization have been recorded at their estimated fair values. The excess of indebtedness eliminated over the fair value of securities issued in settlement of those claims, approximately $140.9 million, is reflected as an extraordinary item in the eight months ended August 31, 1995.

                  TRANS WORLD AIRLINES, INC. AND SUBSIDIARIES

(b) To record adjustments to reflect assets and liabilities at fair values. The adjustments to record the fair values of assets and liabilities resulted in a nonrecurring charge to reorganization items of approximately $228.8 million in the eight months ended August 31, 1995. Charges to reorganization items were recorded for various fees and expenses related to the consummation of the "95 Plan aggregating approximately $13.4 million. Significant elements of the adjustments to record the fair value of assets and liabilities are summarized below:
  -- Adjustments to reflect the fair value of owned property and equipment under capital leases.
  -- Adjustments to reflect the fair value of TWA's international route authorities, take-off and landing time slots and airport gate leaseholds. -- Adjustments to record the present value of the liabilities for postretirement medical and life insurance benefits and certain foreign pension plans to reflect the current postretirement benefit obligation and projected benefit obligation, respectively, utilizing current discount rates.
  -- An adjustment to reduce deferred income taxes to reflect the impact of the preceding adjustments.
(c) To record adjustments to reflect the elimination of the remaining deficit in shareholders' equity after the adjustments arising from (a) and (b) above and to reflect the associated reorganization value in excess of amounts allocable to identifiable assets.

                  TRANS WORLD AIRLINES, INC. AND SUBSIDIARIES

20. SUPPLEMENTAL FINANCIAL INFORMATION (UNAUDITED):

  Selected consolidated financial data (unaudited) for each quarter within 1996 and 1995 are as follows:

                                   FIRST     SECOND     THIRD         FOURTH
                                  QUARTER   QUARTER    QUARTER        QUARTER
                                 ---------  --------  ----------     ---------
                                         (AMOUNTS IN THOUSANDS)
REORGANIZED COMPANY
YEAR ENDED DECEMBER 31, 1996
Operating revenues.............. $ 782,433  $965,808  $1,002,867     $ 803,299
                                 =========  ========  ==========     =========
Special charges (note 16)....... $     --   $    --   $      --      $  85,915
                                 =========  ========  ==========     =========
Operating income (loss)......... $ (54,191) $ 62,028  $   26,019     $(232,383)
                                 =========  ========  ==========     =========
Disposition of assets, gains
 (losses)--net.................. $    (214) $    239  $      (87)    $  (1,073)
                                 =========  ========  ==========     =========
Income (loss) before
 extraordinary item............. $ (37,107) $ 25,262  $   (6,905)    $(256,277)
                                 =========  ========  ==========     =========
Extraordinary items............. $     --   $    --   $   (7,420)    $  (2,368)
                                 =========  ========  ==========     =========
Net income (loss)............... $ (37,107) $ 25,262  $  (14,325)    $(258,645)
                                 =========  ========  ==========     =========
Per share amounts:
 Earnings (loss) before
  extraordinary items and
  special dividend requirements. $    (.98) $    .46  $     (.24)    $   (5.51)
                                 =========  ========  ==========     =========
 Extraordinary items and special
  dividend requirements......... $    (.48) $    --   $     (.16)    $    (.05)
                                 =========  ========  ==========     =========
 Net income (loss).............. $   (1.46) $    .46  $     (.40)    $   (5.56)
                                 =========  ========  ==========     =========
REORGANIZED COMPANY
FOUR MONTHS ENDED DECEMBER 31,
 1995
Operating revenues.............. $     --   $    --   $  293,890 (a) $ 804,584
                                 =========  ========  ==========     =========
Operating income................ $     --   $    --   $    9,308 (a) $   1,138
                                 =========  ========  ==========     =========
Disposition of assets, gains
 (losses)--net.................. $     --   $    --   $      (50)(a) $   3,380
                                 =========  ========  ==========     =========
Loss before extraordinary item.. $     --   $    --   $   (2,347)(a) $ (31,291)
                                 =========  ========  ==========     =========
Extraordinary items............. $     --   $    --   $      --  (a) $   3,500
                                 =========  ========  ==========     =========
Net loss........................ $     --   $    --   $   (2,347)(a) $ (27,791)
                                 =========  ========  ==========     =========
Per share amounts:
 Loss before extraordinary
  items......................... $     --   $    --   $     (.16)(a) $    (.93)
                                 =========  ========  ==========     =========
 Extraordinary items............ $     --   $    --   $      --  (a) $     .09
                                 =========  ========  ==========     =========
 Net loss....................... $     --   $    --   $     (.16)(a) $    (.84)
                                 =========  ========  ==========     =========
PREDECESSOR COMPANY
EIGHT MONTHS ENDED AUGUST 31,
 1995
Operating revenues.............. $ 692,320  $860,506  $  665,529 (b) $     --
                                 =========  ========  ==========     =========
Special charges (note 16)....... $     --   $    --   $    1,730 (b) $     --
                                 =========  ========  ==========     =========
Operating income (loss)......... $ (76,261) $ 54,382  $   36,521 (b) $     --
                                 =========  ========  ==========     =========
Reorganization items............ $     --   $    --   $  242,243 (b) $     --
                                 =========  ========  ==========     =========
Disposition of assets, gains
 (losses)--net.................. $    (271) $    (67) $      132 (b) $     --
                                 =========  ========  ==========     =========
Income (loss) before
 extraordinary item............. $(122,795) $  5,168  $ (220,586)(b) $     --
                                 =========  ========  ==========     =========
Extraordinary items............. $     --   $    --   $  140,898 (b) $     --
                                 =========  ========  ==========     =========
Net income (loss)............... $(122,795) $  5,168  $  (79,688)(b) $     --
                                 =========  ========  ==========     =========

--------
(a) One month ended September 30, 1995
(b) Two months ended August 31, 1995

                  TRANS WORLD AIRLINES, INC. AND SUBSIDIARIES

  The results for each period include all adjustments which are, in the opinion of management, necessary for a fair statement of the results for the interim periods.

  The consolidated financial results on an interim basis are not necessarily indicative of future financial results on either an interim or annual basis. TWA's air transportation business is highly seasonal with the second and third quarters of the calendar year historically producing substantially better operating results than the first and fourth quarters.

  The results for the fourth quarter of 1996 includes an adjustment to reduce aircraft fuel and oil costs by approximately $8.8 million, as a result of federal fuel excise taxes paid which are expected to be refunded to the Company.

  The results for the fourth quarter of 1995 include several adjustments to operating expenses to reflect changes in estimates, including a reduction in passenger sales commissions of approximately $6.7 million and a reduction in employee benefits and workers compensation costs of $6.2 million.

21. FOREIGN OPERATIONS:

  TWA conducts operations in various foreign countries, principally in Europe and the Middle East. Operating revenues from foreign operations were approximately $719.2 million in the year ended December 31, 1996, $228.7 million in the four months ended December 31, 1995, $474.4 million in the eight months ended August 31, 1995 and $794.1 million in the year ended December 31, 1994.

22. DISCLOSURES ABOUT FAIR VALUES OF FINANCIAL INSTRUMENTS:

  SFAS No. 107, "Disclosures About Fair Value of Financial Instruments" requires disclosures with regards to fair values of all financial instruments, whether recognized or not recognized in the balance sheet, subject to certain exceptions. Solely for purposes of complying with this accounting standard, the Company has estimated the fair value of certain of its financial instruments, as further described below. Because no market exists for a significant portion of TWA's financial instruments, fair value estimates provided below are based on judgments regarding current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates. The discussion of financial instruments below conforms with the presentation in the Consolidated Balance Sheet and relates to the amounts at December 31, 1996 and 1995.

    (a) Cash, cash equivalents and receivables: The carrying amounts of these assets is estimated to approximate fair value due to the generally short maturities of these instruments.

    (b) Other investments and receivables: The carrying amount of these assets are estimated to approximate fair value due to the generally short maturities of the underlying instruments which are, however, classified as long-term assets because TWA's ability to access these amounts is generally restricted by contractual provisions.

    (c) Accounts payable and other accrued liabilities: The carrying amount of these liabilities are estimated to approximate fair value due to the generally short maturities of these instruments.

    (d) Debt: At December 31, 1996 and December 31, 1995, approximately $111.8 million and $145.2 million, respectively, of the carrying value of TWA's debt was traded publicly. The aggregate market value

                  TRANS WORLD AIRLINES, INC. AND SUBSIDIARIES of such debt was approximately $126.0 million and $160.4 million on those dates, respectively. The Company believes the fair value of the remaining debt which had an aggregate carrying value of approximately $589.1 million and $686.4 million at December 31, 1996 and 1995, respectively, was approximately $466.4 million and $644.5 million on those dates.

    (e) Mandatorily Redeemable 12% Preferred Stock: At December 31, 1995 the carrying value of TWA's Mandatorily Redeemable 12% Preferred Stock was $61.4 million. The aggregate market value of such stock was approximately $74.1 million on that date.

                  TRANS WORLD AIRLINES, INC. AND SUBSIDIARIES

                     STATEMENTS OF CONSOLIDATED OPERATIONS

     FOR THE THREE MONTHS AND NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996
                (AMOUNTS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                   THREE MONTHS ENDED      NINE MONTHS ENDED
                                      SEPTEMBER 30,          SEPTEMBER 30,
                                   --------------------  ----------------------
                                     1997       1996        1997        1996
                                   --------  ----------  ----------  ----------
Operating revenues:
  Passenger......................  $799,203  $  874,275  $2,211,253  $2,391,207
  Freight and mail...............    32,106      38,548      94,913     111,495
  All other......................    77,072      90,044     208,963     248,406
                                   --------  ----------  ----------  ----------
    Total........................   908,381   1,002,867   2,515,129   2,751,108
                                   --------  ----------  ----------  ----------
Operating expenses:
  Salaries, wages and benefits...   304,344     317,527     922,160     923,288
  Earned stock compensation......     1,106        (735)      4,179       4,306
  Aircraft fuel and oil..........   122,234     162,382     369,509     432,849
  Passenger sales commissions....    65,960      75,960     188,954     213,548
  Aircraft maintenance materials
   and repairs...................    27,507      53,529     109,636     158,485
  Depreciation and amortization..    36,623      39,518     112,154     118,347
  Operating lease rentals........    94,439      77,270     268,849     222,083
  Passenger food and beverages...    21,552      31,218      61,411      84,052
  All other......................   170,859     220,179     508,074     560,294
                                   --------  ----------  ----------  ----------
    Total........................   844,624     976,848   2,544,926   2,717,252
                                   --------  ----------  ----------  ----------
Operating income (loss)..........    63,757      26,019     (29,797)     33,856
                                   --------  ----------  ----------  ----------
Other charges (credits):
  Interest expense...............    27,404      30,864      85,518      95,483
  Interest and investment income.    (2,944)     (5,421)     (8,962)    (17,247)
  Disposition of assets, gains
   and losses--net...............    (2,828)         87     (15,208)         62
  Other charges and credits--net.    (5,057)     (9,481)    (22,873)    (26,185)
                                   --------  ----------  ----------  ----------
    Total........................    16,575      16,049      38,475      52,113
                                   --------  ----------  ----------  ----------
Income (loss) before income taxes
 and extraordinary items.........    47,182       9,970     (68,272)    (18,257)
Provision (credit) for income
 taxes...........................    33,906      16,875         479         493
                                   --------  ----------  ----------  ----------
Income (loss) before
 extraordinary items.............    13,276      (6,905)    (68,751)    (18,750)
Extraordinary items, net of
 income taxes....................    (6,985)     (7,420)    (10,922)     (7,420)
                                   --------  ----------  ----------  ----------
Net income (loss)................     6,291     (14,325)    (79,673)    (26,170)
Preferred stock dividend
 requirements....................     3,869       3,869      11,607      32,681
                                   --------  ----------  ----------  ----------
Income (loss) applicable to
 common shares...................  $  2,422  $  (18,194) $  (91,280) $  (58,851)
                                   ========  ==========  ==========  ==========
Per share amounts:
  Earnings (loss) before
   extraordinary item and special
   dividend requirement..........  $    .17  $     (.24) $    (1.54) $     (.73)
  Extraordinary item and special
   dividend requirement..........      (.13)       (.16)       (.21)       (.63)
                                   --------  ----------  ----------  ----------
  Net income (loss)..............  $    .04  $     (.40) $    (1.75) $    (1.36)
                                   ========  ==========  ==========  ==========

                 See notes to consolidated financial statements

                  TRANS WORLD AIRLINES, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                    SEPTEMBER 30, 1997 AND DECEMBER 31, 1996
                             (AMOUNTS IN THOUSANDS)

                                     ASSETS

                                                     SEPTEMBER 30, DECEMBER 31,
                                                         1997          1996
                                                     ------------- ------------
                                                      (UNAUDITED)
Current assets:
  Cash and cash equivalents.........................  $  104,565    $  181,586
  Receivables, less allowance for doubtful accounts,
   $10,275 in 1997 and $12,939 in 1996..............     251,347       239,496
  Spare parts, materials and supplies, less
   allowance for obsolescence, $12,212 in 1997 and
   $11,563 in 1996..................................     101,774       111,239
  Prepaid expenses and other........................     135,606        93,424
                                                      ----------    ----------
    Total...........................................     593,292       625,745
                                                      ----------    ----------
Property:
  Property owned:
    Flight equipment................................     488,409       339,150
    Prepayments on flight equipment.................      14,037        39,072
    Land, buildings and improvements................      61,034        59,879
    Other property and equipment....................      63,957        60,750
                                                      ----------    ----------
      Total owned property..........................     627,437       498,851
    Less accumulated depreciation...................     102,137        71,810
                                                      ----------    ----------
      Property owned--net...........................     525,300       427,041
                                                      ----------    ----------
  Property held under capital leases:
    Flight equipment................................     168,403       172,812
    Land, buildings and improvements................      49,443        54,761
    Other property and equipment....................       7,185         6,570
                                                      ----------    ----------
      Total property held under capital leases......     225,031       234,143
    Less accumulated amortization...................      71,833        46,977
                                                      ----------    ----------
      Property held under capital leases--net.......     153,198       187,166
                                                      ----------    ----------
      Total property--net...........................     678,498       614,207
                                                      ----------    ----------
Investments and other assets:
  Investments in affiliated companies...............     118,290       108,173
  Investments, receivables and other................     151,839       149,028
  Routes, gates and slots--net......................     383,033       401,659
  Reorganization value in excess of amounts
   allocable
   to identifiable assets--net......................     751,661       783,127
                                                      ----------    ----------
      Total.........................................   1,404,823     1,441,987
                                                      ----------    ----------
Total...............................................  $2,676,613    $2,681,939
                                                      ==========    ==========

                 See notes to consolidated financial statements

                  TRANS WORLD AIRLINES, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                    SEPTEMBER 30, 1997 AND DECEMBER 31, 1996
                (AMOUNTS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

               LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIENCY)

                                                     SEPTEMBER 30, DECEMBER 31,
                                                         1997          1996
                                                     ------------- ------------
                                                      (UNAUDITED)
Current liabilities:
  Current maturities of long-term debt .............  $   66,184    $   92,447
  Current obligations under capital leases..........      38,423        42,501
  Advance ticket sales..............................     272,148       241,516
  Accounts payable, principally trade...............     268,795       216,675
  Accounts payable to affiliated companies..........       5,996         4,894
  Accrued expenses:
    Employee compensation and vacations earned......     115,392       116,846
    Contributions to retirement and pension trusts..      11,779        14,091
    Interest on debt and capital leases.............      31,173        39,420
    Taxes...........................................      17,665        19,018
    Other accrued expenses..........................     191,595       174,753
                                                      ----------    ----------
      Total accrued expenses........................     367,604       364,128
                                                      ----------    ----------
      Total.........................................   1,019,150       962,161
                                                      ----------    ----------
Long-term liabilities and deferred credits:
  Long-term debt, less current maturities...........     593,825       608,485
  Obligations under capital leases, less current
   obligations......................................     189,622       220,790
  Postretirement benefits other than pensions.......     475,374       471,171
  Noncurrent pension liabilities....................      31,452        30,716
  Other noncurrent liabilities and deferred credits.     147,359       150,511
                                                      ----------    ----------
      Total.........................................   1,437,632     1,481,673
                                                      ----------    ----------
Shareholders' equity
  8% cumulative convertible exchangeable preferred
   stock, $50 liquidation preference; 3,869 shares
   issued and outstanding...........................          39            39
  Employee preferred stock, $0.01 liquidation
   preference; special voting rights; shares issued
   and outstanding: 1997-6,943; 1996-5,681..........          69            57
  Common stock, $0.01 par value, shares issued and
   outstanding: 1997-50,666; 1996-41,763 ...........         507           418
  Additional paid-in capital........................     613,842       552,544
  Accumulated deficit...............................    (394,626)     (314,953)
                                                      ----------    ----------
      Total.........................................     219,831       238,105
                                                      ----------    ----------
Total...............................................  $2,676,613    $2,681,939
                                                      ==========    ==========

                 See notes to consolidated financial statements

                  TRANS WORLD AIRLINES, INC. AND SUBSIDIARIES

                     STATEMENTS OF CONSOLIDATED CASH FLOWS

             FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996
                             (AMOUNTS IN THOUSANDS)
                                  (UNAUDITED)

                                                           NINE MONTHS ENDED
                                                             SEPTEMBER 30,
                                                           ------------------
                                                             1997      1996
                                                           --------  --------
Cash flows from operating activities:
Net loss.................................................. $(79,673) $(26,170)
Adjustments to reconcile net loss to net cash used by
 operating activities:
 Employee earned stock compensation.......................    4,179     4,306
 Depreciation and amortization............................  112,154   118,347
 Amortization of discount and expense on debt.............   10,905     8,096
 Extraordinary loss on extinguishment of debt.............   10,922     7,420
 Interest paid in common stock............................    4,125    11,332
 Equity in undistributed earnings of affiliates not
  consolidated............................................  (10,424)   (9,733)
 Revenue from Icahn ticket program........................  (90,878)  (52,169)
 Net (gains)-losses on disposition of assets..............  (15,208)       62
 Change in operating assets and liabilities:
 Decrease (increase) in:
  Receivables.............................................  (12,618)  (73,224)
  Inventories.............................................    8,479    (3,326)
  Prepaid expenses and other current assets...............  (34,569)  (48,826)
  Other assets............................................   (9,723)    5,831
 Increase (decrease) in:
  Accounts payable and accrued expenses...................   58,897    83,430
  Advance ticket sales....................................   20,247    83,962
  Other noncurrent liabilities and deferred credits.......    2,228   (61,412)
                                                           --------  --------
   Net cash provided (used)...............................  (20,957)   47,926
                                                           --------  --------
Cash flows from investing activities:
 Proceeds from sales of property..........................   22,186     5,916
 Capital expenditures, including aircraft pre-delivery
  deposits................................................  (58,161) (109,885)
 Return of pre-delivery deposits related to leased
  aircraft................................................   10,740       --
 Net decrease (increase) in investments, receivables and
  other...................................................    7,632    (4,924)
                                                           --------  --------
   Net cash used..........................................  (17,603) (108,893)
                                                           --------  --------
Cash flows from financing activities:
 Net proceeds from long-term debt and warrants issued.....   47,175     2,750
 Proceeds from sale and leaseback of certain aircraft.....   12,000       --
 Repayments on long-term debt and capital lease
  obligations.............................................  (92,867)  (91,696)
 Refund due to retirement of 1967 bonds...................    5,318       --
 Net proceeds from sale of preferred stock................      --    186,163
 Redemption of 12% Preferred Stock........................      --    (81,749)
 Cash dividends paid on preferred stock...................  (11,607)  (10,620)
 Net proceeds from exercise of equity rights, warrants and
  options.................................................    1,520       301
                                                           --------  --------
   Net cash provided (used)...............................  (38,461)    5,149
                                                           --------  --------
Net decrease in cash and cash equivalents.................  (77,021)  (55,818)
Cash and cash equivalents at beginning of period..........  181,586   304,340
                                                           --------  --------
Cash and cash equivalents at end of period................ $104,565  $248,522
                                                           ========  ========

                 See notes to consolidated financial statements

                  TRANS WORLD AIRLINES, INC. AND SUBSIDIARIES

                     STATEMENTS OF CONSOLIDATED CASH FLOWS

             FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996
                             (AMOUNTS IN THOUSANDS)
                                  (UNAUDITED)

                       SUPPLEMENTAL CASH FLOW INFORMATION

                                                              NINE MONTHS ENDED
                                                                SEPTEMBER 30,
                                                              ------------------
                                                                1997      1996
                                                              --------- --------
Cash paid during the period for:
  Interest..................................................  $  74,247 $ 86,465
                                                              ========= ========
  Income taxes..............................................  $      80 $    127
                                                              ========= ========
Information about noncash operating, investing and financing activities:
  Promissory notes issued to finance aircraft acquisitions..  $ 112,121 $ 10,565
                                                              ========= ========
  Promissory note issued to finance aircraft predelivery
   payments.................................................  $   4,654 $ 12,202
                                                              ========= ========
  Common Stock issued in lieu of cash dividends.............  $     --  $  3,255
                                                              ========= ========
  Property acquired and obligations recorded under new
   capital transactions.....................................  $     619 $  2,333
                                                              ========= ========
Exchange of long-term debt for common stock:
  Debt cancelled including accrued interest, net of
   unamortized discount.....................................  $  48,835 $ 38,229
                                                              ========= ========
  Common Stock issued, at fair value........................  $  56,028 $ 45,649
                                                              ========= ========
  Extraordinary loss........................................  $   7,193 $  7,420
                                                              ========= ========

ACCOUNTING POLICY

  For purposes of the Statements of Consolidated Cash Flows, TWA considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.


                 See notes to consolidated financial statements

                  TRANS WORLD AIRLINES, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              SEPTEMBER 30, 1997
                                  (UNAUDITED)

1. BASIS OF PRESENTATION

  The consolidated financial statements include the accounts of Trans World Airlines, Inc. ("TWA" or the "Company") and its subsidiaries. The results of Worldspan, L.P. ("Worldspan"), a 25% owned affiliate, are recorded under the equity method and are included in the Statements of Consolidated Operations in Other Charges (Credits).

  The unaudited consolidated financial statements included herein have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission but do not include all information and footnotes required by generally accepted accounting principles pursuant to such rules and regulations. The consolidated financial statements include all adjustments, which are of a normal recurring nature and are necessary, in the opinion of management, for a fair presentation of the results for these interim periods. These consolidated financial statements and related notes should be read in conjunction with the Consolidated Financial Statements. The consolidated balance sheet at December 31, 1996 has been derived from the audited consolidated financial statements at that date. Certain amounts previously reported have been reclassified to conform with the current presentation.

  The airline industry generally, and TWA specifically, has historically experienced seasonal changes between quarterly periods, with the second and third quarters usually out-performing the first and fourth. Accordingly, the results for the three months and nine months ended September 30, 1997, should not be read as indicators of future results for the full year.

2. INCOME TAXES

  Income tax expense is recorded each quarter based on the estimated annual effective rate. The tax provision recorded in the third quarter reflects the reversal of previously recorded tax benefits as management currently expects a taxable loss at year-end and the realization of the benefits of any tax loss in future periods is presently subject to substantial uncertainty.

3. EXTRAORDINARY ITEMS

  In the nine months ended September 30, 1996 the Company consummated a series of privately negotiated exchanges with a significant holder of 12% Senior Secured Reset Notes which resulted in the return to the Company of $42.0 million in 12% Senior Secured Reset Notes and approximately $1.4 million in accrued interest thereon in exchange for the issuance of approximately 4.0 million shares of Company Common Stock. As a result of the exchange of the 12% Senior Secured Reset Notes, the Company incurred an extraordinary non-cash charge of $7.4 million in the third quarter of 1996 representing the difference between the fair value of the common stock issued (based upon the trading price of the Company's common stock on the dates of the exchanges net of purchaser's discount) and the carrying value of the 12% Senior Secured Reset Notes retired.

  During the nine months ended September 30, 1997 the Company continued the series of privately negotiated exchanges with a significant holder of 12% Senior Secured Reset Notes which resulted in the return to the Company of $51.8 million in 12% Senior Secured Reset Notes and approximately $1.4 million in accrued interest thereon in exchange for the issuance of approximately 7.7 million shares of Company Common Stock. All 12% Senior Secured Reset Notes returned will be canceled leaving an outstanding principal balance of such notes of approximately $72.5 million. As a result of the exchange of the 12% Senior Secured Reset Notes, the Company incurred an extraordinary non-cash charge of $7.2 million in the first nine months of 1997.

                  TRANS WORLD AIRLINES, INC. AND SUBSIDIARIES

  An additional extraordinary non-cash charge of $3.7 million was recorded during the third quarter of 1997 relating to a $38.8 million extinguishment of PBGC Notes under an agreement entered into by the Company with Karabu Corporation, an entity affiliated with Carl C. Icahn ("Karabu"), in connection with the '95 Reorganization.

4. LOSS PER SHARE

  In computing the income (loss) applicable to common shares for the three months and nine months ended September 30, 1997, the net income (loss) has been decreased (increased) by dividend requirements on the 8% Cumulative Convertible Exchangeable Preferred Stock (the "8% Preferred Stock"). In computing the related net income (loss) per share, the income (loss) applicable to common shares has been divided by the average aggregate number of outstanding shares of Common Stock (49.3 million and 45.8 million for the three months and nine months ended September 30, 1997, respectively) and Employee Preferred Stock (6.8 million and 6.2 million for the three months and nine months ended September 30, 1997, respectively) which, with the exception of certain special voting rights, is the functional equivalent of Common Stock. When dilutive, effect has been given to stock options, warrants or potential issuances of additional Common Stock or Employee Preferred Stock.

  The loss applicable to common shares for the three months and nine months ended September 30, 1996 was similarly computed with the net loss being increased by dividend requirements on the Mandatorily Redeemable 12% Preferred Stock (the "12% Preferred Stock") (including amortization of the difference between the fair value of the 12% Preferred Stock on the date of issuance and the redemption value plus, with respect to the March 22, 1996 call for the redemption, a special dividend requirement of approximately $20.0 million to reflect the excess of the early redemption price over the carrying value of the 12% Preferred Stock) and on the 8% Preferred Stock issued in March 1996. In computing the related net loss per share, the loss applicable to common shares was divided by the average aggregate number of outstanding shares of Common Stock (39.3 million and 37.5 million for the three months and nine months ended September 30, 1996, respectively) and Employee Preferred Stock (5.7 million and 5.6 million for the three months and nine months ended September 30, 1996, respectively). When dilutive, effect has been given to stock options, warrants or potential issuances of additional Common Stock or Employee Preferred Stock.

5. SENIOR SECURED NOTES AND REDEEMABLE WARRANTS

  In March 1997, the Company offered 50,000 Units ("Units"), with each Unit consisting of (i) one 12% Senior Secured Note due 2002 (a "Note"), in the principal amount of $1,000, and (ii) one Redeemable Warrant (a "Warrant") to purchase 126.26 shares of Common Stock at an exercise price of approximately $7.92 per share (the "Offering"). The Notes are secured by a lien on certain assets of the Company, including 1) the Company's beneficial interest in its FAA designated take-off and landing slots at three high-density, capacity-controlled airports, 2) currently owned and hereafter acquired defined ground equipment of the Company used at certain domestic airports and 3) all of the issued and outstanding stock of (a) a wholly-owned subsidiary of TWA holding the leasehold interest in hangar at Los Angeles International Airport and (b) three wholly-owned subsidiaries of TWA holding leasehold interests in gates and related support space at certain domestic airports served by the Company. The Company realized approximately $47.2 million (net of discounts and commissions and estimated expenses) in proceeds from the Offering. The Company used approximately $0.5 million of the proceeds from the Offering to release certain of the collateral to be used to secure the Notes from a prior existing lien and the remainder of the proceeds for general corporate purposes.

                  TRANS WORLD AIRLINES, INC. AND SUBSIDIARIES

  The Offering was made pursuant to Rule 144A of the Securities Act of 1933, as amended (the "Securities Act"), and, accordingly, the Units, Notes and Warrants and underlying shares of Common Stock issuable upon exercise of the Warrants were not registered under the Federal and state securities laws. The Company filed registration statements with respect to (i) an offer to exchange registered Notes for any and all outstanding Notes, and (ii) the Warrants and underlying shares of Common Stock, and to thereby register the Notes and the Warrants under the Securities Act. These registration statements became effective on July 29, 1997.

6. PREFERRED STOCK

  In March 1996, the Company completed an offering of 3,869,000 shares of its 8% Preferred Stock, with a liquidation preference of $50 per share. Each share of the 8% Preferred Stock may be converted at any time, at the option of the holder, unless previously redeemed or exchanged, into shares of Common Stock at a conversion price of $20.269 per share (equivalent to a conversion rate of approximately 2.467 shares of Common Stock for each share of 8% Preferred Stock), subject to adjustment.

  The 8% Preferred Stock may not be redeemed prior to March 15, 1999. On or after March 15, 1999, the 8% Preferred Stock may be redeemed, in whole or in part, at the option of the Company, at specified redemption prices.

  The 8% Preferred Stock may be exchanged at the option of the Company, in whole but not in part, for the Company's 8% Convertible Subordinated Debentures Due 2006 (the "Debentures") on any dividend payment date beginning March 15, 1998 at the rate of $50 principal amount of Debentures for each share of 8% Preferred Stock outstanding at the time of exchange; provided that all accrued and unpaid dividends on the 8% Preferred Stock to the date of exchange, whether or not earned or declared, have been paid or set aside for payment and certain other conditions are met.

  On March 22, 1996, the Company announced a call for redemption on April 26, 1996 (the "Redemption Date") of all of its issued and outstanding 12% Preferred Stock. Such shares were redeemed at a redemption price per share equal to $75.00, plus accrued dividends to and including the Redemption Date, of $2.8667 per share. On April 26, 1996, the Company paid an aggregate of $84.9 million in redemption of the 12% Preferred Stock.

7. STATEMENT OF FINANCIAL ACCOUNTING STANDARDS NO. 128

  In February 1997, the Financial Accounting Standards Board issued Statement No. 128, "Earnings Per Share" which revises the calculation and presentation provisions of Accounting Principles Board Opinion 15 and related interpretations. While statement No. 128 is effective for the Company's fiscal year ending December 31, 1997, retroactive application will be required. The Company believes that the adoption of Statement No. 128 will not have a significant effect on its reported earnings per share.

8. CONTINGENCIES

  For a description of various contingencies and other legal actions against TWA, see "Managements' Discussion and Analysis of Financial Condition and Results of Operations" and "--Business Legal Proceedings."

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 NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS OR THE ACCOMPANYING LETTER OF TRANSMITTAL, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THIS PROSPECTUS NOR THE ACCOMPANYING LETTER OF TRANSMITTAL CONSTITUTES AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS OR THE ACCOMPANYING LETTER OF TRANSMITTAL NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                                ---------------

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
AVAILABLE INFORMATION.....................................................   4
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE...........................   4
FORWARD-LOOKING STATEMENTS................................................   5
PROSPECTUS SUMMARY........................................................   6
RISK FACTORS..............................................................  17
USE OF PROCEEDS...........................................................  29
THE EXCHANGE OFFER........................................................  29
THE COMPANY...............................................................  38
CAPITALIZATION............................................................  46
SELECTED CONSOLIDATED FINANCIAL DATA......................................  47
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
 FINANCIAL CONDITION AND RESULTS OF
 OPERATIONS...............................................................  50
BUSINESS..................................................................  67
MANAGEMENT................................................................  80
PRINCIPAL HOLDERS OF CAPITAL STOCK........................................  84
DESCRIPTION OF NOTES......................................................  88
BOOK-ENTRY, DELIVERY AND FORM............................................. 124
DESCRIPTION OF CAPITAL STOCK.............................................. 127
CERTAIN PROVISIONS OF THE CERTIFICATE OF INCORPORATION, THE BY-LAWS AND
 DELAWARE LAW............................................................. 135
CERTAIN FEDERAL INCOME TAX CONSIDERATIONS................................. 139
PLAN OF DISTRIBUTION ..................................................... 142
LEGAL MATTERS ............................................................ 143
EXPERTS................................................................... 143
INDEX TO FINANCIAL STATEMENTS............................................. F-1

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                          TRANS WORLD AIRLINES, INC.

                              OFFER TO EXCHANGE
                    11 1/2% SENIOR SECURED NOTES DUE 2004,
                          WHICH HAVE BEEN REGISTERED
                           UNDER THE SECURITIES ACT
                             OF 1933, AS AMENDED,
                      FOR ANY AND ALL OF ITS OUTSTANDING
                     11 1/2% SENIOR SECURED NOTES DUE 2004

                              ------------------

                                  PROSPECTUS

                              ------------------

                                      , 1998

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

                PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Under the Delaware General Corporation Law (the "DGCL"), directors, officers, employees and other individuals may be indemnified against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than a derivative action) if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of TWA and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applicable in the case of a derivative action, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such an action, and the DGCL requires court approval before there can be any indemnification of expenses where the person seeking indemnification has been found liable to TWA.

  The eleventh article of TWA's Third Amended and Restated Certificate of Incorporation ("Article Eleventh") provides that the Company shall indemnify any person who was or is a party or is threatened to be made a party to, or testifies in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative in nature, by reason of the fact that such person is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding to the full extent permitted by law, and the Company may adopt By-Laws or enter into agreements with any such person for the purpose of providing for such indemnification.

  To the extent that a director or officer of the Company has been successful on the merits or otherwise (including without limitation settlement by nolo contendere) in defense of any action, suit or proceeding referred to in the immediately preceding paragraph, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

  Expenses incurred by an officer, director, employee or agent in defending or testifying in a civil, criminal, administrative or investigative action, suit or proceeding may be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such director or officer is not entitled to be indemnified by the Company against such expenses as authorized by Article Eleventh and the Company may adopt By-Laws or enter into agreements with such persons for the purpose of providing for such advances.

  The indemnification permitted by Article Eleventh shall not be deemed exclusive of any other rights to which any person may be entitled under any agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding an office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

  The Company shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, employee benefit plan trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the Company would have the power to indemnify such person against such liability under the provisions of Article Eleventh or otherwise.

  If the DGCL is amended to further expand the indemnification permitted to directors, officers, employees or agents of the Company, then the Company shall indemnify such persons to the fullest extent permitted by the DGCL, as so amended.

  The obligations of the Company to indemnify any person serving as one of its directors, officers or employees as of or following the Company's '93 Reorganization, by reason of such person's past or future service in such a capacity, or as a director, officer or employee of another corporation, partnership or other legal entity, to the extent provided in Article Eleventh or in similar constituent documents or by statutory law or written agreement of or with the Company, shall be deemed and treated as executory contracts assumed by the Company pursuant to the Company's '93 Reorganization. Accordingly, such indemnification obligations survive and were unaffected by the entry of the order confirming the Company's '93 Reorganization. The obligations of the Company to indemnify any person who, as of the '93 Reorganization, was no longer serving as one of its directors, officers or employees, which indemnity obligation arose by reason of such person's prior service in any such capacity, or as a director, officer or employee of another corporation, partnership or other legal entity, to the extent provided in the certificate of incorporation, by-laws or other constituent documents or by statutory law or written agreement of or with TWA were terminated and discharged pursuant to Section 502(e) of the United States Bankruptcy Code or otherwise, as of the date the '93 Reorganization was confirmed. Nothing contained in the Second Amended and Restated Certificate of Incorporation of the Company shall be deemed to reinstate any obligation of the Corporation to indemnify any person or entity, which was otherwise released under or in connection with the Comprehensive Settlement Agreement entered into pursuant to the '93 Reorganization.

ITEM 21. EXHIBITS

(a) Exhibits

*2.1    --Joint Plan of Reorganization, dated May 12, 1995 (Appendix B to the Registrant's
         Registration Statement on Form S-4, Registration Number 33-84944, as amended)
*2.2    --Modifications to Joint Plan of Reorganization, dated July 14, 1995 and
         Supplemental Modifications to Joint Plan of Reorganization dated August 2, 1995
         (Exhibit 2.5 to 6/95 10-Q)
*2.3    --Findings of Fact, Conclusions of Law and Order Confirming Modified Joint Plan of
         Reorganization, dated August 4, 1995, with Exhibits A-B attached (Exhibit 2.6 to
         6/95 10-Q)
*2.4    --Final Decree, dated December 28, 1995, related to the '95 Reorganization (Exhibit
         2.7 to 12/31/95 Form 10-K)
*3(i)   --Third Amended and Restated Certificate of Incorporation of the Registrant (Exhibit
         3(i) to the Registrant's Registration Statement on Form S-4, Registration Number
         333-26645)
*3(ii)  --Amended and Restated By-Laws of Trans World Airlines, Inc., effective May 24, 1996
         (Exhibit 3(ii) to 6/96 10-Q)
*4.1    --Voting Trust Agreement, dated November 3, 1993, between TWA and LaSalle National
         Trust, N.A. as trustee (Exhibit 4.3 to 9/93 10-Q)
*4.2    --IAM Trans World Employees' Stock Ownership Plan and related Trust Agreement, dated
         August 31, 1993, between TWA, the IAM Plan Trustee Committee and the IAM Trustee
         (Exhibit to 9/93 10-Q)
*4.3    --IFFA Trans World Employees' Stock Ownership Plan and related Trust Agreement, dated August 31, 1993, between TWA, the IFFA Plan Trustee Committee and the IFFA
         Trustee (Exhibit 4.5 to 9/93 10-Q)
*4.4    --Trans World Airlines, Inc. Employee Stock Ownership Plan, dated August 31, 1993,
         First Amendment thereto, dated October 31, 1993, and related Trust Agreement, dated
         August 31, 1993, between TWA and the ESOP Trustee (Exhibit 4.6 to 9/93 10-Q)
*4.5    --ALPA Stock Trust, dated August 31, 1993, between TWA and the ALPA Trustee (Exhibit
         4.7 to 9/93 10-Q)
*4.6    --Stockholders Agreement, dated November 3, 1993, among TWA, LaSalle National Trust,
         N.A., as Voting Trustee and the ALPA Trustee, IAM Trustee, IFFA Trustee and Other
         Employee Trustee (each as defined therein), as amended by the Addendum to
         Stockholders dated November 3, 1993 (Exhibit 4.8 to 9/93 10-Q)

*4.7  --Registration Rights Agreement, dated November 3, 1993, between TWA and the Initial
       Significant Holders (Exhibit 4.9 to 9/93 10-Q)
*4.8  --Indenture between TWA and Harris Trust and Savings Bank, dated November 3, 1993 relating to TWA's 8% Senior Secured Notes Due 2000 (Exhibit 4.11 to 9/93 10-Q)

*4.9     --Indenture between TWA and American National Bank and Trust Company of Chicago,
          N.A., dated November 3, 1993 relating to TWA's 8% Secured Notes Due 2001 (Exhibit
          4.12 to 9/93 10-Q)
*4.10    --The TWA Air Line Pilots 1995 Employee Stock Ownership Plan, effective as of
          January 1, 1995 (Exhibit 4.12 to 9/95 10-Q)
*4.11    --TWA Air Line Pilots Supplemental Stock Plan, effective September 1, 1994 (Exhibit
          4.13 to 9/95 10-Q)
*4.12    --TWA Air Line Pilots Supplemental Stock Plan Trust, effective August 23, 1995
          (Exhibit 4.14 to 9/95 10-Q)
*4.13    --TWA Air Line Pilots Supplemental Stock Plan Custodial Agreement, effective August
          23, 1995 (Exhibit 4.15 to 9/95 10-Q)
*4.14    --Form of Indenture relating to TWA's 8% Convertible Subordinated Debentures Due
          2006 (Exhibit 4.16 to Registrant's Registration Statement on Form S-3, No. 333-
          04977)
*4.15    --Indenture dated as of March 31, 1997 between TWA and First Security Bank, National
          Association relating to TWA's 12% Senior Secured Notes due 2002 (Exhibit 4.15 to
          Registrant's Registration Statement on Form S-4, No. 333-26645)
 4.16    --Form of 12% Senior Secured Note due 2002 (contained in Indenture filed as Exhibit
          4.15)
*4.17    --Registration Rights Agreement dated as of March 31, 1997 between the Company and the Initial Purchaser relating to the 12% Senior Secured Notes due 2002 and the warrants to purchase 126.26 shares of TWA Common Stock (Exhibit 4.17 to
          Registrant's Registration Statement on Form S-4, No. 333-26645)
*4.18    --Warrant Agreement dated as of March 31, 1997 between the Company and American
          Stock Transfer & Trust Company, as Warrant Agent, relating to warrants to purchase
          126.26 shares of TWA Common Stock (Exhibit 4.18 to Registrant's Registration
          Statement on Form S-4, No. 333-26645)
 4.19    --Form of Indenture relating to TWA's 9 1/4% Convertible Subordinated Debentures due
          2007(1)
 4.20    --Registration Rights Agreement dated as of December 2, 1997 between the Company and the Initial Purchases(1)
 4.21    --Indenture dated as of December 9, 1997 by and between TWA and First Security Bank,
          National Association, as Trustee, relating to TWA's 11 1/2% Senior Secured Notes due 2004
 4.22    --Form of 11 1/2% Senior Secured Note due 2004 (contained in Indenture filed as
          Exhibit 4.21)
 4.23    --Registration Rights Agreement dated as of December 9, 1997 among the Company and
          Lazard Freres & Co. LLC and PaineWebber Incorporated, as initial purchasers, relating to TWA's 11 1/2% Senior Secured Notes due 2004
 4.24    --Sale and Service Agreement dated as of December 30, 1997 between TWA and
          Constellation Finance LLC, as purchaser, relating to TWA's receivables
 5       --Opinion of Davis Polk & Wardell, Counsel of the Registrant, regarding the validity of the securities being registered
*10.1.1  --Asset Purchase Agreement, dated as of November 4, 1993, between TWA and St. Louis
          (Exhibit 10.2 to 9/93 10-Q)
*10.1.2  --Equipment Operating Lease Agreement, dated November 4, 1993, between TWA and St.
          Louis (Exhibit 10.2 to 9/93 10-Q)

*10.1.3   --Cargo Use Amendment, dated November 4, 1993 between TWA and St. Louis (Exhibit F to the Asset Purchase Agreement) (Exhibit 10.2 to 9/93 10-Q)
*10.1.4   --Use Amendment 1993, dated November 4, 1993, between TWA and St. Louis (Exhibit E to the Asset Purchase Agreement) (Exhibit 10.2 to 9/93 10-Q)
*10.2.1   --Amendment Number One to the Note Purchase and Security Agreement, dated October
           26, 1993, between TWA and Rolls-Royce (Exhibit 10.3 to 9/93 10-Q)
*10.2.2   --Amendment Number One to the Equipment Purchase Contract, dated October 26, 1993, between TWA and Rolls-Royce (Exhibit 10.3 to 9/93 10-Q)
*10.3     --Amendment Number Two to the AVSA Agreement dated June 1, 1989 between TWA and
           AVSA, dated August 25, 1993 (Exhibit 10.4 to 9/93 10-Q)
*10.4.1   --First Amendment to Aircraft Installment Sale Agreement, dated November 1, 1993, among TWA, the Vendors, and ITOCHU with respect to aircraft N605TW (Exhibit 10.5 to
           9/93 10-Q)
*10.4.2   --First Amendment to Aircraft Installment Sale Agreement, dated November 1, 1993, among TWA, the Vendors, and ITOCHU with respect to aircraft N603TW (Exhibit 10.5 to
           9/93 10-Q)
*10.4.3   --First Amendment to Security Agreement and Chattel Mortgage, dated November 1,
           1993, among TWA, the Vendors, and ITOCHU, as to ITOCHU Amendment No. 1 (Exhibit
           10.5 to 9/93 10-Q)
*10.4.4   --First Amendment to Security Agreement and Chattel Mortgage, dated November 1,
           1993, among TWA, the Vendors, and ITOCHU, as to ITOCHU Amendment No. 2 (Exhibit
           10.5 to 9/93 10-Q)
*10.5.1   --Deferral Agreement and First Amendment to Aircraft Installment Sale Agreement No.
           1, dated November 1, 1993, among TWA, the Vendors, and ORIX with respect to aircraft N601TW (Exhibit 10.6 to 9/93 10-Q)
*10.5.2   --Deferral Agreement and First Amendment to Aircraft Installment Sale Agreement,
           dated November 1, 1993, among TWA, the Vendors, and ORIX with respect to aircraft
           N603TW (Exhibit 10.6 to 9/93 10-Q)
*10.5.3   --First Amendment to Security Agreement and Chattel Mortgage, dated November 1,
           1993, among TWA, the Vendors, and ORIX, as to ORIX Amendment No. 1 (Exhibit 10.6 to
           9/93 10-Q)
*10.5.4   --First Amendment to Security Agreement and Chattel Mortgage, dated November 1,
           1993, among TWA, the Vendors, and ORIX, as to ORIX Amendment No. 2 (Exhibit 10.6 to
           9/93 10-Q)
*10.6.1   --Purchase Agreement, dated October 5, 1993, between TWA and Pacific AirCorp 747,
           Inc. with respect to aircraft N93107 and N93108 (Exhibit 10.7 to 9/93 10-Q)
*10.6.2   --Lease Agreement 107, dated October 5, 1993, between Pacific AirCorp 747, Inc. and
           TWA with respect to aircraft N93107 (Exhibit 10.7 to 9/93 10-Q)
*10.6.3   --Lease Agreement 108, dated October 5, 1993, between Pacific AirCorp 747, Inc. and
           TWA with respect to aircraft N93108 (Exhibit 10.7 to 9/93 10-Q)
*10.7     --'92 Labor Agreements (Exhibits 2.1, 2.2 and 2.3 to 9/92 8-K)
*10.8     --Comprehensive Settlement Agreement, dated January 5, 1993 (Exhibit 10(iv)(1) to
           '92 10-K)
*10.8.1   --Omnibus Amendment and Supplement to Agreements between TWA and Karabu Corp. dated as of March 28, 1994 (Exhibit 10. 9.1 to Registrant's Registration Statement on
           Form S-4, No, 33-84944)
*10.9     --Letter Agreement, dated April 15, 1994, between TWA and Richard P. Magurno relating to employment by TWA (Exhibit 10.14 to 3/94 10-Q)
*10.10    --Form of Indemnification Agreement between TWA and individual members of the TWA
           Board of Directors relating to indemnification of director (Exhibit 10.16 to 6/94
           10-Q)
*10.11.1  --Purchase Agreement, dated as of December 15, 1993 between TWA and Pacific AirCorp
           DC9, Inc. with respect to aircraft N927L and N928L (Exhibit 10.20.1 to Registrant's
           Registration Statement on Form S-4, No. 33-84944)

*10.11.2  --Lease Agreement 927, dated as of December 15, 1993, between Pacific AirCorp DC9,
           Inc. and TWA with respect to aircraft N927L (Exhibit 10.20.2 to Registrant's
           Registration Statement on Form S-4, No. 33-84944)
*10.11.3  --Lease Agreement 928, dated as of December 15, 1993, between Pacific AirCorp DC9,
           Inc. and TWA with respect to aircraft N928L (Exhibit 10.20.3 to Registrant's
           Registration Statement on Form S-4, No. 33-84944)
*10.12.1  --Aircraft Purchase Agreement between TWA and Mitsui & Co. (U.S.A.), Inc. dated
           March 31, 1994, with respect to aircraft N950U (Exhibit 10.21.1 to Registrant's
           Registration Statement on Form S-4, No. 33-84944)
*10.12.2  --Aircraft Purchase Agreement between TWA and Mitsui & Co. (U.S.A.), Inc., dated
           March 31, 1994, with respect to aircraft N953U (Exhibit 10.21.2 to Registrant's
           Registration Statement on Form S-4, No. 33-84944)
*10.12.3  --Lease Agreement, dated as of March 31, 1994 between Mitsui & Co. (U.S.A.), Inc.
           and TWA with respect to aircraft N950U and N953U (Exhibit 10.21.3 to Registrant's
           Registration Statement on Form S-4, No. 33-84944)
*10.12.4  --Aircraft Purchase Agreement between TWA and McDonnell Douglas Finance Corporation, dated March 31, 1994, with respect to aircraft N951U (Exhibit 10.21.4 to
           Registrant's Registration Statement on Form S-4, No. 33-84944)
*10.12.5  --Aircraft Purchase Agreement between TWA and McDonnell Douglas Finance Corporation, dated March 31, 1994, with respect to aircraft N952U (Exhibit 10.21.5 to
           Registrant's Registration Statement on Form S-4, No. 33-84944)
*10.12.6  --Lease Agreement, dated as of March 31, 1994 between McDonnell Douglas Finance
           Corporation and TWA with respect to aircraft N951U and N952U (Exhibit 10.21.6 to
           Registrant's Registration Statement on Form S-4, No. 33-84944)
*10.13.1  --Aircraft Purchase Agreement, dated March 31, 1994, between McDonnell Douglas
           Finance Corporation and TWA with respect to aircraft N306TW (formerly N534AW)
           (Exhibit 10.22.1 to Registrant's Registration Statement on Form S-4, No. 33-84944)
*10.13.2  --Purchase Money Chattel Mortgage, dated as of March 31, 1994, by TWA, as Mortgagor, and McDonnell Douglas Finance Corporation, as Mortgagee, with respect to N306TW
           (formerly N534AW) (Exhibit 10.22.2 to Registrant's Registration Statement on Form
           S-4, No. 33-84944)
*10.13.3  --Chattel Mortgage, dated as of March 31, 1994 by TWA as Mortgagor, in favor of
           McDonnell Douglas Finance Corporation, as Mortgagee, with respect to aircraft
           N306TW (formerly N534AW) (Exhibit 10.22.3 to Registrant's Registration Statement on
           Form S-4, No. 33-84944)
*10.14    --Commuter Air Service Agreement dated July 22, 1992, between TWA and Trans World
           Express, Inc. (Exhibit 10.23 to Registrant's Registration Statement on Form S-4,
           No. 33-84944)
*10.15    --Commuter Air Service Agreement dated October 27, 1993, between TWA and Alpha Air
           (Exhibit 10.24 to Registrant's Registration Statement on Form S-4, No. 33-84944)
*10.16    --Air Service Agreement dated October 1, 1994, between TWA and Trans States
           Airlines, Inc. (Exhibit 10.25 to Registrant's Registration Statement on Form S-4,
           No. 33-84944)
*10.17    --Consulting Agreement between TWA and Fieldstone, Private Capital Group, L.P. dated
           July 11, 1994 (Exhibit 10.26 to Registrant's Registration Statement on Form S-4,
           No. 33-84944)
*10.18    --Consulting Agreement dated July 15, 1994, between TWA and Simat, Helliesen &
           Eichner, Inc. (Exhibit 10.27 to Registrant's Registration Statement on Form S-4,
           No. 33-84944)
*10.19.1  --Agreement for Purchase and Sale dated as of August 29, 1994, between TWA and
           Browsh & Associates, Inc. (Exhibit 10.28.1 to Registrant's Registration Statement
           on Form S-4, No. 33-84944)

*10.19.2  --Agreement for Purchase and Sale dated as of August 29, 1994, between TWA and
           Travel Marketing Holding Corporation (Exhibit 10.28.2 to Registrant's Registration
           Statement on Form S-4, No. 33-84944)
*10.20.1  --Addendum to Stock Purchase Agreement (identified in 10.29.2) dated October 31,
           1994 (Exhibit 10.29.3 to 9/94 10-Q)
*10.20.2  --Addendum to Stock Purchase Agreement (identified in 10.29.2) dated November 2,
           1994 (Exhibit 10.29.4 to 9/94 10-Q)
*10.21.1  --Form of Agreement dated as of August 31, 1994, between TWA and the Air Line Pilots
           Association, International (Exhibit 10.31.1 to Registrant's Registration Statement
           on Form S-4, No. 33-84944)
*10.21.2  --Form of Agreement dated as of September 1, 1994, between TWA and the International
           Association of Machinists and Aerospace Workers (Exhibit 10.31.2 to Registrant's
           Registration Statement on Form S-4, No. 33-84944)
*10.21.3  --Form of Agreement dated as of September 1, 1994, between TWA and the Independent
           Federation of Flight Attendants (Exhibit 10.31.3 to Registrant's Registration
           Statement on Form S-4, No. 33-84944)
*10.21.4  --Form of Agreement dated as of September 1, 1994, between TWA and the Transport
           Workers Union of America (Exhibit 10.31.4 to 9/94 10-Q)
*10.22.1  --Trust Agreement dated as of August 24, 1994 between and among TWA, the
           International Association of Machinists and Aerospace Workers, the Independent
           Federation of Flight Attendants, the Air Line Pilots Association, International,
           United States Trust Company of New York (Exhibit 10.32.1 to Registrant's
           Registration Statement on Form S-4, No. 33-84944)
*10.22.2  --Stock Pledge and Intercreditor Agreement dated as of August 24, 1994 among TWA,
           TWA Stock Holding Company, Inc. and United States Trust Company of New York
           (Exhibit 10.32.2 to Registrant's Registration Statement on Form S-4, No. 33-84944)
*10.23.1  --Key Employee Stock Incentive Plan (Exhibit 10.33.1 to Registrant's Registration
           Statement on Form S-4, No. 33-84944)
*10.23.2  --Form of Option Agreements for options issued pursuant to the 1994 Key Employee
           Stock Incentive Plan (Exhibit 10.33.2 to Registrant's Registration Statement on
           Form S-4, No. 33-84944)
*10.24    --Extension, Refinancing and Consent Agreement between TWA, Karabu Corp, Pichin
           Corp, and Carl C. Icahn and the "Icahn Entities" dated as of June 14, 1995 (Exhibit
           10.37 to 9/95 10-Q)
*10.24.1  --Karabu Ticket Program Agreement between TWA and Karabu Corp. dated as of June 14,
           1995 (Exhibit 10.37.1 to 12/95 10-K)
*10.25    --Trans World Airlines, Inc. Stock Purchase Warrant to Purchase Shares of Common
           Stock, dated August 23, 1995 (Exhibit 10.38 to 9/95 10-Q)
*10.26    --Stand-By Purchase Agreement dated as of August 8, 1995 between Trans World
           Airlines, Inc., M.D. Sass Re/Enterprise Partners L.P., a Delaware limited partnership and M.D. Sass Re/Enterprise International Ltd. a British Virgin Islands
           Company (Exhibit 10.39 to 9/95 10-Q)
*10.27    --Voucher Purchase Agreement dated as of October 18, 1995 between TWA and M.D. Sass
           Re/Enterprise Partners L.P., a Delaware limited partnership and M.D. Sass
           Re/Enterprise International Ltd. a British Virgin Islands Company (Exhibit 10.40 to
           9/95 10-Q)
*10.28    --Equity Rights Put Agreement dated as of September 15, 1995 between TWA and Elliott
           Associates L.P., a Delaware limited partnership (Exhibit 10.41 to 9/95 10-Q)
*10.29    --Equity Rights Put Agreement dated as of September 15, 1995 between TWA and
           Westgate International L.P., a Cayman Islands limited partnership (Exhibit 10.42 to
           9/95 10-Q)

*10.30    --Equity Rights Put Agreement dated as of September 15, 1995 between TWA and United
           Equities (Commodities) Company, a New York general partnership (Exhibit 10.43 to
           9/95 10-Q)
*10.31    --Equity Rights Put Agreement dated as of September 15, 1995 between TWA and Grace
           Brothers, Ltd., an Illinois limited partnership (Exhibit 10.44 to 9/95 10-Q)
*10.32    --Equity Rights Put Agreement dated as of September 15, 1995 between TWA and First
           Capital Alliance, L.P., an Illinois limited partnership (Exhibit 10.45 to 9/95 10-
           Q)
*10.33    --Equity Rights Put Agreement dated as of September 15, 1995 between TWA and Romulus
           Holdings Corp. a Delaware Corporation (Exhibit 10.46 to 9/95 10-Q)
*10.34    --Purchase Agreement, dated February 9, 1996 between The Boeing Company and TWA relating to Boeing Model 757-231 Aircraft (Purchase Agreement Number 1910) (Exhibit
           10.48 to 12/31/95 Form 10-K/A)
*10.35    --Employee Stock Incentive Program dated as of August 23, 1995 by TWA (Exhibit 10.49 to 12/31/95 Form 10-K)
*10.36    --Trans World Airlines, Inc. 1995 Outside Directors' Stock Ownership and Stock
           Option Plan (Exhibit 10.51 to Registrant's Registration Statement on Form S-3, No.
           333-04977)
*10.37    --Letter Agreement dated July 30, 1996 between Trans World Airlines, Inc. and Robert
           A. Peiser (Exhibit 10.52 to Registrant's Registration Statement on Form S-3, No.
           333-04977)
*10.38    --Letter Agreement dated July 26, 1996 between Trans World Airlines, Inc. and Mark
           J. Coleman (Exhibit 10.53 to Registrant's Registration Statement on Form S-3, No.
           333-04977)
*10.39    --Agreement dated as of September 3, 1996 between the Company and Roden A. Brandt
           (Exhibit 10.6 to 9/96 Form 10-Q)
*10.40    --Letter Agreement dated January 6, 1997 between the Company and Edward Soule
           (Exhibit 10.33 to 12/31/96 Form 10-K)
*10.41    --Agreement dated as of October 1, 1996 between the Company and Michael J. Palumbo
           (Exhibit 10.34 to 12/31/96 Form 10-K)
*10.42    --Agreement dated as of November 11, 1996 between the Company and Jeffrey H.
           Erickson (Exhibit 10.35 to 12/31/96 Form 10-K)
*10.43    --Consulting Agreement between the Company and David M. Kennedy dated as of June 6,
           1997 (Exhibit 10.1 to 6/97 Form 10-Q)
*10.44    --Separation Agreement dated July 25, 1997 between the Company and Charles J.
           Thibaudeau (Exhibit 10.2 to 6/97 form 10-Q)
*10.45    --Agreement between the Company and Gerald L. Gitner dated as of February 12, 1997
           (Exhibit 10.1 to 9/97 Form 10-Q)
 10.46.1  --Pledge and Security Agreement dated as of December 9, 1997 from the Company to
           First Security Bank, National Association, as Collateral Agent, in connection with the 11 1/2% Senior Secured Notes due 2004
 10.46.2  --Acquired Slot Trust Agreement Declaration of Trust dated as of December 9, 1997 between the Company and First Security Bank, National Association, as Slot Trustee,
           in connection with the 11 1/2% Senior Secured Notes due 2004
 10.46.3  --Master Sub-License Agreement dated as of December 9, 1997 between the Company and
           First Security Bank, National Association, in connection with the 11 1/2% Senior
           Secured Notes due 2004
 10.46.4  --Collateral Pledge and Security Agreement dated as of December 9, 1997 between the
           Company and First Security Bank, National Association, as Trustee, in connection with the 11 1/2% Senior Secured Notes due 2004
*11       --Statement of Computation of Per Share Earnings (included in 12/31/96 Form 10-K)

 12    --Statement of Computation of Ratio of Earnings to Fixed Charges
*13.1  --1996 Annual Report to Stockholders (Exhibit 13 to 12/31/96 10-K)
*13.2  --The Company's Quarterly Reports for the quarters ended March 31, 1997, June 30,
        1997 and September 30, 1997
 23.1  --Consent of KPMG Peat Marwick LLP
 23.2  --Consent of Davis Polk & Wardwell, counsel of the Registrant (included in Exhibit
        5)
 24    --Powers of Attorney
 25    --Statement of Eligibility of First Security Bank, National Association
*27    --Financial Data Schedule (included in Company's 12/31/96 Form 10-K)
 99.1  --Form of Letter of Transmittal
 99.2  --Form of Notice of Guaranteed Delivery
 99.3  --Form of Instruction to Registered Holder and/or Book-Entry Transfer Facility
        Participant from Owner of Old Notes
 99.4  --Form of Letter to Clients of Depository Trust Company Participants
 99.5  --Form of Letter to Registered Holders and Depository Trust Company Participants

--------
 *  Incorporated by reference
(1) Incorporation herein by reference to exhibit of the same number in the
  Registrant's Registration Statement on Form S-3, Registration Number    .

  (b) Schedules

  All supplementary schedules relating to the Registration Statement are omitted because they are not required or because the required information, where material, is contained in the Financial Statements.

ITEM 22. UNDERTAKINGS

  (a) The undersigned registrant hereby undertakes:

    (1) To file, during any period is which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement:

provided, however, that paragraphs (a)(1)(i) and (a)(2)(ii) above do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or preceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  (d) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the Trustee to act under subsection (a) of Section 310 of the Trust Indenture Act ("Act") in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

  (e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  (f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT ON FORM S-4 TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED IN THE CITY OF ST. LOUIS, STATE OF MISSOURI, ON JANUARY 21, 1998.

                                         TRANS WORLD AIRLINES, INC.

January 21, 1998

                                                  /s/ Michael J. Palumbo
                                         By___________________________________
                                           MICHAEL J. PALUMBO, SENIOR VICE
                                           PRESIDENT AND CHIEF FINANCIAL
                                           OFFICER

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT ON FORM S-4 HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

             SIGNATURES                      TITLE                 DATE

        /s/ Gerald L. Gitner          Director, Chairman       January 21,
------------------------------------  of the Board and             1998
          GERALD L. GITNER            Chief Executive
                                      Officer (Principal
                                      Executive Officer)

       /s/ Michael J. Palumbo         Senior Vice              January 21,
------------------------------------  President and Chief          1998
         MICHAEL J. PALUMBO           Financial Officer
                                      (Principal
                                      Financial Officer
                                      and Principal
                                      Accounting Officer)

                 *                    Director                 January 21,
------------------------------------                               1998
          JOHN W. BACHMANN

                 *                    Director                 January 21,
------------------------------------                               1998
         WILLIAM F. COMPTON

                 *                    Director                 January 21,
------------------------------------                               1998
          EUGENE P. CONESE

                 *                    Director                 January 21,
------------------------------------                               1998
         WILLIAM M. HOFFMAN

                 *                    Director                 January 21,
------------------------------------                               1998
         THOMAS H. JACOBSEN

                 *                    Director                 January 21,
------------------------------------                               1998
            MYRON KAPLAN

                 *                    Director                 January 21,
------------------------------------                               1998
          DAVID M. KENNEDY

             SIGNATURES                         TITLE                DATE

                                        Director                 January 21,
-------------------------------------                                1998
          MERRILL A. MCPEAK

                  *                     Director                 January 21,
-------------------------------------                                1998
          THOMAS F. MEAGHER

                  *                     Director                 January 21,
-------------------------------------                                1998
         WILLIAM O'DRISCOLL

                  *                     Director                 January 21,
-------------------------------------                                1998
        G. JOSEPH REDDINGTON

                  *                     Director                 January 21,
-------------------------------------                                1998
         BLANCHE M. TOUHILL

                  *                     Director                 January 21,
-------------------------------------                                1998
         STEPHEN M. TUMBLIN

       /s/ Richard P. Magurno                                    January 21,
*By:                                                                 1998
-------------------------------------
 RICHARD P. MAGURNO, AS ATTORNEY-IN-
                FACT

                                 EXHIBIT INDEX

*2.1    --Joint Plan of Reorganization, dated May 12, 1995 (Appendix B to the Registrant's
         Registration Statement on Form S-4, Registration Number 33-84944, as amended)
*2.2    --Modifications to Joint Plan of Reorganization, dated July 14, 1995 and
         Supplemental Modifications to Joint Plan of Reorganization dated August 2, 1995
         (Exhibit 2.5 to 6/95 10-Q)
*2.3    --Findings of Fact, Conclusions of Law and Order Confirming Modified Joint Plan of
         Reorganization, dated August 4, 1995, with Exhibits A-B attached (Exhibit 2.6 to
         6/95 10-Q)
*2.4    --Final Decree, dated December 28, 1995, related to the '95 Reorganization (Exhibit
         2.7 to 12/31/95 Form 10-K)
*3(i)   --Third Amended and Restated Certificate of Incorporation of the Registrant (Exhibit
         3(i) to the Registrant's Registration Statement on Form S-4, Registration Number
         333-26645)
*3(ii)  --Amended and Restated By-Laws of Trans World Airlines, Inc., effective May 24, 1996
         (Exhibit 3(ii) to 6/96 10-Q)
*4.1    --Voting Trust Agreement, dated November 3, 1993, between TWA and LaSalle National
         Trust, N.A. as trustee (Exhibit 4.3 to 9/93 10-Q)
*4.2    --IAM Trans World Employees' Stock Ownership Plan and related Trust Agreement, dated
         August 31, 1993, between TWA, the IAM Plan Trustee Committee and the IAM Trustee
         (Exhibit to 9/93 10-Q)
*4.3    --IFFA Trans World Employees' Stock Ownership Plan and related Trust Agreement, dated August 31, 1993, between TWA, the IFFA Plan Trustee Committee and the IFFA
         Trustee (Exhibit 4.5 to 9/93 10-Q)
*4.4    --Trans World Airlines, Inc. Employee Stock Ownership Plan, dated August 31, 1993,
         First Amendment thereto, dated October 31, 1993, and related Trust Agreement, dated
         August 31, 1993, between TWA and the ESOP Trustee (Exhibit 4.6 to 9/93 10-Q)
*4.5    --ALPA Stock Trust, dated August 31, 1993, between TWA and the ALPA Trustee (Exhibit
         4.7 to 9/93 10-Q)
*4.6    --Stockholders Agreement, dated November 3, 1993, among TWA, LaSalle National Trust,
         N.A., as Voting Trustee and the ALPA Trustee, IAM Trustee, IFFA Trustee and Other
         Employee Trustee (each as defined therein), as amended by the Addendum to
         Stockholders dated November 3, 1993 (Exhibit 4.8 to 9/93 10-Q)

*4.7    --Registration Rights Agreement, dated November 3, 1993, between TWA and the Initial
         Significant Holders (Exhibit 4.9 to 9/93 10-Q)
*4.8    --Indenture between TWA and Harris Trust and Savings Bank, dated November 3, 1993 relating to TWA's 8% Senior Secured Notes Due 2000 (Exhibit 4.11 to 9/93 10-Q)
*4.9    --Indenture between TWA and American National Bank and Trust Company of Chicago,
         N.A., dated November 3, 1993 relating to TWA's 8% Secured Notes Due 2001 (Exhibit
         4.12 to 9/93 10-Q)
*4.10   --The TWA Air Line Pilots 1995 Employee Stock Ownership Plan, effective as of
         January 1, 1995 (Exhibit 4.12 to 9/95 10-Q)
*4.11   --TWA Air Line Pilots Supplemental Stock Plan, effective September 1, 1994 (Exhibit
         4.13 to 9/95 10-Q)
*4.12   --TWA Air Line Pilots Supplemental Stock Plan Trust, effective August 23, 1995
         (Exhibit 4.14 to 9/95 10-Q)
*4.13   --TWA Air Line Pilots Supplemental Stock Plan Custodial Agreement, effective August
         23, 1995 (Exhibit 4.15 to 9/95 10-Q)
*4.14   --Form of Indenture relating to TWA's 8% Convertible Subordinated Debentures Due
         2006 (Exhibit 4.16 to Registrant's Registration Statement on Form S-3, No. 333-
         04977)

*4.15    --Indenture dated as of March 31, 1997 between TWA and First Security Bank, National
          Association relating to TWA's 12% Senior Secured Notes due 2002 (Exhibit 4.15 to
          Registrant's Registration Statement on Form S-4, No. 333-26645)
 4.16    --Form of 12% Senior Secured Note due 2002 (contained in Indenture filed as Exhibit
          4.15)
*4.17    --Registration Rights Agreement dated as of March 31, 1997 between the Company and the Initial Purchaser relating to the 12% Senior Secured Notes due 2002 and the warrants to purchase 126.26 shares of TWA Common Stock (Exhibit 4.17 to
          Registrant's Registration Statement on Form S-4, No. 333-26645)
*4.18    --Warrant Agreement dated as of March 31, 1997 between the Company and American
          Stock Transfer & Trust Company, as Warrant Agent, relating to warrants to purchase
          126.26 shares of TWA Common Stock (Exhibit 4.18 to Registrant's Registration
          Statement on Form S-4, No. 333-26645)
 4.19    --Form of Indenture relating to TWA's 9 1/4% Convertible Subordinated Debentures due
          2007(1)
 4.20    --Registration Rights Agreement dated as of December 2, 1997 between the Company and the Initial Purchases(1)
 4.21    --Indenture dated as of December 9, 1997 by and between TWA and First Security Bank,
          National Association, as Trustee, relating to TWA's 11 1/2% Senior Secured Notes due 2004
 4.22    --Form of 11 1/2% Senior Secured Note due 2004 (contained in Indenture filed as
          Exhibit 4.21)
 4.23    --Registration Rights Agreement dated as of December 9, 1997 among the Company and
          Lazard Freres & Co. LLC and PaineWebber Incorporated, as initial purchasers, relating to TWA's 11 1/2% Senior Secured Notes due 2004
 4.24    --Sale and Service Agreement dated as of December 30, 1997 between TWA and
          Constellation Finance LLC, as purchaser, relating to TWA's receivables
 5       --Opinion of Davis Polk & Wardell, Counsel of the Registrant, regarding the validity of the securities being registered
*10.1.1  --Asset Purchase Agreement, dated as of November 4, 1993, between TWA and St. Louis
          (Exhibit 10.2 to 9/93 10-Q)
*10.1.2  --Equipment Operating Lease Agreement, dated November 4, 1993, between TWA and St.
          Louis (Exhibit 10.2 to 9/93 10-Q)
*10.1.3  --Cargo Use Amendment, dated November 4, 1993 between TWA and St. Louis (Exhibit F to the Asset Purchase Agreement) (Exhibit 10.2 to 9/93 10-Q)
*10.1.4  --Use Amendment 1993, dated November 4, 1993, between TWA and St. Louis (Exhibit E to the Asset Purchase Agreement) (Exhibit 10.2 to 9/93 10-Q)
*10.2.1  --Amendment Number One to the Note Purchase and Security Agreement, dated October
          26, 1993, between TWA and Rolls-Royce (Exhibit 10.3 to 9/93 10-Q)
*10.2.2  --Amendment Number One to the Equipment Purchase Contract, dated October 26, 1993, between TWA and Rolls-Royce (Exhibit 10.3 to 9/93 10-Q)
*10.3    --Amendment Number Two to the AVSA Agreement dated June 1, 1989 between TWA and
          AVSA, dated August 25, 1993 (Exhibit 10.4 to 9/93 10-Q)
*10.4.1  --First Amendment to Aircraft Installment Sale Agreement, dated November 1, 1993, among TWA, the Vendors, and ITOCHU with respect to aircraft N605TW (Exhibit 10.5 to
          9/93 10-Q)
*10.4.2  --First Amendment to Aircraft Installment Sale Agreement, dated November 1, 1993, among TWA, the Vendors, and ITOCHU with respect to aircraft N603TW (Exhibit 10.5 to
          9/93 10-Q)

*10.4.3   --First Amendment to Security Agreement and Chattel Mortgage, dated November 1,
           1993, among TWA, the Vendors, and ITOCHU, as to ITOCHU Amendment No. 1 (Exhibit
           10.5 to 9/93 10-Q)
*10.4.4   --First Amendment to Security Agreement and Chattel Mortgage, dated November 1,
           1993, among TWA, the Vendors, and ITOCHU, as to ITOCHU Amendment No. 2 (Exhibit
           10.5 to 9/93 10-Q)
*10.5.1   --Deferral Agreement and First Amendment to Aircraft Installment Sale Agreement No.
           1, dated November 1, 1993, among TWA, the Vendors, and ORIX with respect to aircraft N601TW (Exhibit 10.6 to 9/93 10-Q)
*10.5.2   --Deferral Agreement and First Amendment to Aircraft Installment Sale Agreement,
           dated November 1, 1993, among TWA, the Vendors, and ORIX with respect to aircraft
           N603TW (Exhibit 10.6 to 9/93 10-Q)
*10.5.3   --First Amendment to Security Agreement and Chattel Mortgage, dated November 1,
           1993, among TWA, the Vendors, and ORIX, as to ORIX Amendment No. 1 (Exhibit 10.6 to
           9/93 10-Q)
*10.5.4   --First Amendment to Security Agreement and Chattel Mortgage, dated November 1,
           1993, among TWA, the Vendors, and ORIX, as to ORIX Amendment No. 2 (Exhibit 10.6 to
           9/93 10-Q)
*10.6.1   --Purchase Agreement, dated October 5, 1993, between TWA and Pacific AirCorp 747,
           Inc. with respect to aircraft N93107 and N93108 (Exhibit 10.7 to 9/93 10-Q)
*10.6.2   --Lease Agreement 107, dated October 5, 1993, between Pacific AirCorp 747, Inc. and
           TWA with respect to aircraft N93107 (Exhibit 10.7 to 9/93 10-Q)
*10.6.3   --Lease Agreement 108, dated October 5, 1993, between Pacific AirCorp 747, Inc. and
           TWA with respect to aircraft N93108 (Exhibit 10.7 to 9/93 10-Q)
*10.7     --'92 Labor Agreements (Exhibits 2.1, 2.2 and 2.3 to 9/92 8-K)
*10.8     --Comprehensive Settlement Agreement, dated January 5, 1993 (Exhibit 10(iv)(1) to
           '92 10-K)
*10.8.1   --Omnibus Amendment and Supplement to Agreements between TWA and Karabu Corp. dated as of March 28, 1994 (Exhibit 10. 9.1 to Registrant's Registration Statement on
           Form S-4, No, 33-84944)
*10.9     --Letter Agreement, dated April 15, 1994, between TWA and Richard P. Magurno relating to employment by TWA (Exhibit 10.14 to 3/94 10-Q)
*10.10    --Form of Indemnification Agreement between TWA and individual members of the TWA
           Board of Directors relating to indemnification of director (Exhibit 10.16 to 6/94
           10-Q)
*10.11.1  --Purchase Agreement, dated as of December 15, 1993 between TWA and Pacific AirCorp
           DC9, Inc. with respect to aircraft N927L and N928L (Exhibit 10.20.1 to Registrant's
           Registration Statement on Form S-4, No. 33-84944)
*10.11.2  --Lease Agreement 927, dated as of December 15, 1993, between Pacific AirCorp DC9,
           Inc. and TWA with respect to aircraft N927L (Exhibit 10.20.2 to Registrant's
           Registration Statement on Form S-4, No. 33-84944)
*10.11.3  --Lease Agreement 928, dated as of December 15, 1993, between Pacific AirCorp DC9,
           Inc. and TWA with respect to aircraft N928L (Exhibit 10.20.3 to Registrant's
           Registration Statement on Form S-4, No. 33-84944)
*10.12.1  --Aircraft Purchase Agreement between TWA and Mitsui & Co. (U.S.A.), Inc. dated
           March 31, 1994, with respect to aircraft N950U (Exhibit 10.21.1 to Registrant's
           Registration Statement on Form S-4, No. 33-84944)
*10.12.2  --Aircraft Purchase Agreement between TWA and Mitsui & Co. (U.S.A.), Inc., dated
           March 31, 1994, with respect to aircraft N953U (Exhibit 10.21.2 to Registrant's
           Registration Statement on Form S-4, No. 33-84944)
*10.12.3  --Lease Agreement, dated as of March 31, 1994 between Mitsui & Co. (U.S.A.), Inc.
           and TWA with respect to aircraft N950U and N953U (Exhibit 10.21.3 to Registrant's
           Registration Statement on Form S-4, No. 33-84944)

*10.12.4  --Aircraft Purchase Agreement between TWA and McDonnell Douglas Finance Corporation, dated March 31, 1994, with respect to aircraft N951U (Exhibit 10.21.4 to
           Registrant's Registration Statement on Form S-4, No. 33-84944)
*10.12.5  --Aircraft Purchase Agreement between TWA and McDonnell Douglas Finance Corporation, dated March 31, 1994, with respect to aircraft N952U (Exhibit 10.21.5 to
           Registrant's Registration Statement on Form S-4, No. 33-84944)
*10.12.6  --Lease Agreement, dated as of March 31, 1994 between McDonnell Douglas Finance
           Corporation and TWA with respect to aircraft N951U and N952U (Exhibit 10.21.6 to
           Registrant's Registration Statement on Form S-4, No. 33-84944)
*10.13.1  --Aircraft Purchase Agreement, dated March 31, 1994, between McDonnell Douglas
           Finance Corporation and TWA with respect to aircraft N306TW (formerly N534AW)
           (Exhibit 10.22.1 to Registrant's Registration Statement on Form S-4, No. 33-84944)
*10.13.2  --Purchase Money Chattel Mortgage, dated as of March 31, 1994, by TWA, as Mortgagor, and McDonnell Douglas Finance Corporation, as Mortgagee, with respect to N306TW
           (formerly N534AW) (Exhibit 10.22.2 to Registrant's Registration Statement on Form
           S-4, No. 33-84944)
*10.13.3  --Chattel Mortgage, dated as of March 31, 1994 by TWA as Mortgagor, in favor of
           McDonnell Douglas Finance Corporation, as Mortgagee, with respect to aircraft
           N306TW (formerly N534AW) (Exhibit 10.22.3 to Registrant's Registration Statement on
           Form S-4, No. 33-84944)
*10.14    --Commuter Air Service Agreement dated July 22, 1992, between TWA and Trans World
           Express, Inc. (Exhibit 10.23 to Registrant's Registration Statement on Form S-4,
           No. 33-84944)
*10.15    --Commuter Air Service Agreement dated October 27, 1993, between TWA and Alpha Air
           (Exhibit 10.24 to Registrant's Registration Statement on Form S-4, No. 33-84944)
*10.16    --Air Service Agreement dated October 1, 1994, between TWA and Trans States
           Airlines, Inc. (Exhibit 10.25 to Registrant's Registration Statement on Form S-4,
           No. 33-84944)
*10.17    --Consulting Agreement between TWA and Fieldstone, Private Capital Group, L.P. dated
           July 11, 1994 (Exhibit 10.26 to Registrant's Registration Statement on Form S-4,
           No. 33-84944)
*10.18    --Consulting Agreement dated July 15, 1994, between TWA and Simat, Helliesen &
           Eichner, Inc. (Exhibit 10.27 to Registrant's Registration Statement on Form S-4,
           No. 33-84944)
*10.19.1  --Agreement for Purchase and Sale dated as of August 29, 1994, between TWA and
           Browsh & Associates, Inc. (Exhibit 10.28.1 to Registrant's Registration Statement
           on Form S-4, No. 33-84944)
*10.19.2  --Agreement for Purchase and Sale dated as of August 29, 1994, between TWA and
           Travel Marketing Holding Corporation (Exhibit 10.28.2 to Registrant's Registration
           Statement on Form S-4, No. 33-84944)
*10.20.1  --Addendum to Stock Purchase Agreement (identified in 10.29.2) dated October 31,
           1994 (Exhibit 10.29.3 to 9/94 10-Q)
*10.20.2  --Addendum to Stock Purchase Agreement (identified in 10.29.2) dated November 2,
           1994 (Exhibit 10.29.4 to 9/94 10-Q)
*10.21.1  --Form of Agreement dated as of August 31, 1994, between TWA and the Air Line Pilots
           Association, International (Exhibit 10.31.1 to Registrant's Registration Statement
           on Form S-4, No. 33-84944)
*10.21.2  --Form of Agreement dated as of September 1, 1994, between TWA and the International
           Association of Machinists and Aerospace Workers (Exhibit 10.31.2 to Registrant's
           Registration Statement on Form S-4, No. 33-84944)
*10.21.3  --Form of Agreement dated as of September 1, 1994, between TWA and the Independent
           Federation of Flight Attendants (Exhibit 10.31.3 to Registrant's Registration
           Statement on Form S-4, No. 33-84944)
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*10.21.4  --Form of Agreement dated as of September 1, 1994, between TWA and the Transport
           Workers Union of America (Exhibit 10.31.4 to 9/94 10-Q)
*10.22.1  --Trust Agreement dated as of August 24, 1994 between and among TWA, the
           International Association of Machinists and Aerospace Workers, the Independent
           Federation of Flight Attendants, the Air Line Pilots Association, International,
           United States Trust Company of New York (Exhibit 10.32.1 to Registrant's
           Registration Statement on Form S-4, No. 33-84944)
*10.22.2  --Stock Pledge and Intercreditor Agreement dated as of August 24, 1994 among TWA,
           TWA Stock Holding Company, Inc. and United States Trust Company of New York
           (Exhibit 10.32.2 to Registrant's Registration Statement on Form S-4, No. 33-84944)
*10.23.1  --Key Employee Stock Incentive Plan (Exhibit 10.33.1 to Registrant's Registration
           Statement on Form S-4, No. 33-84944)
*10.23.2  --Form of Option Agreements for options issued pursuant to the 1994 Key Employee
           Stock Incentive Plan (Exhibit 10.33.2 to Registrant's Registration Statement on
           Form S-4, No. 33-84944)
*10.24    --Extension, Refinancing and Consent Agreement between TWA, Karabu Corp, Pichin
           Corp, and Carl C. Icahn and the "Icahn Entities" dated as of June 14, 1995 (Exhibit
           10.37 to 9/95 10-Q)
*10.24.1  --Karabu Ticket Program Agreement between TWA and Karabu Corp. dated as of June 14,
           1995 (Exhibit 10.37.1 to 12/95 10-K)
*10.25    --Trans World Airlines, Inc. Stock Purchase Warrant to Purchase Shares of Common
           Stock, dated August 23, 1995 (Exhibit 10.38 to 9/95 10-Q)
*10.26    --Stand-By Purchase Agreement dated as of August 8, 1995 between Trans World
           Airlines, Inc., M.D. Sass Re/Enterprise Partners L.P., a Delaware limited partnership and M.D. Sass Re/Enterprise International Ltd. a British Virgin Islands
           Company (Exhibit 10.39 to 9/95 10-Q)
*10.27    --Voucher Purchase Agreement dated as of October 18, 1995 between TWA and M.D. Sass
           Re/Enterprise Partners L.P., a Delaware limited partnership and M.D. Sass
           Re/Enterprise International Ltd. a British Virgin Islands Company (Exhibit 10.40 to
           9/95 10-Q)
*10.28    --Equity Rights Put Agreement dated as of September 15, 1995 between TWA and Elliott
           Associates L.P., a Delaware limited partnership (Exhibit 10.41 to 9/95 10-Q)
*10.29    --Equity Rights Put Agreement dated as of September 15, 1995 between TWA and
           Westgate International L.P., a Cayman Islands limited partnership (Exhibit 10.42 to
           9/95 10-Q)
*10.30    --Equity Rights Put Agreement dated as of September 15, 1995 between TWA and United
           Equities (Commodities) Company, a New York general partnership (Exhibit 10.43 to
           9/95 10-Q)
*10.31    --Equity Rights Put Agreement dated as of September 15, 1995 between TWA and Grace
           Brothers, Ltd., an Illinois limited partnership (Exhibit 10.44 to 9/95 10-Q)
*10.32    --Equity Rights Put Agreement dated as of September 15, 1995 between TWA and First
           Capital Alliance, L.P., an Illinois limited partnership (Exhibit 10.45 to 9/95 10-
           Q)
*10.33    --Equity Rights Put Agreement dated as of September 15, 1995 between TWA and Romulus
           Holdings Corp. a Delaware Corporation (Exhibit 10.46 to 9/95 10-Q)
*10.34    --Purchase Agreement, dated February 9, 1996 between The Boeing Company and TWA relating to Boeing Model 757-231 Aircraft (Purchase Agreement Number 1910) (Exhibit
           10.48 to 12/31/95 Form 10-K/A)
*10.35    --Employee Stock Incentive Program dated as of August 23, 1995 by TWA (Exhibit 10.49 to 12/31/95 Form 10-K)
*10.36    --Trans World Airlines, Inc. 1995 Outside Directors' Stock Ownership and Stock
           Option Plan (Exhibit 10.51 to Registrant's Registration Statement on Form S-3, No.
           333-04977)
*10.37    --Letter Agreement dated July 30, 1996 between Trans World Airlines, Inc. and Robert
           A. Peiser (Exhibit 10.52 to Registrant's Registration Statement on Form S-3, No.
           333-04977)
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*10.38    --Letter Agreement dated July 26, 1996 between Trans World Airlines, Inc. and Mark
           J. Coleman (Exhibit 10.53 to Registrant's Registration Statement on Form S-3, No.
           333-04977)
*10.39    --Agreement dated as of September 3, 1996 between the Company and Roden A. Brandt
           (Exhibit 10.6 to 9/96 Form 10-Q)
*10.40    --Letter Agreement dated January 6, 1997 between the Company and Edward Soule
           (Exhibit 10.33 to 12/31/96 Form 10-K)
*10.41    --Agreement dated as of October 1, 1996 between the Company and Michael J. Palumbo
           (Exhibit 10.34 to 12/31/96 Form 10-K)
*10.42    --Agreement dated as of November 11, 1996 between the Company and Jeffrey H.
           Erickson (Exhibit 10.35 to 12/31/96 Form 10-K)
*10.43    --Consulting Agreement between the Company and David M. Kennedy dated as of June 6,
           1997 (Exhibit 10.1 to 6/97 Form 10-Q)
*10.44    --Separation Agreement dated July 25, 1997 between the Company and Charles J.
           Thibaudeau (Exhibit 10.2 to 6/97 form 10-Q)
*10.45    --Agreement between the Company and Gerald L. Gitner dated as of February 12, 1997
           (Exhibit 10.1 to 9/97 Form 10-Q)
 10.46.1  --Pledge and Security Agreement dated as of December 9, 1997 from the Company to
           First Security Bank, National Association, as Collateral Agent, in connection with the 11 1/2% Senior Secured Notes due 2004
 10.46.2  --Acquired Slot Trust Agreement Declaration of Trust dated as of December 9, 1997 between the Company and First Security Bank, National Association, as Slot Trustee,
           in connection with the 11 1/2% Senior Secured Notes due 2004
 10.46.3  --Master Sub-License Agreement dated as of December 9, 1997 between the Company and
           First Security Bank, National Association, in connection with the 11 1/2% Senior
           Secured Notes due 2004
 10.46.4  --Collateral Pledge and Security Agreement dated as of December 9, 1997 between the
           Company and First Security Bank, National Association, as Trustee, in connection with the 11 1/2% Senior Secured Notes due 2004
*11       --Statement of Computation of Per Share Earnings (included in 12/31/96 Form 10-K)
 12       --Statement of Computation of Ratio of Earnings to Fixed Charges
*13.1     --1996 Annual Report to Stockholders (Exhibit 13 to 12/31/96 10-K)
*13.2     --The Company's Quarterly Reports for the quarters ended March 31, 1997, June 30,
           1997 and September 30, 1997
 23.1     --Consent of KPMG Peat Marwick LLP
 23.2     --Consent of Davis Polk & Wardwell, counsel of the Registrant (included in Exhibit
           5)
 24       --Powers of Attorney
 25       --Statement of Eligibility of First Security Bank, National Association
*27       --Financial Data Schedule (included in Company's 12/31/96 Form 10-K)
 99.1     --Form of Letter of Transmittal
 99.2     --Form of Notice of Guaranteed Delivery
 99.3     --Form of Instruction to Registered Holder and/or Book-Entry Transfer Facility
           Participant from Owner of Old Notes
 99.4     --Form of Letter to Clients of Depository Trust Company Participants
 99.5     --Form of Letter to Registered Holders and Depository Trust Company Participants
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 *  Incorporated by reference
(1) Incorporation herein by reference to exhibit of the same number in the
  Registrant's Registration Statement on Form S-3, Registration Number    .